Form 10-K, Exhibit 13
period 1999-09-30
GOUVERNEUR BANCORP INC
filed 1999-12-29
CIK 1063942

PRESIDENT'S MESSAGE

To Our Stockholders:

         On behalf of the Board of Directors, Officers and employees of Gouverneur Bancorp, Inc. and its subsidiary, Gouverneur Savings & Loan Association, I am pleased to present to you this annual report, our first as a public company.

         During the 1999 fiscal year, Gouverneur Savings & Loan Association completed several of the most important advances in its long history. Most significantly, on March 23, 1999, we completed the reorganization of our Bank into a mutual holding company structure. As a result of the reorganization, the Bank became a wholly owned subsidiary of the Company, Gouverneur Bancorp, Inc., which in turn sold 45% of its stock to the public and the Bank's employee stock ownership plan, and 55% of its stock to Cambray Mutual Holding Company. The sale of the Company's stock raised approximately $4.1 million in new investable funds.

         As part of the reorganization process, your management team developed a four step plan to deploy these new funds to achieve profitability and growth, without sacrificing our long held policy of prudent and careful lending and investment. First, recognizing that loans are the Bank's highest yielding assets, we gradually added to our loan production staff to increase our lending opportunities. Second, to further increase lending, in July, we opened a loan production office in Alexandria Bay. Third, we have aggressively pursued commercial, automobile and other consumer loans, which carry higher yields than residential mortgage loans. These efforts produced a 31% increase in net loans for the 1999 fiscal year, from $35.2 million to $46.2 million. Finally, to increase our leverage, and ultimately, our profitability, we borrowed $7.4 million on favorable terms from the Federal Home Loan Bank of New York and reinvested those funds in mortgage backed securities.

         In fiscal 2000, we will continue to pursue new loan originations for the Bank and new markets and business diversification opportunities for both the Bank and the Company. As we grow and meet the challenges of our changing business, we assure you that Gouverneur Savings & Loan Association will remain faithful to its mission as a community based institution, serving the financial needs of the people in its North Country markets, as it has since its founding more than a century ago. We believe that prudent growth, along with the well-planned addition of new products and services, will position the Bank and the Company to best serve all of our constituencies - stockholders, borrowers, depositors and employees.

         We look forward to building our franchise in the new millennium and welcome your support in this endeavor.


                           /s/ RICHARD F. BENNETT
                               -------------------------------------
                               Richard F. Bennett
                               President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

SELECTED FINANCIAL CONDITION DATA:

                                                AT SEPTEMBER 30,
                                -----------------------------------------------
                                  1999      1998      1997      1996      1995
                                -------   -------   -------   -------   -------
                                                 (In thousands)
Total assets ................   $69,996   $59,337   $55,172   $54,347   $54,274
Loans receivable, net (1)  ..    46,791    35,691    35,253    33,438    33,111
Allowance for loan losses ...       620       484       403       479       602
Securities available-for-sale    12,971    10,546     7,903    10,817    10,540
Securities held-to-maturity .     6,019     7,717     8,660     5,416     4,506
Cash and cash equivalents ...     3,490     4,434     2,486     3,939     2,223
Real estate owned ...........       169        51       157       149       130
Deposits ....................    45,113    46,382    43,576    43,502    44,200
Total shareholders' equity...   $16,029   $11,468   $10,689   $ 9,993   $ 9,465

SELECTED OPERATIONS DATA:
                                                             Year Ended September 30,
                                                     ------------------------------------------
                                                      1999     1998     1997     1996     1995
                                                     ------   ------   ------   ------   ------
                                 (In thousands)

Interest income ..................................   $4,813   $4,336   $4,275   $4,338   $4,260
Interest expense .................................    2,019    1,907    1,896    1,980    1,823
                                                     ------   ------   ------   ------   ------
    Net interest income ..........................    2,794    2,429    2,379    2,358    2,437
Provision for loan losses ........................      162      130      250       --      190
                                                     ------   ------   ------   ------   ------
    Net interest income after
          provision for loan losses ..............    2,632    2,299    2,129    2,358    2,247

Non-interest income ..............................      151      144      113      149      141
Non-interest expenses ............................    1,711    1,443    1,370    1,774    1,378
                                                     ------   ------   ------   ------   ------

Income before income taxes and
  cumulative effect of changes in
   accounting principles .........................    1,072    1,000      749    1,010      872
Income tax expense (benefit) .....................      431      380      335      297      416
                                                     ------   ------   ------   ------   ------
Income before cumulative effect of
   changes in accounting principles ..............      641      620      537      452      594
                                                     ------   ------   ------   ------   ------
Net income .......................................   $  641   $  620   $  537   $  452   $  594
                                                     ======   ======   ======   ======   ======

                                                 NOTES APPEAR ON FOLLOWING PAGE.

SELECTED FINANCIAL RATIOS AND OTHER DATA (2):

                                                         At or for the Year Ended September 30,
                                                   --------------------------------------------------
                                                     1999       1998       1997       1996      1995
                                                   -------     ------     ------     ------    ------
PERFORMANCE RATIOS:
Return on average assets (net income to
   average total assets) .......................     1.03%      1.12%      0.99%      0.92%     1.04%
Return on average equity (net income to
   average equity) .............................     4.84%      5.74%      5.36%      5.33%     6.13%
Average interest-earning assets to average
   interest-bearing liabilities ................   125.04%    121.99%    120.21%    119.11%   117.45%
 Net interest rate spread (3) ..................     3.81%      3.82%      3.82%      3.77%     4.21%

 Net interest margin (4) .......................     4.65%      4.61%      4.56%      4.50%     4.84%

Net interest income after provision for
   loan losses to total other expenses .........     1.54x      1.59x      1.51x      1.33x     1.63x

CAPITAL AND ASSET QUALITY RATIOS:

Average equity to average total assets..........    21.27%     19.56%     18.41%     17.22%    16.95%

Total equity to assets end of period ...........    22.90%     19.33%     19.37%     18.39%    17.44%

Non-performing assets to total assets ..........     0.56%      0.49%      1.31%      1.56%     1.25%

Non-performing loans to total loans ............     0.47%      0.67%      1.60%      2.08%     1.65%

Allowance for loan losses to total loans........     1.33%      1.35%      1.14%      1.43%     1.81%

Allowance for loan losses to
   non-performing loans ........................   280.54%    203.36%     71.33%     68.72%   109.65%

OTHER DATA:

 Number of real estate loans outstanding .......    1,383      1,338      1,386      1,424     1,476

 Number of deposit accounts ....................    6,890      6,619      6,508      6,495     6,470

 Full service offices ..........................        1          1          1          1         1

(1)   Shown net of deferred fees and costs.
(2) Asset quality and capital ratios are at end of period. All other ratios are based on average daily balances.
(3) The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.

OUR FIRST YEAR AS A PUBLIC COMPANY

         The 1999 fiscal year was a year of dramatic change for Gouverneur Bancorp, Inc. When the year began on October 1, 1998, we did not yet exist and our Bank, Gouverneur Savings and Loan Association, was in the middle of a mutual holding company reorganization. The depositors of the Bank had just approved the reorganization, and a stock offering was under way. However, due to a general decline in the market value of financial institution stock, and a decline in market acceptance of financial institutions, the reorganization was not completed right away. Instead, we revised the amount of stock we were offering after a reduction in the appraised value of the stock that was to be issued, and we finally completed the reorganization on March 23, 1999.

         We sold 1,072,818 shares of stock at $5.00 per share to the public and our employee stock ownership plan in the reorganization, representing 45% of our outstanding stock, and we issued an additional 1,311,222 shares, representing the remaining 55%, to Cambray Mutual Holding Company. The stock sale gave us approximately $4.1 million of new funds to invest, after deducting the cost of the reorganization and the proceeds from shares sold the ESOP which were purchased with funds we lent to the ESOP. The stock sale also increased our capital, which is available to support future growth. OTS regulations require that Cambray MHC own a majority of our outstanding stock. In order to dispose of that stock, OTS regulations require, in most instances, that the depositors of the Bank must approve the transaction in which the sale will occur, and then the shares must first be offered to those depositors.

---------------------------------------------------------------
Our Reorganization gave us $4.1 million of new funds to invest.
---------------------------------------------------------------

         The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses those deposits, together with other funds, to make loans and other investments. Most of the loans are one to four family residential mortgages. The Bank also makes consumer (including home equity lines of credit), commercial, and multi-family real estate and other loans. Most of the loans are in the Bank's primary market area, which is southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The FDIC insures the Bank's deposit accounts, and the FDIC and the Office of Thrift Supervision both regulate the Bank.

         Our profitability depends, to a large extent, on our net interest income, which is the difference between the interest we receive on our interest earning assets, such as loans and investments, and the interest we pay on interest bearing liabilities. Other categories of expenses generally include the provision for loan losses, salaries and employee benefits costs, net expenses on real estate owned and various other categories of operational expenses. External factors, such as general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities, can have a substantial effect on profitability.

         We know that our additional capital brings with it the added responsibility to a new constituency, our shareholders. We do not view our shareholders as adversaries - as a matter of fact, every director of our company is a substantial stockholder and some of our directors are also some of our largest stockholders. Our efforts are concentrated in the direction of improving our operations and increasing profitability. With that in mind, we have focused our efforts on increasing our loan portfolio.

         Loans are our highest yielding asset category. However, banking has changed a lot in recent years. Long gone are the days of the three - six - three banker, pay three percent on deposits, lend the money out at six percent, and be on the golf links by three o'clock in the afternoon. We are faced with increasing competition from other financial institutions, loan brokers, mortgage bankers, insurance companies, brokerage firms and other companies that are chasing a limited number of loan opportunities. In order to meet the challenge of competition and grow our portfolio, we have:

         o Increased staffing in our loan department so loan officers can get out from behind their desks and go into the community to solicit new loans

         o Opened a new loan production office in Alexandria Bay to allow us to expand into a nearby geographic area with additional loan opportunities.

         o Aggressively sought to originate commercial and automobile loans, where our small market share allowed us more chance for expansion.

                             [GRAPHIC CHART OMITTED]
--------------------------------------------------------------------------------
                          Our Loan Volume is Increasing
                             Year-End Loan Balances
                                    Thousand
             1996           1997            1998            1999
             ----           ----            ----            ----

            33,438         35,253          35,691          46,791
--------------------------------------------------------------------------------

         o Sought to maintain our yields and improve interest rate sensitivity by taking advantage of the higher rates and shorter terms to maturity of commercial and automobile loans.

                             [GRAPHIC CHART OMITTED]
--------------------------------------------------------------------------------
                          Maintain Interest Rate Spread
                              Interest Rate Spread
                                  Fiscal Year

             1996           1997            1998            1999
            ------         ------          ------          ------
             3.77%          3.82%           3.82%           3.81%
--------------------------------------------------------------------------------

         Our increase in capital cannot by itself provide sufficient funds to improve profitability to satisfactory levels. We must also leverage that capital by increasing other funding sources. Overall during fiscal 1999, our deposits declined. This decline occurred entirely during the first half of the fiscal year, and we believe it was caused by depositors who used their deposits to purchase stock. In the past six months, total deposits have been on a slow upward trend. We are working to try to accelerate that trend through outreach programs to our customers, developing deposit relationships with our new loan customers, and competitive pricing.

         With the stock markets continuing to move upwards, it is difficult for us to increase the level of deposits. Residents often choose to invest their discretionary funds in equity securities instead of bank deposits. Thus, we have also decided to borrow funds in order to improve leverage and we implemented a borrowing strategy during the year. The borrowings allow us to maintain a satisfactory level of more liquid securities investments while we invest most of our available funds in loans.

         Although we believe that we have moved down the path we need to follow to remain a successful and profitable institution, we know that much more needs to be done. We continue to exert efforts to grow our franchise, seeking to expand our market share in our existing community and reach out into adjoining communities. The following discussion of our financial condition and results of operations shows the effects of the commencement of those efforts.

INTRODUCTION TO FINANCIAL INFORMATION AND COMPARISONS

         Our current financial statements combine the assets, liabilities, income and expenses which we, Gouverneur Bancorp, Inc., own directly, as well as those which our Bank, Gouverneur Savings and Loan Association, owns. Any discussion below about periods or dates before March 23, 1999, when we completed the reorganization, includes information only about the Bank. However, when we discuss past financial information, we refer to assets, liabilities, income and expenses prior to March 23, 1999 as our own for comparative purposes.

ANALYSIS OF NET INTEREST INCOME

         Net interest income, our primary income source, depends principally upon (i) the amount of interest-earning assets that we can maintain based upon our funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans adversely affect net interest income because they must still be funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when we designate an asset as non-performing, all interest that we have already accrued but not actually received is deducted from current period income, further reducing net interest income.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

         The following table presents for the periods indicated, the average interest-earning assets and average interest-bearing liabilities by principal categories, the interest income or expense for each category, and the resultant average yields earned or rates paid. No tax equivalent adjustments were made. All average balances are daily average balances. Non-interest-bearing checking accounts are included in the tables as a component of non-interest-bearing liabilities.

                                                                    For the Year Ended September 30,
                                     -----------------------------------------------------------------------------------------------
                                                  1999                             1998                            1997
                                     ------------------------------  -------------------------------  ------------------------------
                                                          Average                          Average                         Average
                                       Average             Yield/     Average               Yield/      Average              Yield/
                                       Balance  Interest    Cost      Balance    Interest    Cost       Balance  Interest    Cost
                                     ---------- --------  --------    -------    --------  --------    --------  --------  --------
Loans (1)                            $  39,643   $ 3,645    9.19%     $ 34,891    $ 3,256    9.33%     $ 33,520   $ 3,183    9.50%
Securities (2)                          18,911     1,096    5.80%       16,215        998    6.15%       16,637       989    5.94%
Other short-term investments             1,547        72    4.65%        1,607         82    5.10%        2,028       103    5.08%
                                     ---------   -------              --------    -------              --------   -------
  Total interest-earning assets         60,101     4,813    8.01%       52,713      4,336    8.23%       52,185     4,275    8.19%
                                                 -------                          -------                         -------
Non-interest-earning assets              2,154                           2,492                            2,259
                                     ---------                        --------                         --------
  Total assets                       $  62,255                        $ 55,205                         $ 54,444
                                     =========                        ========                         ========

Savings and club accounts (3)        $  16,661       569    3.42%     $ 14,947        519    3.47%     $ 15,115       527    3.49%
Time certificates                       23,408     1,246    5.32%       22,716      1,279    5.63%       22,884     1,265    5.53%
NOW and money market accounts            6,069       116    1.91%        5,547        109    1.97%        5,411       104    1.92%
Borrowings                               1,917        88    4.59%           --         --    0.00%           --        --    0.00%
  Total interest-bearing liabilities    48,055     2,019    4.20%       43,210      1,907    4.41%       43,410     1,896    4.37%
                                     ---------   -------              --------    -------              --------   -------
Non-interest-bearing liabilities           959                           1,197                            1,013
                                     ---------                        --------                         --------
  Total liabilities                     49,014                          44,407                           44,423
Net worth                               13,241                          10,798                           10,021
                                     ---------                        --------                         --------
  Total liabilities and net worth    $  62,255                        $ 55,205                         $ 54,444
                                     =========                        ========                         ========
Net interest income/spread (4)                   $ 2,794    3.81%                 $ 2,429    3.82%                $ 2,379    3.82%
                                                 =======    ====                  =======    ====                 =======    ====
Net earning assets/net
    interest margin (5)              $  12,046              4.65%     $  9,503               4.61%     $  8,775              4.56%
                                     =========              ====      ========               ====      ========              ====

Ratio of average interest-earning assets
  to average interest-bearing liabilities                   1.25x                            1.22x                   1.20x
                                                            ====                             =====                   ====

(1) Shown net of the allowance for loan losses. Average loan balances include non-accrual loans. Interest is recognized on non-accrual loans only as and when received.
(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available for sale included as a component of non-earning assets. Securities include Federal Home Loan Bank of New York stock.
(3) Includes advance payments by borrowers for taxes and insurance (mortgage escrow deposits).
(4) The spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

         One method of analyzing net interest income is to consider how changes in average balances and average rates from one period to the next affect net interest income. The following table shows changes in the dollar amount of interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                  Year Ended September 30,
                                 ---------------------------------------------------------
                                           1999 vs. 1998              1998 vs. 1997
                                 ----------------------------- ---------------------------
                                   Increase (Decrease) Due To: Increase (Decrease) Due To:
                                    Volume     Rate     Total   Volume     Rate     Total
                                   -------- ---------  ------- -------- ---------- -------
                                                        (In thousands)
INTEREST-EARNING ASSETS:
Loans ............................   $ 441    $ (52)   $ 389    $ 130    $ (57)   $  73
Securities .......................     158      (60)      98      (26)      35        9
Other short-term investments .....      (3)      (7)     (10)     (21)       0      (21)
                                     -----    -----    -----    -----    -----    -----
Total interest-earning assets ....     596     (119)     477       83      (22)      61
                                     =====    =====    =====    =====    =====    =====

INTEREST-BEARING LIABILITIES:
Savings and club accounts ........      58       (8)      50       (5)      (3)      (8)
Time certificates ................      38      (71)     (33)      (9)      23       14
NOW and money market accounts ....      10       (3)       7        2        3        5
Borrowings .......................      88        0       88        0        0        0
                                     -----    -----    -----    -----    -----    -----
Total interest-bearing liabilities     194      (82)     112      (12)      23       11
                                     =====    =====    =====    =====    =====    =====

Net change in net interest income    $ 402    $ (37)   $ 365    $  95    $ (45)   $  50
                                     =====    =====    =====    =====    =====    =====

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1999 AND 1998

         Our total assets were $70.0 million at       --------------------------
September 30, 1999, which was 18% higher than our          TOTAL ASSETS UP 18%
total assets of $59.3 million one year earlier.       --------------------------
The increase in total assets was a result of our reorganization and our strategy to borrow money to improve leverage. These two events provided us with additional funds which we were then able to invest in additional assets.

-------------------------     The largest increase in one single asset category
    TOTAL LOANS UP 31%        during the year was in net loans, which reached
-------------------------     $46.2 million at September 30, 1999, compared to
                              $35.2 million one year earlier. This 31.1% increase was the result of adding new loan origination staff and opening a new loan production office in the nearby community of Alexandria Bay. That office was opened in July, 1999, and thus it contributed to our loan growth for only a part of the year. We hope that it will continue to contribute additional loan growth in the future.

         We funded the increase in loans with the new capital and the funds we borrowed. Our increase in capital was $4.6 million during the year, and borrowed funds increased from zero to $7.4 million. Our total deposits declined by $1.3 million during the year, but this represents a decline of $1.4 million in the first half of the year, followed by a $160,000 increase during the last six months of the year. One of the important challenges we face is the need to increase deposits in future years to improve leverage without having to pay the higher costs that we must pay for borrowed funds.

         We experienced a slight decline during the year in the total of other interest-earning assets and other liquid assets, which includes cash and due from banks, interest-bearing deposits with other banks, securities available for sale and securities held to maturity. This decline, from $23.0 million to $22.5 million, or less than 3%, was the result of our efforts to generate new loans, which earn more interest for us than other asset categories. We need to maintain sufficient liquid assets to deal with contingencies that may occur and to address normal fluctuations in deposit levels. However, in general, we prefer to invest in higher yielding loans than in lower yielding securities if satisfactory loans are available at the time.

         Securities available for sale increased during the year by $2.4 million, while securities held to maturity decreased by $1.7 million. We classify all new securities purchases as available for sale, so the decline in securities held to maturity results from normal payments on those securities. The increase in securities available for sale resulted from the investment of available funds which could not be invested in loans that we found acceptable. Our new securities investments were principally mortgage-backed securities issued by the Federal National Mortgage Association (known as Fannie Mae) and the Federal Home Loan Mortgage Corporation (known as Freddy Mac). We invested in these types of securities, rather than in government and corporate bonds, because they have higher yields. {Some of our new mortgage-backed securities also have adjustable rates, which help us manage the risk that market interest rates will change} We also increased our level of municipal securities to take advantage of tax benefits to reduce our income taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

------------------------      Net Income. Net income for the year ended
NET INCOME UP 3.4%            September 30, 1999 was $641,000, compared to net
------------------------      income of $620,000 the previous year. The primary
                              reason for the increase is our increase in size, and the related increase in the amount of funds we had available for investment. As we invested available funds in loans and securities, out interest income increased, while our interest expense did not increase as much. This is because some of the increase in assets was funded with capital that has no interest cost. The remainder of the increase was funded primarily with borrowings, which are our highest cost source of funds, but which have interest rates lower than the rates on the assets we purchase with the proceeds of the borrowings.

         The $365,000 increase in net interest income between the two years was partially offset by increases in operating expenses. These expense increases were principally the result of two factors. First, larger size requires more staff and more expense for everything from postage to mail loan payment coupons to computer data processing to handle a higher level of transactions. Second, we have had expenses of operating as a public company, from professional fees to some of the expenses of a special stockholders meeting which was held just after the end of the fiscal year.

--------------------------    INTEREST INCOME. Interest income increased by
INTEREST INCOME UP 11%        $477,000 from $4.3 million in fiscal 1998 to $4.8
--------------------------    million in fiscal 1999. A higher level of our
                              interest-earning assets was the cause of the increase in interest income. During 1999, average interest-earning assets totaled $60.1 million, compared to $52.7 million during fiscal 1998. Most of this increase was in the average balance of loans as we sought to develop and capitalize on new lending opportunities. Average loans increased from $34.9 million to $39.6 million between the years, with the increase in loans being divided between residential mortgage loans, which has traditionally been our largest loan category, and other loans such as commercial mortgage loans and automobile loans which have represented a relatively small portion of our loan portfolio in past years. Overall, we estimate that the increase in the average balance of interest-earning assets resulted in an increase in interest income of approximately $596,000.

         The positive effect of our larger size on interest income was reduced by lower interest rates. The average yields on our two principal asset categories, loans and securities investments, both declined from fiscal 1998 to fiscal 1999. The average yield on our loans declined by 14 basis points, from 9.33% to 9.19%, while the average yield on our securities investments declined by 35 basis points from 6.15% to 5.80%. In both cases, the decline in average yields resulted from lower general market interest rate conditions. When loans and investments which had been originated or purchased a number of years ago were repaid, the proceeds were reinvested at lower current market rates. We worked to reduce the effect of these declines by diversifying our loan portfolio towards commercial mortgage loans and automobile loans which tend to have higher interest rates than residential mortgage loans. We also concentrated our new securities investments in mortgage-backed securities which tend to have higher yields than federal government and federal agency securities. Overall, we estimate that the decline in yields earned caused a $119,000 decline in interest income.

         INTEREST EXPENSE. Interest expense increased by $112,000 from $1.9 million in fiscal 1998 to $2.0 million in fiscal 1999. The increase was caused by factors similar to the factors which caused the increase in interest income. However, interest expense increased more slowly than interest income principally because our additional capital funded new investments without interest costs and because the cost of funds is lower than the average yield on assets.

         The average volume of interest-bearing liabilities increased from $43.2 million to $48.1 million when comparing fiscal 1998 and 1999. This increase, which included increases in the average balance of both deposits and borrowings, resulted from our efforts to provide funding for our increase in loans and securities investments. For the first time, we borrowed significant funds to support additional investments during 1999. Although the borrowings occurred towards the end of the year, and thus the average balance of borrowings was not that large for fiscal 1999 as a whole, we anticipate that in 2000 borrowed funds will be a more significant component of our funding sources. We estimate that the effect of the overall increase in the average volume of interest-bearing liabilities was an increase in interest expense of approximately $194,000.

         As in the case of interest-bearing assets, a decline in market interest rates resulted in a decline in our average cost of funds. The average cost of funds declined by 21 basis points, from 4.41% to 4.20%. The primary contributor to this decline was a decline of 31 basis points in the average cost of certificates of deposit, our largest deposit category and, with borrowed funds, our most expensive interest-bearing liability category. The average rate paid on certificates of deposit declined more rapidly than the rates paid on other deposit categories because we tend to adjust our rates on new certificates of deposit regularly as market rates change, while we tend to adjust our other rates less frequently. Overall, we estimate that the decline in the cost of funds resulted in a decline of approximately $82,000 in interest expense, with the lower average rate on certificates of deposit causing $71,000 of that decline.

--------------------------------   NET INTEREST INCOME. The net effect of our
NET INTEREST INCOME UP $365,000    increase in interest income and a lower
--------------------------------   increase in interest expense was a $365,000
                                   increase in net interest income. We estimate that this increase was composed of approximately $402,000 representing an increase in net interest income caused by the effect of changes in the volume of average assets and liabilities, partially offset by approximately $37,000 representing a decline in net interest income caused by the effect of the decline in interest rates. This
                                   $37,000 decline in net interest income is also reflected in a one basis point decline in our spread, representing the difference between the average yield on our assets and the average rate paid on our liabilities.
                                   However, out net yield on average
                                   interest-earning assets, also known as net interest margin, increased 4 basis points from 4.61% to 4.65% because of the effect of the increase in capital as a no-cost funding source.

         PROVISION FOR LOAN LOSSES. The provision for loan losses results from our analysis of the adequacy of the allowance for loan losses. If we believe that the allowance should be higher, then we increase it with a provision for loan losses which is an expense on our income statement. However, our assessment of the adequacy of the allowance is always speculative, based upon what we expect to occur in the future with our loan portfolio, especially default rates and the level of losses when our customers do not repay their loans. This requires estimates of many future events, such as future interest rates, the health of the local and national economy and the effects of government policies. If our predictions about the future are inaccurate, then increases in the allowance may be necessary in future periods even if the level of our loan portfolio remains the same. Furthermore, the Office of Thrift Supervision may disagree with our judgments regarding the potential risks in our loan portfolio and could require us to increase the allowance in the future.

         We increased our provision for loan losses from $130,000 in 1998 to $162,000 in 1999. During the year, we determined that an increase in our allowance was appropriate because of the general increase in the size of our portfolio as well as the shift in our portfolio towards more commercial mortgage loans and automobile loans which tend to present higher risks of default. Our allowance at the beginning of the year was $484,000 and we determined at the end of the year that the appropriate level for the allowance was $620,000. We had charge-offs during the year of $60,000 and recoveries of $34,000, so a $162,000 provision was necessary to reach the desired level for the allowance.

         NON-INTEREST INCOME. Our non-interest income increased from $144,000 in fiscal year 1998 to $151,000 in fiscal 1999. Non-interest income includes many different categories of income, varying from gains on sales of securities to income from deposit account fees and late charges on loans. Non-interest income fluctuated between the two years due to normal fluctuations in the different components of non-interest income.

         NON-INTEREST EXPENSES. Our non-interest expenses increased by $268,000 from $1.4 million in fiscal 1998 to $1.7 million in fiscal 1999. Non-interest expense includes most categories of expense other than interest we pay on deposits and borrowings and income tax expense. The largest category of non-interest expenses is salaries and employee benefits expense, followed by building occupancy and equipment expense.

         The largest component of the increase in non-interest expenses was a $136,000 growth in salaries and employee benefits expense from $647,000 to $783,000. The additional salary and employee benefits expenses included the cost of new employees, including a new loan officer, who were hired to assist in the growth of our franchise; salary increases to existing employees to cover normal merit raises and the additional responsibilities resulting from our reorganization; and $19,000 for costs of our Employee Stock Ownership Plan. In order to support existing growth in our operations and also to position us for future growth, we had 21 full time equivalent employees at September 30, 1999 compared to 17 full time equivalent employees one year earlier. We believe that the increase in our loan portfolio is one of the benefits that flows from the increase in the level of employees, but there is always a lag between adding new employees and realizing the benefits of them being on staff. Our existing employee group should be able to support additional growth. We also believe that the reorganization itself caused a temporary disruption in employee productivity as we allocated employees to tasks necessary to complete the reorganization.

         Other categories of non-interest expenses, such as directors fees, professional fees, postage and supplies also increased in 1999 over 1998 levels due to the costs of operating a public company. In fiscal 1999 we held more board meetings to address issues related to the reorganization, we incurred professional fees related to our periodic disclosure requirements under the securities laws, and we commenced the proxy solicitation for our special meeting of stockholders which was held in October 1999.

         INCOME TAX EXPENSE. Our income tax expense increased from $380,000 in fiscal 1998 to $431,000 in fiscal 1999. The principal reason for the increase was an increase in income before taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997.

         GENERAL. Our net income for the 1998 fiscal year was $620,000, an increase of $83,000, or 15.5%, over net income of $537,000 for fiscal 1997. We experienced normal fluctuations in income and expense categories, with an increase in the average balance of loans being offset by a decline in average yields earned on loans.

         INTEREST INCOME. Interest income increased by $61,000 from fiscal 1997 to fiscal 1998. This increase resulted principally from a $1.4 million, or 4.1%, increase in the average balance of loans. We estimate that this contributed approximately $130,000 to our interest income. However, we also had a $843,000 decline in the average balance of lower yielding securities and other short-term investments, so overall there was a $528,000 net increase in average interest-earning assets.

         The shift in favor of higher-yielding loans and away from lower yielding securities investments, as a result of our efforts to increase our loan portfolio, increased our average yield on interest-earning assets. This positive effect was reduced because the average yield on loans declined from 9.50% for fiscal 1997 to 9.33% for the fiscal 1998. We estimate that this reduced interest income by $57,000. The continuation of low market interest rates for residential one-to-four family mortgage loans caused the decline in loan yields as some customers refinanced their loans at lower rates and we originated new loans at lower rates. Increased competition for mortgage loans and tighter underwriting standards we adopted also reduced the yields we could earn on new loans. We worked to reduce the decline in average yields by increasing our portfolio of auto loans and both mortgage and non-mortgage commercial loans. We also had a 21 basis point increase in the yield on our securities investments because during 1997 we shifted investments away from lower yielding U.S. Treasury securities in favor of higher yielding mortgage-backed securities and government agency securities. The positive effect of this strategy was limited because the yields on securities investments generally declined during fiscal 1998.

         The investment of stock subscription proceeds in short-term investments did not have a material effect on average balances because subscriptions were received primarily during the last ten days of the fiscal year.

         INTEREST EXPENSE. Interest expense increased by $11,000 from fiscal 1997 to fiscal 1998. The slight increase represented the net effect of a decline in the average balance of interest-bearing liabilities by $200,000, offset by an increase in our cost of funds of 4 basis points. We believe that competitive pressures caused the decline in the average balance because high stock market values caused more depositors to seek non-deposit investments.. Competitive pressures for deposits caused the increase in the average cost of funds. The increase was almost exclusively in certificates of deposit. The stock subscriptions we received during the last few weeks of the 1998 fiscal year represented only a small part of our interest-bearing liabilities for the year as a whole, and thus did not have a significant effect on interest expense for the year.

         NET INTEREST INCOME. The combined effect of the increase in interest income and the lesser increase in interest expense was a $50,000, or 2.1%, increase in net interest income. Our interest rate spread remained the same at 3.82% because the change in the mix of assets and the fluctuations in yields earned and rates paid offset each other. Our net interest margin increased by 5 basis points from 4.56% to 4.61% because we invested retained earnings without a corresponding interest cost.

         PROVISION FOR LOAN LOSSES. The provision for loan losses was $130,000 for fiscal 1998, compared to $250,000 for fiscal 1997. The reason for the decline in the provision for loan losses was a reduction in the level of net charge-offs from $326,000 in fiscal 1997 to $49,000 in fiscal 1998 as loan delinquencies improved. The decline in the provision was less than the decline in charge-offs net of recoveries, so the allowance for loan losses increased from $403,000 at September 30, 1997 to $484,000 at September 30, 1998. We
believe this increase was appropriate because of our strategy to increase higher-risk auto loans and commercial non-mortgage loans.

         NON-INTEREST INCOME. Our non-interest income increased by $31,000 from $113,000 in fiscal 1997 to $144,000 in fiscal 1998, primarily because we had $23,000 of realized losses on the sale of securities during fiscal 1997 and no such losses during fiscal 1998. From time to time, we sell debt securities at a loss if we believe that we can recoup the loss by reinvesting the sale proceeds at higher yields. Other categories of non-interest income remained constant as we maintained consistent policies regarding service charges, safe deposit box rentals and other categories of non-interest income. Total service charges on deposit accounts, a significant component of non-interest income, depend on our service charge policy, the volume of deposit accounts and economic conditions which can affect sub-categories of service charges such as fees for bounced checks. These factors remained relatively constant throughout fiscal 1997 and 1998, resulting in a consistent level of service charge income.

         NON-INTEREST EXPENSES. Non-interest expenses increased by $73,000, or 5.1%, from fiscal 1997 to fiscal 1998. Salaries and employee benefits expense increased by $38,000, or 6.2%, due to normal increases in officer and employee salaries and the addition of business development and loan officers to pursue business development, new loan opportunities and past due account collection. This increase was partially offset by a decline in deposit insurance premiums from $41,000 to $27,000 because of changes in the law at the end of fiscal 1996. Other variations in non-interest expense resulted from normal period to period fluctuations in activity.

         INCOME TAXES. Our income tax expense increased from $335,000 for fiscal 1997 to $380,000 for fiscal 1998. The increase corresponded to the increase in net income as our effective tax rate remained relatively constant.

LIQUIDITY AND CAPITAL RESOURCES

         Our primary sources of funds are deposits, borrowings and proceeds from the principal and interest payments on loans and securities. Maturities and scheduled principal payments on loans and securities are predictable sources of funds. However, general economic conditions and interest rate conditions can cause increases or decreases in deposit outflows and loan prepayments which can also affect the level of funds we have available for investment. Our level of borrowings is generally at our own discretion, based upon our need for funds and the cost of deposits as an alternative source of funds.

         In general, we manage our liquidity by maintaining a sufficient level of short term investments so that funds are normally available for investment in loans when needed. During the year ended September 30, 1999, we reduced our cash and cash equivalents by $944,000. The primary reason for the reduction was that we invested available funds in loans and securities investments, so that our net increases in those investments exceeded the net cash we received from our stock offering minus a reduction in deposits. We originated $22.2 million of new loans during fiscal 1999. However, loans, net, after payments, charge-offs and transfers to real estate owned, increased by $11.1 million during the period.

         Deposits decreased by $1.3 million during the year. We believe the decrease was primarily caused by the use of deposits to purchase stock and by the cancellation of some stock subscriptions which had been carried as deposits on September 30, 1998. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by the level of general market interest rates, the availability of alternate investment opportunities, general economic conditions, and other factors outside our control.

         We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the Federal Home Loan Bank of New York, the Bank can arrange to borrow in excess of $10 million, but to do so it must provide appropriate collateral and satisfy other requirements for Federal Home Loan Bank borrowings. We have not needed to use borrowings to fund unanticipated deposit outflows. However, we have used borrowings in recent months to help us leverage the capital we received from our stock sale. In addition to borrowings, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer. We had $1.4 million of outstanding commitments to make loans at September 30, 1999, along with $766,000 of unused home equity, commercial and overdraft lines of credit. During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities investments as a percentage of total assets, borrowing funds, or the use of wholesale or brokered deposits. At September 30, 1999, we had $17.3 million of certificates of deposit which are scheduled to mature in one year. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our new capital.

         The OTS has minimum
capital ratio requirements which             -----------------------------------
apply to the Bank, but there are no           THE BANK EXCEEDS ALL CAPITAL
comparable minimum capital                    REQUIREMENTS AND IS CONSIDERED
requirements that apply to us as a            "WELL CAPITALIZED"
savings and loan holding company.            -----------------------------------
At September 30, 1999, the Bank
substantially exceeded all
regulatory capital requirements of
the OTS applicable to it, and the
OTS minimum capital requirements
had no material adverse affect on
the Bank. The Bank was classified
as "well capitalized" at September
30, 1999 under OTS regulations.

         OTS regulations require that the Bank maintain liquid assets equal to 4% of withdrawable accounts. This ratio is measured on a monthly average basis. The Bank had a liquidity ratio of 41.3% for September 1999.

YEAR 2000 COMPLIANCE

         As we write this annual report, we are rapidly approaching the beginning of the next millennium. By the time this annual report is circulated to our stockholders, we will have already passed that milestone. As we look towards the next calendar year and the problems that we have all heard warnings about, we believe that we have taken the steps necessary so that our computer systems, both hardware and software, and our other equipment that includes computer components, will operate properly despite the change to a new calendar year. By the time you read this, you will know whether we have succeeded.

         The ripple effects of Year 2000 failures throughout the world could possibly touch us in the future. For example, we have heard horror stories from consultants about oil shortages throughout the coming winter if computer systems in middle east oil producing countries break down. While we have limited ability to address these types of serious national or international problems, we have developed contingency plans to move to a manual system in the event of an emergency. We know from recent experience with a severe ice storm which shut down power that we can operate for at least five days using entirely manual systems.

         We have also participated in customer awareness programs to avoid large deposit withdrawals brought on by customer panic. Such panic is substantially out of our control. Non-compliance by a local utility, for example, may not only have an adverse direct effect on our ability to conduct business, but may also create local panic which could affect our liquidity. We anticipate that we will be able to satisfy customer demands for cash if necessary through the use of our liquid assets. However, we cannot predict whether an uneventful advent of the

Year 2000 will cause our depositors to redeposit their withdrawals at our Bank or will cause them to go on a spending spree with adverse consequences.

FORWARD-LOOKING STATEMENTS

         When we use words or phrases like "will probably result," "we expect," "will continue," "we anticipate," "estimate," "project," "should cause" or similar expressions in this annual report or in any press releases, public announcements, filings with the Securities and Exchange Commission or other disclosures, we are making "forward-looking statements" as described in the Private Securities Litigation Reform Act of 1995. In addition, certain information we provide, such as analysis of the adequacy of our allowance for loan losses or an analysis of the interest rate sensitivity of our assets and liabilities, is always based on predictions of the future. From time to time, we may also publish other forward-looking statements about anticipated financial performance, business prospects, and similar matters.

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We want you to know that a variety of future events could cause our actual results and experience to differ materially from what we anticipate when we make our forward-looking statements. Some of the risks and uncertainties that may affect our operations, performance, development and results, the interest rate sensitivity of our assets and liabilities, and the adequacy of our allowance for loan losses, include:

o local, regional, national or global economic conditions which could cause an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate;

o the failure of our customers or major suppliers to have computers and other systems which are Year 2000 compliant;

o changes in market interest rates or changes in the speed at which market interest rates change;

o        changes in laws and regulations affecting us;

o        changes in competition; and

o        changes in consumer preferences.

         Please do not rely unduly on any forward-looking statements, which are valid only as of the date made. Many factors, including those described above, could affect our financial performance and could cause our actual results or circumstances for future periods to differ materially from what we anticipate or project. We have no obligation to update any forward-looking statements to reflect future events which occur after the statements are made.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         QUALITATIVE ANALYSIS. We try to avoid taking undue interest rate risk while satisfying customer demand for loans. Substantially all of our residential mortgage loans have fixed interest rates and terms of up to 25 years. Adjustable residential mortgage loans are not in demand during the current low interest rate conditions and they represent only a very small part of our residential mortgage loan portfolio. Therefore, in a rising interest rate environment, we expect that the yields on our residential mortgage loan portfolio will increase relatively slowly, as loans are repaid and the payments are reinvested, while our cost of funds will rise more rapidly.

         In order to reduce this risk, we have adopted a multi-part strategy. First, we are working to originate higher levels of automobile loans, home equity lines of credit, and commercial loans which tend to have shorter terms or adjustable rates. Second, we have concentrated our securities investments in short-term or adjustable-rate securities. U.S. Treasury and federal agency securities are purchased with terms to maturity that generally do not exceed two years. We have concentrated our recent securities purchases in mortgage-backed securities with adjustable rates or relatively short terms with balloon payments. We also try to cushion our operations against interest rate fluctuations by preserving a loyal customer base through paying above market rates on savings and club account deposits during present periods of low interest rates. We believe this may cause our customers to be less likely to shift their funds to high rate deposit products as interest rates rise.

         Interest rate pricing and interest rate risk strategy objectives are implemented, in the first instance, by an internal committee which meets weekly to review and assess deposit and loan pricing. The OTS prepares a quarterly interest-rate sensitivity report for the Bank based upon its asset and liability profile which seeks to estimate the effect of interest rate changes on the net value of the Bank's assets and liabilities. This report is reviewed with the Board of the Bank quarterly

         QUANTITATIVE ANALYSIS. The OTS report seeks to estimate how changes in interest rates will affect the Bank's "net portfolio value." Net portfolio value, or "NPV," akin to net worth, represents the net present value of the Bank's cash flow from assets, liabilities and off balance sheet items. Each calendar quarter, the OTS calculates the Bank's estimated NPV and the estimated effect on NPV of instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. The calculations are based upon the OTS's assumptions regarding loan prepayments rates, deposit turnover and other factors affecting the repricing of assets and liabilities. The OTS does not include in its analysis any assets held by Gouverneur Bancorp, Inc. which are not owned by the Bank.

         The following table presents the Bank's estimated NPV at September 30, 1999, and the estimated effect on NPV of the specified interest rate changes, as calculated by the OTS. At September 30, 1999, the portfolio value of the Bank's assets as estimated by the OTS was $72.2 million.

   Hypothetical Change in       Estimated              Estimated Change in   Estimated Percentage
        Interest Rate      Net Portfolio Value         Net Portfolio Value     Change in Npv(1)
        -------------      -------------------         -------------------     ----------------
                                        (Dollars in thousands)
         +3.00%                      13,022                     -3,043           -19%
         +2.00%                      14,189                     -1,876           -12%
         +1.00%                      15,251                       -814            -5%
          0.00%                      16,065                         --            --
         -1.00%                      16,565                       +500            +3%
         -2.00%                      17,322                     +1,257            +8%
         -3.00%                      18,212                     +2,147           +13%

(1) Calculated as the amount of estimated change in NPV divided by the estimated current NPV.

         The above table indicates that in a rising interest rate environment, the Bank's net portfolio value should decline, while net portfolio value should increase in a declining interest rate environment. These changes in net portfolio value should be accompanied by a decline in net income during periods of rising interest rates and an increase in net income during periods of declining interest rates. However, these expected changes in net income may not occur for many reasons including, among others, the possibility that we may decide not to reduce the rates we offer on our deposits when interest rates decline in order to retain and increase our deposit base.

         There are shortcomings in the methodology used by the OTS to calculate changes in NPV. In order to estimate changes in NPV, the OTS makes assumptions about repayment and turnover rates which may not turn out to be correct. The NPV table assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured. So, for example, the NPV analysis assumes that the ratio of adjustable versus fixed-rate loans or short-term loans versus long-term loans remains the same and that interest rates will change equally for both long term and short term assets. Therefore, although the OTS NPV analysis provides the Board of the Bank with an indication of the Bank's interest rate risk exposure, it does not provide a precise forecast of the effect of changes in market interest rates on net interest income.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Gouverneur Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of Gouverneur Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.


                                        /s/ KPMG LLP

November 12, 1999
Syracuse, New York

                       GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                    Consolidated Statements of Financial Condition

                             September 30, 1999 and 1998
                          (In thousands, except share data)


                                  ASSETS                         1999         1998
                                                                --------    --------
Cash and due from banks                                         $  1,564       1,179
Interest-bearing deposits with other banks                         1,926       3,255
Securities available-for-sale, at fair value                      12,971      10,546
Securities held-to-maturity (fair value of $5,957 at
    September 30, 1999 and $7,787 at September 30, 1998)           6,019       7,717

Loans, net of deferred fees                                       46,791      35,691
    Less allowance for loan losses                                  (620)       (484)
                                                                --------    --------

                  Net loans                                       46,171      35,207

Premises and equipment, net                                          278         288
Federal Home Loan Bank stock, at cost                                385         379
Accrued interest receivable                                          469         346
Real estate owned                                                    169          51
Other assets                                                          44         369
                                                                --------    --------
                  Total assets                                  $ 69,996      59,337
                                                                ========    ========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Deposits:
       Demand accounts                                               184         210
       Savings and club accounts                                  15,423      17,302
       Time certificates                                          23,057      23,578
       NOW and money market accounts                               6,449       5,292
                                                                --------    --------
                  Total deposits                                  45,113      46,382

    Advance payments by borrowers for property
       taxes and insurance                                           151         105
    Other liabilities                                              1,303       1,382
    Securities sold under agreements to repurchase                 5,900          --
    Other borrowings                                               1,500          --
                                                                --------    --------
                  Total liabilities                               53,967      47,869
                                                                --------    --------

Commitments and contingencies (note 11)

Shareholders' Equity:
    Preferred stock, $.01 par value per share; authorized
       1,000,000 shares, issued: none
          Common stock, $.01 par value per share; authorized
            9,000,000 shares, issued 2,384,040 shares at
            September 30, 1999                                        24          --
          Additional paid-in capital                               4,553          --
          Retained earnings                                       11,470      10,929
          Accumulated other comprehensive income                     390         539
          Unallocated shares of Employee Stock Ownership Plan
            81,534 shares at September 30, 1999                     (408)         --
                                                                --------    --------
                  Total shareholders' equity                      16,029      11,468
                                                                --------    --------
                  Total liabilities and shareholders' equity    $ 69,996      59,337
                                                                ========    ========

See accompanying notes to consolidated financial statements.

                             GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                                Consolidated Statements of Income

                          Years ended September 30, 1999, 1998 and 1997
                                          (In thousands)


                                                           1999           1998           1997
                                                        -----------    -----------   -----------
Interest income:
    Loans                                               $     3,645          3,256         3,183
    Securities                                                1,096            998           989
    Other short-term investments                                 72             82           103
                                                        -----------    -----------   -----------
               Total interest income                          4,813          4,336         4,275
                                                        -----------    -----------   -----------

Interest expense:
    Deposits                                                  1,931          1,907         1,896
    Borrowings                                                   88             --            --
                                                        -----------    -----------   -----------

               Total interest expense                         2,019          1,907         1,896
                                                        -----------    -----------   -----------
               Net interest income                            2,794          2,429         2,379

Provision for loan losses                                       162            130           250
                                                        -----------    -----------   -----------
               Net interest income after
                  provision for loan losses                   2,632          2,299         2,129
                                                        -----------    -----------   -----------

Non-interest income:
    Service charges                                              67             52            52
    Net loss on sale of securities available for sale           (18)            --           (23)
    Other                                                       102             92            84
                                                        -----------    -----------   -----------
               Total non-interest income                        151            144           113
                                                        -----------    -----------   -----------

Non-interest expenses:
    Salaries and employee benefits                              783            647           609
    Directors fees                                               78             59            60
    Building, occupancy and equipment                           203            173           163
    Data processing                                              95             84            78
    Postage and supplies                                         94             77            64
    Professional fees                                            67             43            48
    Real estate owned                                            32            101           113
    Other                                                       359            259           235
                                                        -----------    -----------   -----------
               Total non-interest expenses                    1,711          1,443         1,370
                                                        -----------    -----------   -----------

               Income before income tax expense               1,072          1,000           872

Income tax expense                                              431            380           335
                                                        -----------    -----------   -----------
               Net income                               $       641            620           537
                                                        ===========    ===========   ===========

Basic earnings per share (1)                            $      0.15            N/A           N/A

Weighted average shares outstanding                       2,300,271            N/A           N/A

(1) Basic earnings per share represents the net income of the Company for the period from March 23, 1999 (date of reorganization) to September 30, 1999 (see note (2) (l)).

See accompanying notes to consolidated financial statements.

                                        GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Shareholders' Equity and Comprehensive Income

                                     Years ended September 30, 1999, 1998 and 1997
                                           (In thousands, except share data)


                                                                                    ACCUMULATED
                                                               ADDITIONAL              OTHER
                                                      COMMON    PAID-IN    RETAINED COMPREHENSIVE  UNALLOCATED
                                                       STOCK    CAPITAL    EARNINGS    INCOME         ESOP       TOTAL
                                                      -------  ----------  -------  -------------  -----------   -----
Balance at September 30, 1996                         $    --        --      9,772        221           --       9,993
Comprehensive income:
    Change in net unrealized gain (loss) on
       securities available for sale, net of tax           --        --         --        159           --         159
    Net income                                             --        --        537         --           --         537
                                                      -------   -------    -------    -------      -------     -------
            Total comprehensive income                                                                             696
                                                      -------   -------    -------    -------      -------     -------

Balance at September 30, 1997                              --        --     10,309        380           --      10,689
Comprehensive income:
    Change in net unrealized gain (loss) on
       securities available for sale, net of tax           --        --         --        159           --         159
    Net income                                             --        --        620         --           --         620
                                                      -------   -------    -------    -------      -------     -------
            Total comprehensive income                                                                             779
                                                      -------   -------    -------    -------      -------     -------

Balance at September 30, 1998                              --        --     10,929        539           --      11,468

Net proceeds from issuance of 1,072,818
    shares of common stock                                 11     4,568         --         --           --       4,579
Common stock acquired by ESOP
    (85,825 shares)                                        --        --         --         --         (429)       (429)
ESOP shares released or committed to be released
    for allocation (4,291 shares)                          --        (2)        --         --           21          19
Initial capital contribution and
    issuance of shares to Cambray MHC
    (1,311,222 shares)                                     13       (13)      (100)        --           --        (100)
Comprehensive income:
    Change in net unrealized gain (loss)
       on securities available for sale, net of tax        --        --         --       (149)          --        (149)
    Net income                                             --        --        641         --           --         641
                                                      -------   -------    -------    -------      -------     -------
            Total comprehensive income                                                                             492
                                                      -------   -------    -------    -------      -------     -------
Balance at September 30, 1999                         $    24     4,553     11,470        390         (408)     16,029
                                                      =======   =======    =======    =======      =======     =======

See accompanying notes to consolidated financial statements.

                             GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                              Consolidated Statements of Cash Flows

                          Years ended September 30, 1999, 1998 and 1997
                                         (In thousands)


                                                                 1999        1998        1997
                                                               --------    --------    --------
Cash flows from operating activities:
    Net income                                                 $    641         620         537
    Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization                              66          59          58
          Provision for loan losses                                 162         130         250
          Deferred income taxes                                     (22)        (61)        134
          Net losses on sales of securities                          18          --          23
          Net (gains) losses on sale of real estate owned           (12)         46          41
          Net (accretion) amortization of premiums/discounts        (13)          4           3
          (Increase) decrease in accrued interest receivable       (123)        (51)         18
          Increase (decrease) in other liabilities                   52         476        (104)
          Decrease (increase) in other assets                       325        (191)       (110)
                                                               --------    --------    --------

               Net cash provided by operating activities          1,094       1,032         850

Cash flows from investing activities:
    Decrease in time deposits with other banks                       --          --         500
    Net increase in loans                                       (11,277)       (601)     (2,350)
    Proceeds from sales of securities available-for-sale            504          --       3,431
    Proceeds from maturities and principle
       reductions of securities available-for-sale                8,662          --       2,500
    Purchases of securities available-for-sale                  (11,928)     (2,378)     (2,767)
    Purchases of securities held-to-maturity                       (711)     (2,318)     (4,738)
    Proceeds from maturities and principle
       reductions of securities held-to-maturity                  2,502       3,256       1,486
    Proceeds from sale of real estate owned                          45         174         160
    Additions to premises and equipment                             (56)        (79)        (32)
    Purchase of FHLB stock                                           (6)         (4)        (37)
                                                               --------    --------    --------
               Net cash used by investing activities            (12,265)     (1,950)     (1,847)
                                                               --------    --------    --------

Cash flows from financing activities:
    Net (decrease) increase in deposits                          (1,269)      2,806          73
    Net increase (decrease) in advance payments by
       borrowers for property taxes and insurance                    46          60         (29)
    Net proceeds from short-term borrowing                        7,400          --          --
    Net proceeds from issuance of common stock                    4,579          --          --
    Purchase of shares of common stock by ESOP                     (429)         --          --
    Initial capital contribution to Cambray MHC                    (100)         --          --
                                                               --------    --------    --------
               Net cash provided by financing activities         10,227       2,866          44
                                                               --------    --------    --------

Net (decrease) increase in cash and cash equivalents               (944)      1,948        (953)
Cash and cash equivalents at beginning of period                  4,434       2,486       3,439
                                                               --------    --------    --------
Cash and cash equivalents at end of period                     $  3,490       4,434       2,486
                                                               ========    ========    ========

Supplemental disclosure of cash flow information:
    Non-cash investing activities:
       Additions to real estate owned                          $    151         114         208
    Cash paid during the year for:
       Interest                                                   2,011       1,907       1,896
       Income taxes                                                 617          25         384
                                                               ========    ========    ========

See accompanying notes to consolidated financial statements.

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


(1)    BUSINESS

       Gouverneur Bancorp, Inc. (the "Company") operates as a savings and loan holding company. Its only subsidiary is Gouverneur Savings and Loan Association (the "Bank"). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All material intercompany accounts and transactions have been eliminated in the consolidation.

       The Bank is organized under the laws of New York. The Bank is subject to regulation by the Office of Thrift Supervision (OTS) as a savings and loan association. The Bank's lending activity is concentrated in St. Lawrence County and surrounding areas.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    BASIS OF PRESENTATION

              The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, and to general practice within the savings bank industry. The Company utilizes the accrual method of accounting for financial reporting purposes.

       (b)    USE OF ESTIMATES

              The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned acquired in connection with foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains appraisals for properties.

                                       6                             (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


              Management believes that the allowance for loan losses is adequate and that other real estate owned is recorded at its fair value less an estimate of the costs to sell the properties. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance or write downs of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowance or write downs of other real estate owned based on their judgments about information available to them at the time of their examination which may not be currently available to management.

              A substantial portion of the Company's loans are secured by real estate located throughout St. Lawrence County. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned is dependent upon market conditions in these market areas.

       (c)    CASH AND CASH EQUIVALENTS

              Cash and cash equivalents include vault cash and amounts due from banks representing short-term highly liquid investments.

       (d)    SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY

              The Company classifies its debt securities as either available-for-sale or held-to-maturity at the time of purchase. The Company does not hold any securities considered to be trading. Held-to-maturity securities are those debt securities the Company has the ability and intent to hold until maturity. All other debt securities are classified as available-for-sale. Equity securities are classified as available for sale.

              Available-for-sale   securities   are   recorded  at  fair  value.
              Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of accumulated other comprehensive income in shareholders' equity.
              Held-to-maturity securities are recorded at amortized cost.

              A  decline  in  the  fair  value  of  an   available-for-sale   or
              held-to-maturity security that is considered to be other than temporary is charged to earnings.

              Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses on securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method.

                                       7                             (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


       (e)    LOANS

              Loans are reported at the principal amount outstanding, net of deferred fees. Loan fees and certain direct origination costs are netted and are amortized using the interest method over the contractual lives of the loans.

              Interest on loans is accrued and included in income at contractual rates applied to the principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued and previously accrued interest is reversed when loan payments are 90 days or more past due or when, by the judgment of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent that payment is received. Loans are returned to an accrual status when both principal and interest are current or when in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

       (f)    ALLOWANCE FOR LOAN LOSSES

              The allowance for loan losses is established through a provision charged to operations. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay. Loan losses and recoveries of loans previously written-off are charged or credited to the allowance as incurred or realized, respectively.

              The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans in a delinquent payment status (90 days or more delinquent) are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit and education loans are evaluated collectively since they are homogenous and generally carry smaller individual balances. Impairment losses are included as a component of the allowance for loan losses. The Company recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management judgment and the related factors discussed above.

                                       8                             (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


       (g)    REAL ESTATE OWNED

              Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses.

       (h)    PREMISES AND EQUIPMENT

              Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (3-39 years for building and improvements; 3-7 years for furniture and equipment).

       (i)    EMPLOYEE BENEFIT PLANS

              The Company has a defined contribution 401(k) Retirement Plan (the
              Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Retirement Plan, subject to certain limitations. The Company contributes 3% of each eligible employee's salary. Additional Company contributions to the Plan are determined annually by the Board of Directors.

              The Company sponsors a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. Employer contributions are discretionary and there is no guarantee that a contribution will be made during any particular year. However, the Company will make annual contributions sufficient to cover principal and interest due under the contractual terms of the ESOP loan agreement. Contributions will be in the form of cash or Gouverneur Bancorp, Inc. securities. The number of shares allocable to Plan participants is based on employee compensation levels. The Company accounts for ESOP shares purchased in accordance with Statement of Position No. 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, as shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Additional Bank contributions to the Plan are determined annually by the Board of Directors.

       (j)    INCOME TAXES

              Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

                                       9                             (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


       (k)    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

              The Company does not engage in the use of derivative financial instruments. The Company's off-balance sheet financial instruments are limited to commitments to extend credit.

       (l)    EARNINGS PER SHARE

              Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Prior to the mutual holding company reorganization of the Bank, which occurred on March 23, 1999, earnings per share are not applicable as neither the Company nor the Bank had shares outstanding. Earnings per share reflects earnings from March 23, 1999, to the end of the reporting period based upon the weighted average number of shares outstanding for the period. Unallocated shares held by the Company's ESOP are not included in the weighted average number of shares outstanding.

       (m)    COMPREHENSIVE INCOME

              On October 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME. This statement establishes standards for reporting and display of comprehensive income and its components. At the Company, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains or losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gains or losses on securities available for sale as of the balance sheet dates, net of the related tax effect. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

       (n)    SEGMENT REPORTING

              Effective October 1, 1998, the Company adopted the provisions of SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. The Company has determined that it has no reportable segments and therefore, the adoption of SFAS No. 131 caused no significant change in the Company's reporting.

                                       10                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


       (o)    DERIVATIVES

              In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

              During the second quarter of 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. SFAS No. 137 defers the effective date of SFAS No. 133 by one year from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000.

       (p)    RECLASSIFICATIONS

              Whenever necessary prior year amounts have been reclassified to conform to the current year's classifications.


(3)    SECURITIES

       Securities are summarized as follows (in thousands):

                                                SEPTEMBER 30, 1999
                                    -----------------------------------------
                                                 GROSS       GROSS
                                    AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                      COST       GAINS       LOSSES    VALUE
                                    ---------  ----------  ---------- -------
       Available-for-sale:
         U.S. Government securities  $ 4,457         --       (100)     4,357
         Mortgage-backed securities:
           FHLMC                       1,318         --        (15)     1,303
           FNMA                        4,039         --        (42)     3,997
         Municipal securities          2,412         --        (53)     2,359
         Corporate equity securities      18        869         --        887
         Mutual funds                     68         --         --         68
                                     -------    -------    -------    -------
                                     $12,312        869       (210)    12,971
                                     =======    =======    =======    =======
       Held-to-maturity:
         Mortgage-backed securities:
           FHLMC                       3,473          1        (53)     3,421
           FNMA                        1,243          2         (5)     1,240
           GNMA                        1,293         --         (7)     1,286
         Other securities                 10         --         --         10
                                     -------    -------    -------    -------
                                     $ 6,019          3        (65)     5,957
                                     =======    =======    =======    =======

                                       11                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


                                                 SEPTEMBER 30, 1998
                                     -----------------------------------------
                                                  GROSS       GROSS
                                     AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                       COST       GAINS       LOSSES    VALUE
                                     ---------  ----------  ---------- -------
       Available-for-sale:
          U.S. Government securities  $ 5,499         28         --      5,527
          Mortgage-backed securities:
              FHLMC                       256          2         --        258
          Municipal securities            256          3         --        259
          Corporate equity securities      17        871         --        888
          Mutual funds                  3,619         --         (5)     3,614
                                      -------    -------    -------    -------
                                      $ 9,647        904         (5)    10,546
                                      =======    =======    =======    =======
       Held-to-maturity:
          Mortgage-backed securities:
              FHLMC                     4,030         42         (2)     4,070
              FNMA                      1,925          9         (1)     1,933
              GNMA                      1,752         12         --      1,764
          Other securities                 10         10         --         20
                                      -------    -------    -------    -------
                                      $ 7,717         73         (3)     7,787
                                      =======    =======    =======    =======

       The following table presents the carrying value and fair value of debt securities based on the earlier of call or maturity date at September 30, 1999 (in thousands):

                                                         AMORTIZED       FAIR
                                                           COST          VALUE
                                                         ---------     ---------
           Available-for-sale:
               Due within one year                       $     387           386
               Due after one year through five years         3,057         3,006
               Due after five years through ten years        3,128         3,024
               Due after ten years                           5,654         5,600
                                                         ---------     ---------

                                                         $  12,226        12,016
                                                         =========     =========

           Held-to-maturity:
               Due within one year                             355           356
               Due after one year through five years         3,087         3,076
               Due after five years through ten years        1,335         1,290
               Due after ten years                           1,242         1,235
                                                         ---------     ---------

                                                         $   6,019         5,957
                                                         =========     =========

       The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                       12                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998



       Gross gains of approximately $9,000 were realized on sales of available for sale securities in 1999, $0 in 1998, and $20,000 in 1997, and gross losses of approximately $27,000, $0 and $43,000 were realized on sales of available for sale securities in 1999, 1998 and 1997, respectively.


(4)    LOANS RECEIVABLE

       Loans are summarized as follows (in thousands):
                                                          1999            1998
                                                       ----------      ---------
           First mortgage loans:
               One to four family residential          $   33,320         28,834
               Commercial                                   3,222          1,578
               Construction                                   296            124

                                                           36,838         30,536
                                                       ----------      ---------
           Other loans:
               Commercial and agricultural                  1,233            477
               Automobile                                   5,306          2,166
               Home equity                                    771            835
               Passbook                                       411            323
               Other                                        2,045          1,384
                                                       ----------      ---------
                                                            9,766          5,185
                                                       ----------      ---------

                     Total loans                           46,604         35,721

           Less:
               Net deferred (costs) fees                     (187)            30
                                                       ----------      ---------
                                                       $   46,791         35,691
                                                       ==========      =========

         Changes in the allowance for loan losses are summarized as follows (in thousands):

                                            1999          1998           1997
                                          --------      ---------      --------
         Balance at beginning of period   $    484            403           479
         Provision charged to
             operations                        162            130           250
         Recoveries                             34             85            40
         Loans charged off                     (60)          (134)         (366)
                                          --------      ---------      --------
         Balance at end of period         $    620            484           403
                                          ========      =========      ========

                                       13                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998



       Management believes it has no impaired loans at September 30, 1999 and 1998.

       The principal balances of loans not accruing interest amounted to approximately $221,000 and $259,000 at September 30, 1999 and 1998, respectively. The interest income foregone for non-accruing loans was approximately $11,000, $11,000, and $24,000 during the years ended September 30, 1999, 1998 and 1997, respectively.

       In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Company. Loans to such borrowers at September 30, 1999 and 1998 were $442,000 and $290,000, respectively.


(5)    PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows (in thousands):

                                                            1999          1998
                                                          ---------    ---------

           Land                                           $      30           30
           Buildings and improvements                           478          472
           Furniture and equipment                              455          405
                                                          ---------    ---------

                                                                963          907
           Less accumulated depreciation and
               amortization                                     685          619
                                                          ---------    ---------
                                                          $     278          288
                                                          =========    =========

       Depreciation and amortization expense amounted to $66,000, $59,000 and $58,000 during the years ended September 30, 1999, 1998 and 1997, respectively.

                                       14                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998

(6)    ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable is summarized as follows (in thousands):

                              1999           1998
                            ----------   -----------
           Loans            $      276           196
           Securities              193           150
                            ----------   -----------
                            $      469           346
                            ==========   ===========

(7)    DEPOSITS

       At September 30, 1999 and 1998, the aggregate amounts of time certificates in denominations of $100,000 or more were approximately $3,275,000 and $2,790,000, respectively. Deposit balances in excess of $100,000 are not insured by the FDIC.

       Contractual maturities of time certificates are summarized as follows (in thousands):

                                                 SEPTEMBER 30,
                                           ------------------------
                                             1999           1998
                                           ----------   -----------

           Within one year                 $   17,265        17,207
           One through two years                4,903         4,752
           Two through three years                675         1,473
           Three through four years               214           146
                                           ----------   -----------
           Total time certificates         $   23,057        23,578
                                           ==========   ===========

       Interest expense on deposits is summarized as follows (in thousands):

                                             1999         1998          1997
                                           --------     ---------     --------
         Savings and club accounts         $    569           519          527
         Time certificates                    1,246         1,279        1,265
         NOW accounts and money
             market accounts                    116           109          104
                                           --------     ---------     --------
                                           $  1,931         1,907        1,896
                                           ========     =========     ========

                                       15                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998

(8)    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS

       The Company is a member of the Federal Home Loan Bank (FHLB). As a member, the Company is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. The Company has also entered into repurchase agreements with the FHLB.

       At September 30, 1999 and 1998, securities sold under agreements to repurchase and advances from the FHLB were as follows (in thousands):

                                                                      ADVANCE AMOUNT
                                                                  ----------------------
          MATURITY DATE    INTEREST RATE      FIXED OR VARIABLE       1999        1998
          -------------    -------------      -----------------   -----------  ---------
         Securities sold under agreements to repurchase:
         -----------------------------------------------
             10/21/99          5.34%           Fixed - secured    $     1,000         --
             10/25/99          5.32%           Fixed - secured          4,900         --

         FHLB advances:
         --------------
             10/25/99          5.36%           Fixed - unsecured        1,500         --
                                                                  -----------  ---------
                                                                  $     7,400         --
                                                                  ===========  =========

       The collateral underlying securities sold under agreements to repurchase had a carrying value and fair value of $6,335,000 and $6,325,000, respectively, at September 30, 1999. At September 30, 1999 the Company may borrow up to an additional $16.0 million from the FHLB. Under terms of a blanket collateral agreement with FHLB, outstanding advances are collateralized by certain qualifying assets not otherwise pledged (primarily first mortgage loans). The carrying value of assets pledged as collateral for FHLB advances at September 30, 1999 was $1,500,000.


(9)    INCOME TAXES

       The components of income tax expense attributable to income from operations are (in thousands):

                             1999       1998      1997
                             -----     -----     -----
         Current:
             Federal         $ 352       356       168
             State             101        85        33
                             -----     -----     -----

                               453       441       201
                             -----     -----     -----
         Deferred:
             Federal           (18)      (53)      106
             State              (4)       (8)       28
                             -----     -----     -----

                               (22)      (61)      134
                             -----     -----     -----

                             $ 431       380       335
                             =====     =====     =====

                                       16                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998



       Actual tax expense attributable to income before income taxes differed from "expected" tax expense, computed by applying the U.S. Federal statutory tax rate of 34% to income before income tax as follows (in thousands):
                                             1999          1998         1997
                                          -----------    ---------   ----------
         Computed "expected" tax expense  $       364          340          296
         Increase (decrease) in income
             taxes resulting from:
                State taxes, net of
                   Federal tax benefits            64           51           40
                Other items, net                    3          (11)          (1)
                                          -----------    ---------   ----------
                                          $       431          380          335
                                          ===========    =========   ==========

         Effective tax rate                     40.20%       38.00%       38.42%

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are (in thousands):
                                                             1999       1998
                                                           --------   ---------
           Deferred tax assets:
               Allowance for loan losses                   $    248         194
               Net deferred loan fees                            --          12
               Deferred directors fees                           22           7
               Accrued expenses                                  50          68
               Other                                             27           9
                                                           --------   ---------
                         Total gross deferred tax assets        347         290
                                                           --------   ---------

           Deferred tax liabilities:
               Accumulated depreciation on premises
                  and equipment                                  13          18
               Accrued interest receivable                      101         138
               Net deferred loan costs                           67          --
               Unrealized gains on available-for-sale
                  securities                                    269         360
               Prepaid expenses                                  16           7
                                                           --------   ---------
                         Total gross deferred tax
                            liabilities                         466         523
                                                           --------   ---------

                         Net deferred tax assets
                            (liabilities)                  $   (119)       (233)
                                                           ========   =========

                                       17                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


       Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.
       Management believes that no valuation allowance is necessary.

       Included in retained earnings at September 30, 1999 is approximately $1,274,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for Federal income tax purposes, would result in taxable income to the Bank.


(10)   EMPLOYEE BENEFIT PLANS

       The Bank adopted a 401(k) Retirement Plan (the Plan) effective July 1, 1997. The Plan covers all employees who are at least 21 years of age with one or more years of service. The Bank's basic monthly contribution to the plan is 3% of employees salary. Additional Bank contributions to the plan are determined annually by the Board of Directors. Participants may make voluntary contributions to the Plan up to 15% of their compensation.

       Effective August 1, 1997, the Board of Directors of the Bank voted to convert the existing profit sharing plan into the new 401(k) plan. The profit sharing plan covered substantially all of the Bank's employees and contributions were made at the Bank's discretion.

       In connection with establishing the Employee Stock Ownership Plan (ESOP) in 1999, the ESOP borrowed $429,000 from the Company to purchase 85,825 common shares of the Company's stock. The loan shall be repaid in essentially ten equal annual installments through 2009. The loan bears interest at a fixed rate per annum equal to the lowest prime rate quoted in the WALL STREET JOURNAL on the effective date of the Reorganization which was 7.75%. Interest payable is computed on the basis of a year of 365 days and actual days elapsed occurring in the period to which the computation relates. At September 30, 1999, 4,291 shares were released or committed to be released and 81,534 shares remained as unallocated shares. The fair value of the unallocated shares on September 30, 1999 was $397,000.

       Costs charged to expense for the Company's various retirement plans in 1999, 1998 and 1997 are $59,000, $40,000 and $41,000, respectively.

                                       18                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


(11)   COMMITMENTS AND CONTINGENCIES

       The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's evaluation of the customer's financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extent credit, if exercised, will represent loans secured by real estate.

                                       19                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998



       Commitments to originate fixed and adjustable rate loans at September 30, 1999 are as follows (in thousands):

                          Fixed rate
                          7.00 - 7.99%                                 $    196
                          8.00 - 8.99%                                    1,022
                          9.00 - 9.99%                                       15
                          10.00 - 10.99%                                    137
                          11.00 - 11.99%                                     --
                                                                       --------

                      Total fixed rate                                    1,370

                      Adjustable rate                                        25
                                                                       --------
                      Total commitments to originate loans             $  1,395
                                                                       ========

       Unused lines of credit, which includes home equity, consumer and commercial, amounted to $766,000 at September 30, 1999.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls its credit risk through credit approvals, limits, and monitoring procedures.

       In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Company.


(12)   CONCENTRATIONS OF CREDIT

       A substantial portion of the Company's loans are mortgages in Northern New York State. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in this area. A majority of the Company's loan portfolio is secured by real estate.

       The Company's concentrations of credit risk are disclosed in the schedule of loan classifications. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

                                       20                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


(13)   REGULATORY MATTERS

       The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Company and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted tangible assets (as defined), and tangible capital to tangible assets (as defined). As discussed in greater detail below, as of September 30, 1999, the Company and the Bank met all of the capital adequacy requirements to which it is subject.

       As of September 30, 1999, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                       21                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


       The following is a summary of the Company's and the Bank's actual capital amounts and ratios compared to minimum capital adequacy requirements and the requirements for classification as a well capitalized institution under prompt corrective action provisions (in thousands):

                                                                      TO BE CLASSIFIED AS
                                                                     WELL-CAPITALIZED UNDER
                                                  MINIMUM CAPITAL      PROMPT CORRECTIVE
                                    ACTUAL     ADEQUACY REQUIREMENTS   ACTION PROVISIONS
                                -------------- --------------------- ----------------------
                                AMOUNT   RATIO   AMOUNT   RATIO         AMOUNT    RATIO
                                ------   -----   ------   -----         ------    -----
September 30, 1999
------------------
Total capital (to risk
    weighted assets):
       Company                  $16,469   46.95% $2,806   =>8.0%        $3,508   =>10.0%
       Bank                      14,638   41.73   2,806   =>8.0          3,508   =>10.0
Tier 1 Capital (to risk
    weighted assets):
       Company                   15,639   44.58   1,403   =>4.0          2,105    =>6.0
       Bank                      13,808   39.36   1,403   =>4.0          2,105    =>6.0
Core Capital (to adjusted
    tangible assets):
       Company                   15,639   22.56   2,080   =>3.0          3,467    =>5.0
       Bank                      13,808   19.79   2,093   =>3.0          3,488    =>5.0
Tangible Capital (to tangible
    assets):
       Company                   15,639   22.56   1,040   =>1.5             --       NA
       Bank                      13,808   19.79   1,046   =>1.5             --       NA

September 30, 1998
------------------
Total capital (to risk
    weighted assets) Bank       $11,250    44.1% $2,040   =>8.0%        $2,550   =>10.0%
Tier 1 Capital (to risk
    weighted assets) Bank        10,929    42.9   1,020   =>4.0          1,530    =>6.0
Core Capital (to adjusted
    tangible assets) Bank        10,929    18.7   1,753   =>3.0          2,921    =>5.0
Tangible Capital (to
    tangible assets) Bank        10,929    18.7     876   =>1.5             --       NA


                                             22                                 (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


(14)   FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

              CASH AND CASH EQUIVALENTS: The fair values are considered to approximate the carrying values, as reported in the balance sheet.

              SECURITIES: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

              LOANS: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold on the secondary market, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest approximates its fair value.

              FHLB STOCK: The carrying value of this instrument, which is redeemable at par, approximates fair value.

              OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Company's off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

              DEPOSITS: The fair values of demand, savings, club, NOW and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time certificates are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

                                       23                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


       The estimated carrying values and fair values of the Company's financial instruments are as follows (in thousands):

                                                    SEPTEMBER 30,
                                      -----------------------------------------
                                            1999                    1998
                                      -----------------     -------------------
                                      CARRYING    FAIR      CARRYING      FAIR
                                       AMOUNT     VALUE      AMOUNT       VALUE
                                      --------    -----     --------      -----
         Financial assets:
             Cash, cash equivalents  $   3,490     3,490      4,434       4,434
             Securities                 18,990    18,928     18,263      18,333
             Loans, net                 46,171    46,348     35,207      35,782
             FHLB stock                    385       385        379         379

         Financial liabilities:
             Deposits:
                Demand accounts            184       184        210         210
                Savings and club
                   accounts             15,423    15,423     17,302      17,302
                Time certificates       23,057    23,090     23,578      23,600
                NOW and money
                   market accounts       6,449     6,449      5,292       5,292

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


(15)   COMPREHENSIVE INCOME

       A summary of unrealized gains (losses) and reclassification adjustments, net of tax, of available-for-sale securities for the years ended September 30, 1999, 1998 and 1997 follows:

                                                                1999         1998          1997
                                                             ----------   ----------    ---------
         Unrealized holding gains (losses) arising
             during the period net of tax (pre-tax
             amount of ($267,000), $265,000 and
             $242,000)                                       $     (160)         159          145

                Reclassification adjustment for losses
                   (gains) realized in net income during
                   the period, net of tax (pre-tax
                   amount of $18,000, $0 and $23,000)                11           --           14
                                                             ----------   ----------    ---------

         Other comprehensive (loss) income, net
             of tax of ($91,000), $105,000 and $109,000      $     (149)         159          159
                                                             ==========    =========    =========

                                                24                                     (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998


(16)   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

       Condensed financial statements for Gouverneur Bancorp, Inc. as of and for the year ended September 30, 1999 are presented below.

                      CONDENSED STATEMENT OF FINANCIAL CONDITION (in thousands)
                      Assets
                           Cash                                                 $     1,812
                           Investment in bank subsidiary                             14,231
                                                                                -----------
                              Total assets                                      $    16,043
                                                                                ===========

                      Liabilities                                                        14

                      Shareholders' equity
                           Common stock                                                  24
                           Additional paid-in capital                                 4,553
                           Retained earnings                                         11,470
                           Accumulated other comprehensive income                       390
                           Unallocated shares of ESOP                                  (408)
                                                                                -----------

                                 Total shareholders' equity                          16,029
                              Total liabilities and shareholders' equity        $    16,043
                                                                                ===========

                      CONDENSED STATEMENT OF INCOME (in thousands)

                      Interest income                                           $        36
                      Other operating income                                              6
                                                                                -----------

                              Income before undistributed income of
                                 subsidiary                                              42

                           Applicable income taxes                                       14
                           Equity in undistributed income of bank                       613
                                                                                -----------
                                 Net income                                     $       641
                                                                                ===========

                                 25                                  (Continued)

                           GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                         Notes to Consolidated Financial Statements

                                 September 30, 1999 and 1998


                      CONDENSED STATEMENT OF CASH FLOWS (in thousands)

Cash flows from operating activities:
   Net income                                                  641
    Adjustments to reconcile net income to
         cash provided by operating activities:
             Equity in undistributed income of bank           (613)
             Increase in liabilities                            14
                                                           -------

             Net cash provided by operating
                activities                                      42

Cash flows from investing activities:
    Purchase of Gouverneur Savings and
         Loan Association common stock                      (2,380)
    Funding of ESOP loan receivable                           (429)
                                                           -------

             Net cash used in investing
                activities                                  (2,809)

Cash flows from financing activities:
    Proceeds from issuance of common stock                   4,579
                                                           -------

             Net cash provided by
                financing activities                         4,579
                                                           -------

Net increase in cash and cash equivalents                    1,812
Cash and cash equivalents at beginning
    of period                                                   --
                                                           -------

Cash and cash equivalents at end of period                 $ 1,812
                                                           =======

SHAREHOLDER  INFORMATION

CORPORATE OFFICES

Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, New York 13642
(315) 287-2600

ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of Gouverneur Bancorp, Inc. will be held February 15, 2000 at the Clearview Restaurant, 1180A U.S. Highway 11, Gouverneur, New York

ANNUAL REPORT ON FORM 10-K

For the 1999 fiscal year, Gouverneur Bancorp., Inc. will file an Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov. Shareholders may obtain one free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642, Attention Corporate Secretary.

STOCK TRANSFER AGENT & REGISTRAR

Shareholders wishing to change name, address or ownership of stock, or to report lost certificates or to consolidate accounts should contact the Company's stock registrar and transfer agent directly at:

         Registrar & Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016-3572
         (800) 368-5948

COUNSEL

Serchuk & Zelermyer, LLP
81 Main Street
White Plains, New York 10601

INDEPENDENT AUDITORS

KPMG LLP
113 South Salina Street
Syracuse, New York 13202


MARKET INFORMATION FOR COMMON STOCK

The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV".

At December 15, 1999, there were approximately350 shareholders of record not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period since the Company's common stock began trading on March 24,1999.

Quarter Ended                       High             Low
-------------                       ----             ---
June 30, 1999                       $5.000         $4.063
September 30, 1999                  $4.875         $4.438

DIRECTORS AND OFFICERS

GOUVERNEUR BANCORP, INC.

BOARD OF DIRECTORS

Richard F. Bennett: PRESIDENT & CHIEF EXECUTIVE OFFICER, GOUVERNEUR BANCORP,INC.

Charles E Graves: RETIRED PRESIDENT & CHIEF EXECUTIVE OFFICER, GOUVERNEUR SAVINGS & LOAN ASSOCIATION

Richard E. Jones: PRINCIPAL, J&H FEED & FARM STORE

Frank Langevin: RETIRED CONTRACTOR

Robert J. Leader: PRINCIPAL, CASE & LEADER LLP ATTORNEYS AT LAW

Timothy J. Monroe:  VETERINARIAN, PRESIDENT, NORTHLAND VETERINARY HOSPITAL

Joseph C. Pistolesi:  OWNER, CLEARVIEW MOTEL AND RESTAURANT

Larry A. Straw:  PROJECT ENGINEER, CIVES, INC., STEEL FABRICATOR

DIRECTORS OF GOUVERNEUR BANCORP, INC. ALSO SERVE AS DIRECTORS OF GOUVERNEUR SAVINGS & LOAN ASSOCIATION

OFFICERS

Richard F. Bennett: PRESIDENT & CHIEF EXECUTIVE OFFICER

Robert Twyman: CHIEF FINANCIAL OFFICER

                                       27