Form 10-K, Exhibit 13
period 2000-09-30
GOUVERNEUR BANCORP INC
filed 2000-12-22
CIK 1063942

PRESIDENT'S MESSAGE

         To Our Stockholders:

         On behalf of the Board of Directors, officers and employees of Gouverneur Bancorp, Inc. and its subsidiary, Gouverneur Savings & Loan Association, I am pleased to present to you our 2000 annual report.

         The 2000 fiscal year presented Gouverneur Savings & Loan Association with several challenges. Most significant, was the challenge to maintain strong earnings despite several increases of interest rates, as the Federal Reserve Board raised interest rates four times during our fiscal year totaling 1.25%, and six times since July 1, 1999 equaling 1.75%. Our results show that even though the rate increases worked to reduce our net interest margin, we were able to increase our net interest income by $209,000. We accomplished this by increasing the size of our average loan portfolio by $11.1 million, or 27.9%.

         The second challenge we faced towards the end of calendar year 1999 was becoming Y2K compliant, and realizing the probability of potential pitfalls ranging from minor to catastrophic. However, when it was said and done, we successfully met the Y2K challenge. Shortly after the first of the year, we dedicated our resources to upgrading of our computer banking software that will open new opportunities for us including Internet banking. The process of converting to new software was delayed due to a telecommunications strike, but it is now completed. We are excited about the features in the new programs that will allow us to serve our customers better, as we remain dedicated in our commitment to customer service. Computers and the Internet are changing the way we do business, but customer service will always be a cornerstone of our philosophy.

         We will again aggressively pursue residential mortgages, automobile and other consumer loans through our full service banking office and our loan production office in Alexandria Bay which opened in July 1999. Our efforts resulted a 17.6 % increase in net loans for the 2000 fiscal year, from $46.2 million to $54.3 million. We will, though, continue to face the challenge of declining interest margins in the coming year. We will continue to search for mergers, acquisitions and de novo branching opportunities that will help to grow our Bank, leverage our capital and create value in our stock for our investors.

         During the past year, we enhanced our senior management team by hiring Robert Twyman as our Chief Financial Officer. In July 1999, Charles Graves retired from our Board of Directors on which he served for thirty-four years, during twenty-two of which he also served as President and CEO of the Bank. We welcome Bob to our organization, and wish Charlie the best during his retirement and thank him for his service to the Bank and the Company over the years.

         As we grow and meet the challenges of our changing industry, we assure you that Gouverneur Savings & Loan Association will remain faithful to its mission as a community based institution, serving the financial needs of the people in its North Country markets, as it has since its founding more than a century ago. We believe that prudent growth, along with the well-planned addition of new products and services, will position the Bank and the Company to best serve all of our stockholders, borrowers, depositors and employees.

         We look forward to continuing to grow our franchise and appreciate your support over the years.

                                         /s/ RICHARD F. BENNETT
                                         ---------------------------------------
                                         Richard F. Bennett
                                         President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

SELECTED FINANCIAL CONDITION DATA:

                                                       At September 30,
                                      -----------------------------------------------
                                        2000      1999      1998      1997      1996
                                      -------   -------   -------   -------   -------
                                                 (Dollars in thousands)
     Total Assets .................   $74,900   $69,996   $59,337   $55,172   $54,347
     Loans receivable, net (1) ....    54,960    46,791    35,691    33,253    33,438
     Allowance for loan losses ....       663       620       484       403       479

     Securities available-for-sale     11,368    12,971    10,546     7,903    10,817
     Securities held-to-maturity ..     4,263     6,019     7,717     8,660     5,416
     Cash and cash equivalents ....     3,388     3,490     4,434     2,486     3,939
     Real estate owned ............        91       169        51       157       149
     Other repossessed ............        20        --        --        --        --

Deposits ..........................    46,800    45,113    46,382    43,576    43,502
     Borrowings ...................    10,800     7,400        --        --        --
     Total shareholders' equity ...   $15,989   $16,029   $11,468   $10,689   $ 9,993
                                      ===============================================


SELECTED OPERATIONS DATA:
                                                    Year Ended September 30,
                                      -----------------------------------------------
                                        2000      1999      1998      1997      1996
                                      -------   -------   -------   -------   -------
                                                 (Dollars in thousands)

     Interest income ..............   $ 5,586   $ 4,815   $ 4,336   $ 4,275   $ 4,338
     Interest expense .............     2,581     2,019     1,907     1,896     1,980
                                      -------   -------   -------   -------   -------
        Net interest income .......     3,005     2,796     2,429     2,379     2,358
     Provision for loan losses ....       158       162       130       250        --
                                      -------   -------   -------   -------   -------
        Net interest income after
          provision for loan losses     2,847     2,634     2,299     2,129     2,358
     Non-interest income ..........       306       125       144       113       165
     Non-interest expense .........     1,994     1,687     1,443     1,370     1,774
                                      -------   -------   -------   -------   -------
     Income before income taxes ...     1,159     1,072     1,000       872       749
     Income tax expense ...........       434       431       380       335       297
                                      -------   -------   -------   -------   -------
     Net Income ...................   $   725   $   641   $   620   $   537   $   452
                                      ===============================================


PER COMMON SHARE:

                                                    Year Ended September 30,
                                      -----------------------------------------------
                                        2000      1999      1998      1997      1996
                                      -------   -------   -------   -------   -------
     Net Income
       Basic (2)...................   $  0.33   $  0.15
       Diluted (2).................      0.32      0.15
     Book Value....................      7.02      6.72
     Cash dividends declared.......   $  0.11       N/A

                         Notes appear on following page.

SELECTED FINANCIAL RATIOS AND OTHER DATA (3):

                                             At or for the Year Ended September 30,
                                        -----------------------------------------------
                                          2000      1999      1998      1997      1996
                                        -------   -------   -------   -------   -------
PERFORMANCE RATIOS:

Return on average assets (net income
  to average total assets)............    1.00%     1.03%     1.12%     0.99%     0.92%
Return on average equity (net income
  to average equity)..................    4.58%     4.84%     5.74%     5.36%     5.33%
Average interest-earning assets to
  average interest-bearing liabilities  126.57%   125.04%   121.99%   120.21%   119.11%
Net interest rate spread (4)..........    3.31%     3.81%     3.82%     3.82%     3.77%
Net interest margin (5)...............    4.29%     4.65%     4.61%     4.56%     4.50%
Net interest income after provision for
  Loan losses to total other expenses.    1.43x     1.54x     1.59x     1.51x     1.33x


CAPITAL AND ASSET QUALITY RATIOS:

Average equity to average total assets   21.77%    21.27%    19.56%    18.41%    17.22%
Total equity to assets end of period..   21.35%    22.90%    19.33%    19.37%    18.39%
Non-performing assets to total assets.    0.69%     0.56%     0.49%     1.31%     1.56%
Non-performing loans to total loans...    0.75%     0.47%     0.67%     1.60%     2.08%
Allowance for loan losses to total loans  1.21%     1.33%     1.35%     1.14%     1.43%
Allowance for loan losses to
  non-performing loans................  162.10%   280.54%   203.36%    71.33%    68.72%

OTHER DATA:

Number of real estate loans outstanding  1,438     1,383     1,338     1,386     1,424
Number of deposit accounts............   7,014     6,890     6,619     6,508     6,495
Full service offices..................       1         1         1         1         1

    (1)  Shown net of deferred fees and costs.
    (2) Earnings per share for 1999 represent the net earnings of the Company for the period from March 23, 1999 (date of reorganization) to September 30, 1999.
    (3) Capital and asset quality ratios are at end of period. All other ratios are based on average daily balances.
    (4) The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
    (5) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.

YEAR 2000 HIGHLIGHTS FOR OUR BANK

         In fiscal 2000, Gouverneur Bancorp, Inc. marked its first full year as a public company. During the course of this year, our subsidiary, Gouverneur Savings and Loan Association, increased its assets by $4.9 million, through new loan growth, while remaining well capitalized, with strong asset quality.

         The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses those deposits, together with other funds, to make loans and other investments. Most of the loans are one to four family residential mortgages. The Bank also makes consumer (including home equity lines of credit), commercial, and multi-family real estate and other loans. Most of the loans are in the Bank's primary market area, which is southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The Savings Association Insurance Fund of the FDIC insures the Bank's deposit accounts, and the FDIC and the Office of Thrift Supervision both regulate the Bank.

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

         Loans are our highest yielding asset category. We are faced with increasing competition from other financial institutions, loan brokers, mortgage bankers, insurance companies, brokerage firms and other companies that are chasing a limited number of loan opportunities. In order to meet the challenge of competition and grow our portfolio, we have:

         o Continued to grow our loan portfolio by using our loan production office in Alexandria Bay to pursue new loan opportunities, and

         o Continued to aggressively seek to originate commercial and automobile loans, which increased by 67.0% and 62.0% respectively.

         Overall during fiscal 2000, our deposits increased by $1.7 million, or 3.7%. This increase put us back to the deposit level at the end of 1998. However, while our deposits grew modestly, we paid $1.9 million in interest on deposit accounts, so that our growth really was in the interest we paid. We increased our borrowings by $3.4 million, or 45.9% during the past twelve months. We try to develop deposit relationships with our new loan customers.

         With the stock markets in a state of flux, we may see more opportunities for new deposits. Individuals may choose to invest their discretionary funds in bank deposits rather than equity securities. We have changed our money market account so that it is more of a market instrument competitive with similar accounts offered by brokers. We expect that this product will help us attract additional deposits. If we are unable to attract the additional deposits, we will continue to borrow funds from the Federal Home Loan Bank of New York ("FHLBNY") in order to improve leverage, continue our growth and meet new loan demand.

         Although we believe that we have moved down the path we need to follow to remain a successful and profitable institution, we know that much more needs to be done. We continue to develop and implement strategies to grow our franchise, seeking to expand our market share in our existing community and reach out into adjoining communities. The following discussion of our financial condition and results of operations shows the effects of our efforts in fiscal 2000.

INTRODUCTION TO FINANCIAL INFORMATION AND COMPARISONS

         Our current financial statements combine the assets, liabilities, income and expenses of Gouverneur Bancorp, Inc., as well as those Gouverneur Savings and Loan Association. Any discussion below about periods or dates before March 23, 1999, when we completed the reorganization, includes information only about the Bank. However, when we discuss past financial information, we refer to assets, liabilities, income and expenses prior to March 23, 1999 as our own for comparative purposes.

ANALYSIS OF NET INTEREST INCOME

         Net interest income, our primary income source, depends principally upon (i) the amount of interest-earning assets that we can maintain based upon our funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans adversely affect net interest income because they must continue to be funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when we designate an asset as non-performing, all interest that we have already accrued but not actually received is deducted from current period income, further reducing net interest income.

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

                                                                             For the Year Ended September 30,
                                                ----------------------------------------------------------------------------------
                                                            2000                        1999                        1998
                                                --------------------------  --------------------------  --------------------------
                                                 Average            Yield/   Average            Yield/   Average            Yield/
                                                 Balance  Interest   Cost    Balance  Interest   Cost    Balance  Interest   Cost
                                                --------- --------- ------  --------- --------- ------  --------- --------- ------

Loans (1)                                       $  50,714 $   4,432  8.74%  $  39,643 $   3,647  9.20%  $  34,891 $   3,256  9.33%
Securities (2)                                     17,473     1,053  6.03%     18,911     1,096  5.80%     16,215       998  6.15%
Other short-term investments                        1,781       101  5.67%      1,547        72  4.65%      1,607        82  5.10%
                                                --------- ---------         --------- ---------         --------- ---------
   Total interest-earning assets                   69,968     5,586  7.98%     60,101     4,815  8.01%     52,713     4,336  8.23%
Non-interest-earning assets                         2,696                       2,154                       2,492
                                                ---------                   ---------                   ---------
   Total assets                                 $  72,664                   $  62,255                   $  55,205
                                                =========                   =========                   =========

Savings and club accounts (3)                   $  15,308 $     532  3.48%  $  16,661 $     569  3.42%  $  14,947 $     519  3.47%
Time certificates                                  22,971     1,250  5.44%     23,408     1,246  5.32%     22,716     1,279  5.63%
NOW and money market accounts                       6,265       122  1.95%      6,069       116  1.91%      5,547       109  1.97%
Borrowings                                         10,735       677  6.31%      1,917        88  4.59%          0         0  0.00%
                                                --------- ---------         --------- ---------         --------- ---------
   Total interest-bearing liabilities              55,279     2,581  4.67%     48,055     2,019  4.20%     43,210     1,907  4.41%
Non-interest-bearing liabilities                    1,569                         959                       1,197
                                                ---------                   ---------                   ---------
   Total liabilities                               56,848                      49,014                      44,407

Net worth                                          15,816                      13,241                      10,798
                                                ---------                   ---------                   ---------
   Total liabilities and net worth              $  72,664                   $  62,255                   $  55,205
                                                =========                   =========                   =========
Net interest income/spread (4)                            $   3,005  3.31%            $   2,796  3.81%            $   2,429  3.82%
                                                          ========= ======            ========= ======            ========= ======
Net earning assets/net interest margin (5)      $  14,689            4.29%  $  12,046            4.65%  $   9,503            4.61%
                                                =========           ======  =========           ======  =========           ======
Ratio of average interest earning assets
   to average interest-bearing liabilities                    1.27x                       1.25x                       1.22x
                                                          =========                   =========                   =========

                         Notes appear on following page

    (1) Shown net of the allowance for loan losses. Average loan balances include non-accrual loans. Interest is recognized on non-accrual loans only as and when received.
    (2) Securities are included at amortized cost, with net unrealized gains or losses on securities available for sale included as a component of non-earning assets. Securities include FHLBNY stock.
    (3) Includes advance payments by borrowers for taxes and insurance (mortgage escrow deposits).
    (4) The spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
    (5) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.


RATE VOLUME ANALYSIS OF NET INTEREST INCOME

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

                                                             Year Ended September 30,
                                       ----------------------------------------------------------------
                                         2000 vs. 1999                      1999 vs. 1998
                                        ---------------                    ---------------
                                        Increase (Decrease) Due To:        Increase (Decrease) Due To:
                                        Volume     Rate       Total        Volume     Rate       Total
INTEREST-EARNING ASSETS:
 Loans                                  $  975    $ (190)    $  785        $  437    $  (46)    $  391
 Securities                                (85)       42        (43)          158       (60)        98
 Other short-term investments               12        17         29           (3)        (7)       (10)
                                       ----------------------------------------------------------------
   Total interest-earning assets           902      (131)       771           592      (113)       479
                                       ================================================================

 INTEREST-BEARING LIABILITIES:
 Savings and club accounts                 (47)       10        (37)           58        (8)        50
 Time certificates                         (24)       28          4            38       (71)       (33)
 NOW and money market
   accounts                                  4         2          6            10        (3)         7
 Borrowings                                545        44        589            88         0         88
                                       ----------------------------------------------------------------
   Total interest-bearing
     liabilities                           478        84        562           194       (82)       112
                                       ----------------------------------------------------------------

 Net change in net interest
   income                               $  424    $ (215)    $  209        $  398    $  (31)    $  367
                                       ================================================================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2000 AND 1999

         Our total assets were $74.9 million at September 30, 2000, which was $4.9 million or 7.0% higher than our total assets of $70.0 million one year earlier. The increase in total assets was a result of increasing our loan portfolio and our strategy to borrow funds to finance that growth.

         Total Net Loans reached $54.3 million at September 30, 2000, an increase of $8.1 million compared to $46.2 million one year ago. This 17.5% increase was the result of the continued growth of our loan production office in the nearby community of Alexandria Bay. This was the first full year of operation of that office which opened in July 1999.

         We supported the increase in loans with the funds we borrowed from the FHLBNY and the reduction of the investment portfolio through maturities and principal repayments. Our capital position was $40,000 less this year as a result of our repurchase of our common stock, the payment of dividends and the decline in market value of the available for sale investments. Borrowed funds increased from $7.4 million to $10.8 million at September 30, 2000. Total deposits increased by $1.7 million during the year with an increase of $1.8 million in time certificates. One of the important challenges we face is the need to increase our sources of funds in future years to improve leverage without increasing our cost of funds. To meet this challenge, we are exploring a number of strategies, including an assessment of the feasibility of converting our loan production office into a full branch. A full branch operation would open a new market for our deposit products and offer an alternative to borrowing as we grow.

         We experienced a decline during the year in the total of other interest-earning assets and other liquid assets, which includes cash and due from banks, interest-bearing deposits with other banks, securities available for sale and securities held to maturity. This decline, from $22.5 million to $19.0 million, or 15.6%, was caused mainly by the reduction in the investment portfolio by $3.4 million. This reduction was used in combination with additional borrowings to fund new loan demand. Since loans earn more interest for us than other asset categories, swapping investments for loans helped our net interest margin. Generally, while we need to maintain sufficient liquid assets to fund operations and meet our cash needs, we prefer to invest funds we don't need for liquidity in higher yielding loans rather than in lower yielding securities if satisfactory loans are available at the time.

         Available-for-sale securities decreased during the year by $1.6 million, while securities held-to-maturity decreased by $1.8 million. The decline in the balances of both portfolios resulted from normal paydowns on those securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

         Net Income. Net income for the year ended September 30, 2000 was $725,000 compared to net income of $641,000 the previous year. The $84,000 in additional net income represents a 13.1% increase over fiscal 1999. The increase is the result of our growth as our average earning assets increased by $9.9 million, or 16.4% over the past twelve months.

         Our average borrowings from securities sold under agreements to repurchase and advances from FHLBNY, increased by $8.8 million, or 460.0% from fiscal 1999. We are able to borrow funds and maintain a positive spread with the funds that we lend (average borrowing rate equals 6.31% versus average loan rate of 8.74%). However, that spread is much narrower than the spread between loans and deposits (average cost of interest-bearing deposits of 4.27% versus average loan rate of 8.74%). Therefore, since our cost of funds increased, less of the additional interest income generated by our growth made it to the bottom line.

         The $209,000 increase in net interest income between the two years was partially offset by increases in operating expenses, primarily professional fees, salaries and employee benefits.

         Interest Income. Interest income increased by $771,000 from $4.8 million in fiscal 1999 to $5.6 million in fiscal 2000. A higher level of interest-earning assets produced the increase in interest income. During 2000, average interest-earning assets totaled $70.0 million, compared to $60.1 million during fiscal 1999. All of this increase was in the average balance of loans as we sought to develop and capitalize on new lending opportunities. Average loans increased from $39.6 million to $50.7 million between the years, with the increase in loans being divided between residential mortgage loans, which has traditionally been our largest loan category, and other loans such as commercial mortgage loans and automobile loans which have represented a relatively small portion of our loan portfolio in past years. Overall, we estimate that the increase in the average balance of interest-earning assets resulted in an increase in interest income of approximately $902,000.

         The positive effect of our larger size on interest income was reduced by lower yields on our loan portfolio. The average yield on our loans declined by 46 basis points, from 9.20% to 8.74%, while the average yield on our security investments increased by 23 basis points from 5.80% to 6.03%. The decline in average yields on loans resulted from lower interest rate conditions in our market over the past few years, combined with payoffs and pay-downs of loans originated at higher interest rates in prior years. It also reflects the fact that unlike adjustable rate loans, in a rising interest rate environment, interest rates earned on fixed rate loans do not reprice in step with market rates. We have worked to reduce the effect of the fixed rate loans by diversifying our loan portfolio towards commercial mortgage loans and automobile loans that tend to have higher interest rates and shorter terms than residential mortgage loans. The adjustable rate securities in our investment portfolio re-priced at higher rates on their anniversary dates, increasing the securities yield. The securities and other short-term investments partially offset the decline in yield on the loan portfolio. Overall, we estimate that the decline in yields earned caused a $131,000 decline in interest income.

         Interest Expense. Interest expense increased by $562,000 from $2.0 million in fiscal 1999 to $2.6 million in fiscal 2000. The increase was attributable to an increase in the average balance of FHLBNY advances, from $1.9 million in 1999 to $10.7 million in 2000 and a 172 basis point increase in the borrowing rate we paid on those borrowings, from 4.59% to 6.31%.

         The average volume of interest-bearing liabilities increased from $48.1 million to $55.3 million from fiscal 1999 to 2000. This increase, which was the net result of an increase in the average balance of borrowings less a decrease in deposits, was necessary to provide funding for our increase in loans. We estimate that the effect of the overall increase in the average volume of interest-bearing liabilities was an increase in interest expense of approximately $478,000.

         An increase in market interest rates resulted in a 47 basis points rise in our average cost of funds from 4.20% in 1999 to 4.67% in 2000. A rise in the interest rates of certificates of deposits and FHLBNY borrowings of 12 and 172 basis points respectively, were the primary contributors to this increase. The average rate paid on certificates of deposit increased more rapidly than the rates paid on other deposit categories because we tend to adjust our rates on new certificates of deposit regularly as market rates change, while we tend to adjust our other rates less frequently. Overall, we estimate that the increase in the cost of funds resulted in a rise of approximately $84,000 in interest expense, with the borrowings responsible for $44,000 of that amount.

         Net Interest Income. Our net interest income increased by $209,000 in fiscal 2000. The increase was attributable to a $424,000 increase in interest income caused by growth in the volume of average assets and liabilities, partially offset by a decrease of $215,000 interest income, caused by a decrease in loan rates and an increase in deposit rates. The interest rate change is also reflected in a 50 basis point decline in our spread, the difference between the average yield earned on our assets and the average rate paid on our liabilities. However, our net yield on average interest-earning assets, or net interest margin, decreased by only 36 basis points from 4.65 % to 4.29% because of the effect of the increase in average capital from 1999 to 2000 as a no-cost funding source.

         Provision for Loan Losses. The provision for loan losses results from our analysis of the adequacy of the allowance for loan losses. If we believe that the allowance should be higher, then we increase it with a provision for loan losses as an expense on our income statement. However, our assessment of the adequacy of the allowance is only an informed estimate, based upon what we expect to occur in the future with our loan portfolio, especially default rates and the level of losses when our customers do not repay their loans. This requires estimates of many future events, such as future interest rates, the health of the local and national economy and the effects of government policies. If our predictions about the future are inaccurate, then increases in the allowance may be necessary in future periods even if the level of our loan portfolio remains the same. Furthermore, the Office of Thrift Supervision may disagree with our judgments regarding the potential risks in our loan portfolio and could require us to increase the allowance in the future.

         We decreased our provision for loan losses from $162,000 in 1999 to $158,000 in 2000. At year end, the ratio of our loan loss allowance to total loans and non-performing loans was 1.21% and 162.1% respectively. During the fourth quarter, we incurred a loss on a commercial loan of approximately $86,000 that had not previously been identified as a problem loan. There is still a chance that some of this loss may be recovered, but we have expensed the whole amount at this time. Our allowance at the beginning of the year was $620,000 and we determined at the end of the year that the appropriate level for the allowance was $663,000. We had charge-offs during the year of $179,000 and recoveries of $64,000, so a $158,000 provision was necessary to reach the desired level for the allowance.

         Non-interest income. Our non-interest income increased from $125,000 in fiscal year 1999 to $306,000 in fiscal 2000. A new non-interest income component of management fees from our parent company, Cambray Mutual Holding Company added $50,000 and gain(loss) on the sale of securities increased by $85,000 over last year. The remaining $46,000 was the result of an increase in service charge income and the other components of non-interest income.

         Non-interest expenses. Our non-interest expenses increased from $1.7 million in fiscal 1999 to $2.0 million in fiscal 2000. Non-interest expense includes most categories of expense other than interest we pay on deposits and borrowings and income tax expense. The largest category of non-interest expenses is salaries and employee benefits expense, followed by professional fees and building, occupancy and equipment expense.

         The largest components of the increase in non-interest expenses were a $174,000 growth in salaries and employee benefits expense from $783,000 to $957,000 and a $108,000 increase in professional fees from $102,000 to $210,000. The additional salary and employee benefits expenses included the cost of new employees, including a chief financial officer, who was hired to assist in the growth of our franchise and reduce some of the professional fees we have been incurring; salary increases to existing employees to cover normal merit raises and the additional responsibilities resulting from our growing organization; and $41,000 for costs of our Management Recognition Plan. Professional fees increased as we completed our first full year of operation. We expect to see some savings in this category in 2001 since our staff will handle more of the work. In order to support existing growth in our operations and also to position us for future growth, we had 22 full time equivalent employees at September 30, 2000 compared to 21 full time equivalent employees one year earlier. We believe that we are now realizing the benefits of the increase we made in the loan staff over the past two years. Our existing employee group should be able to support additional growth.

         Other categories of non-interest expenses, such as directors fees, data processing, building, occupancy and equipment also increased in 1999 over 1998 levels due to the costs of operating a public company. Data processing cost included some costs associated with the banking software conversion process.

         Income Tax Expense. Our income tax expense increased from $431,000 in fiscal 1999 to $434,000 in fiscal 2000. The effective income tax rate was 40.2% in 1999 and 37.4% in 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

         Net Income. Net income for the year ended September 30, 1999 was $641,000, compared to net income of $620,000 the previous year. The primary reason for the increase is our increase in size, and the related increase in the amount of funds we had available for investment. As we invested available funds in loans and securities, our interest income increased, while our interest expense did not increase as much. This is because some of the increase in assets was funded with capital that has no interest cost. The remainder of the increase was funded primarily with borrowings, which are our highest cost source of funds, but which have interest rates lower than the rates on the assets we purchase with the proceeds of the borrowings.

         The $367,000 increase in net interest income between the two years was partially offset by increases in operating expenses. These expense increases were principally the result of two factors. First, larger size requires more staff and more expense for everything from postage to mail loan payment coupons to computer data processing to handle a higher level of transactions. Second, we have had expenses of operating as a public company, from professional fees to some of the expenses of a special stockholders meeting which was held just after the end of the fiscal year.

         Interest Income. Interest income increased by $479,000 from $4.3 million in fiscal 1998 to $4.8 million in fiscal 1999. A higher level of our interest-earning assets was the cause of the increase in interest income. During 1999, average interest-earning assets totaled $60.1 million, compared to $52.7 million during fiscal 1998. Most of this increase was in the average balance of loans as we sought to develop and capitalize on new lending opportunities. Average loans increased from $34.9 million to $39.6 million between the years, with the increase in loans being divided between residential mortgage loans, which has traditionally been our largest loan category, and other loans such as commercial mortgage loans and automobile loans which have represented a relatively small portion of our loan portfolio in past years. Overall, we estimate that the increase in the average balance of interest-earning assets resulted in an increase in interest income of approximately $596,000.

         The positive effect of our larger size on interest income was reduced by lower interest rates. The average yields on our two principal asset categories, loans and securities investments, both declined from fiscal 1998 to fiscal 1999. The average yield on our loans declined by 13 basis points, from 9.33% to 9.20%, while the average yield on our securities investments declined by 35 basis points from 6.15% to 5.80%. In both cases, the decline in average yields resulted from lower general market interest rate conditions. When loans and investments which had been originated or purchased a number of years ago were repaid, the proceeds were reinvested at lower current market rates. We worked to reduce the effect of these declines by diversifying our loan portfolio towards commercial mortgage loans and automobile loans which tend to have higher interest rates than residential mortgage loans. We also concentrated our new securities investments in mortgage-backed securities which tend to have higher yields than federal government and federal agency securities. Overall, we estimate that the decline in yields earned caused a $119,000 decline in interest income.

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

         As in the case of interest-bearing assets, a decline in market interest rates resulted in a decline in our average cost of funds. The average cost of funds declined by 21 basis points, from 4.41 % to 4.20%. The primary contributor to this decline was a decline of 31 basis points in the average cost of certificates of deposit, our largest deposit category and, with borrowed funds, our most expensive interest-bearing liability category. The average rate paid on certificates of deposit declined more rapidly than the rates paid on other deposit categories because we tend to adjust our rates on new certificates of deposit regularly as market rates change, while we tend to adjust our other rates less frequently. Overall, we estimate that the decline in the cost of funds resulted in a decline of approximately $82,000 in interest expense, with the lower average rate on certificates of deposit causing $71,000 of that decline.

         Net Interest Income. The net effect of our increase in interest income and a lower increase in interest expense was a $367,000 increase in net interest income. We estimate that this increase was composed of approximately $398,000 representing an increase in net interest income caused by the effect of changes in the volume of average assets and liabilities, partially offset by approximately $31,000 representing a decline in net interest income caused by the effect of the decline in interest rates. This $31,000 decline in net interest income is also reflected in a one basis point decline in our spread, representing the difference between the average yield on our assets and the average rate paid on our liabilities. However, our net yield on average interest-earning assets, also known as net interest margin, increased 4 basis points from 4.61 % to 4.65% because of the effect of the increase in capital as a no-cost funding source.

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

         Non-interest income. Our non-interest income decreased from $144,000 in fiscal year 1998 to $125,000 in fiscal 1999. Non-interest income includes many different categories of income, varying from gains on sales of securities to income from deposit account fees and late charges on loans. Non-interest income fluctuated between the two years due to normal fluctuations in the different components of non-interest income.

         Non-interest expenses. Our non-interest expenses increased by $244,000 from $1.4 million in fiscal 1998 to $1.7 million in fiscal 1999. Non-interest expense includes most categories of expense other than interest we pay on deposits and borrowings and income tax expense. The largest category of non-interest expenses is salaries and employee benefits expense, followed by building occupancy and equipment expense.

         The largest component of the increase in non-interest expenses was a $136,000 growth in salaries and employee benefits expense from $647,000 to $783,000. The additional salary and employee benefits expenses included the cost of new employees, including a new loan officer, who were hired to assist in the growth of our franchise; salary increases to existing employees to cover normal merit raises and the additional responsibilities resulting from our reorganization; and $19,000 for costs of our Employee Stock Ownership Plan. In order to support existing growth in our operations and also to position us for our growth, we had 21 full time equivalent employees at September 30, 1999 compared to 17 full time equivalent employees one year earlier. We believe that the increase in our loan portfolio is one of the benefits that flows from the increase in the level of employees, but there is always a lag between adding new employees and realizing the benefits of them being on staff. Our existing employee group should be able to support additional growth. We also believe that the reorganization itself caused a temporary disruption in employee productivity as we allocated employees to tasks necessary to complete the reorganization.

         Other categories of non-interest expenses, such as directors fees, professional fees, postage and supplies also increased in 1999 over 1998 levels due to the costs of operating a public company. In fiscal 1999 we held more board meetings to address issues related to the reorganization, we incur-red professional fees related to our periodic disclosure requirements under the securities laws, and we commenced the proxy solicitation for our special meeting of stockholders which was held in October 1999.

         Income Tax Expense. Our income tax expense increased from $380,000 in fiscal 1998 to $431,000 in fiscal 1999. The principal reason for the increase was an increase in income before taxes. The effective income tax rate was 38.0% in 1998 and 40.2% in 1999.

LIQUIDITY AND CAPITAL RESOURCES

         Our primary sources of funds are deposits, borrowings and proceeds from the principal and interest payments on loans and securities. Maturities and scheduled principal payments on loans and securities are predictable sources of funds. However, general economic conditions and interest rate conditions can cause increases or decreases in deposit outflows and loan pre-payments thereby affecting the level of funds we have available for investment. Our level of borrowings is generally at our own discretion, based upon our need for funds and the cost of deposits as an alternative source of funds.

         In general, we manage our liquidity by maintaining a sufficient level of short-term investments so that funds are normally available for investment in loans when needed. During the year ended September 30, 2000, we reduced our cash and cash equivalents by $102,000. The reduction was the net result of using new borrowings and principal repayments on loans and investment securities to fund the growth in loans. We originated $19.1 million of new loans during fiscal 2000. However, loans, net, after payments, charge-offs and transfers to real estate owned, increased by $8.2 million during the period.

         Deposits increased by $1.7 million during the year. We believe the increase is attributable to increased rates we paid on certain time deposits. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by factors outside our control, such as, the level of general market interest rates, the availability of alternate investment opportunities and general economic conditions.

         We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short-term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the Federal Home Loan Bank of New York, the Bank can arrange to borrow in excess of $ 18.0 million, but to do so it must provide appropriate collateral and satisfy other requirements for Federal Home Loan Bank borrowings. We have not needed to use borrowings to fund unanticipated deposit outflows. However, we have used borrowings in the last year to help us fund our loan growth. In addition to borrowings, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer.

         We had $1.3 million of outstanding commitments to make loans at September 30, 2000, along with $744,000 of unused home equity, commercial and overdraft lines of credit. During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits, loan repayments and prepayments and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities investments as a percentage of total assets, borrowing funds, or the use of wholesale or brokered deposits. At September 30, 2000, we had $18.6 million of certificates of deposit scheduled to mature in one year. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our new capital.

         The OTS has minimum capital ratio requirements which apply to the Bank, but there are no comparable minimum capital requirements that apply to us as a savings and loan holding company. At September 30, 2000, the Bank substantially exceeded all regulatory capital requirements of the OTS applicable to it, and the OTS minimum capital requirements had no material adverse affect on the Bank. The Bank was classified as "well capitalized" at September 30, 2000 under OTS regulations.

         OTS regulations require that the Bank maintain liquid assets equal to 4% of withdrawable accounts. This ratio is measured on a monthly average basis. The Bank had a liquidity ratio of 13.3% for September 2000.

FORWARD-LOOKING STATEMENTS

         When we use words or phrases like "will probably result" "we expect," "will continue," "we anticipate," "estimate," "project," "should cause," or similar expressions in this annual report or in any press releases, public announcements, filings with the Securities and Exchange Commission or other disclosures, we are making "forward-looking statements" as described in the Private Securities Litigation Reform Act of 1995. In addition, certain information we provide, such as analysis of the adequacy of our allowance for loan losses or an analysis of the interest rate sensitivity of our assets and liabilities, is always based on predictions of the future. From time to time, we may also publish other forward-looking statements about anticipated financial performance, business prospects, and similar matters.

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We want you to know that a variety of future events could cause our actual results and experience to differ materially from what we anticipate when we make our forward-looking statements. Some of the risks and uncertainties that may affect our operations, performance, development and results, the interest rate sensitivity of our assets and liabilities, and the adequacy of our allowance for loan losses, include without limitation (i) local, regional, national or global economic conditions which could cause an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting us; (iv) changes in competition; and (v) changes in consumer preferences.

         Please do not rely unduly an any forward-looking statements, which are valid only as of the date made. Many factors, including, but not limited to those described above, could affect our financial performance and could cause our actual results or circumstances for future periods to differ materially from what we anticipate or project. We have no obligation to update any forward-looking statements to reflect future events which occur after the statements are made.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         Qualitative Analysis. We try to avoid taking undue interest rate risk while satisfying customer demand for loans. Substantially all of our residential mortgage loans have fixed interest rates and terms of up to 25 years. Adjustable residential mortgage loans are not in demand even though interest rates have risen over the past year. Therefore, in a rising interest rate environment we expect that the yields on our residential mortgage loan portfolio will increase relatively slowly, as loans are repaid and the payments are reinvested, while our cost of funds will rise more rapidly.

         In order to reduce this risk, we have adopted a multi-part strategy. First, we are working to originate higher levels of automobile loans, home equity lines of credit and commercial loans which tend to have shorter terms or adjustable rates. Second, we have concentrated our securities investments in short-term or adjustable-rate securities. U.S. Treasury and federal agency securities are purchased with terms to maturity that generally do not exceed two years. We have concentrated our recent securities purchases in mortgage-backed securities with adjustable rates or relatively short terms with balloon payments. We also try to cushion our operations against interest rate fluctuations by preserving a loyal customer base through paying above market rates on savings and club account deposits during present periods of low interest rates. We believe this may cause our customers to be less likely to shift their funds to high rate deposit products as interest rates rise.

         Interest rate pricing and interest rate risk strategy objectives are implemented, in the first instance, by an internal committee which meets weekly to review and assess deposit and loan pricing. The OTS prepares a quarterly interest-rate sensitivity report for the Bank based upon its asset and liability profile which seeks to estimate the effect of interest rate changes on the net value of the Bank's assets and liabilities. This report is reviewed with the Board of the Bank quarterly.

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

         The following table presents the Bank's estimated NPV at June 30, 2000, and the estimated effect on NPV of the specified interest rate changes, as calculated by the OTS. At June 30, 2000, the portfolio value of the Bank's assets as estimated by the OTS was $76.5 million.

      Hypothetical Change in          Estimated        Estimated Change in     Estimated Percentage
           Interest Rate        Net Portfolio Value    Net Portfolio Value       Change in NPV(I)

                                        (Dollars in thousands)

            +3.00%                     13,044                  -3,358               -20%
            +2.00%                     14,227                  -2,174               -13%
            +1.00%                     15,393                  -1,009                -6%
             0.00%                     16,402                      --                --
            -1.00%                     17,053                    +651                +4%
            -2.00%                     17,449                  +1,047                +6%
            -3.00%                     18,361                  +1,959               +12%

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

         There are shortcomings in the methodology used by the OTS to calculate changes in NPV. In order to estimate changes in NPV, the OTS makes assumptions about repayment and turnover rates which may not turn out to be correct. The NPV table assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured. So, for example, the NPV analysis assumes that the ratio of adjustable versus fixed-rate loans or short-term loans versus long-term loans remains the same and that interest rates will change equally for both long term and short-term assets. Therefore, although the OTS NPV analysis provides the Board of the Bank with an indication of the Bank's interest rate risk exposure, it does not provide a precise forecast of the effect of changes in market interest rates on net interest income.

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                        Consolidated Financial Statements

                        September 30, 2000, 1999 and 1998

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
Gouverneur Bancorp, Inc.:

We have audited the accompanying consolidated statement of financial condition of Gouverneur Bancorp, Inc. and subsidiary as of September 30, 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and subsidiary as of September 30, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                   /s/ FUST CHARLES CHAMBERS LLP
                                                   -----------------------------


November 30, 2000
Syracuse, New York

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Gouverneur Bancorp, Inc.:


We have audited the accompanying consolidated statements of financial condition of Gouverneur Bancorp, Inc. and subsidiary as of September 30 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and subsidiary as of September 30, 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                  /s/ KPMG LLP


November 12, 1999
Syracuse, New York

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           September 30, 2000 and 1999
                        (in thousands, except share data)

                      Assets                                        2000        1999
                      ------                                        ----        ----
Cash and due from banks                                           $  1,528       1,564
Federal funds sold                                                   1,100       1,300
Interest-bearing deposits in bank                                      760         626
Securities available for sale, at fair value                        11,368      12,971
Securities held to maturity (fair value of $4,204 in 2000
  and $5,957 in 1999)                                                4,263       6,019
Loans                                                               54,960      46,791
Less allowance for loan losses                                        (663)       (620)
                                                                  --------    --------
            Loans, net                                              54,297      46,171

Accrued interest receivable                                            496         469
Federal Home Loan Bank of New York stock, at cost                      590         385
Premises and equipment, net                                            298         278
Other assets                                                           200         213
                                                                  --------    --------
            Total assets                                          $ 74,900      69,996
                                                                  ========    ========

       Liabilities and Shareholders' Equity
       ------------------------------------

Liabilities:
  Deposits:
    Demand                                                             621         184
    Savings                                                         14,694      15,423
    Time                                                            24,867      23,057
    NOW and money market                                             6,618       6,449
                                                                  --------    --------
            Total deposits                                          46,800      45,113

  Securities sold under agreements to repurchase                     7,300       5,900
  Advances from the Federal Home Loan Bank of New York               3,500       1,500
  Other liabilities                                                  1,311       1,454
                                                                  --------    --------
            Total liabilities                                       58,911      53,967
                                                                  --------    --------
Commitments and contingencies (note 14)

Shareholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares authorized;
    none issued                                                         --          --
  Common stock, $.01 par value; authorized 9,000,000 shares;
    issued 2,384,040 shares                                             24          24
  Additional paid-in capital                                         4,550       4,553
  Retained earnings                                                 11,943      11,470
  Accumulated other comprehensive income                               356         390
  Amortization of Management Recognition Plan (MRP)                     41          --
  Unallocated shares of Employee Stock Ownership Plan (ESOP)          (382)       (408)
  Treasury stock, at cost, 107,281 shares                             (543)         --
                                                                  --------    --------
            Total shareholders' equity                              15,989      16,029
                                                                  --------    --------
            Total liabilities and shareholders' equity            $ 74,900      69,996
                                                                  ========    ========

See accompanying notes to consolidated financial statements

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                  Years ended September 30, 2000, 1999 and 1998
                      (in thousands, except per share data)

                                                                   2000     1999      1998
                                                                   ----     ----      ----
Interest income:
  Loans                                                           $4,432    3,647     3,256
  Securities                                                       1,053    1,096       998
  Other short-term investments                                       101       72        82
                                                                  ------    -----     -----
            Total interest income                                  5,586    4,815     4,336
                                                                  ------    -----     -----

Interest expense:
  Deposits                                                         1,904    1,931     1,907
  Borrowings                                                         677       88        --
                                                                  ------    -----     -----
            Total interest expense                                 2,581    2,019     1,907
                                                                  ------    -----     -----
            Net interest income                                    3,005    2,796     2,429

Provision for loan losses                                            158      162       130
                                                                  ------    -----     -----
            Net interest income after provision for loan losses    2,847    2,634     2,299
                                                                  ------    -----     -----

Noninterest income:
  Service charges                                                    103       67        52
  Net gain (loss) on sale of securities available for sale            67      (18)       --
  Other                                                              136       76        92
                                                                  ------    -----     -----
            Total noninterest income                                 306      125       144
                                                                  ------    -----     -----

Noninterest expenses:
  Salaries and employee benefits                                     957      783       647
  Directors' fees                                                     90       78        59
  Building, occupancy and equipment                                  207      203       173
  Data processing                                                    112       95        84
  Postage and supplies                                                89       94        77
  Professional fees                                                  210      102        43
  Real estate owned                                                   58       25       101
  Other                                                              271      307       259
                                                                  ------    -----     -----
            Total noninterest expenses                             1,994    1,687     1,443
                                                                  ------    -----     -----
            Income before income tax expense                       1,159    1,072     1,000

Income tax expense                                                   434      431       380
                                                                  ------    -----     -----
            Net income                                            $  725      641       620
                                                                  ======    =====     =====
Earnings per common share - basic (1)                             $  .33      .15
                                                                  ======    =====
Earnings per common share - diluted (1)                           $  .32      .15
                                                                  ======    =====

(1) Earnings per share for 1999 represents the net earnings of the Company for the period from March 23, 1999 (date of reorganization) to September 30, 1999.

See accompanying notes to consolidated financial statements.

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

    Consolidated Statements of Shareholders' Equity and Comprehensive Income

                  Years ended September 30, 2000, 1999 and 1998
                       (in thousands, except share data)

                                                                                 Accumulated
                                                          Additional                other      Amorti-  Unallo-
                                                Common      paid-in   Retained  comprehensive  zation   cated     Treasury
                                                 stock      capital   earnings     income      of MRP    ESOP       stock    Total
                                                 -----      -------   --------     ------      ------    ----       -----    -----
Balance at September 30, 1997                   $    --         --     10,309        380         --        --         --     10,689
Comprehensive income:
  Change in net unrealized gain (loss)
    on securities available for sale,
    net of tax                                       --         --         --        159         --        --         --        159
  Net income                                         --         --        620         --         --        --         --        620
                                                                                                                            -------
            Total comprehensive income                                                                                          779
                                                -------    -------    -------    -------    -------   -------    -------    -------
Balance at September 30, 1998                        --         --     10,929        539         --        --         --     11,468
Net proceeds from issuance of 1,072,818
  shares of common stock                             11      4,568         --         --         --        --         --      4,579
Common stock acquired by ESOP (85,825 shares)        --         --         --         --         --      (429)        --       (429)
ESOP shares released or committed to be
  released for allocation (4,291 shares)-            --         (2)        --         --         --         21        --         19
Initial capital contribution and issuance of
  shares to Cambray Mutual Holding Company
  (1,311,222 shares)                                 13        (13)      (100)        --         --        --         --       (100)
Comprehensive income:
  Change in net unrealized gain (loss) on
    securities available for sale, net of tax        --         --         --       (149)        --        --         --       (149)
  Net income                                         --         --        641         --         --        --         --        641
                                                                                                                            -------
            Total comprehensive income                                                                                          492
                                                -------    -------    -------    -------    -------   -------    -------    -------
Balance at September 30, 1999                        24      4,553     11,470        390         --      (408)        --     16,029
ESOP shares released or committed to be
  released for allocation (5,087 shares)             --         (3)        --         --         --        26         --         23
Amortization of MRP                                  --         --         --         --         41        --         --         41
Common stock repurchased (107,281 shares)            --         --         --         --         --        --       (543)      (543)
Cash dividends declared ($.11 per share)             --         --       (252)        --         --        --         --       (252)
Change in net unrealized gain (loss) on
  securities available for sale, net of tax          --         --         --        (34)        --        --         --        (34)
Net income                                           --         --        725         --         --        --         --        725
                                                                                                                            -------
            Total comprehensive income                                                                                          691
                                                -------    -------    -------    -------    -------   -------    -------    -------
Balance at September 30, 2000                   $    24      4,550     11,943        356         41      (382)      (543)    15,989
                                                =======    =======    =======    =======    =======   =======    =======    =======

See accompanying notes to consolidated financial statements.

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                  Years ended September 30, 2000, 1999 and 1998
                                 (in thousands)


                                                             2000       1999       1998
                                                             ----       ----       ----
Cash flows from operating activities:
  Net income                                               $   725        641        620
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                              68         66         59
      Provision for loan losses                                158        162        130
      Deferred income taxes                                     45         83        (61)
      Net (gains) losses on sales of securities                (67)        18         --
      Net (accretion) amortization of premiums/discounts        59        (13)         4
      Loss on retirement of premises and equipment               7         --         --
      Allocated and earned shares of ESOP                       23         19         --
      Allocated and earned shares of MRP                        41         --         --
      Increase in accrued interest receivable                  (27)      (123)       (51)
      Decrease in other assets                                 228        339         29
      Increase (decrease) in other liabilities                (185)        (7)       536
                                                           -------    -------    -------

            Net cash provided by operating activities        1,075      1,185      1,266
                                                           -------    -------    -------

Cash flows from investing activities:

  Net increase in loans                                     (8,499)   (11,277)      (601)
  Proceeds from sales of securities available for sale          68        504         --
  Proceeds from maturities and principal reductions of
    securities available for sale                            1,510      8,662         --
  Purchases of securities available for sale                    --    (11,928)    (2,378)
  Purchases of securities held to maturity                     (50)      (711)    (2,318)
  Proceeds from maturities and principal reductions of
    securities held to maturity                              1,802      2,502      3,256
  Additions to premises and equipment                          (95)       (56)       (79)
  Purchase of Federal Home Loan Bank of New York stock        (205)        (6)        (4)
                                                           -------    -------    -------

            Net cash used by investing activities           (5,469)   (12,310)    (2,124)
                                                           -------    -------    -------

                                        4                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued

                  Years ended September 30, 2000, 1999 and 1998
                                 (in thousands)


                                                          2000       1999       1998
                                                          ----       ----       ----

Cash flows from financing activities:
  Net increase (decrease) in deposits                     1,687     (1,269)     2,806
  Net proceeds from borrowings                            3,400      7,400         --
  Net proceeds from issuance of common stock                 --      4,579         --
  Purchase of shares of common stock by ESOP                 --       (429)        --
  Dividends paid(252)                                        --         --
  Treasury stock purchased                                 (543)        --         --
  Initial capital contribution to Cambray Mutual
    Holding Company                                          --       (100)        --
                                                        -------     ------     ------

            Net cash provided by financing activities     4,292     10,181      2,806
                                                        -------     ------     ------

            Net decrease in cash and cash equivalents      (102)      (944)     1,948

Cash and cash equivalents at beginning of year            3,490      4,434      2,486
                                                        -------     ------     ------

Cash and cash equivalents at end of year                $ 3,388      3,490      4,434
                                                        =======     ======     ======

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest                                            $ 2,601      2,011      1,907
    Income taxes                                            462        617         25
                                                        =======     ======     ======

  Non-cash investing activities:
    Additions to real estate owned                      $   215        151        114
                                                        =======     ======     ======

See accompanying notes to consolidated financial statements.

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 2000 and 1999

(1)  BUSINESS

     Gouverneur Bancorp, Inc. (the Company) operates as a savings and loan holding company. Its only subsidiary is Gouverneur Savings and Loan Association (the Bank). On March 23, 1999, the Bank reorganized into the mutual holding company form of organization as a wholly owned subsidiary of the Company, a mid-tier stock holding company that became the majority-owned subsidiary of Cambray Mutual Holding Company. On March 23, 1999, the Company sold 1,072,818 shares of common stock to the public and received $4,579,000 net proceeds from the sale.

     Cambray Mutual Holding Company, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 57.6% of the outstanding common stock of the Company as of September 30, 2000.

     The Bank provides financial services to individuals and businesses primarily in St. Lawrence, Jefferson and Lewis Counties in New York State. The Bank is subject to regulation by the Office of Thrift Supervision (OTS).

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year classifications.

     (b)  USE OF ESTIMATES

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and other real estate.

                                        6                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     (c)  CASH AND CASH EQUIVALENTS

          For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in bank which represent short-term highly liquid investments.

     (d)  SECURITIES

          The Company classifies its debt securities at the time of purchase as either securities available for sale or securities held to maturity. The Company does not hold any securities considered to be trading. Debt securities that management has the positive intent and ability to hold to maturity are classified as securities held to maturity and are recorded at amortized cost. Securities not classified as held to maturity are classified as securities available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

          Purchase premiums and discounts are recognized in interest income using the interest method over the term of the securities. Declines in the fair value of securities held to maturity and securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     (e)  LOANS

          Loans are reported at the principal amount outstanding, net of deferred costs. Loan fees and certain direct origination costs are netted and are amortized using the interest method over the contractual lives of the loans.

          Interest on loans is accrued and included in income at contractual rates applied to the principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued and previously accrued interest is reversed when loan payments are 90 days or more past due or when, by the judgement of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent that payment is received. Loans are returned to an accrual status when both principal and interest are current or when in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

                                        7                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     (f)  ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual one to four family residential mortgage loans, automobile loans and home equity loans for impairment disclosures.

                                        8                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     (g)  REAL ESTATE OWNED

          Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses.

     (h)  PREMISES AND EQUIPMENT

          Land is carried at cost and building and improvements and furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

     (i)  EMPLOYEE STOCK OWNERSHIP PLAN

          The Company sponsors a non-contributory Employee Stock Ownership Plan
               (ESOP) covering substantially all employees. Employer contributions are discretionary and there is no guarantee that a contribution will be made during any particular year. However, the Company will make annual contributions sufficient to cover principal and interest due under the contractual terms of the ESOP loan agreement. Contributions will be in the form of cash or Gouverneur Bancorp, Inc. securities. The number of shares allocable to Plan participants is based on employee compensation levels. Accordingly, as shares are committed to be released to participants, the Company reports compensation expense equal to current market price of the shares and the shares become outstanding for earnings per share computations.

     (j)  STOCK OPTION AND MANAGEMENT RECOGNITION PLANS

          The Company has a stock option plan and a management recognition plan for directors, officers and key employees. The Company has elected to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provide proforma net income and proforma earnings per share disclosures for employee stock options grants as if the fair-value-based method defined in Statement of Financial Accounting Standards
               (SFAS) No. 123 had been applied. Accordingly, no compensation expense has been recorded for the stock option plan and compensation expense for the management recognition plan is recognized on a straight-line method over the vesting period.

                                        9                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     (k)  INCOME TAXES

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date.

     (l)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

          The Company does not engage in the use of derivative financial statements. The Company's off-balance sheet financial instruments are limited to commitments to extend credit.

     (m)  EARNINGS PER COMMON SHARE

          Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Prior to the mutual holding company reorganization of the Bank, which occurred on March 23, 1999, earnings common per share are not applicable as neither the Company nor the Bank had shares outstanding. Unallocated shares held by the Company's ESOP are not included in the weighted average number of shares outstanding. Diluted earnings per share reflects the effects of common stock issuable upon exercise of dilutive stock options.

     (n)  COMPREHENSIVE INCOME

          Comprehensive income, presented in the consolidated statements of shareholders' equity and comprehensive income, consists of net income and the net change for the period in after-tax unrealized gains or losses on securities available for sale. Accumulated other comprehensive income in the consolidated statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates, net of related tax effect.

                                       10                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     (n)  COMPREHENSIVE INCOME, CONTINUED

          A summary of unrealized gains (losses) and reclassification adjustments, net of tax, of available-for-sale securities for the years ended September 30, 2000, 1999 and 1998 follows (in thousands):

                                                                     2000          1999           1998
                                                                   --------      --------       --------
            Unrealized holding gains (losses) arising
                during the period net of tax (pre-tax
                amount of $10,000, $267,000 and
                $265,000)                                          $      6          (160)           159

            Reclassification adjustment for losses
                (gains) realized in net income during
                this period, net of tax (pre-tax amount
                of ($67,000), $48,000 and $0)                           (40)           11             --
                                                                   --------      --------       --------

            Other comprehensive (loss) income, net of
                tax of ($3,000) ($91,000) and $105,000             $    (34)         (149)           159
                                                                   ========      ========       ========

     (o)  SEGMENT REPORTING

          As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.

                                       11                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     (p)  NEW ACCOUNTING STANDARDS

          In June 1998, the Financial Accounting Standards Board (FASB) issued
               SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

          In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative
               Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 defers the effective date of SFAS No. 133 by one year from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000.

          In June 2000, the FASB issued SFAS No. 138, Accounting for Certain
               Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133. SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. This Statement shall be adopted concurrently with SFAS No. 133.

          In September 2000, the FASB issued SFAS No. 140, Accounting for
               Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 140 replaces SFAS No. 125. The Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001.

          The Company anticipates, based on current activities, the adoption of the above FASB Statements are not expected to have a material effect on the Company's financial position or results of operations.

                                       12                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(3)  SECURITIES

     The amortized cost and fair values of the securities, with gross unrealized gains and losses, are summarized as follows (in thousands):

                                                           September 30, 2000
                                                ----------------------------------------
                                                              Gross     Gross
                                                Amortized  unrealized unrealized   Fair
                                                   cost       gains     losses     value
                                                   ----       -----     ------     -----
        Securities available for sale:
          Debt securities:
            U.S. Government and federal agency   $ 4,201        --       (102)     4,099
            Mortgage-backed                        4,492        --        (56)     4,436
            Municipal                              2,015         1        (41)     1,975
                                                 -------       ---        ---     ------
                Total debt securities             10,708         1       (199)    10,510
                                                 -------       ---        ---     ------
          Corporate equity securities                 16       821         --        837
          Mutual funds                                21        --         --         21
                                                 -------       ---        ---     ------
                                                 $10,745       822       (199)    11,368
                                                 =======       ===        ===     ======
        Securities held to maturity:
          Mortgage-backed                          4,205        --        (59)     4,146
          Other                                       58        --         --         58
                                                 -------       ---        ---     ------
                                                 $ 4,263        --        (59)     4,204
                                                 =======       ===        ===     ======


                                                           September 30, 1999
                                                ----------------------------------------
                                                              Gross     Gross
                                                Amortized  unrealized unrealized   Fair
                                                   cost       gains     losses     value
                                                   ----       -----     ------     -----

        Securities available for sale:
          Debt securities:
            U.S. Government and federal agency   $ 4,201        --       (100)     4,101
            Mortgage-backed                        5,613        --        (57)     5,556
            Municipal                              2,412        --        (53)     2,359
                                                 -------       ---        ---     ------
               Total debt securities              12,226        --       (210)    12,016
                                                 -------       ---        ---     ------
          Corporate equity securities                 18       869         --        887
          Mutual funds                                68        --         --         68
                                                 -------       ---        ---     ------
                                                 $12,312       869       (210)    12,971
                                                 =======       ===        ===     ======
        Securities held to maturity:
          Mortgage-backed                          6,009         3        (65)     5,947
          Other                                       10        --         --         10
                                                 -------       ---        ---     ------
                                                 $ 6,019         3        (65)     5,957
                                                 =======       ===        ===     ======

                                       13                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(3)  SECURITIES, CONTINUED

     The amortized cost and fair value of debt securities by contractual maturity at September 30, 2000 follows (in thousands):

                                                  Amortized    Fair
                                                     cost      value
                                                     ----      -----

        Securities available for sale:
          Due within one year                      $ 4,252     4,178
          Due after one year through five years      1,005       966
          Due after five years through ten years       959       930
                                                   -------    ------
                                                     6,216     6,074
          Mortgage-backed securities                 4,492     4,436
                                                   -------    ------

                                                   $10,708    10,510
                                                   =======    ======

        Securities held to maturity:
          Due within one year                      $     3         3
          Due after one year through five years         55        55
                                                   -------    ------
                                                        58        58
          Mortgage-backed securities                 4,205     4,146
                                                   -------    ------

                                                   $ 4,263     4,204
                                                   =======    ======

     Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

     Gross gains of approximately $67,000 were realized on sales of securities available for sale in 2000 and $9,000 in 1999. There were no gross losses in 2000 and gross losses of approximately $27,000 were realized on sales of securities available for sale in 1999.

                                       14                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(4)  LOANS RECEIVABLE

     Loans at September 30 are summarized as follows (in thousands):

                                                                                  2000         1999
                                                                                  ----         ----

        Mortgage loans:
          One to four family residential                                        $ 36,640      33,320
          Commercial 4,593                                                         3,748
          Construction                                                               519         444
                                                                                --------     -------

               Total mortgage loans                                               41,752      37,512
                                                                                --------     -------

        Other loans:
          Commercial and agricultural                                              1,181         707
          Automobile 8,594                                                         5,306
          Home equity                                                                791         771
          Passbook                                                                   389         411
          Other                                                                    2,059       2,045
                                                                                --------     -------

               Total other loans                                                  13,014       9,240
                                                                                --------     -------

               Total loans                                                        54,766      46,752

        Undisbursed portion of loans in process                                     (188)       (148)
        Net deferred costs                                                           382         187
                                                                                --------     -------

                                                                                $ 54,960      46,791
                                                                                ========     =======


     An analysis of the allowance for loan losses follows (in thousands):

                                                                      2000        1999        1998
                                                                      ----        ----        ----


        Balance at beginning of year                                $    620         484         403
        Provision charged to operations                                  158         162         130
        Recoveries                                                        64          34          85
        Loans charged off                                               (179)        (60)       (134)
                                                                    --------    --------    --------

        Balance at end of year                                      $    663         620         484
                                                                    ========    ========    ========

                                       15                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(4)  LOANS RECEIVABLE, CONTINUED

     A substantial portion of the Company's loans are mortgages in St. Lawrence, Jefferson and Lewis Counties in New York State. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in this area.

     At September 30, 2000 and 1999, there were no impaired loans.

     The principal balances of loans not accruing interest amounted to approximately $409,000 and $221,000 at September 30, 2000 and 1999, respectively. The interest income foregone for nonaccruing loans was approximately $15,000 and $11,000 during the years ended September 30, 2000 and 1999, respectively.

     In the ordinary course of business, the Company has and expects to continue to have transactions, including loans, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Company. Loans to such borrowers at September 30, 2000 and 1999 were $204,000 and $442,000, respectively.

(5)  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows (in thousands):

                                         2000    1999
                                         ----    ----

        Loans                           $ 313      276
        Securities                        183      193
                                        -----    -----

                                        $ 496      469
                                        =====    =====

                                       16                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(6)  PREMISES AND EQUIPMENT

     Premises and equipment at September 30 are summarized as follows (in thousands):

                                          2000   1999
                                          ----   ----

        Land                            $  30      30
        Buildings and improvements        478     478
        Furniture and equipment           288     455
                                        -----   -----
                                          796     963
        Less accumulated depreciation    (498)   (685)
                                        -----   -----

                                        $ 298     278
                                        =====   =====

     Depreciation expense amounted to $68,000, $66,000 and $59,000 during the years ended September 30, 2000, 1999 and 1998, respectively.

(7)  DEPOSITS

     At September 30, 2000 and 1999, the aggregate amounts of time deposits in denominations of $100,000 or more were approximately $3,519,000 and $3,273,000, respectively.

     Time deposit contractual maturities at September 30 are summarized as follows (in thousands):

                                          2000        1999
                                          ----        ----

        Within one year                 $ 16,490     17,265
        One through two years              8,008      4,903
        Two through three years              354        675
        Three through five years              15        214
                                        --------    -------

                                        $ 24,867     23,057
                                        ========    =======

     Interest expense on deposits is summarized as follows (in thousands):

                                          2000       1999       1998
                                          ----       ----       ----

        Savings                         $   532        569        519
        Time                              1,250      1,246      1,279
        NOW and money market                122        116        109
                                        -------     ------     ------

                                        $ 1,904      1,931      1,907
                                        =======     ======     ======

                                       17                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(8)  BORROWED FUNDS

     Borrowed funds at September 30 are summarized as follows (in thousands):

                                                2000                               1999
                                     ----------------------------     ----------------------------
                                                 Weighted average                 Weighted average
                                     Amount      interest rate        Amount      interest rate
                                     ------      -------------        ------      -------------
        Securities sold under
          agreements to repurchase   $ 7,300          6.63%            5,900           5.32%

        Advances from the
          Federal Home Loan
          Bank of New York             3,500          6.82%            1,500           5.36%
                                     -------                         -------

                                     $10,800                           7,400
                                     =======                         =======

     The securities sold under agreements to repurchase are secured by mortgage-backed securities. The collateral underlying the securities sold under agreements to repurchase had a carrying value of $8,768,000 and a fair value of $8,646,000 at September 30, 2000 and a carrying value of $6,335,000 and a fair value of $6,325,000 at September 30, 1999. The securities sold under agreements to repurchase have fixed interest rates. At September 30, 2000, all of the securities sold under agreements to repurchase have contractual maturities of less than one year.

     The Company utilizes advance programs offered by the Federal Home Loan
          Bank of New York (FHLBNY) including a line of credit agreement with an available limit of $15,225,000 at September 30, 2000. Under terms of a blanket collateral agreement with the FHLBNY, outstanding advances are secured by certain qualifying assets not otherwise pledged. These advances have fixed interest rates and have contractual maturities of less than one year.

                                       18                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(9)  INCOME TAXES

     The components of income tax expense attributable to income from operations are (in thousands):

                                                             2000   1999   1998
                                                             ----   ----   ----
        Current:
          Federal                                            $309    268    356
          State                                                80     80     85
                                                             ----   ----   ----
                                                              389    348    441
                                                             ----   ----   ----

        Deferred:
          Federal                                              35     64    (53)
          State                                                10     19     (8)
                                                             ----   ----   ----
                                                               45     83    (61)
                                                             ----   ----   ----
                                                             $434    431    380
                                                             ====   ====   ====

     Actual tax expense attributable to income before income taxes differed from "expected" tax expense, computed by applying the U.S. federal statutory tax rate of 34% to income before income tax as follows (in thousands):

                                                             2000   1999   1998
                                                             ----   ----   ----

        Computed "expected" tax expense                      $394    364    340
        Increase (decrease) in income taxes resulting from:
          State taxes, net of federal tax benefits             53     64     51
          Other items, net                                    (13)     3    (11)
                                                             ----   ----   ----
                                                             $434    431    380
                                                             ====   ====   ====

                                       19                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(9)  INCOME TAXES, CONTINUED

     The components of the net deferred tax liability, included in other liabilities, are as follows (in thousands):

                                                                2000     1999
                                                                ----     ----

        Deferred tax assets:
          Allowance for loan losses                            $ 270      254
          Deferred directors' fees                                43       22
          Accrued expenses                                        66       52
          Other                                                   27        8
                                                               -----    -----

               Total deferred tax assets                         406      336
                                                               -----    -----

        Deferred tax liabilities:
          Accumulated depreciation on premises and equipment      20       13
          Accrued interest receivable                            198      187
          Net deferred loan costs                                153       74
          Unrealized gains on securities available for sale      266      269
          Prepaid expenses                                        36       18
                                                               -----    -----

               Total deferred tax liabilities                    673      561
                                                               -----    -----

               Net deferred tax liability                      $(267)    (225)
                                                               =====    =====

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary at September 30, 2000 and 1999.

     Included in retained earnings at September 30, 2000 is approximately
          $1,274,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for federal income tax purposes, would result in taxable income to the Bank.

                                       20                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(10) EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) Retirement Plan (Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Plan, subject to certain limitations. The Company contributes 3% of each eligible employee's salary. Additional Company contributions to the Plan are determined annually by the Board of Directors. For the years ended September 30, 2000, 1999 and 1998 expense for the Plan amounted to $48,000, $40,000 and $40,000, respectively.

     In connection with establishing the Employee Stock Ownership Plan (ESOP) in
          1999, the ESOP borrowed $429,000 from the Company to purchase 85,825 common shares of the Company's stock. The loan shall be repaid in ten equal annual installments through 2009. The loan bears interest at 7.75%. At September 30, 2000, 9,378 shares were released or committed to be released and 76,447 shares remained as unallocated shares. At September 30, 1999, 4,291 shares were released or committed to be released and 81,534 shares remained as unallocated shares. The fair value of the unallocated shares on September 30, 2000 was $410,000. The cost of the ESOP shares that have not been allocated or committed to be released to participants is deducted from stockholders' equity. The Company recorded $23,000 and $19,000 of compensation expense related to the ESOP for the years ended September 30, 2000 and 1999, respectively.

(11) DEFERRED COMPENSATION PLAN

     In 1998, the Company instituted a nonqualified deferred compensation plan for directors, under which participants may elect to defer all or part of their annual director fees. At December 31, 2000 and 1999, deferred director fees included in other liabilities aggregated $109,000 and $55,000, respectively. Deferred compensation expense for the years ended September 30, 2000, 1999 and 1998 amounted to $54,000, $38,000 and $17,000, respectively.

                                       21                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(12) STOCK OPTION AND MANAGEMENT RECOGNITION PLANS

     On October 27, 1999, shareholders approved the Stock Option Plan (SOP) and the Management Recognition Plan (MRP) for directors, officers and key employees. The SOP provides for awards in the form of stock options, representing a right to purchase up to 107,281 shares of common stock. All options have a ten-year term and vest ratably over a five-year period.

     Activity in the Stock Option Plan is as follows:

                                                    Options    Option price
                                                  outstanding   per share
                                                  -----------   ---------

        Outstanding at September 30, 1999               --        $  --

        Granted                                     58,250         4.75
        Exercised                                       --           --
        Forfeited                                       --           --
                                                    ------        -----

        Outstanding at September 30, 2000           58,250        $4.75
                                                    ======        =====

        Options exercisable at September 30, 2000       --
                                                    ======

     The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.93%; dividend yield of 2.2%; market price volatility of 26.56%; expected option life of 8 years.

     The Company has elected to account for its stock-based compensation plan in accordance with Accounting Principles Board Opinion No. 25. Proforma amounts of net income and earnings per share under Statement of Financial Standards No. 123 for the year ended September 30, 2000 are as follows:

        Net income:
          As reported                                             $ 725
          Proforma                                                  702

        Earnings per common share - basic:

          As reported                                             $ .33
          Proforma                                                  .32
        Earnings per common share - diluted:

          As reported                                             $ .32
          Proforma                                                  .31

                                       22                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(12) STOCK OPTION AND MANAGEMENT RECOGNITION PLANS, CONTINUED

     On October 27, 1999, the Company awarded 23,100 shares (42,912 authorized) of restricted stock under the MRP. The market value of shares awarded at the date of the grant approximated $110,000 and has not been recognized in the accompanying statement of financial condition since the shares have not been acquired as of September 30, 2000. Permission to purchase the 42,912 shares has been received from the OTS and a trust agreement is in place for the plan. The market value of shares awarded is recognized as compensation expense ratably over the five-year restriction period. Compensation expense for the MRP was $41,000 for the year ended September 30, 2000.

(13) EARNINGS PER COMMON SHARE

     The following is a summary of the earnings per common share calculation for the years ended September 30, 2000 and 1999 (in thousands, except per share data):

                                                          2000     1999
                                                          ----     ----

        Earnings per common share - basic:
          Net income                                     $  725      641
                                                         ------   ------

          Weighted average common shares outstanding      2,221    2,300
                                                         ------   ------

          Earnings per common share - basic              $  .33      .15  (1)
                                                         ======   ======

        Earnings per common share - diluted:
          Net income                                        725      641
                                                         ------   ------

          Weighted average shares outstanding             2,221    2,300
          Effect of dilutive securities:
            Stock-based compensation                         40       --
                                                         ------   ------

          Adjusted weighted-average shares outstanding    2,261    2,300
                                                         ------   ------

          Earnings per common share - diluted            $  .32      .15  (1)
                                                         ======   ======

          (1) Earnings per common share represent the net earnings of the Company for the period from March 23, 1999 (date of reorganization) to September 30, 1999.

     Options to purchase 58,250 shares of common stock at a price of $4.75 per share were outstanding as of September 30, 2000, but were not included in the computation of diluted EPS because the options' exercise price is greater than the average market price of the common shares.

                                       23                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(14) COMMITMENTS AND CONTINGENCIES

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated statement of financial condition.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

     Commitments to originate fixed and adjustable rate loans were $1,153,000 and $1,395,000 at September 30, 2000 and 1999, respectively.

     Unused lines of credit, which includes home equity, consumer and commercial, amounted to $744,000 and $766,000 at September 30, 2000 and 1999, respectively.

                                       24                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(15) REGULATORY CAPITAL REQUIREMENTS

     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weighting and other factors.

     Quantitative measure established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below of total and Tier I capital to risk-weighted assets (as defined in the regulations), Core capital (as defined) and Tangible capital (as defined). Management believes at September 30, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of September 30, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier I risk-based, Core capital and Tangible capital ratios as set forth in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

                                       25                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(15) REGULATORY CAPITAL REQUIREMENTS, CONTINUED

     The following is a summary of the Company's and Bank's actual capital amounts and ratios compared to minimum capital adequacy requirements and the requirements for classification as a well capitalized institution under prompt corrective action provisions (in thousands):

                                                                           To be classified as
                                                                         well-capitalized under
                                                      Minimum capital      prompt corrective
                                      Actual       adequacy requirements   action provisions
                                  --------------   ---------------------   -----------------
                                  Amount   Ratio      Amount    Ratio       Amount   Ratio
                                  ------   -----      ------    -----       ------   -----
      September 30, 2000
      ------------------
     Total capital (to risk-
       weighted assets):
         Company                 $16,517   40.14%     $ 3,292    8.0%      $ 4,115    10.0%
         Bank                     15,458   37.57        3,292    8.0         4,115    10.0
     Core capital (to adjusted
       tangible assets):
         Company                  15,633   21.05        2,228    3.0         3,714     5.0
         Bank                     14,574   19.53        2,239    3.0         3,732     5.0
     Tangible capital (to
       tangible assets):
         Company                  15,633   21.05        1,114    1.5            --     N/A
         Bank                     14,574   19.53        1,120    1.5            --     N/A
     Tier I capital (to risk-
       weighted assets):
         Company                  15,633   37.99        1,646    4.0         2,469     6.0
         Bank                     14,574   35.42        1,646    4.0         2,469     6.0

     September 30, 1999
     ------------------
     Total capital (to risk-
       weighted assets):
         Company                 $16,469   46.95%     $ 2,806    8.0%      $ 3,508    10.0%
         Bank                     14,638   41.73        2,806    8.0         3,508    10.0
     Core capital (to adjusted
       tangible assets):
         Company                  15,639   22.56        2,080    3.0         3,467     5.0
         Bank                     13,808   19.79        2,093    3.0         3,488     5.0
     Tangible capital (to
       tangible assets):
         Company                  15,639   22.56        1,040    1.5            --     N/A
         Bank                     13,808   19.79        1,046    1.5            --     N/A
     Tier I capital (to risk-
       weighted assets):
         Company                  15,639   44.58        1,403    4.0         2,105     6.0
         Bank                     13,808   39.36        1,403    4.0         2,105     6.0

                                       26                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

          Cash and cash equivalents: The fair values are considered to approximate the carrying amounts, as reported in the balance sheet.

          Securities: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

          Loans: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying amounts The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating.

          FHLB Stock: The carrying amount of this instrument, which is redeemable at par, approximates fair value.

          Accrued Interest Receivable: The carrying amount of interest is approximates fair value.

          Deposits: The fair value of demand, savings, NOW and money market accounts are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed-rate time certificates are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

          Borrowed Funds: The fair value of securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of New York are estimated using a discounted cash flow approach that applies interest rates currently being offered for similar types of borrowing arrangements.

          Off-Balance-Sheet Instruments: The Bank's off-balance-sheet instruments consists of lines of credit and commitments to fund loans. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

                                       27                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

     The estimated fair values and related carrying amounts of the Bank's financial instruments at September 30 are as follows (in thousands):

                                              2000                1999
                                        -----------------   -----------------
                                        Carrying     Fair   Carrying     Fair
                                         amount     value    amount     value
                                         ------     -----    ------     -----
        Financial assets:
          Cash and cash equivalents     $ 3,388     3,388     3,490     3,490
          Securities                     15,631    15,572    18,990    18,928
          Loans, net                     54,297    54,436    46,171    46,348
          FHLBNY stock                      590       590       385       385
          Accrued interest receivable       496       496       469       469

        Financial liabilities:
          Deposits                       46,800    46,788    45,113    45,146
          Borrowed funds                 10,800    10,800     7,400     7,400

(17) CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The following presents the condensed statements of financial condition of Gouverneur Bancorp, Inc. as of September 30, 2000 and 1999 and condensed statements of income and cash flows for the year ended September 30, 2000 and the period from March 23, 1999 to September 30, 1999.

           CONDENSED STATEMENTS OF FINANCIAL CONDITION (IN THOUSANDS)

                                                              2000      1999
                                                              ----      ----

        Assets:
          Cash                                              $   994     1,812
          Other assets                                           41        --
          Investment in banking subsidiary                   14,976    14,231
                                                            -------   -------

               Total assets                                 $16,011    16,043
                                                            =======   =======

        Liabilities and shareholders' equity:
          Other liabilities                                      22        14
          Stockholders' equity                               15,989    16,029
                                                            -------   -------

               Total liabilities and stockholders' equity   $16,011    16,043
                                                            =======   =======

                                       28                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(17) CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS, CONTINUED

                  CONDENSED STATEMENTS OF INCOME (IN THOUSANDS)

                                                                         2000       1999
                                                                         ----       ----
        Income                                                         $    72         42
        Expense                                                            119         14
                                                                       -------    -------

               Income (loss) before equity in earnings
                 of subsidiary                                             (47)        28

        Equity in earnings of subsidiary                                   772        613
                                                                       -------    -------

                Net income                                             $   725        641
                                                                       =======    =======

           CONDENSED STATEMENTS OF CASH FLOWS (IN THOUSANDS)

                                                                         2000       1999
                                                                         ----       ----

        Cash flows from operating activities:
          Net income                                                   $   725        641
          Adjustments to reconcile net income to net
            cash provided by (used in) operating activities:
              Equity in earnings of subsidiary                            (772)      (613)
              Other, net                                                     1         14
                                                                       -------    -------

                Net cash provided by (used in) operating activities        (46)        42
                                                                       -------    -------

        Cash flows from investing activities:
          Purchase of Gouverneur Savings and Loan Association
            common stock                                                    --     (2,380)
          Principal collected (issued) on ESOP note receivable              23       (429)
                                                                       -------    -------

                Net cash provided by (used in) investing activities         23     (2,809)
                                                                       -------    -------

        Cash flows from financing activities:
          Proceeds from issuance of common stock                            --      4,579
          Purchase of treasury stock                                      (543)        --
          Cash dividends paid                                             (252)        --
                                                                       -------    -------

                Net cash provided by (used in) financing activities       (795)     4,579
                                                                       -------    -------
                Net increase (decrease) in cash and cash equivalents      (818)     1,812

        Cash and cash equivalents at beginning of period                 1,812         --
                                                                       -------    -------
        Cash and cash equivalents at end of period                     $   994      1,812
                                                                       =======    =======

                                       29                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

(18) QUARTERLY SUMMARIZED FINANCIAL INFORMATION (UNAUDITED)

     Selected quarterly financial data for fiscal 2000 and 1999 follows (in thousands, except per share data):

                                                 Year ended September 30, 2000
                                                 -----------------------------
        By quarter                         First   Second    Third   Fourth     Year
                                           -----   ------    -----   ------     ----
        Interest income                   $1,322    1,384    1,420    1,460    5,586
        Interest expense                     582      617      665      717    2,581
                                          ------    -----    -----    -----    -----
             Net interest income             740      767      755      743    3,005
                                          ------    -----    -----    -----    -----
        Provision for loan losses             39       --       10      109      158
        Noninterest income                    64      117       69       56      306
        Noninterest expenses                 520      557      451      466    1,994
                                          ------    -----    -----    -----    -----
             Income before income taxes      245      327      363      224    1,159

        Income taxes                          96      126      143       69      434
                                          ------    -----    -----    -----    -----
             Net income                   $  149      201      220      155      725
                                          ======    =====    =====    =====    =====

        Earnings per common share:
          Basic                           $ 0.07     0.09     0.10     0.07     0.33
          Diluted                           0.07     0.09     0.10     0.06     0.32
                                          ======     ====     ====     ====     ====


                                                 Year ended September 30, 1999
                                                 -----------------------------
        By quarter                         First   Second    Third   Fourth     Year
                                           -----   ------    -----   ------     ----
        Interest income                   $1,142    1,159    1,222    1,292    4,815
        Interest expense                     514      493      482      530    2,019
                                          ------    -----    -----    -----    -----
             Net interest income             628      666      740      762    2,796
                                          ------    -----    -----    -----    -----
        Provision for loan losses             33       11       56       62      162
        Noninterest income                    42       55       59      (31)     125
        Noninterest expenses                 424      407      480      376    1,687
                                          ------    -----    -----    -----    -----
             Income before income taxes      213      303      263      293    1,072

        Income taxes                          85      114       91      141      431
                                          ------    -----    -----    -----    -----
             Net income                   $  128      189      172      152      641
                                          ======    =====    =====    =====    =====

        Earnings per common share:
          Basic                                             $ 0.08     0.07     0.15
          Diluted                                             0.08     0.07     0.15
                                                            ======     ====     ====

SHAREHOLDER INFORMATION

     CORPORATE OFFICES
     Gouverneur Bancorp, Inc.
     42 Church Street
     Gouverneur, New York 13642 (315) 287-2600

     ANNUAL MEETING OF SHAREHOLDERS

         The annual meeting of Gouverneur Bancorp, Inc. will be held February 20, 2001 at the Clearview Restaurant, 1180A U.S. Highway 11, Gouverneur, New York 13642.

     ANNUAL REPORT ON FORM 10-K

         For the 2000 fiscal year, Gouverneur Bancorp, Inc. will file an Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov. Shareholders may also obtain a copy free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642, Attention: Corporate Secretary.

     STOCK TRANSFER AGENT & REGISTRAR

         Shareholders wishing to change name, address or ownership of stock, or to report lost certificates or to consolidate accounts should contact the Company's stock registrar and transfer agent directly at:

     Registrar & Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016-3572
     (800) 368-5948

     COUNSEL

     Hinman Howard & Kattell, LLP
     700 Security Mutual Building
     Binghamton, New York 13902-5250

     INDEPENDENT AUDITORS

     Fust Charles Chambers LLP
     5786 Widewaters Parkway
     Syracuse, New York 13214

MARKET INFORMATION FOR COMMON STOCK

     The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV". At December 15, 2000, there were approximately 350 shareholders of record not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

     Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period since the Company's common stock began trading on March 24,1999.

                                                         Cash Dividend
         Quarter Ended              High        Low        Declared
         -------------              ----        ---        --------

         FISCAL 2000
         September 30, 2000        $5.688      $4.125       $0.06
         June 30, 2000             $4.625      $4.000       $0.00
         March 31, 2000            $4.875      $4.063       $0.05
         December 31, 1999         $5.125      $4.375       $0.00

         FISCAL 1999
         September 30, 1999        $5.000      $4.438       $0.00
         June 30, 1999             $5.000      $3.875       $0.00
         March 31, 1999            $5.500      $5.000       $0.00


DIRECTORS AND OFFICERS
GOUVERNEUR BANCORP, INC.

BOARD OF DIRECTORS
     Richard F. Bennett: President & Chief Executive Officer, Gouverneur
        Bancorp, Inc.
     Richard E. Jones: Principal, J&H Feed & Farm Store
     Frank Langevin: Retired contractor
     Robert J. Leader: Principal, Case & Leader LLP Attorneys at Law
     Timothy J. Monroe: Veterinarian, President, Northland
     Veterinarian Hospital
     Joseph C. Pistolesi: Owner, Clearview Motel and Restaurant
     Larry A. Straw: Project Engineer, Cives, Inc., steel fabricator
     Directors of Gouverneur Bancorp, Inc. also serve as Directors of Gouverneur
        Savings & Loan Association

OFFICERS
     Richard F. Bennett: President & Chief Executive Officer
     Charles VanVleet: Vice President & Secretary
     Robert Twyman: Vice President & Chief Financial Officer
     Kathleen McIntosh: Treasurer