Form 10-K, Exhibit 13
period 2001-09-30
GOUVERNEUR BANCORP INC
filed 2001-12-20
CIK 1063942

President's Message

To Our Stockholders:

         On behalf of the Board of Directors, officers and employees of Gouverneur Bancorp, Inc. and its subsidiary, Gouverneur Savings & Loan Association, I am pleased to present to you our 2001 annual report.

         The 2001 fiscal year presented Gouverneur Savings & Loan Association with several challenges. The most significant of these was the need to maintain strong earnings, despite the fact that the Federal Reserve Board decreased interest rates several times throughout the year beginning in January 2001. Their actions, eight in all, totaled 3.5% in this report period, substantially impacting the balance sheets and income statements of financial institutions. Our results show that even though the rate decreases worked to reduce our net interest margin, we were able to hold the decrease in our net interest income to $1,000. We accomplished this by increasing the size of our average loan portfolio by $4.4 million, or 8.6% and increasing the average balance of our securities and short-term investments by $2.0 million, or 10.6%.

         The second challenge we faced was creating additional office space for support staff at our Gouverneur location. We were able to purchase a building near our Bank's main office, renovate it into offices and move the President, Chief Financial Officer, Treasurer and staff accountant to this location. In addition, we were able to link the new offices to our existing telephone and computer systems. The move was completed on October 5th. This is a temporary solution that will allow us time to study alternatives to expanding our current facility.

         Our final challenge was to acquire a site in Alexandria Bay to locate a full branch office. We accomplished this on September 25th when we purchased a property on which we will build a three thousand square foot office building next spring. We expect to begin construction of the branch in the spring and anticipate its opening before the end of fiscal 2002. We have been very successful with our loan production office in this community and expect to generate even more business with a full service office.

         Our loan growth slowed during 2001 as we struggled to maintain our interest margin during the falling rate environment. We emphasized our quality service and the fact that we do not sell our mortgages, rather than offer the lowest loan rates. Our efforts resulted in a 2.7 % increase in net loans for the 2001 fiscal year, from $54.3 million to $55.8 million, while the average rate on our loans fell by only 14 basis points, from 8.74% last year to 8.60% this year. We will continue to face the challenge of declining interest margins in the next fiscal year.

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

                                       /s/ RICHARD F. BENNETT
                                       --------------------------------
                                       Richard F. Bennett

                                       President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


Selected Financial Condition Data:

                                                 At September 30,
                                                 ----------------
                                   2001      2000      1999      1998      1997
                                   ----      ----      ----      ----      ----
                                              (Dollars in thousands)

Total Assets..................   $82,863   $74,900   $69,996   $59,337   $55,172
Loans receivable, net (1).....    56,434    54,960    46,791    35,691    33,253
Allowance for loan losses.....       655       663       620       484       403

Securities available-for-sale.    19,077    11,368    12,971    10,546     7,903
Securities held-to-maturity...     2,651     4,263     6,019     7,717     8,660
Cash and cash equivalents.....     2,852     3,388     3,490     4,434     2,486
Real estate owned.............       182        91       169        51       157
Other repossessed.............        38        20        --        --        --
Deposits......................    47,683    46,800    45,113    46,382    43,576
Borrowings....................    16,400    10,800     7,400        --        --
Total shareholders' equity....   $16,656   $15,989   $16,029   $11,468   $10,689
                                 =======   =======   =======   =======   =======


Selected Operations Data:

                                             Year Ended September 30,
                                             ------------------------
                                   2001      2000      1999      1998      1997
                                   ----      ----      ----      ----      ----
                                              (Dollars in thousands)

Interest income................  $ 5,955   $ 5,586   $ 4,815   $ 4,336   $ 4,275
Interest expense...............    2,951     2,581     2,019     1,907     1,896
                                 -------   -------   -------   -------   -------
   Net interest income.........    3,004     3,005     2,796     2,429     2,379
Provision for loan losses......       80       158       162       130       250
                                 -------   -------   -------   -------   -------
   Net interest income after
     provision for loan losses.    2,924     2,847     2,634     2,299     2,129
Non-interest income............      329       306       125       144       113
Non-interest expense...........    2,020     1,994     1,687     1,443     1,370
                                 -------   -------   -------   -------   -------
Income before income taxes.....    1,233     1,159     1,072     1,000       872
Income tax expense.............      467       434       431       380       335
                                 -------   -------   -------   -------   -------
Net Income.....................  $   766   $   725   $   641   $   620   $   537
                                 =======   =======   =======   =======   =======


Per Common Share:

                                             Year Ended September 30,
                                             ------------------------
                                   2001      2000      1999      1998      1997
                                   ----      ----      ----      ----      ----

Net Income
  Basic (2)....................  $  0.35   $  0.33   $  0.15      N/A       N/A
  Diluted (2)..................     0.35      0.32      0.15      N/A       N/A
Book Value.....................     7.32      7.02      6.72      N/A       N/A
Cash dividends declared........     0.16      0.11       N/A      N/A       N/A



                         Notes appear on following page.

Selected Financial Ratios and Other Data (2):

                                                  At or for the Year Ended September 30,
                                                  --------------------------------------
                                               2001      2000      1999      1998      1997
                                               ----      ----      ----      ----      ----

Performance Ratios:

 Return on average assets (net income
   to average total assets)................     0.96%     1.00%     1.03%     1.12%     0.99%
 Return on average equity (net income
   to average equity)......................     4.69%     4.58%     4.84%     5.74%     5.36%
 Average interest-earning assets to
   average interest-bearing liabilities....   125.08%   126.57%   125.04%   121.99%   120.21%
 Net interest rate spread (4)..............     2.97%     3.31%     3.81%     3.82%     3.82%
 Net interest margin (5)...................     3.93%     4.29%     4.65%     4.61%     4.56%
 Net interest income after provision for
   loan losses to total other expenses.....     1.45x     1.43x     1.54x     1.59x     1.51x


Capital and Asset Quality Ratios:

 Average equity to average total assets....    20.55%    21.77%    21.27%    19.56%    18.41%
 Total equity to assets end of period......    20.10%    21.35%    22.90%    19.33%    19.37%
 Non-performing assets to total assets.....     0.79%     0.69%     0.56%     0.49%     1.31%
 Non-performing loans to total loans.......     0.78%     0.75%     0.47%     0.67%     1.60%
 Allowance for loan losses to total loans..     1.17%     1.21%     1.33%     1.35%     1.14%
 Allowance for loan losses to
   non-performing loans....................   149.89%   162.10%   280.54%   203.36%    71.33%


Other Data:

 Number of real estate loans outstanding       1,456     1,438     1,383     1,338     1,386
 Number of deposit accounts................    6,989     7,014     6,890     6,619     6,508
 Full service offices......................        1         1         1         1         1

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

Year 2001 Highlights For Our Bank

         In fiscal 2001, Gouverneur Bancorp, Inc. marked its second full year as a public company. During the course of this year, our subsidiary, Gouverneur Savings and Loan Association (the "Bank"), increased its assets by $8.0 million, through new loan and investment growth, while remaining well capitalized, with strong asset quality.

         The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses those deposits, together with other funds, to make loans and other investments. Most of the loans are mortgages secured by one-to-four family residences. The Bank also makes consumer (including home equity lines of credit), commercial, and multi-family real estate and other loans. Most of the loans are in the Bank's primary market area, which is southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The Savings Association Insurance Fund of the FDIC insures the Bank's deposit accounts, and the FDIC and the Office of Thrift Supervision both regulate the Bank.

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

         Loans are our highest yielding asset category. We are faced with increasing competition from other financial institutions, loan brokers, mortgage bankers, insurance companies, brokerage firms and other companies that are competing for a limited number of loan opportunities. In order to meet the challenge of competition and increase our earning assets, we have:

         o    Continued to grow our loan portfolio by using our loan production office in Alexandria Bay to pursue new loan opportunities, and
         o    Continued to aggressively seek to originate commercial loans, both mortgage and non-mortgage, which increased by 26.4%.

         Overall during fiscal 2001, our deposits increased by $0.9 million, or 1.9%. The growth was in time certificates as a result of both new deposits and shifting from regular savings accounts to time certificates. Both factors caused increases in our interest expense on deposits. We expect that with the anticipated opening of a full service branch in Alexandria Bay we will experience greater growth in our deposits. We increased our borrowings by $5.6 million, or 51.9% during the past twelve months.

         Some of this year's deposit growth has undoubtedly come because the securities markets have been in a state of flux. These market gyrations may continue to create opportunities for new deposits. Individuals may choose to invest their discretionary funds in bank deposits rather than equity securities. We are investigating a new product that we can offer in conjunction with the Federal Home Loan Bank called an Equity Linked CD. This product can be tied to a market index, such as the S&P 500, allowing the investor to earn a market rate, but with the security of FDIC insurance. We expect that this product could attract additional deposits. If we are unable to attract the additional deposits, we will continue to borrow funds from the Federal Home Loan Bank of New York ("FHLBNY") in order to increase leverage and improve return on equity, continue our growth and meet new loan demand.

         Although we believe that we have moved down the path we need to follow to remain a successful and profitable institution, we know that much more needs to be done. We continue to develop and implement strategies to grow our franchise, seeking to expand our market share in our existing community and reach out into adjoining communities. The following discussion of our financial condition and results of operations shows the effects of our efforts in fiscal 2001.

         Introduction to Financial Information and Comparisons

         Our current financial statements combine the assets, liabilities, income and expenses of Gouverneur Bancorp, Inc., with those of Gouverneur Savings and Loan Association. Any discussion below about periods or dates before March 23, 1999, when we completed the reorganization, includes information only about the Bank. However, when we discuss past financial information, we refer to assets, liabilities, income and expenses prior to March 23, 1999 as our own for comparative purposes.

         Analysis of Net Interest Income

         Net interest income, our primary income source, depends principally upon (i) the amount of interest-earning assets that we can maintain based upon our funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans adversely affect net interest income because they are funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when we designate an asset as non-performing, all interest that we have already accrued but not actually received is deducted from current period income, further reducing net interest income.

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

                                                                           For the Year Ended September 30,
                                                  ---------------------------------------------------------------------------------
                                                             2001                        2000                        1999
                                                  ---------------------------------------------------------------------------------
                                                                                  ($ in thousands)

                                                  Average            Yield/   Average            Yield/   Average            Yield/
                                                  Balance   Interest  Cost    Balance   Interest  Cost    Balance   Interest  Cost
                                                  -------   --------  ----    -------   --------  ----    -------   --------  ----

     Loans (1)                                    $55,089   $ 4,740   8.60%   $50,714   $ 4,432   8.74%   $39,643   $ 3,647   9.20%

     Securities (2)                                19,759     1,140   5.77%    17,473     1,053   6.03%    18,911     1,096   5.80%

     Other short-term investments                   1,536        75   4.88%     1,781       101   5.67%     1,547        72   4.65%
                                                  -------   -------           -------   -------           -------   -------
        Total interest-earning assets              76,384     5,955   7.80%    69,968     5,586   7.98%    60,101     4,815   8.01%

     Non-interest-earning assets                    3,058                       2,696                       2,154
                                                  -------                     -------                     -------
        Total assets                              $79,442                     $72,664                     $62,255
                                                  =======                     =======                     =======


     Savings and club accounts (3)                $14,277   $   470   3.29%   $15,308   $   532   3.48%   $16,661   $   569   3.42%

     Time certificates                             25,618     1,559   6.09%    22,971     1,250   5.44%    23,408     1,246   5.32%

     NOW and money market accounts                  6,575       145   2.21%     6,265       122   1.95%     6,069       116   1.91%

     Borrowings                                    14,599       777   5.32%    10,735       677   6.31%     1,917        88   4.59%
                                                  -------   -------           -------   -------           -------   -------
        Total interest-bearing liabilities         61,069     2,951   4.83%    55,279     2,581   4.67%    48,055     2,019   4.20%

     Non-interest-bearing liabilities               2,048                       1,569                         959
                                                  -------                     -------                     -------
        Total liabilities                          63,117                      56,848                      49,014

     Net worth                                     16,325                      15,816                      13,241
                                                  -------                     -------                     -------
        Total liabilities and net worth           $79,442                     $72,664                     $62,255
                                                  =======                     =======                     =======
     Net interest income/spread (4)                         $ 3,004   2.97%             $ 3,005   3.31%             $ 2,796   3.81%
                                                            =======   ====              =======   ====              =======   ====
     Net earning assets/net interest margin (5)   $15,315             3.93%   $14,689             4.29%   $12,046             4.65%
                                                  =======             ====    =======             ====    =======             ====
     Ratio of average interest earning assets
        to average interest-bearing liabilities                1.25x                       1.27x                       1.25x
                                                            =======                     =======                     =======


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

                                                         Year Ended September 30,
                                                         ------------------------
                                              2001 vs. 2000                    2000 vs. 1999
                                              -------------                    -------------
                                       Increase (Decrease) Due To:      Increase (Decrease) Due To:
                                      Volume      Rate       Total     Volume      Rate       Total
                                       -----      -----      -----      -----      -----      -----
                                                          (Dollars in thousands)
     Interest-earning assets:
     Loans                             $ 379      $ (71)     $ 308      $ 975      $(190)     $ 785
     Securities                          134        (47)        87        (85)        42        (43)
     Other short-term investments        (13)       (13)       (26)        12         17         29
                                       -----      -----      -----      -----      -----      -----
       Total interest-earning assets     500       (131)       369        902       (131)       771
                                       =====      =====      =====      =====      =====      =====

     Interest-bearing liabilities:
     Savings and club accounts           (34)       (28)       (62)       (47)        10        (37)
     Time certificates                   152        157        309        (24)        28          4
     NOW and money market
       accounts                            6         17         23          4          2          6
     Borrowing                           218       (118)       100        545         44        589
                                       -----      -----      -----      -----      -----      -----
       Total interest-bearing
         liabilities                     342         28        370        478         84        562
                                       -----      -----      -----      -----      -----      -----

     Net change in net interest
       income                          $ 158      $(159)     $  (1)     $ 424      $(215)     $ 209
                                       =====      =====      =====      =====      =====      =====

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Comparison of Financial Condition at September 30, 2001 and 2000

         Our total assets were $82.9 million at September 30, 2001, which was $8.0 million or 10.7% higher than our total assets of $74.9 million one year earlier. Total assets increased as a result of increasing our investment portfolio by $6.4 million and borrowing additional funds from FHLBNY to support this growth, as part of our leveraging strategy. The loan portfolio only grew by 2.8% this past year after two years of double digit growth.

         Total net loans reached $55.8 million at September 30, 2001, an increase of $1.5 million compared to $54.3 million one year ago. This increase was the result of the continued growth of our loan production office in the nearby community of Alexandria Bay. This was the second full year of operation of that office which opened in July 1999.

         Our capital position was $667,000 more this year as a result of our net income and the increase in market value of the available for sale investments. Borrowed funds increased by $5.6 million from $10.8 million to $16.4 million at September 30, 2001 as discussed above. Total deposits increased by $0.9 million during the year with an increase of $1.3 million in time certificates. One of the important challenges we face is the need to increase our sources of funds in future years to improve leverage without increasing our cost of funds. To meet this challenge, we have purchased property in Alexandria Bay on which we will build a full service branch office to replace our loan production office. This full branch operation will open a new market for our deposit products and offer us an alternative to borrowing as we grow.

         We experienced an increase during the year in the total of other interest-earning assets and other liquid assets, which includes cash and due from banks, interest-bearing deposits with other banks, securities available for sale and securities held to maturity. This increase, from $19.0 million to $24.6 million, or 29.5%, was the result of our leveraging strategy, in which we grow our assets in relation to our capital by using borrowed funds from FHLBNY and buying investment grade securities with a positive spread.

         We replaced short-term borrowed funds with callable advances to fund our leveraging strategy. The advances increased our borrowing for leveraging from $3.9 million at September 30, 2000 to $10.3 million at September 30, 2001 and helped our earnings by reducing our cost of borrowing. The callable advances are structured as 10 year/ 1 year loans. This means that they can be called after one year, or quarterly thereafter at the FHLB of New York's option. If the advance is never called, we have borrowed the funds for ten years. If rates rise and the advances are called, we will evaluate borrowing and select the best option available at that time. At September 30, 2001, we continue to show a positive spread on the leveraging strategy as the cost of the advances is less than the income earned on the investments.

         Available-for-sale securities increased during the year by $7.7 million, while securities held-to-maturity decreased by $1.6 million. The decline in the balance of the held-to-maturity portfolio resulted from scheduled payments on those securities.

         Comparison of Operating Results for the Years Ended September 30, 2001 and 2000

         Net Income. Net income for the year ended September 30, 2001 was $766,000 compared to net income of $725,000 the previous year. The $41,000 in additional net income represents a 5.7% increase over fiscal 2000. The increase is the result of our growth as our average earning assets increased by $6.4 million, or 9.2% over the past twelve months.

         Our average borrowings from securities sold under agreements to repurchase and advances from FHLBNY, increased by $3.9 million, or 36.0% from fiscal 2000. We are able to borrow funds and maintain a positive spread with the funds that we lend (average borrowing rate equals 5.32% versus average loan rate of 8.60%). However, that spread is much narrower than the spread between loans and deposits (average cost of interest-bearing deposits of 4.68% versus average loan rate of 8.60%). Therefore, since our growth is being funded by borrowed funds, less of the additional interest income generated by our growth made it to the bottom line.

         Our net interest income decreased by $1,000 despite the substantial growth of interest earning assets between the two years. A decrease in the provision for loan losses of $78,000 and a rise in other operating income of $23,000 combined with the decrease in net interest income and an increase in other operating expenses of $26,000 resulted in an increase of $74,000 in income before income taxes. After an increase in income taxes of $33,000, net income stood at $766,000, $41,000 more than a year ago.

         Interest Income. Interest income increased by $369,000 from $5.6 million in fiscal 2000 to $6.0 million in fiscal 2001. Overall, we estimate that the increase in the average balance of interest-earning assets resulted in an increase in interest income of approximately $500,000, while a decrease in interest rates led to a $131,000 decrease in interest income. During 2001, average interest-earning assets totaled $76.4 million, compared to $70.0 million during fiscal 2000. The average balance of loans increased by $4.4 million, mainly due to increases in residential and commercial mortgage loans, and accounted for a $379,000 increase in interest income, while an increase of $2.0 million in the balances of securities and other short-term investments resulted in a $121,000 gain in interest income. The increase in average loans between the years was mainly due to increases in commercial mortgage loans.

         The positive effect of our larger size on interest income was reduced by lower yields on our loan portfolio. The average yield on our loans declined by 14 basis points, from 8.74% to 8.60%, while the average yield on our security investments decreased by 26 basis points from 6.03% to 5.77%. The decline in average yields on loans resulted from declining interest rate conditions in our market over the past few years, combined with payoffs and pay-downs of loans originated at higher interest rates in prior years. It also reflects the fact that unlike adjustable rate loans, in a falling interest rate environment, interest rates earned on fixed rate loans do not reprice in step with market rates. Despite the fact that prime rate adjusted downward by 3.5% since January, fixed rate mortgages fell only 50 basis points. This prevented a lot of refinancing in our market area as rates were no lower than they were a couple of years ago when refinancing was heavy. Therefore, the fixed rate mortgages prevented the average yield from falling further. We have worked to reduce the effect of the fixed rate loans by diversifying our loan portfolio towards commercial mortgage loans and automobile loans that tend to have higher interest rates and shorter terms than residential mortgage loans. Adjustable rate securities in our investment portfolio re-priced at lower rates on their anniversary dates while other securities matured or were called and replaced at lower rates thereby decreasing the yield on securities. Overall, we estimate that the decline in interest rates resulted in a $131,000 reduction in interest income.

         Interest Expense. Interest expense increased by approximately $400,000 from $2.6 million in fiscal 2000 to $3.0 million in fiscal 2001. We estimate that the increase in the average balance of interest-bearing liabilities resulted in an increase of approximately $342,000 in interest expense, while an increase in the average interest rate was responsible for a $28,000 increase in interest expense. The increase in interest rates was attributable to rises in the cost of time deposits, money market and NOW accounts, while borrowing costs from FHLBNY decreased almost 1% from last year to help offset the increased cost of time certificates.

         The average volume of interest-bearing liabilities increased by $5.8 million, or 10.5%, from $55.3 million to $61.1 million from fiscal 2000 to 2001. This increase, which was the net result of increases in the average balance of borrowed funds and deposits, provided funding to increase our loans and investments.

         Our average cost of funds increased from 4.67% in 2000 to 4.83% in 2001. The rate on time certificates increased 65 basis points to 6.09% and rates on money market and NOW accounts rose 26 basis points to 2.21% and together more than offset decreases in savings and club and FHLBNY loan rates of 19 and 99 basis points respectively. The average rate we paid on certificates of deposit increased due to the maturity of time deposits offered twelve to twenty-four months ago primarily at higher rates within those periods. Our analysis of time deposits indicates that the average rate will continue to fall over the next six months as the higher rate deposits mature, unless rates increase suddenly over the next few months.

         Net Interest Income. Our net interest income decreased by $1,000 in fiscal 2001. The decrease was attributable to a $369,000 increase in interest income, offset by an increase of $370,000 in interest expense as explained above. The interest rate change is also reflected by a 34 basis point decline in our spread, the difference between the average yield earned on our assets and the average rate paid on our liabilities.

         Provision for Loan Losses. The provision for loan losses results from our analysis of the adequacy of the allowance for loan losses. If we believe that the allowance should be higher, then we increase it with a provision for loan losses, which is an expense on our income statement. In determining the appropriate provision for loan losses, management considers the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in the Company's market area, which can impact the inherent risk of loss in the Company's portfolio. Furthermore, the Office of Thrift Supervision may disagree with our judgments regarding the potential risks in our loan portfolio and could require us to increase the allowance in the future.

         We decreased our provision for loan losses from $158,000 in 2000 to $80,000 in 2001. At year end, the ratio of our loan loss allowance to total loans and non-performing loans was 1.17% and 149.9% respectively. Our allowance at the beginning of the year was $663,000 and we determined at the end of the year that the appropriate level for the allowance was $655,000. We had charge-offs during the year of $135,000 and recoveries of $48,000, so an $80,000 provision was necessary to reach the desired level for the allowance.

         Non-interest income. Our non-interest income increased from $306,000 in fiscal year 2000 to $329,000 in fiscal 2001. The gain(loss) on the sale of securities increased by $30,000 and service charges rose $5,000 over last year, while the other components of non-interest income, such as management fees, declined by $12,000.

         Non-interest expenses. Our non-interest expenses remained at approximately $2.0 million since they only increased by $26,000 from fiscal 2000 to fiscal 2001. Non-interest expense includes most categories of expense other than interest we pay on deposits and borrowed funds and income tax expense. The largest category of non-interest expenses is salaries and employee benefits expense, followed by building, occupancy and equipment expense and professional fees.

         The largest components of the increase in non-interest expenses were a $57,000 growth in salaries and employee benefits expense from $957,000 to $1,014,000, a $15,000 increase in postage and supplies, and a $14,000 increase in building, occupancy and equipment costs. We have increased one full-time equivalent employee, from 22 last year to 23 this year, as a result of adding an additional part-time position and converting one part-time position to full-time. The additional salary and employee benefits expense included the additional employee, salary increases to existing employees covering both normal merit raises and additional responsibilities, in some cases. These increases were partially offset by reductions of $33,000 in professional fees and $30,000 in directors fees. The latter was the result of losses incurred on the investment of deferred fees indexed to stock market results. We saw some savings in professional fees in 2001 since our staff is handling more of the work. We are now looking to increase our staff by two or three people to support additional growth in the commercial loan area and provide secretarial help. Also, we will need to hire additional personnel for our Alexandria Bay office prior to opening the new office.

         Income Tax Expense. Our income tax expense increased from $434,000 in fiscal 2000 to $467,000 in fiscal 2001, or 7.6%. The effective income tax rate was 37.4% in 2000 and 37.9% in 2001 due to this increase.

         Liquidity and Capital Resources

         Our primary sources of funds are deposits, borrowings and proceeds from the principal and interest payments on loans and securities. Maturities and scheduled principal payments on loans and securities are predictable sources of funds. However, general economic conditions and interest rate conditions can cause increases or decreases in deposit outflows and loan pre-payments thereby affecting the level of funds we have available for investment. Our level of borrowed funds is generally at our own discretion, based upon our need for funds and the cost of deposits as an alternative source of funds.

         In general, we manage our liquidity by maintaining a sufficient level of short-term investments so that funds are normally available for investment in loans when needed. During the year ended September 30, 2001, we reduced our cash and cash equivalents by $536,000. The reduction was the net result of using new borrowings and principal repayments on loans and investment securities to fund the growth in loans. We originated $15.2 million of new loans during fiscal 2001. However, loans, net, after payments, charge-offs and transfers to real estate owned, increased by $1.5 million during the period.

         Deposits increased by $1.7 million during fiscal 2001. We believe the increase is attributable to increased rates we paid on certain time deposits. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by factors outside our control, such as, the level of general market interest rates, the availability of alternate investment opportunities and general economic conditions.

         We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short-term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the Federal Home Loan Bank of New York, the Bank can arrange to borrow in excess of $ 20.0 million, but to do so it must provide appropriate collateral and satisfy other requirements for Federal Home Loan Bank borrowings. We have not needed to use borrowings to fund unanticipated deposit outflows. However, we have used borrowings in the last year to help us fund our loan growth. In addition to borrowings, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer.

         We had $1.3 million of outstanding commitments to make loans at September 30, 2001, along with $1.1 million of unused home equity, commercial and overdraft lines of credit. During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits, loan repayments and prepayments and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities investments as a percentage of total assets, borrowing funds, or the use of wholesale or brokered deposits. At September 30, 2001, we had $22.6 million of certificates of deposit scheduled to mature in one year. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our new capital.

         The OTS has minimum capital ratio requirements which apply to the Bank, but there are no comparable minimum capital requirements that apply to us as a savings and loan holding company. At September 30, 2001, the Bank substantially exceeded all regulatory capital requirements of the OTS applicable to it, and the OTS minimum capital requirements had no material adverse affect on the Bank. The Bank was classified as "well capitalized" at September 30, 2001 under OTS regulations.

         Prior to this year, OTS regulations required that the Bank maintain liquid assets equal to 4% of withdrawable accounts. This ratio is measured on a monthly average basis. The Bank had a liquidity ratio of 8.9% for September 2001.

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

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We want you to know that a variety of future events could cause our actual results and experience to differ materially from what we anticipate when we make our forward-looking statements. Some of the risks and uncertainties that may affect our operations, performance, development and results, the interest rate sensitivity of our assets and liabilities, and the adequacy of our allowance for loan losses, include without limitation (i) local, regional, national or global economic conditions which could cause an increase in loan delinquencies , a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting us; (iv) changes in competition; and (v) changes in consumer preferences.

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

SHAREHOLDER INFORMATION
-----------------------
Corporate Offices
-----------------
Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, New York 13642
(315) 287-2600

Annual Meeting of Shareholders
------------------------------
The annual meeting of Gouverneur Bancorp, Inc. will be held February 19, 2002 at the Clearview Restaurant, 1180A U.S. Highway 11, Gouverneur, New York 13642.

Annual Report on Form 10-K
--------------------------
For the 2001 fiscal year, Gouverneur Bancorp, Inc. will file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. The Form 10-KSB is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov.
Shareholders may also obtain a copy free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642, Attention:
Corporate Secretary.

Stock Transfer Agent & Registrar
--------------------------------
Shareholders wishing to change name, address or ownership of stock, or to report lost certificates or to consolidate accounts should contact the Company's stock registrar and transfer agent directly at:

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Counsel
-------
Hinman Howard & Kattell, LLP
80 Exchange Street
Binghamton, New York 13902-5250

Independent Auditors
--------------------
Fust Charles Chambers LLP
5786 Widewaters Parkway
Syracuse, New York 13214

Market Information for Common Stock
-----------------------------------
The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV". At December 12, 2001, there were approximately 340 shareholders of record, not including the number of persons or entities holding stock in nominee or street names through various brokers and banks. Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period since the Company's common stock began trading on March 24, 1999.

                                                             Cash
                                                            Dividend
Quarter Ended                        High         Low       Declared
-------------                        ----         ---       --------
Fiscal 2001
-----------
September 30, 2001                  $ 7.750     $ 6.400      $ 0.09
June 30, 2001                       $ 7.350     $ 5.500      $ 0.00
March 31, 2001                      $ 5.900     $ 4.875      $ 0.07
December 31, 2000                   $ 5.500     $ 5.000      $ 0.00

Fiscal 2000
-----------
September 30, 2000                  $ 5.688     $ 4.125      $ 0.06
June 30, 2000                       $ 4.625     $ 4.000      $ 0.00
March 31, 2000                      $ 4.875     $ 4.063      $ 0.05
December 31, 1999                   $ 5.125     $ 4.375      $ 0.00

Fiscal 1999
-----------
September 30, 1999                  $ 5.000     $ 4.438      $ 0.00
June 30, 1999                       $ 5.000     $ 3.875      $ 0.00
March 31, 1999                      $ 5.500     $ 5.000      $ 0.00

DIRECTORS AND OFFICERS
Gouverneur Bancorp, Inc.

Board of Directors

Frank Langevin: Chairman of the Board, Retired contractor
Richard F. Bennett: President & Chief Executive Officer, Gouverneur Bancorp,
Inc.
Richard E. Jones: Principal, J&H Feed & Farm Store
Robert J. Leader: Principal, Case & Leader LLP, Attorneys at Law
Timothy J. Monroe: Veterinarian, President, Northland Veterinarian Hospital Joseph C. Pistolesi: Owner, Clearview Motel and Restaurant
Larry A. Straw: Project Engineer, Cives, Inc., steel fabricator

Directors of Gouverneur Bancorp, Inc. also serve as Directors of Gouverneur Savings & Loan Association

Officers
Richard F. Bennett: President & Chief Executive Officer
Charles VanVleet: Vice President & Secretary
Robert Twyman: Vice President & Chief Financial Officer
Kathleen McIntosh: Treasurer