Form 10KSB, Exhibit 13
period 2002-09-30
GOUVERNEUR BANCORP INC
filed 2002-12-18
CIK 1063942

Exhibit 13

                               President's Message


To Our Stockholders:

     On behalf of the Board of Directors, officers and employees of Gouverneur Bancorp, Inc. and its subsidiary, Gouverneur Savings & Loan Association, I am pleased to present to you our 2002 annual report.

     The 2002 fiscal year was an historic one for Gouverneur Savings & Loan Association. In August, we opened our first full service Branch Office outside of Gouverneur. The new office is located on New York State Route 12, at the entrance to Alexandria Bay, and replaces the Lending Office we operated for the past three years at the Thompson Mall in that community. It allows us to accept deposits and loan payments at this location and provide other services to our customers in that market area. We have received a warm welcome in Alexandria Bay and through September 30th, we generated $2.5 million in new deposits after opening this office on August 5th. Although we expect that the additional costs associated with this office will decrease our earnings in the next fiscal year, we believe that this location will generate profits for many years to come. We also believe that growing the Bank will improve stockholder value by leveraging our capital.

     To further enhance our presence along the St. Lawrence River, we opened a new Lending Office in Clayton, NY, approximately ten miles west of Alexandria Bay, the day after we opened the new branch office. We are leasing a small office, centrally located in this community. We expect to integrate the operations of these two offices due to the proximity of the locations and the closeness of the communities. We have been pleased with the initial response of the people in the community and the fact that we booked $428,000 in new loans in less than two months through September 30th. Although we cannot offer full service banking to our customers in Clayton, we now have those services available a short distance away.

     Although our assets increased by $2.2 million, our loan portfolio decreased during 2002 for the first time since we became a public company. Since we hold our mortgages, we believe that offering mortgages fixed at the current market rates would subject the Bank to excessive interest rate risk and would expose a higher percentage of our portfolio to the lower rates. Therefore, while we have lowered our adjustable rate mortgage loans to be competitive, we have held firm on our fixed rates. Even though we will lose some loans in the current rate environment, we feel that this strategy will position our Bank to better handle rising interest rates when they come. Also, we expect that the new branch office and the new lending office will give us additional opportunities for loans. Overall, we experienced a $1.5 million decrease in net loans, or a 2.69% drop from $55.8 million to $54.3 million for the 2002 fiscal year, while the average rate on our loans fell by 22 basis points, from 8.60% last year to 8.38% this year.

     Despite the decrease in our loan portfolio, our results show that net interest income increased by $327,000 over the past twelve months because the cost of funds decreased more rapidly than the interest income. This increase allowed us to absorb the substantial start-up costs associated with the two new locations and improve our net income over last year by 1.2%.

     We will be adding the MasterMoney TM Debit Card for our customers. These cards will first be issued to our current ATM cardholders and then actively marketed to generate new business. We continue to study PC Banking alternatives, but hesitate because we see this as a cost center rather than a profit center. This issue will have to be addressed in the near future because it will become a necessary cost of doing business as customers demand the service.

     I want to thank our officers and staff for their help, patience and dedication during this difficult year. We increased our staff by nearly thirty percent to accomplish our goal of adding the new offices. The training alone took several months to accomplish and created sometimes crowded and chaotic working conditions. I also want to thank the Board of Directors and our stockholders for their support in our endeavors. We look forward to continuing to grow our franchise and will seek mergers, acquisitions and de novo branching opportunities for that purpose.


                                       /s/ RICHARD F. BENNETT
                                       -------------------------------------
                                       Richard F. Bennett
                                       President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Condition Data:
                                                At September 30,
                                                ----------------
                                   2002      2001      2000      1999      1998
                                 -------   -------   -------   -------   -------
                                             (Dollars in thousands)

Total Assets ..................  $85,058   $82,863   $74,900   $69,996   $59,337
Loans (1) .....................   55,016    56,434    54,960    46,791    35,691
Allowance for loan losses .....      671       655       663       620       484

Securities available-for-sale..   23,108    19,077    11,368    12,971    10,546
Securities held-to-maturity ...    1,341     2,651     4,263     6,019     7,717
Cash and cash equivalents .....    3,047     2,852     3,388     3,490     4,434
Foreclosed real estate ........       25       182        91       169        51
Other repossessed assets ......       46        38        20        --        --
Deposits ......................   52,761    47,683    46,800    45,113    46,382
Borrowings ....................   13,400    16,400    10,800     7,400        --
Total shareholders' equity ....  $17,228   $16,656   $15,989   $16,029   $11,468
                                 =======   =======   =======   =======   =======



Selected Operations Data:
                                            Year Ended September 30,
                                            ------------------------
                                   2002      2001      2000      1999      1998
                                 -------   -------   -------   -------   -------
                                             (Dollars in thousands)

Interest income ...............  $ 5,612   $ 5,955   $ 5,586   $ 4,815   $ 4,336
Interest expense ..............    2,281     2,951     2,581     2,019     1,907
                                 -------   -------   -------   -------   -------
   Net interest income ........    3,331     3,004     3,005     2,796     2,429
Provision for loan losses .....       85        80       158       162       130
                                 -------   -------   -------   -------   -------
   Net interest income after
    provision for loan losses .    3,246     2,924     2,847     2,634     2,299
Non-interest income ...........      293       329       306       125       144
Non-interest expense ..........    2,240     2,020     1,994     1,687     1,443
                                 -------   -------   -------   -------   -------
Income before income taxes ....    1,299     1,233     1,159     1,072     1,000
Income tax expense ............      524       467       434       431       380
                                 -------   -------   -------   -------   -------
Net Income ....................  $   775   $   766   $   725   $   641   $   620
                                 =======   =======   =======   =======   =======



Per Common Share:
                                            Year Ended September 30,
                                            ------------------------
                                   2002      2001      2000      1999      1998
                                 -------   -------   -------   -------   -------

Net Income
  Basic (2) ...................  $ 0.35    $ 0.35    $ 0.33    $ 0.15      N/A
  Diluted (2) .................    0.35      0.35      0.32      0.15      N/A
Book Value ....................    7.57      7.32      7.02      6.72      N/A
Cash dividends declared .......    0.22      0.16      0.11       N/A      N/A
Dividend payout ratio .........   62.86%*   45.71%*   33.33%      N/A      N/A

* Cambray Mutual waived its right to dividends declared in 2002 and 2001 amounting to $288,000 and $118,000 respectively. The dividend payout ratio excluding waived dividends was 27.42% in 2002 and 32.11% in 2001.

                                                 Notes appear on following page.

                                                     At or for the Year Ended September 30,
                                                     --------------------------------------
                                                   2002      2001      2000      1999      1998
                                                 -------   -------   -------   -------   -------

Performance Ratios:

  Return on average assets (net income
    to average total assets) .................     0.93%     0.96%     1.00%     1.03%     1.12%
  Return on average equity (net income
    to average equity) .......................     4.56%     4.69%     4.58%     4.84%     5.74%
  Average interest-earning assets to
    average interest-bearing liabilities .....   123.40%   125.08%   126.57%   125.04%   121.99%
  Net interest rate spread (4) ...............     3.53%     2.97%     3.31%     3.81%     3.82%
  Net interest margin (5) ....................     4.21%     3.93%     4.29%     4.65%     4.61%
  Net interest income after provision for
    loan losses to total other expenses ......     1.45x     1.45x     1.43x     1.54x     1.59x


Capital and Asset Quality Ratios:

  Average equity to average total assets .....    20.41%    20.55%    21.77%    21.27%    19.56%
  Total equity to assets end of period .......    20.25%    20.10%    21.35%    22.90%    19.33%
  Non-performing assets to total assets ......     0.88%     0.79%     0.69%     0.56%     0.52%
  Non-performing loans to total loans.........     1.23%     0.78%     0.75%     0.47%     0.73%
  Allowance for loan losses to total loans ...     1.21%     1.17%     1.21%     1.33%     1.35%
  Allowance for loan losses to
    non-performing loans .....................    98.68%   149.89%   162.10%   280.54%   203.36%


Other Data:

  Number of real estate loans outstanding.....    1,393     1,456     1,438     1,383     1,338
  Number of deposit accounts..................    7,216     6,989     7,014     6,890     6,619
  Full service offices........................        2         1         1         1         1

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

Year 2002 Highlights For Our Bank

     During fiscal 2002, Gouverneur Bancorp, Inc. marked its third full year as a public company. In the course of this year, our subsidiary, Gouverneur Savings and Loan Association (the "Bank"), increased its assets by $2.2 million, through new investment portfolio growth, while remaining well capitalized, with strong asset quality.

     The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses those deposits, together with other funds, to make loans and other investments. Most of the loans are mortgages secured by one-to-four family residences (including home equity lines of credit). The Bank also makes consumer, commercial and multi-family real estate and other loans. Most of the loans are in the Bank's primary market area, which is southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The Savings Association Insurance Fund of the FDIC insures the Bank's deposit accounts, and the FDIC and the Office of Thrift Supervision ("OTS") both regulate the Bank.

     Our profitability depends, to a large extent, on our net interest income, which is the difference between the interest we receive on our interest earning assets, such as loans and investments, and the interest we pay on interest bearing liabilities, primarily deposits. Other categories of expenses generally include the provision for loan losses, salaries and employee benefits costs, net expenses on foreclosed real estate and various other categories of operational expenses. External factors, such as general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities, can have a substantial effect on profitability.

     Loans are our highest yielding asset category. We are faced with increasing competition from other financial institutions, loan brokers, mortgage bankers, insurance companies, brokerage firms and other companies that are competing for a limited number of loan opportunities. In order to meet the challenge of competition and increase our earning assets, we have:

          o Opened a new full service branch office in Alexandria Bay, NY to replace the lending office in that community to allow us to fully service current customers in that market area and create new loan opportunities, and
          o opened a new lending office in Clayton, NY, ten miles west of Alexandria Bay, to generate additional loan opportunities along the St. Lawrence River in conjunction with the new branch office.

     Overall during fiscal 2002, our deposits increased by $5.1 million, or 10.7%. The growth was in all deposit categories with the largest gains in time certificates at $2.8 million and regular savings accounts at $2.0 million. At year-end, the new Alexandria Bay branch office had accumulated $2.5 million in new deposits, of which $2.1 million were time deposits. We expect that the full service branch in Alexandria Bay will provide additional deposit growth opportunities for the Bank. Due to the increase in deposits, we reduced our borrowings by $3.0 million, or 18.3% during the past twelve months.

     We believe that some of our deposit growth has come because the securities markets have been in a state of flux. These market gyrations may continue to create opportunities for new deposits. Individuals may choose to invest their discretionary funds in bank deposits rather than equity securities. If we are unable to attract the deposits necessary to support our growth, we will continue to borrow funds from the Federal Home Loan Bank of New York ("FHLBNY").

     Now that we have added additional locations, it will take some time to develop these markets. Even though we are starting with an established loan base in the Alexandria Bay market, it will take time and effort to convert these customers to full service relationships and to attract new customers and expand our loan base. We believe that the Clayton Lending office will be able to benefit from the relationships and name recognition from the Alexandria Bay location. We will continue to develop and implement strategies to grow our franchise, seeking to expand our market share in our existing community and reach out into adjoining communities. The following discussion of our financial condition and results of operations shows the effects of our efforts in fiscal 2002.

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

     Critical Accounting Policies

     Note 1 to Gouverneur Bancorp, Inc.'s consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of Gouverneur Bancorp, Inc. and its results of operation.

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


                                                                      For the Year Ended September 30,
                                             ---------------------------------------------------------------------------------
                                                        2002                        2001                        2000
                                             ---------------------------------------------------------------------------------
                                                                             ($ in thousands)

                                             Average            Yield/   Average            Yield/   Average            Yield/
                                             Balance  Interest   Cost    Balance  Interest   Cost    Balance  Interest   Cost
                                             -------   -------   ----    -------   -------   ----    -------   -------   ----

Loans, net (1)                               $54,798   $ 4,593   8.38%   $55,089   $ 4,740   8.60%   $50,714   $ 4,432   8.74%
Securities (2)                                22,481       989   4.40%    19,759     1,140   5.77%    17,473     1,053   6.03%
Other short-term investments                   1,880        30   1.60%     1,536        75   4.88%     1,781       101   5.67%
                                             -------   -------           -------   -------           -------   -------
   Total interest-earning assets              79,159     5,612   7.09%    76,384     5,955   7.80%    69,968     5,586   7.98%
Non-interest-earning assets                    4,078                       3,058                       2,696
                                             -------                     -------                     -------
   Total assets                              $83,237                     $79,442                     $72,664
                                             =======                     =======                     =======

Savings and club accounts (3)                $14,925   $   353   2.37%   $14,277   $   470   3.29%   $15,308   $   532   3.48%
Time certificates                             26,872     1,129   4.20%    25,618     1,559   6.09%    22,971     1,250   5.44%
NOW and money market accounts                  6,988        87   1.24%     6,575       145   2.21%     6,265       122   1.95%
Borrowings                                    15,364       712   4.63%    14,599       777   5.32%    10,735       677   6.31%
                                             -------   -------           -------   -------           -------   -------
   Total interest-bearing liabilities         64,149     2,281   3.56%    61,069     2,951   4.83%    55,279     2,581   4.67%
Non-interest-bearing liabilities               2,099                       2,048                       1,569
                                             -------                     -------                     -------
   Total liabilities                          66,248                      63,117                      56,848

Shareholders' equity                          16,989                      16,325                      15,816
                                             -------                     -------                     -------
   Total liabilities and net worth           $83,237                     $79,442                     $72,664
                                             =======                     =======                     =======
Net interest income/spread (4)                         $ 3,331   3.53%             $ 3,004   2.97%             $ 3,005   3.31%
                                                       =======   ====              =======   ====              =======   ====
Net earning assets/net interest margin (5)   $15,010             4.21%   $15,315             3.93%   $14,689             4.29%
                                             =======             ====    =======             ====    =======             ====
Ratio of average interest earning assets
   to average interest-bearing liabilities                1.23x                       1.25x                       1.27x
                                                       =======                     =======                     =======

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

                                                        Year Ended September 30,
                                                        ------------------------
                                            2002 vs. 2001                       2001 vs. 2000
                                            -------------                       -------------
                                     Increase (Decrease) Due To:         Increase (Decrease) Due To:
                                   Volume       Rate        Total      Volume       Rate        Total
                                   ------      ------      ------      ------      ------      ------
                                                         (Dollars in thousands)
Interest-earning assets:
Loans                              $  (26)     $ (121)     $ (147)     $  379      $  (71)     $  308
Securities                            143        (294)       (151)        134         (47)         87
Other short-term investments           14         (59)        (45)        (13)        (13)        (26)
                                   ------      ------      ------      ------      ------      ------
 Total interest-earning assets        131        (474)       (343)        500        (131)        369
                                   ======      ======      ======      ======      ======      ======

Interest-bearing liabilities:
Savings and club accounts              20        (137)       (117)        (34)        (28)        (62)
Time certificates                      73        (503)       (430)        152         157         309
NOW and money market
 accounts                               9         (67)        (58)          6          17          23
Borrowing                              40        (105)        (65)        218        (118)        100
                                   ------      ------      ------      ------      ------      ------
 Total interest-bearing
  liabilities                         142        (812)       (670)        342          28         370
                                   ------      ------      ------      ------      ------      ------

Net change in net interest
 income                            $  (11)     $  338      $  327      $  158      $ (159)     $   (1)
                                   ======      ======      ======      ======      ======      ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Comparison of Financial Condition at September 30, 2002 and 2001

     The Company's total assets amounted to $85.1 million at September 30, 2002, which was $2.2 million, or 2.7%, higher than our total assets of $82.9 million one year earlier. The increase was funded primarily through growth in deposits of $5.1 million after $3.0 million of this increase was used to repay debt with FHLBNY.

     Cash and due from banks, interest bearing deposits and investment securities increased by $2.9 million, or 11.8%, to a total of $27.5 million at September 30, 2002 compared to $24.6 million at September 30, 2001. Cash and due from banks decreased by $0.2 million while interest-bearing deposits increased by $0.4 million. Available-for-sale securities increased during the year by $4.0 million, while securities held-to-maturity decreased by $1.3 million. The decline in the balance of the held-to-maturity portfolio resulted from scheduled payments on those securities.

     Net loans were $54.3 million at September 30, 2002, a decrease of $1.5 million, or 2.7%, compared to $55.8 million one year ago. This decrease was the result of historically low interest rates combined with a highly competitive mortgage market and bargain rate automobile manufacturer financing on new automobiles. The decrease was also the result of management's decision not to offer the lowest rates in the market. Since we hold our mortgages to term, we feel that offering fixed rate mortgage loans at the current rates will cause excessive interest rate risk for the Bank and expose more of our portfolio to the lower rates. Therefore, we did not lower our fixed rate mortgage rates, but did lower our adjustable mortgage rates.

     Total deposits increased by $5.1 million during the year as time deposits increased by $2.8 million and regular savings grew by $2.0 million. Alexandria Bay, which began taking deposits in August at the new branch, accumulated $2.5 million by the end of September 2002. The new branch opens another market for our deposit products and offers us an alternative to borrowing funds as we grow.

     Borrowed funds decreased by $3.0 million from $16.4 million to $13.4 million at September 30, 2002 as discussed above.

     Total equity amounted to $17,228 million at September 30, 2002, an increase of $572,000, or 3.4%, over the balance at September 30, 2001. The increase resulted primarily from net income of $775,000 and increases due to the allocation of Employee Stock Ownership Plan (ESOP) shares and the amortization of Management Recognition Plan (MRP) shares totaling $83,000, which were partially offset by $213,000 in dividends paid on common stock and a $73,000 decrease in the value of available for sale investments after tax.

     Comparison of Operating Results for the Years Ended September 30, 2002 and 2001

     Net Income. Net income for the year ended September 30, 2002 was $775,000 compared to net income of $766,000 the previous year. The $9,000 in additional net income represents a 1.2% increase over fiscal 2001. The increase is the result of an increase in net interest income of $327,000 generated by the decline in interest rates which was mostly offset by a decrease of $36,000 in other income, an increase of $220,000 in non-interest expenses and an increase in income tax expense of $57,000. We estimate the additional expenses for the Alexandria Bay branch office to be $113,000 and another $34,000 for the Clayton lending office.

     Interest Income. Interest income decreased by $343,000 from $5,955,000 in fiscal 2001 to $5,612,000 in fiscal 2002. We estimate that the decrease in interest income was composed of an increase of $131,000 due to an increase in the average balance of interest-earning assets, from $76.4 million to $79.2 million, and a $474,000 decrease in interest income due to a decrease in the average rate earned on interest-earning assets, from 7.80% to 7.09%. The average balance of loans decreased by $0.3 million, due to decreases in real estate loans other consumer loans and other commercial loans, while the average rate earned on loans decreased from 8.60% to 8.38%. We estimate the decrease in the average balance of loans resulted in a $26,000 decrease in interest income, while the decrease in the average rate on loans resulted in a $121,000 decrease in interest income. The average balances of securities and other short-term investments increased by $3.1 million from $21.3 million in fiscal 2001 to $24.4 million in fiscal 2002 while the average rate earned on securities and other short term investments decreased from 5.71% for the year ended September 30,

2001 to 4.18% for the year ended September 30, 2002. We estimate that the increase in the average balance of securities and other short-term investments increased interest income by $157,000, while the decrease in the average rate earned on securities and other short-term investments decreased interest income by $353,000.

     Interest Expense. Interest expense decreased by $670,000 from $2,951,000 for fiscal 2001 to $2,281,000 in fiscal 2002. We estimate that the increase in the average balance of interest-bearing liabilities from $61.1 million at September 30, 2001 to $64.1 million on September 30, 2002 resulted in an increase of approximately $142,000 in interest expense, while a decrease in the average interest rate from 4.83% for fiscal 2001 to 3.56% for fiscal 2002 resulted in a $812,000 decrease in interest expense. The decrease in interest rates was attributable to decreases in the cost of savings and club accounts, time deposits, money market and NOW accounts, and borrowings from FHLBNY.

     Our average cost of funds decreased from 4.83% in 2001 to 3.56% in 2002. The rates decreased on savings and club accounts by 92 basis points to 2.37%, on time certificates 189 basis points to 4.20%, on money market and NOW accounts 97 basis points to 1.24% and on borrowings at FHLBNY by 69 basis points to 4.63%.

     Net Interest Income. Our net interest income increased by $327,000 in fiscal 2002. The increase was attributable to a $343,000 decrease in interest income combined with a decrease of $670,000 in interest expense as explained above. The interest rate change is also reflected by a 56 basis point increase in our spread, which is the difference between the average yield earned on our assets and the average rate paid on our liabilities, from 2.97% to 3.53%.

     Provision for Loan Losses. The provision for loan losses results from our analysis of the adequacy of the allowance for loan losses. If we believe that the allowance should be higher, then we increase it with a provision for loan losses, which is an expense on our income statement. In determining the appropriate provision for loan losses, management considers the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in the Company's market area, which can impact the inherent risk of loss in the Company's portfolio. Furthermore, the OTS may disagree with our judgments regarding the risks in our loan portfolio and could require us to increase the allowance in the future.

     We increased our provision for loan losses from $80,000 in 2001 to $85,000 in 2002. At year end, the ratio of our loan loss allowance to total loans and non-performing loans was 1.21% and 98.7% respectively. Our allowance at the beginning of the year was $655,000 and we determined at the end of the year that the appropriate level for the allowance was $671,000. We had charge-offs during the year of $127,000 and recoveries of $58,000, so an $85,000 provision was necessary to reach the desired level for the allowance.

     Non-interest income. Our non-interest income decreased from $329,000 in fiscal year 2001 to $293,000 in fiscal 2002. Management fee income from Cambray was down $33,000 as it is paying other expenses directly and loan fees were down $20,000 as a result of no loan extension fee income and lower appraisal fee income. The program we offered, which provided loan extensions during the holiday season, was cancelled this year since it complicated the terms of the loan. Other non-interest income items increased by $17,000. Gains on sale of securities was $98,000 in both fiscal year 2001 and 2002.

     Non-interest expenses. Our non-interest expenses increased $220,000 from $2,020,000 in fiscal 2001to $2,240,000 in fiscal 2002. Non-interest expenses include most categories of expense other than interest we pay on deposits and borrowed funds and income tax expense. The largest category of non-interest expenses is salaries and employee benefits, followed by building, occupancy and equipment and professional fees.

     The increase was primarily due to increased costs of $112,000 in salaries and employee benefits expense, $66,000 in building, occupancy and equipment costs, $42,000 in advertising costs, $28,000 in postage and supplies and $21,000 in loan costs and legal fees. The increases were partially offset by reductions of $35,000 in professional fees and $24,000 in costs related to foreclosed and other repossessed assets. The additional salaries and employee benefits expense resulted from performance increases to our employees, the hiring of an administrative assistant in January, and the hiring of six employees to staff the new branch office and the new lending office. We are seeking to hire a commercial loan officer and support person before we again become active in commercial lending.

     Income Tax Expense. Our income tax expense increased from $467,000 in fiscal 2001 to $524,000 in fiscal 2002, or 12.2%. The effective income tax rate was 37.9% in 2001 and 40.3% in 2002 due to this increase. The increase was the result of increased income before income tax expense and permanent timing differences between tax and book income expenses related to some of the expense for the Company's employee benefit stock plans not being deductible for tax purposes.

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

     In general, we manage our liquidity by maintaining a sufficient level of short-term investments so that funds are normally available for investment in loans when needed. During the year ended September 30, 2002, we increased our cash and cash equivalents by $195,000. The increase was the net result of the combination of all our sources and uses of funds. We originated $15.8 million of new loans during fiscal 2002, as compared to $15.2 million in fiscal 2001. However, loans, net, after payments, charge-offs and transfers to real estate owned, decreased by $1.4 million this year after increasing by $1.5 million last year.

     Deposits increased by $5.1 million during fiscal 2002. We believe the increase is attributable to competitive rates we paid on deposits plus the $2.5 million in new deposits at the new branch in Alexandria Bay. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by factors outside our control, such as, the level of general market interest rates, the availability of alternate investment opportunities and general economic conditions.

     We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short-term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the FHLBNY, the Bank can arrange to borrow in excess of $ 20.0 million, but to do so it must provide appropriate collateral and satisfy other requirements for Federal Home Loan Bank borrowings. We have not needed to use borrowings to fund unanticipated deposit outflows. However, we have used borrowings in prior years to help us fund our loan growth. In addition to borrowings, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer.

     We had $1.7 million of outstanding commitments to make loans at September 30, 2002, along with $1.2 million of unused home equity, commercial and overdraft lines of credit. During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits, loan repayments and prepayments and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities as a percentage of total assets, borrowing funds, or the use of wholesale or brokered deposits. At September 30, 2002, we had $21.1 million of certificates of deposit scheduled to mature in one year. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our capital.

     The OTS has minimum capital ratio requirements which apply to the Bank, but there are no comparable minimum capital requirements that apply to us as a savings and loan holding company. At September 30, 2002, the Bank substantially exceeded all regulatory capital requirements of the OTS applicable to it, and the OTS minimum capital requirements had no material adverse affect on the Bank. The Bank was classified as "well capitalized" at September 30, 2002 under OTS regulations.

     We measure liquidity on a monthly basis and want to maintain a liquidity ratio between 5% and 15%. At September 30, 2002, the ratio is 27.7% because we have generated excess funds as our loans have decreased while our deposits have increased, and placed these funds in short-term investments. We will continue to monitor this situation and adjust deposit rates, invest funds in longer-term securities or pay off borrowed funds as necessary.

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

Annual Meeting of Shareholders
------------------------------
The annual meeting of Gouverneur Bancorp, Inc. will be held February 18, 2003 at 10:00 am at the Clearview Restaurant, 1180A U.S. Highway 11, Gouverneur, New York 13642.

Annual Report on Form 10-KSB
----------------------------
For the 2002 fiscal year, Gouverneur Bancorp, Inc. has filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission. The Form 10-KSB is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov.
Shareholders may also obtain a copy free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642, Attention:
Corporate Secretary.

Stock Transfer Agent & Registrar
--------------------------------
Shareholders wishing to change name, address or ownership of stock, or to report lost certificates or to consolidate accounts should contact the Company's stock registrar and transfer agent directly at:

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Counsel
-------
Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604

Independent Auditors
--------------------
Fust Charles Chambers LLP
5786 Widewaters Parkway
Syracuse, New York 13214

Market Information for Common Stock
-----------------------------------
The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV". At December 12, 2002, there were approximately 340 shareholders of record, not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period for the past two fiscal years.

                                                Cash
                                              Dividend
Quarter Ended           High         Low      Declared
-------------         --------    --------    --------
Fiscal 2002
-----------
September 30, 2002    $ 10.500    $  8.600    $   0.12
June 30, 2002         $ 10.700    $  8.250    $   0.00
March 31, 2002        $  8.600    $  7.700    $   0.10
December 31, 2001     $  9.100    $  7.650    $   0.00

Fiscal 2001
-----------
September 30, 2001    $  7.750    $  6.400    $   0.09
June 30, 2001         $  7.350    $  5.500    $   0.00
March 31, 2001        $  5.900    $  4.875    $   0.07
December 31, 2000     $  5.500    $  5.000    $   0.00


DIRECTORS AND OFFICERS
Gouverneur Bancorp, Inc.

Board of Directors
Frank Langevin: Chairman of the Board, Retired contractor
Richard F. Bennett: President & Chief Executive Officer, Gouverneur Bancorp,
Inc.
Richard E. Jones: Retired feed & farm store owner
Robert J. Leader: Principal, Case & Leader LLP, Attorneys at Law
Timothy J. Monroe: Veterinarian, President, Northland Veterinarian Hospital Joseph C. Pistolesi: Owner, Clearview Motel and Restaurant
Larry Straw: Project Manager, Cives Steel Co., Northern Division, steel fabricator

Directors of Gouverneur Bancorp, Inc. also serve as Directors of Gouverneur Savings & Loan Association

Officers
Richard F. Bennett: President & Chief Executive Officer
Charles VanVleet: Vice President & Secretary
Robert Twyman: Vice President & Chief Financial Officer
Kathleen McIntosh: Treasurer

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                        Consolidated Financial Statements

                           September 30, 2002 and 2001

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


The Board of Directors and Shareholders
Gouverneur Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Gouverneur Bancorp, Inc. and subsidiary (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                       /s/ Fust Charles Chambers LLP



November 16, 2002
Syracuse, New York

                        GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                    Consolidated Statements of Financial Condition

                              September 30, 2002 and 2001
                           (in thousands, except share data)

                             Assets                                  2002        2001
                             ------                                --------    --------

Cash and due from banks                                            $  1,481       1,679
Interest-bearing deposits in bank                                     1,566       1,173
Securities available for sale                                        23,108      19,077
Securities held to maturity (fair value of $1,352 in 2002
   and $2,696 in 2001)                                                1,341       2,651
Loans                                                                55,016      56,434
Less allowance for loan losses                                         (671)       (655)
                                                                   --------    --------

              Loans, net                                             54,345      55,779

Accrued interest receivable                                             404         485
Federal Home Loan Bank of New York stock, at cost                       745         820
Premises and equipment, net                                           1,848         899
Other assets                                                            220         300
                                                                   --------    --------

              Total assets                                         $ 85,058      82,863
                                                                   ========    ========

              Liabilities and Shareholders' Equity
              ------------------------------------

Liabilities:
   Deposits:
      Non interest-bearing demand                                       779         738
      NOW and money market                                            7,141       6,964
      Savings                                                        15,821      13,795
      Time                                                           29,020      26,186
                                                                   --------    --------
              Total deposits                                         52,761      47,683

   Securities sold under agreements to repurchase                     6,900       8,400
   Advances from the Federal Home Loan Bank of New York               6,500       8,000
   Other liabilities                                                  1,669       2,124
                                                                   --------    --------

              Total liabilities                                      67,830      66,207
                                                                   --------    --------

Commitments and contingencies (notes 13 and 14)

Shareholders' equity:
   Preferred stock, $.01 par value; 1,000,000 shares authorized;
      none issued                                                        --          --
   Common stock, $.01 par value; 9,000,000 shares authorized;
      2,384,040 shares issued                                            24          24
   Additional paid-in capital                                         4,570       4,540
   Retained earnings                                                 13,025      12,463
   Accumulated other comprehensive income                               537         610
   Unearned common stock held by MRP                                    (73)        (89)
   Unallocated common stock held by ESOP                               (312)       (349)
   Treasury stock, at cost, 107,281 shares                             (543)       (543)
                                                                   --------    --------

              Total shareholders' equity                             17,228      16,656
                                                                   --------    --------

              Total liabilities and shareholders' equity           $ 85,058      82,863
                                                                   ========    ========


          See accompanying notes to consolidated financial statements.

                      GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                         Consolidated Statements of Income

                      Years ended September 30, 2002 and 2001
                       (in thousands, except per share data)

                                                                     2002     2001
                                                                    ------   ------

Interest income:
   Loans                                                            $4,593    4,740
   Securities                                                          989    1,140
   Other short-term investments                                         30       75
                                                                    ------   ------

              Total interest income                                  5,612    5,955
                                                                    ------   ------

Interest expense:
   Deposits                                                          1,569    2,174
   Borrowings                                                          712      777
                                                                    ------   ------

              Total interest expense                                 2,281    2,951
                                                                    ------   ------

              Net interest income                                    3,331    3,004

Provision for loan losses                                               85       80
                                                                    ------   ------

              Net interest income after provision for loan losses    3,246    2,924
                                                                    ------   ------
Noninterest income:
   Service charges                                                     109      108
   Net gain on sale of securities available for sale                    98       98
   Other                                                                86      123
                                                                    ------   ------

              Total noninterest income                                 293      329
                                                                    ------   ------

Noninterest expenses:
   Salaries and employee benefits                                    1,126    1,014
   Directors' fees                                                      53       60
   Occupancy and equipment                                             287      221
   Data processing                                                     120      119
   Postage and supplies                                                132      104
   Professional fees                                                   142      177
   Foreclosed assets, net                                               21       45
   Other                                                               359      280
                                                                    ------   ------

              Total noninterest expenses                             2,240    2,020
                                                                    ------   ------

              Income before income tax expense                       1,299    1,233

Income tax expense                                                     524      467
                                                                    ------   ------

              Net income                                            $  775      766
                                                                    ======   ======

Earnings per common share - basic                                   $  .35      .35
                                                                    ======   ======

Earnings per common share - diluted                                 $  .35      .35
                                                                    ======   ======


          See accompanying notes to consolidated financial statements.

                                              GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                                   Consolidated Statements of Changes in Shareholders' Equity

                                             Years ended September 30, 2002 and 2001
                                                 (in thousands, except share data)

                                                                              Accumulated  Unearned Unallocated
                                                                                 other      common     common
                                                        Additional              compre-     stock      stock
                                               Common     paid-in    Retained   hensive      held       held    Treasury
                                                stock     capital    earnings   income      by MRP    by ESOP     stock      Total
                                               -------    -------    -------    -------    -------    -------    -------    -------

Balance at September 30, 2000                  $    24      4,550     11,943        356         41       (382)      (543)    15,989

Comprehensive income:
   Net income                                       --         --        766         --         --         --         --        766
   Change in net unrealized gain (loss) on
      securities available for sale, net of
         taxes                                      --         --         --        254         --         --         --        254
                                                                                                                            -------

              Total comprehensive income                                                                                      1,020
                                                                                                                            -------
Allocation of ESOP shares (6,711 shares)            --          8         --         --         --         33         --         41
Common stock acquired by MRP (30,600 shares)        --        (18)        --         --       (145)        --         --       (163)
Amortization of MRP                                 --         --         --         --         15         --         --         15
Cash dividends declared ($.16 per share)            --         --       (246)        --         --         --         --       (246)
                                               -------    -------    -------    -------    -------    -------    -------    -------

Balance at September 30, 2001                       24      4,540     12,463        610        (89)      (349)      (543)    16,656

Comprehensive income:
   Net income                                       --         --        775         --         --         --         --        775
   Change in net unrealized gain (loss) on
      securities available for sale, net of
         taxes                                      --         --         --        (73)        --         --         --        (73)
                                                                                                                            -------

                  Total comprehensive income                                                                                    702
                                                                                                                            -------

Allocation of ESOP shares (7,232 shares)            --         30         --         --         --         37         --         67
Amortization of MRP                                 --         --         --         --         16         --         --         16
Cash dividends declared ($.22 per share)            --         --       (213)        --         --         --         --       (213)
                                               -------    -------    -------    -------    -------    -------    -------    -------

Balance at September 30, 2002                  $    24      4,570     13,025        537        (73)      (312)      (543)    17,228
                                               =======    =======    =======    =======    =======    =======    =======    =======


          See accompanying notes to consolidated financial statements.

                         GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                          Consolidated Statements of Cash Flows

                         Years ended September 30, 2002 and 2001
                                     (in thousands)


                                                                        2002       2001
                                                                      -------    -------

Cash flows from operating activities:
   Net income                                                         $   775        766
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation                                                      99         88
         Provision for loan losses                                         85         80
         Deferred income taxes                                            (20)       (51)
         Net gains on sales of securities                                 (98)       (98)
         Stock received from demutualization                              (15)        --
         Net amortization of securities                                    81         92
         Allocated and earned shares of ESOP and MRP                       83         56
         Decrease in accrued interest receivable                           81         11
         Decrease in other assets                                         198        140
         Increase (decrease) in other liabilities                        (354)       695
                                                                      -------    -------

               Net cash provided by operating activities                  915      1,779
                                                                      -------    -------

Cash flows from investing activities:
   Net decrease (increase) in loans                                     1,231     (1,803)
   Proceeds from sales of securities available for sale                   112      1,486
   Proceeds from maturities and principal reductions of
      securities available for sale                                     5,209      5,896
   Purchase of securities available for sale                           (9,471)   (14,656)
   Proceeds from maturities and principal reductions of
      securities held to maturity                                       1,307      1,607
   Additions to premises and equipment                                 (1,048)      (689)
   Purchase of Federal Home Loan Bank of New York stock                    --       (230)
   Proceeds from sale of Federal Home Loan Bank of New York stock          75         --
                                                                      -------    -------

               Net cash used in investing activities                   (2,585)    (8,389)
                                                                      -------    -------


                                        4                            (Continued)

                         GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                         Years ended September 30, 2002 and 2001
                                     (in thousands)


                                                                        2002       2001
                                                                      -------    -------

Cash flows from financing activities:
   Net increase in deposits                                           $ 5,078        883
   Net repayments of short-term borrowings                             (3,000)    (5,400)
   Proceeds of long-term debt                                              --     16,400
   Repayment of long-term debt                                             --     (5,400)
   Purchase of common stock by MRP                                         --       (163)
   Dividends paid on common stock                                        (213)      (246)
                                                                      -------    -------

               Net cash provided by financing activities                1,865      6,074
                                                                      -------    -------

               Net increase (decrease) in cash and cash equivalents       195       (536)

Cash and cash equivalents at beginning of year                          2,852      3,388
                                                                      -------    -------

Cash and cash equivalents at end of year                              $ 3,047      2,852
                                                                      =======    =======

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest                                                        $ 2,304      2,881
                                                                      =======    =======
      Income taxes                                                    $   437        393
                                                                      =======    =======

   Non-cash investing activities:
      Additions to foreclosed assets                                  $   118        241
                                                                      =======    =======


          See accompanying notes to consolidated financial statements.

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           September 30, 2002 and 2001


(1)  Business
     --------

     Gouverneur Bancorp, Inc. (the Company) is a savings and loan holding company. Its only subsidiary is Gouverneur Savings and Loan Association (the Bank). On March 23, 1999, the Bank reorganized into the mutual holding company form of organization as a wholly owned subsidiary of the Company, a mid-tier stock holding company that became the majority-owned subsidiary of Cambray Mutual Holding Company.

     Cambray Mutual Holding Company, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 57.6% of the outstanding common stock of the Company as of September 30, 2002.

     The Bank provides financial services to individuals and businesses primarily in St. Lawrence, Jefferson and Lewis Counties in New York State. The Bank is subject to regulation by the Office of Thrift Supervision (OTS).

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

     (a)  Basis of Presentation
          ---------------------

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Use of Estimates
          ----------------

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term is the determination of the allowance for loan losses.


                                        6                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies, Continued
     -----------------------------------------------------

     (c)  Cash and Cash Equivalents
          -------------------------

          For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in bank which represent short-term highly liquid investments.

     (d)  Securities
          ----------

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

     (e)  Loans
          -----

          Loans are reported at the principal amount outstanding, net of deferred costs and allowance for loan losses. Loan origination fees, net of certain direct origination costs are deferred and are recognized as an adjustment of the related loan yield using the interest method.

          The accrual of interest on loans is generally discontinued and previously accrued interest is reversed when loan payments are 90 days or more past due or when, in the opinion of management, collectibility becomes uncertain. Subsequent recognition of interest income occurs only to the extent that payment is received. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.


                                        7                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies, Continued
     -----------------------------------------------------

     (f)  Allowance for Loan Losses
          -------------------------

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

          A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrowers prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures.


                                        8                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies, Continued
     -----------------------------------------------------

     (g)  Foreclosed Assets, Net
          ----------------------

          Real estate acquired in settlement of loans is initially recorded at fair value less estimated costs to sell at the date of foreclosure, establishing a new cost basis. Foreclosed assets, net, are reported in other assets on the consolidated statements of financial condition. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent revenue and expenses from operations and changes in the valuation allowance are charged to the expense, foreclosed assets, net.

     (h)  Premises and Equipment
          ----------------------

          Land is carried at cost and building and improvements and furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

     (i)  Employee Stock Ownership Plan
          -----------------------------

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

     (j)  Stock Option and Management Recognition Plans
          ---------------------------------------------

          The Company has a Stock Option Plan (SOP) and a Management Recognition
               Plan (MRP) for directors, officers and key employees. The Company accounts for stock options granted under the SOP and the MRP in accordance with the provisions of Accounting Principles Board
               (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company provides proforma net income and proforma earnings per share disclosures for employee stock options grants as if the fair-value-based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, had been applied. The fair value of the shares awarded, under the MRP, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense over the vesting period.


                                        9                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies, Continued
     -----------------------------------------------------

     (k)  Advertising Costs
          -----------------

          Advertising costs are expensed as incurred. Advertising expense was $91,178 in 2002 and $49,278 in 2001.

     (l)  Income Taxes
          ------------

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

     (m)  Financial Instruments With Off-Balance Sheet Risk
          -------------------------------------------------

          The Company does not engage in the use of derivative financial instruments. The Company's off-balance sheet financial instruments are limited to commitments to extend credit.

     (n)  Earnings per Common Share
          -------------------------

          Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. Unallocated shares held by the Company's ESOP are not included in the weighted average number of shares outstanding. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

          Earnings per common share have been computed based on the following
               (in thousands):

                                                                  2002     2001
                                                                 ------   ------

           Net income applicable to common stock                 $  775      766
                                                                 ======   ======

           Average number of common shares outstanding            2,192    2,191
           Effect of dilutive options                                28       17
                                                                 ------   ------

                Average number of common shares outstanding
                  used to calculate diluted earnings per share    2,220    2,208
                                                                 ======   ======


                                       10                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies, Continued
     -----------------------------------------------------

     (o)  Comprehensive Income
          --------------------

          Comprehensive income, presented in the consolidated statements of changes in shareholders' equity, consists of net income and the net change for the period in after-tax unrealized gains or losses on securities available for sale. Accumulated other comprehensive income in the consolidated statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates, net of related tax effect.

          A summary of unrealized gains (losses) and reclassification adjustments, net of tax, of securities available for sale for the years ended September 30 follows (in thousands):

                                                                 2002     2001
                                                                ------   ------
                Unrealized holding gains (losses) arising
                   during the period net of tax (pre-tax
                   amount of ($22) and $523)                    $  (13)     314
                Reclassification adjustment for gains
                   realized in net income during this
                   period, net of tax (pre-tax amount
                   of ($98) and ($98))                             (60)     (60)
                                                                ------   ------

                Other comprehensive (loss) income, net of tax   $  (73)     254
                                                                ======   ======

     (p)  Segment Reporting
          -----------------

          As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes.

     (q)  Reclassification
          ----------------

          Certain amounts in the 2001 financial statements have been reclassified to conform with the 2002 presentation.


                                       11                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(2)  Summary of Significant Accounting Policies, Continued
     -----------------------------------------------------

     (r)  New Accounting Standards
          ------------------------

          In July 2001, the Financial Accounting Standards Board (FASB) issued
               Statement No. 142, Goodwill and Other Intangible Assets, which requires acquired intangible assets (other than goodwill) to be amortized over their useful economic life, while goodwill and any acquired intangible asset with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on an annual basis based upon guidelines specified by the Statement. The adoption of this statement is effective October 1, 2002.

          In October 2001, the FASB issued Statement No. 144, Accounting for
               Impairment or Disposal of Long-Lived Assets, that replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The provisions of SFAS No. 144 are effective October 1, 2002.

          In June 2002, the FASB issued Statement No. 146, Accounting for Costs
               Associated with Exit or Disposal Activities, which requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The adoption of this Statement is effective for exit or disposal activities that are initiated after December 31, 2002.

          In October 2002, the FASB issued Statement No. 147, Acquisitions of
               Certain Financial Institutions, which amends FASB Statement No. 72 and 144. FASB Statement No. 72 provides guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of Statement No. 72. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer relationship intangible assets and credit card holder intangible assets. The adoption of this Statement is effective October 1, 2002.

          Adoption of these statements is not expected to have a material impact on the Company's consolidated financial condition or results of operations.


                                       12                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(3)  Securities
     ----------

     The amortized cost and fair values of securities, with gross unrealized gains and losses, are summarized as follows (in thousands):

                                                        September 30, 2002
                                           --------------------------------------------
                                                         Gross      Gross
                                           Amortized  unrealized  unrealized     Fair
                                             cost        gains      losses       value
                                           --------    --------    --------    --------
Securities available for sale:
   Debt securities:
      U.S. Government and federal agency   $  4,018          69          (4)      4,083
      Mortgage-backed                         9,752          85         (10)      9,827
                                           --------    --------    --------    --------

         Total debt securities               13,770         154         (14)     13,910

   Corporate equity securities                   13         766          --         779
   Mutual funds                               8,430          26         (37)      8,419
                                           --------    --------    --------    --------

                                           $ 22,213         946         (51)     23,108
                                           ========    ========    ========    ========

Securities held to maturity:
   Mortgage-backed                            1,284          12          (1)      1,295
   Other                                         57          --          --          57
                                           --------    --------    --------    --------

                                           $  1,341          12          (1)      1,352
                                           ========    ========    ========    ========

                                                        September 30, 2001
                                           --------------------------------------------
                                                         Gross      Gross
                                           Amortized  unrealized  unrealized     Fair
                                             cost        gains      losses       value
                                           --------    --------    --------    --------
Securities available for sale:
   Debt securities:
      U.S. Government and federal agency   $  3,750          66          --       3,816
      Mortgage-backed                         5,872          21         (17)      5,876
      Municipal                               1,076           9          --       1,085
                                           --------    --------    --------    --------

                  Total debt securities      10,698          96         (17)     10,777

            Corporate equity securities          15         910          --         925
            Mutual funds                      7,318          57          --       7,375
                                           --------    --------    --------    --------

                                           $ 18,031       1,063         (17)     19,077
                                           ========    ========    ========    ========

         Securities held to maturity:
            Mortgage-backed                   2,593          45          --       2,638
            Other                                58          --          --          58
                                           --------    --------    --------    --------

                                           $  2,651          45          --       2,696
                                           ========    ========    ========    ========


                                       13                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(3)  Securities, Continued
     ---------------------

     The amortized cost and fair value of debt securities based on the contractual maturity at September 30, 2002 follows (in thousands):

                                                       Amortized     Fair
                                                         cost        value
                                                       --------    --------

          Securities available for sale:
             Due within one year                       $    751         765
             Due after one year through five years        1,527       1,564
             Due after five years through ten years       1,500       1,518
             Due after ten years                            240         236
                                                       --------    --------
                                                          4,018       4,083
             Mortgage-backed securities                   9,752       9,827
                                                       --------    --------

                                                       $ 13,770      13,910
                                                       ========    ========

          Securities held to maturity:
             Due within one year                       $     57          57

             Mortgage-backed securities                   1,284       1,295
                                                       --------    --------

                                                       $  1,341       1,352
                                                       ========    ========

     Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Gross gains of approximately $98,000 were realized on sales of securities available for sale in 2002 and 2001. There were no gross losses in 2002 and 2001.


                                       14                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(4)  Loans Receivable
     ----------------

     Loans at September 30 are summarized as follows (in thousands):

                                                        2002        2001
                                                      --------    --------

          Mortgage loans:
             Residential - one to four family         $ 36,459      36,997
             Commercial                                  3,951       4,482
             Construction                                  662       1,073
                                                      --------    --------

                      Total mortgage loans              41,072      42,552
                                                      --------    --------

          Other loans:
             Commercial and agricultural                 1,248       1,570
             Automobile                                  8,080       8,442
             Home equity                                 1,934       1,153
             Passbook                                      299         429
             Other                                       1,971       1,875
                                                      --------    --------

                      Total other loans                 13,532      13,469
                                                      --------    --------

                      Total loans                       54,604      56,021

          Net deferred costs                               412         413
                                                      --------    --------

                                                      $ 55,016      56,434
                                                      ========    ========

     An analysis of the allowance for loan losses follows (in thousands):

                                                        2002        2001
                                                      --------    --------

          Balance at beginning of year                $    655         663
          Provision for loan losses                         85          80
          Loans charged-off                               (127)       (135)
          Recoveries                                        58          47
                                                      --------    --------

          Balance at end of year                      $    671         655
                                                      ========    ========


                                       15                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(4)  Loans Receivable, Continued
     ---------------------------

     A substantial portion of the Company's loans are mortgages in St. Lawrence, Jefferson and Lewis Counties in New York State. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in market conditions in this area.

     The principal balances of loans not accruing interest amounted to approximately $419,000 and $437,000 at September 30, 2002 and 2001, respectively. The interest income foregone for nonaccruing loans was approximately $22,000 and $28,000 during the years ended September 30, 2002 and 2001, respectively.

     The Company's recorded investment in impaired loans totalled $761,000 and $415,000 at September 30, 2002 and 2001, respectively. The average recorded investment in impaired loans was $588,000 and $208,000 in 2002 and 2001, respectively. The allowance for loan losses associated with these impaired loans was $50,000 and $51,000 at September 30, 2002 and 2001, respectively. The amount of interest income recognized on impaired loans was not significant for the years ended September 30, 2002 and 2001, respectively.

     In the ordinary course of business, the Company has and expects to continue to have transactions, including loans, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features. Loans to such borrowers at September 30, 2002 and 2001 were $371,000 and $403,000, respectively.

(5)  Accrued Interest Receivable
     ---------------------------

     Accrued interest receivable at September 30 is summarized as follows (in thousands):

                                                        2002        2001
                                                      --------    --------

          Loans                                       $    291         329
          Securities                                       113         156
                                                      --------    --------

                                                      $    404         485
                                                      ========    ========


                                       16                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(6)  Premises and Equipment
     ----------------------

     Premises and equipment at September 30 are summarized as follows (in thousands):

                                                        2002        2001
                                                      --------    --------

          Land                                        $    574         504
          Buildings and improvements                     1,248         604
          Furniture and equipment                          711         377
                                                      --------    --------
                                                         2,533       1,485
          Less accumulated depreciation                   (685)       (586)
                                                      --------    --------

                                                      $  1,848         899
                                                      ========    ========

     Depreciation expense for the years ended September 2002 and 2001 amounted to $99,000 and $88,000, respectively.

(7)  Deposits
     --------

     At September 30, 2002 and 2001, the aggregate amounts of time deposits in denominations of $100,000 or more were approximately $4,462,000 and $3,366,000, respectively.

     At September 30, 2002 the scheduled maturities of time deposits are as follows (in thousands):

          Within one year                                         $ 21,120
          One through two years                                      3,907
          Two through three years                                      625
          Three through four years                                   3,368
                                                                  --------

                                                                  $ 29,020
                                                                  ========

     Interest expense on deposits is summarized as follows (in thousands):

                                                        2002        2001
                                                      --------    --------

          Savings                                     $    353         470
          Time                                           1,129       1,559
          NOW and money market                              87         145
                                                      --------    --------

                                                      $  1,569       2,174
                                                      ========    ========


                                       17                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(8)  Borrowed Funds
     --------------

     Borrowed funds at September 30 are summarized as follows (in thousands):

                                                   2002                        2001
                                        --------------------------  --------------------------
                                                  Weighted average            Weighted average
                                         Amount    interest rate     Amount    interest rate
                                        --------  ----------------  --------  ----------------

          Securities sold under
            agreements to repurchase    $  6,900        4.64%          8,400        4.69%

          Advances from the
            Federal Home Loan
            Bank of New York               6,500        4.72%          8,000        4.53%
                                        --------                    --------

                                        $ 13,400                      16,400
                                        ========                    ========

     Future contractual maturities of the securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of New York (FHLBNY) are as follows (in thousands):

                           Year ending
                           -----------

                               2003                   $  1,200
                               2004                      1,700
                               2005                        500
                               2011                     10,000
                                                      --------

                                                      $ 13,400
                                                      ========

     At September 30, 2002, $5.0 million of securities sold under agreements to repurchase and $5.0 million of advances from the FHLBNY are callable in 2003.

     The securities sold under agreements to repurchase are secured by mortgage-backed securities and agency securities. The collateral underlying the securities sold under agreements to repurchase had a carrying value of $7,214,000 and a fair value of $7,300,000 at September 30, 2002 and a carrying value of $8,860,000 and a fair value of $8,949,000 at September 30, 2001. The securities sold under agreements to repurchase have fixed interest rates.

     The Company utilizes advance programs offered by the FHLBNY including a line of credit agreement with an available limit of $14,765,000 at September 30, 2002. Under terms of a blanket collateral agreement with the FHLBNY, outstanding advances are secured by certain qualifying assets not otherwise pledged. The advances from the FHLBNY have fixed interest rates.


                                       18                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(9)  Income Taxes
     ------------

     The components of income tax expense are (in thousands):

                                                        2002        2001
                                                      --------    --------

          Current:
             Federal                                  $    433         404
             State                                         111         114
                                                      --------    --------
                                                           544         518
                                                      --------    --------

          Deferred:
             Federal                                       (16)        (40)
             State                                          (4)        (11)
                                                      --------    --------
                                                           (20)        (51)
                                                      --------    --------

                                                      $    524         467
                                                      ========    ========

     Actual tax expense attributable to income before income taxes differed from "expected" tax expense, computed by applying the U.S. federal statutory tax rate of 34% to income before income tax as follows (in thousands):

                                                                  2002        2001
                                                                --------    --------

          Computed "expected" tax expense                       $    441         419
          Increase (decrease) in income taxes resulting from:
             State taxes, net of federal tax benefits                 71          68
             Other items, net                                         12         (20)
                                                                --------    --------

                                                                $    524         467
                                                                ========    ========


                                       19                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(9)  Income Taxes, Continued
     -----------------------

     The components of the net deferred tax liability, included in other liabilities, are as follows (in thousands):

                                                                  2002     2001
                                                                 ------   ------
          Deferred tax assets:
             Allowance for loan losses                           $  264      260
             Deferred directors' fees                                59       55
             Accrued expenses                                        33       49
             Other                                                   37       39
                                                                 ------   ------
                      Total deferred tax assets                     393      403
                                                                 ------   ------

          Deferred tax liabilities:
             Accumulated depreciation on premises and equipment      46       16
             Accrued interest receivable                             97      147
             Net deferred loan costs                                163      164
             Unrealized gains on securities available for sale      366      430
             Prepaid expenses                                        17       26
                                                                 ------   ------

                      Total deferred tax liabilities                689      783
                                                                 ------   ------

                      Net deferred tax liability                 $  296      380
                                                                 ======   ======

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary at September 30, 2002 and 2001.

     Included in retained earnings at September 30, 2002 is approximately
          $1,274,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for federal income tax purposes, would result in taxable income to the Bank. Management does not expect any of these events to occur in the near future.


                                       20                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(10) Employee Benefit Plans
     ----------------------

     The Company has a defined contribution 401(k) Retirement Plan (Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Plan, subject to certain limitations. The Company contributes 3% of each eligible employee's salary. Additional Company contributions to the Plan are determined annually by the Board of Directors. For the years ended September 30, 2002 and 2001 expense for the Plan amounted to $64,000 and $58,000, respectively.

     In connection with establishing the Employee Stock Ownership Plan (ESOP) in
          1999, the ESOP borrowed $429,000 from the Company to purchase 85,825 common shares of the Company's stock. The loan shall be repaid in ten equal annual installments through 2009. The loan bears interest at 7.75%. At September 30, 2002, 23,321 shares were released or committed to be released and 62,504 shares remained as unallocated shares. The fair value of the unallocated shares on September 30, 2002 amounted to $643,800. The cost of the ESOP shares that have not been allocated or committed to be released to participants is deducted from shareholders' equity. The Company recorded $67,000 and $41,000 of compensation expense related to the ESOP for the years ended September 30, 2002 and 2001, respectively.

(11) Deferred Compensation Plan
     --------------------------

     The Company has a nonqualified deferred compensation plan for directors, under which directors may elect to defer all or part of their director fees, and a nonqualified deferred compensation plan for the President. At September 30, 2002 and 2001, deferred compensation included in other liabilities aggregated approximately $149,000 and $138,000, respectively. Deferred compensation expense for the years ended September 30, 2002 and 2001 amounted to $11,000 and $29,000, respectively.

(12) Stock Option and Management Recognition Plans
     ---------------------------------------------

     The Stock Option Plan provides for awards in the form of stock options, representing a right to purchase up to 107,281 shares of common stock. All options have a ten-year term and vest ratably over a five-year period.


                                       21                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(12) Stock Option and Management Recognition Plans, Continued
     --------------------------------------------------------

     Activity in the Stock Option Plan is as follows:

                                                        Options     Option price
                                                      outstanding     per share
                                                      -----------   ------------

          Outstanding at September 30, 2000              58,250         $ 4.75
          Granted                                            --             --
                                                         ------         ------

          Outstanding at September 30, 2001              58,250         $ 4.75
          Granted                                        10,000           9.30
                                                         ------         ------

          Outstanding at September 30, 2002              68,250         $ 5.42
                                                         ======         ======

          Options exercisable at September 30, 2002      23,300         $ 4.75
                                                         ======         ======

     The fair value of options granted was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for 2002: risk-free interest rate of 3.30%; dividend yield of 2.4%; market price volatility of 34.94%; expected option life of 8 years. The estimated weighted average fair value of the options granted was $3.36 during 2002.

     The weighted average remaining life of options outstanding and exercisable options at September 30, 2002 was eight years. Options available for grant at September 30, 2002 were 39,031.

     The Company has elected to account for its stock option plan in accordance with Accounting Principles Board Opinion No. 25. Proforma amounts of net income and earnings per share under Statement of Financial Accounting Standards No. 123 for the years ended September 30 are as follows:

                                                               2002     2001
                                                              ------   ------
              Net income:
                 As reported                                  $  775      766
                 Proforma                                        757      752

              Earnings per common share - basic:
                 As reported                                  $  .35      .35
                 Proforma                                        .35      .34

              Earnings per common share - diluted:
                 As reported                                  $  .35      .35
                 Proforma                                        .34      .34


                                       22                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(12) Stock Option and Management Recognition Plans, Continued
     --------------------------------------------------------

     On April 23, 2002, the Company awarded 4,000 shares of restricted stock under the MRP. The market value of the shares awarded at that date approximated $37,000. Compensation expense for the MRP was $16,000 and $15,000 for the years ended September 30, 2002 and 2001, respectively.

(13) Commitments and Contingencies
     -----------------------------

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

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

     Commitments to originate fixed and adjustable rate loans were $1,736,000 and $1,282,000 at September 30, 2002 and 2001, respectively.

     Unused lines of credit, which include home equity, consumer and commercial, amounted to $1,161,000 and $1,109,000 at September 30, 2002 and 2001,
          respectively.


                                       23                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(14) Retained Earnings
     -----------------

     Cambray Mutual Holding Company (Cambray) has waived receipt of its March and September 2002 dividends in the amount of $288,470 and its September 2001 dividend in the amount of $118,010 from the Company. The total dividends waived by Cambray were $406,480 as of September 30, 2002. The dividends waived by Cambray are considered as a restriction on the retained earnings of the Company.

(15) Regulatory Capital Requirements
     -------------------------------

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weighting and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below of total and Tier I capital to risk-weighted assets (as defined in the regulations), Core capital (as defined) and Tangible capital (as defined). Management believes at September 30, 2002, that the Bank met all capital adequacy requirements to which they are subject.

     As of September 30, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier I risk-based, Core capital and Tangible capital ratios as set forth in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.


                                       24                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(15) Regulatory Capital Requirements, Continued
     ------------------------------------------

     The following is a summary of the Bank's actual capital amounts and ratios compared to minimum capital adequacy requirements and the requirements for classification as a well capitalized institution under prompt corrective action provisions (dollars in thousands):

                                                                   To be classified as
                                                                    well-capitalized
                                                  Minimum capital         under
                                                     adequacy       prompt corrective
                                    Actual         requirements     action provisions
                                ---------------   ---------------   -----------------
                                 Amount   Ratio    Amount   Ratio     Amount   Ratio
                                -------   -----   -------   -----    -------   -----

     September 30, 2002
     ------------------

     Total capital to risk-
        weighted assets         $17,154   39.07%     3,512    8.0%     4,390    10.0%
                                =======            =======           =======

     Core capital to adjusted
        tangible assets         $16,259   19.26%     2,533    3.0%     4,221     5.0%
                                =======            =======           =======

     Tangible capital to
        tangible assets         $16,259   19.26%     1,266    1.5%        --     N/A
                                =======            =======           =======

     Tier I capital to risk-
        weighted assets         $16,259   37.03%     1,756    4.0%     2,634     6.0%
                                =======            =======           =======


     September 30, 2001
     ------------------

     Total capital to risk-
        weighted assets         $16,385   36.57%     3,584    8.0%     4,480    10.0%
                                =======            =======           =======

     Core capital to adjusted
        tangible assets         $15,415   18.77%     2,464    3.0%     4,106     5.0%
                                =======            =======           =======

     Tangible capital to
        tangible assets         $15,415   18.77%     1,232    1.5%        --     N/A
                                =======            =======           =======

     Tier I capital to risk-
        weighted assets         $15,415   34.41%     1,792    4.0%     2,688     6.0%
                                =======            =======           =======


                                       25                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(16) Fair Value of Financial Instruments
     -----------------------------------

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

               Cash and cash equivalents: The fair values are considered to approximate the carrying amounts, as reported in the statements of financial condition.

               Securities: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

               Loans: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying amounts. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating.

               FHLB Stock: The carrying amount of this instrument, which is redeemable at par, approximates fair value.

               Accrued Interest Receivable and Payable: The carrying amount of accrued interest approximates fair value.

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


                                       26                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(16) Fair Value of Financial Instruments, Continued
     ----------------------------------------------

     The estimated fair values and related carrying amounts of the Bank's financial instruments at September 30 are as follows (in thousands):

                                                   2002                  2001
                                           -------------------   -------------------
                                           Carrying     Fair     Carrying     Fair
                                            amount     value      amount     value
                                           --------   --------   --------   --------
          Financial assets:
             Cash and cash equivalents     $  3,047      3,047      2,852      2,852
             Securities                      24,449     24,460     21,728     21,773
             Loans, net                      54,345     56,382     55,779     56,413
             FHLBNY stock                       745        745        820        820
             Accrued interest receivable        404        404        485        485

          Financial liabilities:
             Deposits                        52,761     52,899     47,683     47,925
             Borrowed funds                  13,400     14,621     16,400     17,033
             Accrued interest payable           105        105        128        128

(17) Condensed Parent Company Only Financial Statements
     --------------------------------------------------

     The following presents the condensed statements of financial condition of Gouverneur Bancorp, Inc. as of September 30, 2002 and 2001 and condensed statements of income and cash flows for the years ended September 30, 2002 and 2001.

              Condensed Statements of Financial Condition (in thousands)
              ----------------------------------------------------------

                                                                     2002       2001
                                                                   --------   --------

          Assets:
             Cash                                                  $    337        550
             Other assets                                                95         80
             Investment in banking subsidiary                        16,796     16,026
                                                                   --------   --------

                      Total assets                                 $ 17,228     16,656
                                                                   ========   ========

          Liabilities and shareholders' equity:
             Shareholders' equity                                    17,228     16,656
                                                                   --------   --------

                      Total liabilities and shareholders' equity   $ 17,228     16,656
                                                                   ========   ========


                                       27                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(17) Condensed Parent Company Only Financial Statements, Continued
     -------------------------------------------------------------

                   Condensed Statements of Income (in thousands)
                   ---------------------------------------------

                                                                   2002      2001
                                                                  ------    ------

          Income                                                  $   47        57
          Expense                                                     85       125
                                                                  ------    ------

                   Loss before equity in earnings of subsidiary      (38)      (68)

          Equity in earnings of subsidiary                           813       834
                                                                  ------    ------

                   Net income                                     $  775       766
                                                                  ======    ======


                 Condensed Statements of Cash Flows (in thousands)
                 -------------------------------------------------

                                                                   2002      2001
                                                                  ------    ------
          Cash flows from operating activities:
             Net income                                           $  775       766
             Adjustments to reconcile net income to net
                cash used in operating activities:
                   Equity in earnings of subsidiary                 (813)     (834)
                   Other, net                                          4         1
                                                                  ------    ------

                      Net cash used in operating activities          (34)      (67)
                                                                  ------    ------

          Cash flows from investing activities:
             Principal collected on ESOP note receivable              34        32
                                                                  ------    ------

                      Net cash provided by investing activities       34        32
                                                                  ------    ------

          Cash flows from financing activities:
             Purchase of management recognition plan stock            --      (163)
             Dividends paid on common stock                         (213)     (246)
                                                                  ------    ------

                      Net cash used in financing activities         (213)     (409)
                                                                  ------    ------

                      Net decrease in cash and cash equivalents     (213)     (444)

          Cash and cash equivalents at beginning of year             550       994
                                                                  ------    ------

          Cash and cash equivalents at end of year                $  337       550
                                                                  ======    ======


                                       28                            (Continued)

                     GOUVERNEUR BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


(18) Quarterly Summarized Financial Information (Unaudited)
     ------------------------------------------------------

     Selected quarterly financial data for fiscal 2002 and 2001 follows (in thousands, except per share data):

                                                   Year ended September 30, 2002
                                        ---------------------------------------------------
     By quarter                          First     Second      Third     Fourth       Year
                                        -------    -------    -------    -------    -------

     Interest income                    $ 1,428      1,399      1,376      1,409      5,612
     Interest expense                      (663)      (571)      (525)      (522)    (2,281)
                                        -------    -------    -------    -------    -------

           Net interest income              765        828        851        887      3,331
                                        -------    -------    -------    -------    -------

     Provision for loan losses              (25)       (25)       (25)       (10)       (85)
     Noninterest income                      56        136         53         48        293
     Noninterest expenses                  (477)      (583)      (546)      (634)    (2,240)
                                        -------    -------    -------    -------    -------

           Income before income taxes       319        356        333        291      1,299

     Income taxes                          (126)      (140)      (131)      (127)      (524)
                                        -------    -------    -------    -------    -------

           Net income                   $   193        216        202        164        775
                                        =======    =======    =======    =======    =======

     Earnings per common share:
        Basic                           $  0.09       0.10       0.09       0.07       0.35
                                        =======    =======    =======    =======    =======
        Diluted                         $  0.09       0.10       0.09       0.07       0.35
                                        =======    =======    =======    =======    =======

                                                   Year ended September 30, 2001
                                        ---------------------------------------------------
     By quarter                          First     Second      Third     Fourth       Year
                                        -------    -------    -------    -------    -------

     Interest income                    $ 1,451      1,523      1,523      1,458      5,955
     Interest expense                      (737)      (754)      (750)      (710)    (2,951)
                                        -------    -------    -------    -------    -------

           Net interest income              714        769        773        748      3,004
                                        -------    -------    -------    -------    -------

     Provision for loan losses              (30)       (20)       (20)       (10)       (80)
     Noninterest income                      65        146         57         61        329
     Noninterest expenses                  (497)      (514)      (474)      (535)    (2,020)
                                        -------    -------    -------    -------    -------

           Income before income taxes       252        381        336        264      1,233

     Income taxes                           (99)      (154)      (123)       (91)      (467)
                                        -------    -------    -------    -------    -------

           Net income                   $   153        227        213        173        766
                                        =======    =======    =======    =======    =======

     Earnings per common share:
        Basic                           $  0.07       0.10       0.10       0.08       0.35
                                        =======    =======    =======    =======    =======
        Diluted                         $  0.07       0.10       0.10       0.08       0.35
                                        =======    =======    =======    =======    =======


                                       29