Form 10KSB, Exhibit 13
period 2004-09-30
GOUVERNEUR BANCORP INC
filed 2004-12-23
CIK 1063942

EXHIBIT 13


                                President Message



To Our Stockholders:

On behalf of the Board of Directors, Officers and employees of Gouverneur Bancorp, Inc and its subsidiary, Gouverneur Savings and Loan Association, I am pleased to present to you our 2004 annual report.

We achieved a milestone in our history in fiscal 2004 when our assets reached $100.0 million and we closed the books at $104.2 million, a 15.8 % increase over the 2003 assets of $ 90.0 million.

In this era of low interest rates the mortgage market has been very active and combined with the addition of the two offices in Alexandria Bay and Clayton, have produced growth in that portfolio of $14.9 million or 30.6%. Mortgages at year-end now total $63.6 million. Consumer loans continue to decline both in volume and as a percentage of our loans due primarily to the decrease in auto lending. We have reported previously that the low rate, no rate and other incentive programs offered by the auto manufacturers have substantially impacted our ability to grow or maintain that segment of the portfolio. In fiscal 2003 balances in the consumer category stood at $9.2 million, whereas at fiscal year end 2004 those balances have declined to $8.9 million, a 3.26% decrease. Commercial loans have been a small part of our lending, as we were not actively pursuing growth in that area. However, with the hiring Thomas Penn as Vice President and Commercial Loan Officer in August 2004, we expect growth in our commercial loan portfolio. Mr. Penn will be responsible for maintaining the current loans and developing new relationships in our expanded market.

Our investment portfolio has continued to decline from $17.9 million in 2003 to $14.0 million in 2004, or 27.9%, as we have invested those funds in loans, due primarily to the strong loan demand and the greater rate of return.

Deposits have also increased through this period by $3.2 million to $61.6 million or 5.5%. However, the loan growth greatly exceeded the deposit growth and we increased our borrowings from the Federal Home Loan Bank of New York, in accordance with management's strategy to help fund loan growth, from $12.2 million in 2003 to $23.0 million in 2004, an 88.5% increase.

The current low rate environment has resulted in a significant decrease in our cost of funding and contributes greatly to the improvement in our net return. The average cost of interest-bearing funds in fiscal 2003 was 2.81% and for fiscal 2004 was 2.17%. However we continue to monitor this area closely and anticipate that the cost of funding will increase in the future and earnings may be adversely impacted for the near term. To help offset this we have been developing a loan portfolio that has more adjustable rate characteristics. Loans that have adjustable rates now total $31.9 million, an increase of $10.5 million, or 49.1 %, from $21.4 million at the end of fiscal 2003 and are now
39.8 % of the total loan portfolio.

Non Interest Income increased $113,000 to $463,000 or 32.3%, the majority of that coming from investment of $3.5 million in bank owned life insurance, and we continue to explore additional programs to enhance that source of revenue. Non Interest Expense increased $0.1 million from $2.6 million to $2.7 million, or 3.85%. The increase is due primarily to the increase in employee salaries and benefits. In addition to the commercial loan officer we have also added an Assistant Treasurer to the accounting area. We needed to address three elements in this department - (i) the increased volume of work due to our growth, (ii) the additional burden of complying with the Sarbanes-Oxley Act and (iii) management succession planning.

The return on average assets increased to 0.89% from the 0.68% we reported for fiscal 2003 as a result of increasing net income from $592,000 to $860,000, representing a 45.3 % improvement from the prior year. The increased earnings improved the diluted earnings per share from $0.26 in fiscal 2003 to $0.38 in fiscal 2004. The company paid a $0.26 per share dividend to all shareholders during the fiscal year ending September 2004. Shareholders equity increased from $17.6 million to $18.0 million a 2.27% increase over fiscal 2003 and book value increased from $7.71 per common share to $7.86 per common share based on 2,283,109 shares issued and outstanding at September 30, 2004.

Over the winter months, we will be working with an architect to finalize plans for an addition to the main office facility to accommodate the current staff and allow for additional growth and to improve services through an expanded drive-up facility. We have completed the acquisition and site clearing on the two adjoining properties in preparation for the construction.

I extend my sincere appreciation to you, our stockholders, for your continued support of our endeavors, and I especially want to thank the Board of Directors and staff who have worked diligently with me to achieve our success. We look forward to continuing to grow our franchise.


                                          /s/ RICHARD F. BENNETT
                                          -------------------------------------
                                          Richard F. Bennett
                                          President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Condition Data:
                                                           At September 30,
                                  ------------------------------------------------------------------
                                     2004          2003          2002          2001          2000
                                  ----------    ----------    ----------    ----------    ----------
                                                        (Dollars in thousands)
  Total Assets                    $  104,169    $   89,956    $   85,058    $   82,863    $   74,900
  Loans (1)                           80,914        65,393        55,016        56,434        54,960
  Allowance for loan losses              755           655           671           655           663
  Securities available-for-sale       13,797        17,473        22,964        19,017        11,368
  Securities held-to-maturity            251           399         1,341         2,651         4,263
  Foreclosed real estate                  53            92            25           182            91
  Deposits                            61,598        58,423        52,761        47,683        46,800
  Borrowings                          23,000        12,200        13,400        16,400        10,800
  Total shareholders' equity      $   17,950    $   17,557    $   17,228    $   16,656    $   15,989
                                  ==========    ==========    ==========    ==========    ==========

Selected Operations Data:
                                                        (Dollars in thousands)

  Interest income                 $    5,403    $    5,223    $    5,612    $    5,955    $    5,586
  Interest expense                     1,648         1,906         2,281         2,951         2,581
                                  ----------    ----------    ----------    ----------    ----------
    Net interest income                3,755         3,317         3,331         3,004         3,005
  Provision for loan losses              135            95            85            80           158
                                  ----------    ----------    ----------    ----------    ----------
    Net interest income after
      Provision for loan losses        3,620         3,222         3,246         2,924         2,847
  Non-interest income                    463           350           293           329           306
  Non-interest expense                 2,667         2,619         2,240         2,020         1,994
                                  ----------    ----------    ----------    ----------    ----------
  Income before income taxes           1,416           953         1,299         1,233         1,159
  Income tax expense                     556           361           524           467           434
  Net income                      $      860    $      592    $      775    $      766    $      725
                                  ==========    ==========    ==========    ==========    ==========

Per Common Share:

  Net Income
     Basic                        $     0.39    $     0.27    $     0.35    $     0.35    $     0.33
     Diluted                            0.38          0.26          0.35          0.35          0.32
     Book value                         7.86          7.71          7.57          7.32          7.02
     Cash dividends declared            0.26          0.26          0.22          0.16          0.11
     Dividend payout ratio             66.67%        96.30% *      62.86% *      45.71% *      33.33%

*Cambray Mutual Holding Company waived its right to dividends declared in 2003, 2002, and 2001 amounting to $341,000, $288,000 and $118,000 respectively. The dividend payout ratio excluding waived dividends was 42.57% in 2003, 27.42% in 2002 and 32.11% in 2001.


Notes appear on the following page.

                                                           At or for the Year Ended September 30,
                                            ------------------------------------------------------------------
                                               2004          2003          2002          2001          2000
                                            ----------    ----------    ----------     ---------    ----------
Performance Ratios:

 Return on average assets (net
  income to average total assets)                 0.89%         0.68%         0.93%         0.96%         1.00%
 Return on average equity (net
  income to average equity)                       4.82%         3.40%         4.56%         4.69%         4.58%
 Average interest-earning assets to
  average interest-bearing liabilities          117.39%       122.00%       123.40%       125.08%       126.57%
 Net interest rate spread (3)                     3.89%         3.51%         3.53%         2.97%         3.31%
 Net interest margin (4)                          4.21%         4.01%         4.21%         3.93%         4.29%
 Net interest income after provision
  for loan losses to total other expenses         1.36x         1.23x         1.45x         1.45x         1.43x


Capital and Asset Quality Ratios (2)

 Average equity to average total assets          18.47%        19.88%        20.41%        20.55%        21.77%
 Total equity to assets end of period            17.23%        19.52%        20.25%        20.10%        21.35%
 Non-performing assets to total assets            0.42%         0.92%         0.88%         0.79%         0.69%
 Non-performing loans to total loans              0.47%         1.08%         1.23%         0.78%         0.75%
 Allowance for loan losses to total loans         0.94%         1.01%         1.21%         1.17%         1.21%
 Allowance for loan losses to
   Non-performing loans                         198.68%        93.17%        98.68%       149.89%       162.10%


Other Data:

 Number of real estate loans outstanding         1,605         1,467         1,393         1,456         1,438
 Number of deposit accounts                      7,409         7,639         7,216         6,989         7,014
 Full service offices                                2             2             2             1             1

(1)  Shown net of deferred fees and costs.
(2) Capital and asset quality ratios are at end of period. All other ratios are based on average daily balances.
(3) The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.


Year 2004 Highlights For Our Bank

         During fiscal 2004, Gouverneur Bancorp, Inc. marked its fifth full year as a public company. In the course of this year, our subsidiary, Gouverneur Savings and Loan Association (the "Bank"), increased its assets by $14.2 million, through mortgage portfolio growth, while remaining well capitalized, with strong asset quality.

         The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses those deposits, together with other funds, to make loans and other investments. Most of the loans are mortgages secured by one-to-four family residences (including home equity lines of credit). The Bank also makes consumer commercial and multi-family real estate and other loans. Most of the loans are in the Bank's primary market area, southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The Savings Association Insurance Fund of the Federal Deposit Insurance Company ("FDIC") insures the Bank's deposit accounts, and the FDIC and the Office of Thrift Supervision ("OTS") both regulate the Bank.

         Our profitability depends, to a large extent, on our net interest income, which is the difference between the interest we receive on our interest earning assets, such as loans and investments, and the interest we pay on interest bearing liabilities, primarily deposits. Other categories of expenses generally include the provision for loan losses, salaries and employee benefit costs, net expenses on foreclosed real estate and various other categories of operational expenses. External factors, such as general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities, can have a substantial effect on profitability.

         Loans are our highest yielding asset category. We are faced with increasing competition from other financial institutions, loan brokers, mortgage bankers, insurance companies, brokerage firms and other companies that are competing for a limited number of loan opportunities. Two years ago, in order to meet the challenge of competition and increase our earning assets, we:

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

         This year, we have increased loans at the Alexandria Bay office by $6.6 million, or 28.7%, from $23.0 million on September 30, 2003 to $29.6 million, on September 30, 2004. The Clayton lending office has increased its loan portfolio $5.6 million, from $3.7 million to $9.3 million over the same period. The Gouverneur office contributed growth of $2.6 million, or 6.8%, to increase its loan portfolio from $35.7 million to $38.3 million. The three locations, combined with an increase in purchased government guaranteed loans, resulted in an overall increase of $15.5 million in the Bank's net loans, from $64.7 million at the end of the 2003 fiscal year to $80.2 million at the end of the 2004 fiscal year.

         During fiscal year 2004, our deposits increased by $3.2 million, or 5.5%. Deposits grew $0.9 million in savings and club accounts, $1.3 million NOW and money market accounts, $0.5 million in demand deposits and $0.5 million in time certificates. Deposits at the Alexandria Bay branch office grew by $1.8 million, or 36.7%, from $4.9 million on September 30, 2003 to $6.7 million on September 30, 2004. The growth in deposits in Alexandria Bay is lagging our projections, but we expect that office will continue to provide additional deposit growth opportunities for the Bank. Our borrowings from the Federal Home Loan Bank of New York ("FHLB"), consisting of advances and securities repurchase obligations, were $23.0 million on September 30, 2004 compared to $12.2 million on September 30, 2003. The increase of $10.8 million is consistent with management's strategy to fund loans when our deposit base is not sufficient.

         We believe that some of our deposit growth has come because the securities markets have been in a state of flux. Market uncertainty may continue to create opportunities for new deposits. Individuals may choose to invest their discretionary funds in bank deposits rather than equity securities. However, if the markets stabilize we may lose deposits. If we are unable to attract the deposits necessary to support our growth, we will continue to borrow funds from the FHLB.

         The following discussion of our financial condition and results of operations shows the effect of our efforts in fiscal 2004.

Introduction to Financial Information and Comparisons

         Our current financial statements combine the assets, liabilities, income and expenses of Gouverneur Bancorp, Inc., with those of Gouverneur Savings and Loan Association.

Critical Accounting Policies

         Note 2 to Gouverneur Bancorp, Inc.'s consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of Gouverneur Bancorp, Inc. and its results of operations.

         The reporting of the Company's financial condition and results of operations is impacted by the application of accounting policies by management. Certain accounting policies are particularly sensitive and require significant judgments, estimates and assumptions to be made by management in matters that are inherently uncertain.

         The Company's provision for loan losses and the level of the allowance for loan losses involve significant estimates by management in evaluating the adequacy of the allowance for loan losses. Management's evaluation is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. While management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making the evaluation.

         As permitted by SFAS No. 123 the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No.
25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense as recognized, based on the estimated fair value of the options on the date of grant, is disclosed in note 2 to the consolidated financial statements. The Company intends to continue to account for stock-based compensation in this manner unless there is more specific guidance issued by the Financial Accounting Standards Board or unless a clear consensus develops in the financial services industry on the application of accounting methods.

Analysis of Net Interest Income

         Net interest income, our primary income source, depends principally upon (i) the amount of interest earning assets that we can maintain based upon our funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans adversely affect net interest income because they are funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when we designate an asset as non-performing, all interest that we have already accrued but not actually received is deducted from current period income, further reducing net interest income.

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

                                                                        For the Year Ended September 30,
                                            ---------------------------------------------------------------------------------------
                                                       2004                          2003                          2002
                                            ---------------------------   ---------------------------   ---------------------------
                                                                               ($ in thousands)

                                            Average              Yield/   Average              Yield/   Average              Yield/
                                            Balance  Interest   Cost(6)   Balance  Interest   Cost(6)   Balance  Interest   Cost(6)
                                            -------   -------   -------   -------   -------   -------   -------   -------   -------
Loans, net (1)                              $72,142   $ 4,836      6.70%  $57,312   $ 4,413      7.70%  $54,798   $ 4,593      8.38%
Securities (2)                               15,245       551      3.61%   23,194       788      3.40%   22,481       989      4.40%
Other short-term investments                  1,773        16      0.90%    2,188        22      1.01%    1,880        30      1.60%
                                            -------   -------             -------   -------             -------   -------
   Total interest-earning assets             89,160     5,403      6.06%   82,694     5,223      6.32%   79,159     5,612      7.09%
                                                      -------                       -------                       -------
Non-interest-earning assets                   7,389                         4,869                         4,078
                                            -------                       -------                       -------
   Total assets                             $96,549                       $87,563                       $83,237
                                            =======                       =======                       =======

Savings and club accounts (3)               $20,023   $   206      1.03%  $17,968   $   321      1.79%  $14,925   $   353      2.37%
Time certificates                            28,741       740      2.57%   28,749       907      3.15%   26,782     1,129      4.20%
NOW and money market accounts                 9,904        62      0.63%    8,296        73      0.88%    6,988        87      1.24%
Borrowings                                   17,282       640      3.70%   12,766       605      4.74%   15,364       712      4.63%
                                            -------   -------             -------   -------             -------   -------
   Total interest-bearing liabilities        75,950     1,648      2.17%   67,779     1,906      2.81%   64,149     2,281      3.56%
                                                      -------                       -------                       -------
Non-interest-bearing liabilities              2,765                         2,378                         2,099
                                            -------                       -------                       -------
   Total liabilities                         78,715                        70,157                        66,248
Shareholders' equity                         17,834                        17,406                        16,989
                                            -------                       -------                       -------
   Total liabilities and
     shareholders' equity                   $96,549                       $87,563                       $83,237
                                            =======                       =======                       =======

Net interest income/spread (4)                        $ 3,755      3.89%            $ 3,317      3.51%            $ 3,331      3.53%
                                                      =======   =======             =======   =======             =======   =======

Net earning assets/net interest
   margin (5)                               $13,210                4.21%  $14,915                4.01%  $15,010                4.21%
                                            =======             =======   =======             =======   =======             =======
Ratio of average interest-earning assets
   To average interest-bearing liabilities     1.17x                         1.22x                         1.23x
                                            =======                       =======                       =======

Notes appear on following page

(1) Shown net of the allowance for loan losses. Average loan balances include non-accrual loans. Interest is recognized on non-accrual loans only as and when received.
(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available for sale included as a component of non-earning assets. Securities include FHLB stock.
(3) Include advance payments by borrowers for taxes and insurance (mortgage escrow deposits).
(4) The spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.
(6)  Yields are not computed on a tax equivalent basis.

Rate Volume Analysis of Net Interest Income

         One method of analyzing net interest income is to consider how changes in average balances and average rates from one period to the next affect net interest income. The following table shows changes in the dollar amount of interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by multiplying the average rate during the first period by the volume change between the two periods. The effect of a change in interest rates is calculated by multiplying the change in rate between the two periods by the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                    Year Ended September 30,
                                        --------------------------------------------------------------------------------
                                                     2004 vs. 2003                            2003 vs. 2002
                                        --------------------------------------    --------------------------------------
                                               Increase (Decrease) Due To:              Increase (Decrease) Due To:
                                        --------------------------------------    --------------------------------------
                                          Volume         Rate         Total        Volume          Rate         Total
                                        ----------    ----------    ----------    ----------    ----------    ----------
                                                                    (Dollars in thousands)
Interest-earning assets:

 Loans                                  $    1,044    $     (621)   $      423    $      204    $     (384)   $     (180)
 Securities                                   (283)           46          (237)           30          (231)         (201)
 Other short-term investments                   (4)           (2)           (6)            4           (12)          (12)
                                        ----------    ----------    ----------    ----------    ----------    ----------
   Total interest-earning assets               757          (577)          180           238          (627)         (389)
                                        ----------    ----------    ----------    ----------    ----------    ----------

Interest-bearing liabilities:

 Savings and club accounts                      34          (149)         (115)           64           (96)          (32)
 Time certificates                              --          (167)         (167)           75          (297)         (222)
 NOW and money market accounts                  12           (23)          (11)           14           (28)          (14)
 Borrowings                                    185          (150)           35          (123)           16          (107)
                                        ----------    ----------    ----------    ----------    ----------    ----------
   Total interest-bearing liabilities          231          (489)         (258)           30          (405)         (375)
                                        ----------    ----------    ----------    ----------    ----------    ----------

 Net change in net interest income      $      526    $      (88)   $      438    $      208    $     (222)   $      (14)
                                        ==========    ==========    ==========    ==========    ==========    ==========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Comparison of Financial Condition at September 30, 2004 and 2003

     The Company's total assets amounted to $104.2 million at September 30, 2004, which was $14.2 million, or 15.78%, higher than our total assets of $90.0 million one year earlier. The increase was funded mostly by an increase in debt with FHLB in the amount of $10.8 million and growth in deposits of $3.2 million.

     Cash and due from banks, interest bearing deposits and investment securities decreased by $5.5 million, or 24.8%, to a total of $16.8 million at September 30, 2004 compared to $22.2 million at September 30, 2003. Interest-bearing deposits decreased by $1.6 million and available-for-sale securities decreased during the year by $3.7 million. The decrease in the balances of the available-for-sale portfolio was due to the sale of mutual fund assets, as well as not fully replacing all of the maturing bonds and scheduled principal repayments in the portfolio.

     Net loans were $80.2 million at September 30, 2004, an increase of $15.5 million, or 24.0%, compared to $64.7 million one year ago. This increase was the result of refinancing activity due to historically low interest rates combined with an active real estate market in the Thousands Islands region affecting both Alexandria Bay and Clayton. The increase was also the result of offering competitive adjustable rate mortgage products.

     Total deposits increased by $3.2 million, or 5.5%, from $58.4 million at September 30, 2003 to $61.6 million at September 30, 2004. We experienced increases in saving and club account deposits of $0.9 million, NOW and money market deposits by $1.3 million, demand deposits by $0.5 million and time deposits by $0.5 million. Deposits at the Alexandria Bay office grew by $1.8 million, or 36.7%, from $4.9 million on September 30, 2003 to $6.7 million on September 30, 2004. We expect that office will continue to provide additional deposit growth opportunities for the Bank.

     Borrowed funds increased by $10.8 million from $12.2 million at September 30, 2003 to $23.0 million at September 30, 2004 as discussed earlier.

     The shareholders' equity amounted to $18.0 million at September 30, 2004, an increase of $0.4 million, or 2.3%, over the balance of $17.6 million at September 30, 2003. The increase primarily resulted from net income of $860,000 and increases due to the allocation of Employee Stock Ownership Plan ("ESOP") shares and the amortization of Management Recognition Plan ("MRP") shares totaling $136,000 offset by $593,000 paid in dividends on common stock.

     Comparison of Operating Results for the Years Ended September 30, 2004 and 2003

     Net Income. Net income for the year ended September 30, 2004 was $860,000 compared to net income of $592,000 the previous year. The $268,000 increase in net income represents a 45.3% increase from fiscal 2003. Income before income taxes increased by $463,000, or 48.6%, as a result of increases of $438,000 in net interest income and $113,000 in other income more than offsetting increases of $48,000 in non-interest expenses and $40,000 in the provision for loan losses. The increase in income before income taxes resulted in a corresponding increase of $195,000 in income taxes, and net income improved by $268,000.

     Interest Income. Interest rates remained at historic low levels for most of the year. Loan and deposit portfolios both re-priced lower this fiscal year as compared to last fiscal year. The Federal Reserve has raised short-term rates, but little impact has been felt yet. Further tightening of interest rates by the Federal Reserve may lead to contraction of interest margins during the coming year. It is uncertain whether the economy is growing fast enough to support any further rate increases, but the Federal Reserve has decided to move interest rates up at a measured pace, as evidenced by five increases in the fed funds rate, the interest rate at which banks lend to each other overnight, totaling 1.25% since June, 2004. At December 14, 2004 the fed funds rate stands at 2.25%.

     A summary of the information shown previously in the Average Balances, Interest Rates and Yields table and in the Interest-earning assets section of the Rate Volume Analysis of Net Interest Income table follows:

     1. the results for the 2004 fiscal year, show that interest income increased by $180,000 from $5,223,000 last year to 5,403,000. The increase in interest income was caused by an increase of $757,000 due to an increase in the average balance of interest-earning assets, from $82.7 million to $89.2 million, more than offsetting a $577,000 decrease in interest income due to a decrease in the average rate earned on interest-earning assets, from 6.32% to 6.06%, and

     2. growth of the loan portfolio fueled an increase in loan interest income of $423,000 as the average balance of loans increased by $14.8 million, resulting in a $1,044,000 increase in interest income, while the decrease in the average rate on loans from 7.70% to 6.70% resulted in a $621,000 decrease in interest income, and

     3. interest income on securities and other short-term investments fell by $243,000 as a reduction in the average balances of securities and other short-term investments by $8.4 million from $25.4 million in fiscal 2003 to $17.0 million in fiscal 2004, resulted in decreased interest income of $287,000 while an increase in the average rate earned on securities and other short-term investments from 3.19% for the year ended September 30, 2003 to 3.33% for the year ended September 30, 2004 increased interest income by $44,000.

     Interest Expense. A summary of the information shown previously in the Average Balances, Interest Rates and Yields table and in the Interest-bearing liabilities section of the Rate Volume Analysis of Net Interest Income table follows:

     1. interest expense decreased by $258,000 from $1,906,000 for fiscal 2003 to $1,648,000 for fiscal 2004. The increase in the average balance of interest-bearing liabilities from $67.8 million in fiscal 2003 to $76.0 million in fiscal 2004 resulted in an increase of $231,000 in interest expense, while a decrease in the average interest rate from 2.81% for fiscal 2003 to 2.17% for fiscal 2004 resulted in a $489,000 decrease in interest expense,

     2. growth in average balances of savings and club accounts from $18.0 million to $20.0 million, money market and NOW accounts from $8.3 million to $9.9 million, and borrowings from FHLB from $12.8 million to $17.3 million increased interest expense by $34,000 and $112,000 and $185,000 respectively. Those increases were more than offset by interest rate decreases on savings and club accounts from 1.79% to 1.03%, time certificates from 3.15% to 2.57%, NOW and money market accounts from 0.88% to 0.63% and on the cost of borrowings from FHLB from 4.74% to 3.70% resulting in decreases to interest expense of $149,000, $167,000, $23,000 and $150,000 respectively. The average balance on time certificates remained the same at $28.7 million.

     Net Interest Income. Net interest income increased by $438,000 in fiscal 2004. The increase was attributable to a $180,000 increase in interest income combined with a decrease of $258,000 in interest expense as explained above. The decrease in interest rates resulted in a 38 basis point increase in our spread, the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, from 3.51% to 3.89%.

     Provision for Loan Losses. The provision for loan losses results from our analysis of the adequacy of the allowance for loan losses. If we believe that the allowance should be higher, then we increase it with the provision for loan losses, which is an expense on our income statement. In determining the appropriate provision for loan losses, management considers the level of and trend in non-performing loans, the level of and trend in net loan charge-offs, the dollar amount and mix of the loan portfolio, as well as general economic conditions and real estate trends in the Company's market area, which can impact the inherent risk of loss in the Company's portfolio. Furthermore, the OTS may disagree with our judgments regarding the risks in our loan portfolio and could require us to increase the allowance in the future.

     We increased our provision for loan losses from $95,000 in 2003 to $135,000 in 2004. At September 30, 2004, the ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing loans were 0.94% and 198.68% respectively, as compared to 1.01% and 93.17% at September 30, 2003. The allowance at the beginning of the year was $655,000 and we determined at the end of the year that the appropriate level for the allowance was $755,000. We had charge-offs during the year of $121,000 and recoveries of $86,000, so a $135,000 provision was necessary to reach the desired level for the allowance.

     Non-interest income. Non-interest income increased from $350,000 in fiscal year 2003 to $463,000 in fiscal 2004. Service charge income increased $36,000 consistent with the growth in deposits and new accounts and other non-interest income items increased by $88,000 (including $82,000 from earnings on bank owned life insurance ("BOLI").

     Non-interest expense. Non-interest expenses increased $48,000 from $2,619,000 in fiscal 2003 to $2,667,000 in fiscal 2004. Non-interest expenses include most categories of expense other than interest we pay on deposits and borrowed funds and income tax expense. The largest category of non-interest expenses is salaries and employee benefits, followed by other expense, building, occupancy and equipment and professional fees.

     The increase was principally due to increased costs of $103,000 in salaries and employee benefits expense offset by a decrease of $40,000 in other expenses. The additional salaries and employee benefits expense resulted from performance increases to our employees and the hiring a commercial loan officer, an assistant treasurer and an additional teller.

     Income Tax Expense. Our income tax expense increased from $361,000 in fiscal 2003 to $556,000 in fiscal 2004, or 54.0%. The effective income tax rate was 39.3% in 2004 and 37.8% in 2003. The increase was the result of increased income before income taxes and permanent differences between tax and book income expenses as outlined in Note 9 to the Consolidated Financial Statements.

     Liquidity and Capital Resources

     Our primary sources of funds are deposits, borrowings and proceeds from the principal interest payments loans and securities. Maturities and scheduled principal payments on loans and securities are predictable sources of funds. However, general economic conditions and interest rate conditions can cause increases or decreases in deposit outflows and loan pre-payments thereby affecting the level of funds we have available for investment. Our level of borrowed funds is generally at our own discretion, based upon our need for funds and the cost of deposits as an alternative source of funds.

     In general, we manage our liquidity by maintaining a sufficient level of short-term investments so that funds are normally available for investment loans when needed. During the year ended September 30, 2004, we decreased our cash and cash equivalents by $1,573,000. The decrease was the net result of the combination of all our sources and uses of funds. We originated $28.3 million of new loans and purchased $0.6 million in USDA and SBA guaranteed loans during fiscal 2004, as compared to originations of $26.3 million and $2.5 million in purchased loans in fiscal 2003. However, loans, net, after payments, charge-offs and transfers to foreclosed assets, increased by $15.7 million this year after increasing by $10.8 million last year.

     Deposits increased by $3.2 million during fiscal 2004. We believe the increase is attributable to competitive rates we paid on deposits. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by factors outside our control, such as the level of general market interest rates, the availability of alternate investment opportunities and general economic conditions.

     We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short-term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the FHLB, the Bank can arrange to borrow in excess of $39.6 million of which $23.0 million was outstanding at September 30, 2003, but to do so it must provide appropriate collateral and satisfy other requirements for Federal Home Loan Bank borrowings. We have not needed to use borrowings to fund unanticipated deposits outflows. However, as per management's strategy, we are using borrowings to help us fund our loan growth. In addition to borrowings, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer.

     We had $6.5 million of outstanding commitments to make loans at September 30, 2004 and $2.8 million of unused home equity, commercial and overdraft lines of credit.

During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits, loan repayments and prepayments and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities as a percentage of total assets, borrowing funds, or the use of wholesale or brokered deposits. At September 30, 2004, we have $16.6 million of time certificates scheduled to mature within in one year. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our capital.

     The OTS has minimum capital ratio requirements, which apply to the Bank, but there are no comparable minimum capital requirements that apply to us as a savings and loan holding company. At September 30, 2004, the Bank substantially exceeded all regulatory capital requirements of the OTS applicable to it, and the OTS minimum capital requirements had no material adverse affect on the Bank. The Bank was classified as "well capitalized" at September 30, 2004 under OTS regulations.

     We measure liquidity on a monthly basis and want to maintain a liquidity ratio between 5% and 15%. At September 30, 2004 the ratio is 12.4%.

     Off Balance Sheet Arrangements

     The Company's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans.

     We had $6.5 million in outstanding commitments to make loans at September 30, 2004, along with $2.8 million of unused home equity, commercial and overdraft lines of credit. We anticipate that we have enough liquid funds to meet our current loan commitments, purchase commitments and to fund draws on lines of credit through the normal turnover of our loan and securities portfolios. At September 30, 2004, we had $16.6 million of time certificates scheduled to mature within one year. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our capital.

     Forward-Looking Statements

     When we use words or phrases like "will probably result" "we expect," "will continue," "we anticipate," "estimate," "project," "should cause," or similar expressions in this annual report or in any press releases, public announcements, filings with the Securities and Exchange Commission or other disclosures, we are making "forward-looking statements" as described in the Private Securities Litigation Reform Act of 1995. In an analysis of the interest rate sensitivity of our assets and liabilities, is always based on predictions of the future. From time to time, we may also publish other forward-looking statements about anticipated financial performance, business prospects, and similar matters.

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statement. We want you to know that a variety of future events could cause or actual results and experience to differ materially from what we anticipate when we make our forward-looking statements. Some of the risks and uncertainties that may affect our operations, performance, development and results, the interest rate sensitivity of our assets and liabilities, and the adequacy of our allowance for loan losses, include without limitation (i) local, regional, national or global economic conditions which could cause an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting us; (iv) changes in competition, and (v) changes in consumer preferences.

     Please do not rely unduly on any forward-looking statements, which are valid only as of the date made. Many factors, including, but not limiting to those described above, could affect our financial performance and could cause our actual results or circumstances for future periods to differ materially from what we anticipate or project. We have no obligation to update any forward-looking statements to reflect future events that occur after the statements are made.

SHAREHOLDER INFORMATION
-----------------------

Corporate Offices
-----------------
Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, New York 13642
(315) 287-2600

Annual Meeting of Shareholders
------------------------------
The annual meeting of Gouverneur Bancorp, Inc. will be held February 14, 2005 at 10:00 am at the Executive Offices of Gouverneur Savings & Loan Association, 26 John Street, Gouverneur, New York 13642.

Annual Report on Form 10-KSB
----------------------------
For the 2004 fiscal year, Gouverneur Bancorp, Inc. has filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission. The Form 10-KSB is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov.
------------
Shareholders may also obtain a copy free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642, Attention:
Corporate Secretary.

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

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Counsel
-------
Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604

Independent Auditors
--------------------
Beard Miller Company LLP
320 East Market Street
Harrisburg, Pennsylvania 17108

Market Information for Common Stock
-----------------------------------
The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV". At December 12, 2004, there were approximately 340 shareholders of record, not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period for the past two fiscal years.

                                                             Cash
                                                           Dividend
Quarter Ended                        High        Low       Declared
-------------                      --------    --------    --------

Fiscal 2004
-----------
September 30, 2004                 $  14.00    $  11.50    $   0.13
June 30, 2004                      $  14.00    $  11.88    $   0.00
March 31, 2004                     $  13.90    $  11.59    $   0.13
December 31, 2003                  $  12.95    $  11.10    $   0.00

Fiscal 2003
-----------
September 30, 2003                 $  11.20    $  10.12    $   0.13
June 30, 2003                      $  10.62    $   9.70    $   0.00
March 31, 2003                     $  10.00    $   9.20    $   0.13
December 31, 2002                  $  10.20    $   9.40    $   0.00

DIRECTORS AND OFFICERS
Gouverneur Bancorp, Inc.

Board of Directors
Frank Langevin: Chairman of the Board, Retired contractor
Richard F. Bennett: President & Chief Executive Officer, Gouverneur Bancorp,
Inc.
Richard E. Jones: Retired feed & farm store owner
Robert J. Leader: Principal, Case & Leader LLP, Attorneys at Law
Timothy J. Monroe: Veterinarian, President, Northland Veterinarian Hospital Joseph C. Pistolesi: Owner, Clearview Motel
Larry Straw: Project Manager, Cives Steel Co., Northern Division, steel fabricator

Directors of Gouverneur Bancorp, Inc. also serve as Directors of Gouverneur Savings & Loan Association

Officers
Richard F. Bennett: President & Chief Executive Officer
Charles VanVleet: Vice President & Secretary
Robert Twyman: Vice President & Chief Financial Officer
Kathleen McIntosh: Treasurer

                            GOUVERNEUR BANCORP, INC.

                         CONSOLIDATED FINANCIAL REPORT


                               SEPTEMBER 30, 2004

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
TABLE OF CONTENTS


                                                                        PAGE NO.

CONSOLIDATED FINANCIAL STATEMENTS:

    Report of Independent Registered Public Accounting Firm                1

    Consolidated Statements of Financial Condition                         2

    Consolidated Statements of Income                                      3

    Consolidated Statements of Shareholders' Equity                        4

    Consolidated Statements of Cash Flows                                  5

    Notes to Consolidated Financial Statements                             6

[GRAPHIC OMITTED]
Beard Miller
Company LLP
------------
Certified Public Accountants and Consultants



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
Gouverneur Bancorp, Inc.
Gouverneur, New York


         We have audited the accompanying consolidated statements of financial condition of Gouverneur Bancorp, Inc. and its subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and its subsidiary as of September 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                             /s/ BEARD MILLER COMPANY LLP


Harrisburg, Pennsylvania
November 12, 2004

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                               September 30,
                                                                                         ------------------------
                                                                                            2004          2003
                                                                                         ----------    ----------
                                                                                              (In Thousands)
                                     ASSETS
   Cash and due from banks                                                               $    1,817    $    1,762
   Interest bearing deposits with banks                                                         898         2,526
                                                                                         ----------    ----------

      Cash and Cash Equivalents                                                               2,715         4,288

   Securities available for sale                                                             13,797        17,473
   Securities held to maturity, fair value 2004 $248; 2003 $402                                 251           399
   Loans receivable, net of allowance for loan losses 2004 $755; 2003 $655                   80,159        64,738
   Investment in FHLB stock, at cost                                                          1,150           610
   Investment in life insurance                                                               3,582            --
   Bank premises and equipment, net                                                           1,493         1,484
   Accrued interest receivable and other assets                                               1,022           964
                                                                                         ----------    ----------

      Total Assets                                                                       $  104,169    $   89,956
                                                                                         ==========    ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

   Deposits:
     Non-interest bearing demand                                                         $    1,327    $      806
     NOW and money market                                                                    10,710         9,409
     Savings                                                                                 20,038        19,157
     Time                                                                                    29,523        29,051
                                                                                         ----------    ----------

      Total Deposits                                                                         61,598        58,423


   Advances from Federal Home Loan Bank                                                      23,000        12,200
   Accrued interest payable and other liabilities                                             1,621         1,776
                                                                                         ----------    ----------

      Total Liabilities                                                                      86,219        72,399
                                                                                         ----------    ----------

SHAREHOLDERS' EQUITY

   Preferred stock, par value $.01 per share; authorized 1,000,000 shares; none issued           --            --
   Common stock, par value $.01 per share; authorized 9,000,000 shares;
     issued 2,384,040 shares                                                                     24            24
   Paid-in capital                                                                            4,642         4,577
   Retained earnings                                                                         13,632        13,365
   Treasury stock, at cost, 2004 100,931 shares; 2003 106,156 shares                           (511)         (537)
   Accumulated other comprehensive income                                                       451           487
   Unearned common stock held by management recognition plan                                    (57)          (85)
   Unallocated common stock held by employee stock ownership plan                              (231)         (274)
                                                                                         ----------    ----------

      Total Shareholders' Equity                                                             17,950        17,557
                                                                                         ----------    ----------

      Total Liabilities and Shareholders' Equity                                         $  104,169    $   89,956
                                                                                         ==========    ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

                                                           Years Ended September 30,
                                                           -------------------------
                                                               2004         2003
                                                            ----------   ----------
                                                       (In Thousands, Except Per Share Data)
INTEREST INCOME
   Loans receivable, including fees                         $    4,836   $    4,413
   Securities:
     Taxable                                                       513          788
     Tax-exempt                                                     38           --
   Other                                                            16           22
                                                            ----------   ----------

      Total Interest Income                                      5,403        5,223
                                                            ----------   ----------

INTEREST EXPENSE
   Deposits                                                      1,008        1,301
   Borrowings                                                      640          605
                                                            ----------   ----------

      Total Interest Expense                                     1,648        1,906
                                                            ----------   ----------

      Net Interest Income                                        3,755        3,317

PROVISION FOR LOAN LOSSES                                          135           95
                                                            ----------   ----------

      Net Interest Income after Provision for Loan Losses        3,620        3,222
                                                            ----------   ----------

OTHER INCOME
   Service charges and fees                                        182          146
   Net realized gains on sales of securities                        80           83
   Earnings on investment in life insurance                         82           --
   Other                                                           119          121
                                                            ----------   ----------

      Total Other Income                                           463          350
                                                            ----------   ----------

OTHER EXPENSES
   Salaries and employee benefits                                1,415        1,312
   Directors' fees                                                  92          101
   Occupancy and equipment                                         347          356
   Data processing                                                 135          127
   Postage and supplies                                             98          116
   Professional fees                                               158          145
   Other                                                           422          462
                                                            ----------   ----------

      Total Other Expenses                                       2,667        2,619
                                                            ----------   ----------

      Income before Income Taxes                                 1,416          953

INCOME TAX EXPENSE                                                 556          361
                                                            ----------   ----------

      Net Income                                            $      860   $      592
                                                            ==========   ==========

EARNINGS PER SHARE
   Basic                                                    $     0.39   $     0.27
                                                            ==========   ==========

   Diluted                                                  $     0.38   $     0.26
                                                            ==========   ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended September 30, 2004 and 2003

                                                                                     Accumulated   Unearned  Unallocated
                                                                                        Other       Common     Common
                                         Common    Paid-in     Retained    Treasury Comprehensive Stock Held  Stock Held
                                         Stock     Capital     Earnings     Stock       Income      by MRP     by ESOP       Total
                                        --------   --------    --------    --------    --------    --------    --------    --------
                                                                           (In Thousands)
BALANCE - SEPTEMBER 30, 2002            $     24   $  4,570    $ 13,025    $   (543)   $    537    $    (73)   $   (312)   $ 17,228
                                                                                                                           --------
Comprehensive income:
  Net income                                  --         --         592          --          --          --          --         592
  Change in unrealized gains
    on securities available for sale,
     net of reclassification
     adjustment and tax effects               --         --          --          --         (50)         --          --         (50)
                                                                                                                           --------

  Total Comprehensive Income                                                                                                    542
                                                                                                                           --------

  Cash dividends declared, $0.26
    per share                                 --         --        (252)         --          --          --          --        (252)
  Allocation of ESOP shares
    (7,792 shares)                            --         40          --          --          --          --          38          78
  Purchase stock for MRP (6,600 shares)       --        (33)         --          --          --         (32)         --         (65)
  Amortization of MRP                         --         --          --          --          --          20          --          20
  Exercise of stock options
    (1,125 shares)                            --         --          --           6          --          --          --           6
                                        --------   --------    --------    --------    --------    --------    --------    --------

BALANCE - SEPTEMBER 30, 2003                  24      4,577      13,365        (537)        487         (85)       (274)     17,557
                                                                                                                           --------
Comprehensive income:
  Net income                                  --         --         860          --          --          --          --         860
  Change in unrealized gains
    on securities available for sale,
     net of reclassification
     adjustment and tax effects               --         --          --          --         (36)         --          --         (36)
                                                                                                                           --------

  Total Comprehensive Income                                                                                                    824
                                                                                                                           --------

  Cash dividends declared, $0.26
    per share                                 --         --        (593)         --          --          --          --        (593)
  Allocation of ESOP shares
    (8,396 shares)                            --         65          --          --          --          --          43         108
  Amortization of MRP                         --         --          --          --          --          28          --          28
  Exercise of stock options
    (5,225 shares)                            --         --          --          26          --          --          --          26
                                        --------   --------    --------    --------    --------    --------    --------    --------

BALANCE - SEPTEMBER 30, 2004            $     24   $  4,642    $ 13,632    $   (511)   $    451    $    (57)   $   (231)   $ 17,950
                                        ========   ========    ========    ========    ========    ========    ========    ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Years Ended September 30,
                                                                                       ----------------------------
                                                                                           2004            2003
                                                                                       ------------    ------------
                                                                                             (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                          $        860    $        592
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                                  135              95
     Depreciation                                                                               125             148
     Deferred income taxes                                                                      (45)            (46)
     Net amortization of securities premiums and discounts                                       64             120
     Net realized gains on sales of securities                                                  (80)            (83)
     Earnings on investment in life insurance                                                   (82)             --
     Allocated and earned shares of ESOP and MRP                                                136              98
     Decrease in accrued interest receivable and other assets                                    98              14
     Increase (decrease) in accrued interest payable and other liabilities                      (86)            187
                                                                                       ------------    ------------

        Net Cash Provided by Operating Activities                                             1,125           1,125
                                                                                       ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Securities available for sale:
     Proceeds from sales                                                                      7,080           6,599
     Proceeds from maturities and principal reductions                                        5,526           5,247
     Purchases                                                                               (8,974)         (6,330)
   Securities held to maturity, proceeds from maturities                                        147             883
   (Increase) decrease in investment in FHLB stock                                             (540)            135
   Loans purchased                                                                             (609)         (2,464)
   Net increase in loans                                                                    (15,102)         (8,321)
   Net proceeds from sale of land                                                                --             250
   Purchase of bank owned life insurance                                                     (3,500)             --
   Purchase of bank premises and equipment                                                     (134)            (34)
                                                                                       ------------    ------------

        Net Cash Used in Investing Activities                                               (16,106)         (4,035)
                                                                                       ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Net increase in deposits                                                                   3,175           5,662
   Proceeds from borrowings                                                                  12,500          (1,200)
   Repayment of borrowings                                                                   (1,700)             --
   Exercise of stock options                                                                     26               6
   Purchase of common stock for MRP                                                              --             (65)
   Cash dividends paid                                                                         (593)           (252)
                                                                                       ------------    ------------

        Net Cash Provided by Financing Activities                                            13,408           4,151
                                                                                       ------------    ------------

        Net Increase (Decrease) in Cash and Cash Equivalents                                 (1,573)          1,241

CASH AND CASH EQUIVALENTS - BEGINNING                                                         4,288           3,047
                                                                                       ------------    ------------

CASH AND CASH EQUIVALENTS - ENDING                                                     $      2,715    $      4,288
                                                                                       ============    ============

SUPPLEMENTAL CASH FLOWS INFORMATION

   Interest paid                                                                       $      1,633    $      1,913
                                                                                       ============    ============

   Income taxes paid                                                                   $        629    $        293
                                                                                       ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES

   Additions to foreclosed assets                                                      $        155    $        297
                                                                                       ============    ============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF OPERATIONS

Gouverneur Bancorp, Inc. (the Company) is a savings and loan holding company. Its only subsidiary is Gouverneur Savings and Loan Association (the Bank). On March 23, 1999, the Bank reorganized into the mutual holding company form of organization as a wholly-owned subsidiary of the Company, a mid-tier stock holding company that became the majority-owned subsidiary of Cambray Mutual Holding Company.

Cambray Mutual Holding Company, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 57.4% of the outstanding common stock of the Company as of September 30, 2004.

The Bank provides financial services to individuals and businesses primarily in St. Lawrence, Jefferson and Lewis Counties in New York State. The Bank is subject to regulation by the Office of Thrift Supervision (OTS).


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Significant Group Concentrations of Credit Risk

    The Bank operates primarily in St. Lawrence, Jefferson and Lewis Counties, New York and, accordingly, has extended credit primarily to commercial entities and individuals in this area whose ability to honor their contracts is influenced by the region's economy. These customers are also the primary depositors of the Bank. The Bank is limited in extending credit by legal lending limits to any single borrower or group of borrowers. Note 3 discusses the types of securities the Bank invests in and Note 4 discusses the types of lending the Bank engages in.

Securities

    Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the securities.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Securities (Continued)

    Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.

    Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

    Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

    Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This restricted stock is carried at cost.

Loans Receivable

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

    The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses

    The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

    The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

    The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

    A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

    Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures.

Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the respective assets estimated useful lives.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Foreclosed Real Estate

    Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed real estate is included in other assets.

Transfers of Financial Assets

    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company,
    (2) the transferee obtains the right (free from conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

Income Taxes

    Deferred income tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These differences are measured at the enacted tax rates that will be in effect when these differences reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company and its subsidiary file a consolidated federal income tax return.

Advertising Costs

    The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $54,000 and $60,000 in 2004 and 2003, respectively.

Earnings per Common Share

    Basic earnings per common share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Unallocated shares held by the Company's ESOP are not included in the weighted average number of shares outstanding. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Earnings per Common Share (Continued)

    The following table sets forth the computations of basic and diluted earnings per common share:

                                                                  Years Ended September 30,
                                                                 ---------------------------
                                                                     2004           2003
                                                                 ------------   ------------
                                                             (In Thousands, Except Per Share Data)
          Numerator, net income                                  $        860   $        592
                                                                 ============   ============

          Denominator:
              Denominator for basic earnings per common share,
                  weighted average shares                               2,214          2,203
              Effect of dilutive options                                   32             32
                                                                 ------------   ------------

          Denominator for diluted earnings per common share,
              adjusted weighted average shares                          2,246          2,235
                                                                 ============   ============

          Basic earnings per common share                        $       0.39   $       0.27
                                                                 ============   ============

          Diluted earnings per common share                      $       0.38   $       0.26
                                                                 ============   ============

Cash Flow Information

    For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits with banks.

Off-Balance Sheet Financial Instruments

    In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the statements of financial condition when they become payable.

Employee Stock Ownership Plan

    The Company sponsors a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. Employer contributions are discretionary and there is no guarantee that a contribution will be made during any particular year. However, the Company will make annual contributions sufficient to cover principal and interest due under the contractual terms of the ESOP loan agreement. Contributions will be in the form of cash or Gouverneur Bancorp, Inc. securities. The number of shares allocable to Plan participants is based on employee compensation levels. Accordingly, as shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends paid on allocated shares are credited to participants' accounts.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Stock Compensation Plans

    The Company has a Stock Option Plan (SOP) and a Management Recognition Plan
    (MRP) for directors, officers and key employees. The Company accounts for stock options granted under the SOP and for shares awarded under the MRP in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the SOP, no stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company provides pro forma net income and pro forma earnings per share disclosures for employee stock options grants as if the fair value based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," had been applied. The fair value of the shares awarded, under the MRP, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense over the vesting period.

    The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to the stock option plan.

                                                                              Years Ended
                                                                             September 30,
                                                                     ----------------------------
                                                                         2004            2003
                                                                     ------------    ------------
                                                                  (In Thousands, Except Per Share Data)
          Net income, as reported                                    $        860    $        592
              Total stock-based employee compensation expense
                  determined under fair value based method for all
                  awards, net of related taxes                                (40)            (36)
              Compensation expense recorded in statements of
                  income, net of related taxes                                 16              12
                                                                     ------------    ------------

          Pro forma net income                                       $        836    $        568
                                                                     ============    ============

          Earnings per share (basic):
              As reported                                            $       0.39    $       0.27
              Pro forma                                              $       0.38    $       0.26

          Earnings per share (diluted):
              As reported                                            $       0.38    $       0.26
              Pro forma                                              $       0.37    $       0.25

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

    Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

    The components of other comprehensive income and related tax effects are as follows:

                                                                                       Years Ended
                                                                                       September 30,
                                                                               ----------------------------
                                                                                   2004            2003
                                                                               ------------    ------------
                                                                                      (In Thousands)
          Unrealized holding gains (losses) on available for sale securities   $         21    $         (1)
          Reclassification adjustment for gains realized in income                      (80)            (83)
                                                                               ------------    ------------

                Net Unrealized Losses                                                   (59)            (84)

          Income tax                                                                     23              34
                                                                               ------------    ------------

                  Net of Tax Amount                                            $        (36)   $        (50)
                                                                               ============    ============

Segment Reporting

    The Company acts as an independent community financial service provider and offers traditional banking and related financial services to individual and business customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of safe deposit services.

    Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Company. As such, discrete information is not available and segment reporting would not be meaningful.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SECURITIES

The amortized cost and fair value of securities were as follows:

                                                    September 30, 2004
                                 -----------------------------------------------------------
                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized        Fair
                                     Cost          Gains           Losses          Value
                                 ------------   ------------    ------------    ------------
                                                       (In Thousands)
AVAILABLE FOR SALE
    U.S. Government agencies     $      6,335   $         78    $        (28)   $      6,385
    Mortgage-backed securities          5,282             43             (21)          5,304
    Municipal securities                1,276             19              (9)          1,286
                                 ------------   ------------    ------------    ------------
                                       12,893            140             (58)         12,975

    Equity securities                      10            670              --             680
    Mutual funds                          142             --              --             142
                                 ------------   ------------    ------------    ------------

                                 $     13,045   $        810    $        (58)   $     13,797
                                 ============   ============    ============    ============

HELD TO MATURITY
    Mortgage-backed securities   $        251   $         --    $         (3)   $        248
                                 ============   ============    ============    ============

                                                    September 30, 2003
                                 -----------------------------------------------------------

AVAILABLE FOR SALE
    U.S. Government agencies     $      8,774   $        107    $         (5)   $      8,876
    Mortgage-backed securities          5,476             86              --           5,562
    Municipal securities                  524              7              --             531
                                 ------------   ------------    ------------    ------------

                                       14,774            200              (5)         14,969
    Equity securities                      12            624              --             636
    Mutual funds                        1,875             --              (7)          1,868
                                 ------------   ------------    ------------    ------------

                                 $     16,661   $        824    $        (12)   $     17,473
                                 ============   ============    ============    ============

HELD TO MATURITY
    Mortgage-backed securities   $        399   $          4    $         (1)   $        402
                                 ============   ============    ============    ============

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of September 30, 2004 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                               Available for Sale           Held to Maturity
                                         ---------------------------   ---------------------------
                                          Amortized        Fair          Amortized       Fair
                                            Cost           Value           Cost          Value
                                         ------------   ------------   ------------   ------------
                                                              (In Thousands)
Due in one year or less                  $        502   $        502   $         --   $         --
Due after one year through five years             756            803             --             --
Due after five years through ten years          2,003          2,039             --             --
Due after ten years                             4,350          4,327             --             --
                                         ------------   ------------   ------------   ------------

                                                7,611          7,671             --             --
Mortgage-backed securities                      5,282          5,304            251            248
Mutual funds                                      142            142             --             --
Equity securities                                  10            680             --             --
                                         ------------   ------------   ------------   ------------

                                         $     13,045   $     13,797   $        251   $        248
                                         ============   ============   ============   ============

Gross realized gains on sales of securities available for sale were $90,000 in 2004 and $99,000 in 2003. Gross realized losses on sales of securities available for sale were $10,000 in 2004 and $16,000 in 2003. The income tax provision includes $32,000 and $33,000 for the years ended September 30, 2004 and 2003, respectively, of income tax expense on net realized securities gains and losses.

Information pertaining to securities with gross unrealized losses at September 30, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                  Less Than Twelve Months          Over Twelve Months
                                ---------------------------   ---------------------------
                                   Gross                         Gross
                                 Unrealized       Fair         Unrealized       Fair
                                   Losses         Value          Losses         Value
                                ------------   ------------   ------------   ------------
                                                      (In Thousands)
Securities Available for Sale
    U.S. Government agencies    $         10   $      1,385   $         18   $      1,492
    Mortgage-backed                       21          2,056             --             --
    Municipal                              9            442             --             --
                                ------------   ------------   ------------   ------------

                                          40          3,883             18          1,492

Securities Held to Maturity
    Mortgage-backed                        3            145             --             --
                                ------------   ------------   ------------   ------------

                                $         43   $      4,028   $         18   $      1,492
                                ============   ============   ============   ============

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SECURITIES (CONTINUED)

In management's opinion, the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. At September 30, 2004, the Company had 16 securities in an unrealized loss position. None of the losses exceeds 3% of the amortized cost of the related security. The Company has the intent and the ability to hold such securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of the securities.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at September 30 were as follows:

                                            2004            2003
                                        ------------    ------------
                                              (In Thousands)

          Real estate:
              Residential               $     55,488    $     45,472
              Commercial                       4,108           3,624
              Construction                     2,414             195
          Commercial and agricultural          3,618           3,378
          Automobile                           6,042           6,679
          Home equity                          5,678           2,993
          Passbook                               408             369
          Other                                2,459           2,186
                                        ------------    ------------

                                              80,215          64,896
          Deferred fees and costs                699             497
          Allowance for loan losses             (755)           (655)
                                        ------------    ------------

                                        $     80,159    $     64,738
                                        ============    ============

The following presents changes in the allowance for loan losses:

                                                  Years Ended
                                                 September 30,
                                         ----------------------------
                                             2004            2003
                                         ------------    ------------
                                               (In Thousands)

         Balance, beginning              $        655    $        671
             Provision for loan losses            135              95
             Recoveries                            86              77
             Loans charged off                   (121)           (188)
                                         ------------    ------------

         Balance, ending                 $        755    $        655
                                         ============    ============


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The recorded investment in impaired loans requiring an allowance for loan losses was $607,000 and $436,000 at September 30, 2004 and 2003, respectively. The related allowance for loan losses associated with these loans was $55,000 and $42,000 at September 30, 2004 and 2003, respectively. For the years ended September 30, 2004 and 2003, the average recorded investment in these impaired loans was $661,000 and $443,000, respectively. The interest income recognized on these impaired loans was not significant for the years ended September 30, 2004 and 2003.

Loans on which the accrual of interest has been discontinued amounted to $252,000 and $478,000 at September 30, 2004 and 2003, respectively. The interest income foregone on nonaccruing loans was approximately $10,000 and $34,000 during the years ended September 30, 2004 and 2003, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $-0- at September 30, 2004 and 2003.


NOTE 5 - PREMISES AND EQUIPMENT

Components of premises and equipment at September 30 are as follows:

                                            2004            2003
                                        ------------    ------------
                                              (In Thousands)

           Land                         $        422    $        334
           Buildings and improvements          1,262           1,254
           Furniture and equipment               767             729
                                        ------------    ------------

                                               2,451           2,317
           Accumulated depreciation             (958)           (833)
                                        ------------    ------------

                                        $      1,493    $      1,484
                                        ============    ============

Depreciation expense for the years ended September 30, 2004 and 2003 amounted to $125,000 and $148,000, respectively.


NOTE 6 - DEPOSITS

Aggregate time deposits in denominations of $100,000 or more were $5,228,000 and $5,436,000 at September 30, 2004 and 2003, respectively.

At September 30, 2004, the scheduled maturities of time deposits are as follows (in thousands):

                2005                         $   16,604
                2006                              6,861
                2007                              4,268
                2008                              1,790
                                             ----------

                                             $   29,523
                                             ==========


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - DEPOSITS (CONTINUED)

A summary of interest expense is as follows:

                                              Years Ended
                                             September 30,
                                      ---------------------------
                                          2004           2003
                                      ------------   ------------
                                            (In Thousands)

               Savings                $        206   $        321
               Time                            740            907
               NOW and money market             62             73
                                      ------------   ------------

                                      $      1,008   $      1,301
                                      ============   ============

NOTE 7 - BORROWED FUNDS

Borrowed funds from the Federal Home Loan Bank of New York at September 30 are summarized as follows:

                                                      2004                           2003
                                          ----------------------------   ----------------------------
                                                            Weighted                       Weighted
                                                            Average                        Average
                                                            Interest                       Interest
                                             Amount           Rate          Amount           Rate
                                          ------------    ------------   ------------    ------------
                                                             (Dollars in Thousands)
Securities sold under agreements to
    repurchase                            $      6,000            4.19%  $      5,700            4.59%
Fixed term advances                             17,000            3.24%         6,500            4.72%
                                          ------------                   ------------

                                          $     23,000            3.49%  $     12,200            4.66%
                                          ============                   ============

Future contractual maturities of the securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of New York (FHLBNY) are as follows (in thousands):

                Years ending September 30:
                    2005                                 $    7,000
                    2006                                      1,500
                    2007                                      2,500
                    2008                                      2,000
                    2011                                     10,000
                                                         ----------

                                                         $   23,000
                                                         ==========


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - BORROWED FUNDS (CONTINUED)

The securities sold under agreements to repurchase are secured by mortgage-backed securities and agency securities. The collateral underlying the securities sold under agreements to repurchase had a carrying value of $6,372,000 and a fair value of $6,370,000 at September 30, 2004 and a carrying value of $6,695,000 and a fair value of $6,808,000 at September 30, 2003. The securities sold under agreements to repurchase have fixed interest rates.

The Company utilizes advance programs offered by the FHLBNY including a line of credit agreement with an available limit of $16,638,000 at September 30, 2004. Under terms of a blanket collateral agreement with the FHLBNY, outstanding advances are secured by certain qualifying assets not otherwise pledged. The advances from the FHLBNY have fixed interest rates.


NOTE 8 - EMPLOYEE BENEFIT PLANS

401(k) Plan

    The Company has a defined contribution 401(k) Retirement Plan (Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Plan, subject to certain limitations. The Company contributes 3% of each eligible employee's salary. Additional Company contributions to the Plan are determined annually by the Board of Directors. For the years ended September 30, 2004 and 2003, expense for the Plan amounted to $28,000 and $47,000, respectively.

Deferred Compensation Plan

    The Company has a nonqualified deferred compensation plan for directors, under which directors may elect to defer all or part of their director fees, and a nonqualified deferred compensation plan for the President. At September 30, 2004 and 2003, deferred compensation included in other liabilities aggregated approximately $310,000 and $236,000, respectively. Deferred compensation expense for the years ended September 30, 2004 and 2003 amounted to $38,000 and $54,000, respectively.

Supplemental Retirement Plans

    In 2004, the Company adopted supplemental retirement and life insurance plans for the benefit of certain officers and directors. At September 30, 2004, other liabilities include approximately $67,000 accrued under these plans. The expense was $67,000 relating to the supplemental retirement plans for 2004.

    To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At September 30, 2004, the cash value of the policies was $3,582,000.

Employee Stock Ownership Plan

    The Company sponsors a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. In connection with establishing the Employee Stock Ownership Plan (ESOP) in 1999, the ESOP borrowed $429,000 from the Company to purchase 85,825 common shares of the Company's stock. The loan is being repaid in ten equal annual installments through 2009. The loan bears interest at 7.75%. Compensation expense for the ESOP was $108,000 and $78,000 for the years ended September 30, 2004 and 2003, respectively.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - EMPLOYEE BENEFIT PLANS (CONTINUED)

The status of the ESOP shares at September 30 are as follows:

                                                2004         2003
                                             ----------   ----------

           Shares released for allocation        39,509       31,113
           Unreleased shares                     46,316       54,712
                                             ----------   ----------

                 Total ESOP Shares               85,825       85,825
                                             ==========   ==========

           Fair value of unreleased shares   $  648,000   $  602,000
                                             ==========   ==========

NOTE 9 - INCOME TAXES

The components of the provision for income taxes are as follows:

                                                Years Ended
                                               September 30,
                                       ----------------------------
                                           2004            2003
                                       ------------    ------------
                                             (In Thousands)

            Federal:
                Current                $        477    $        329
                Deferred                        (37)            (37)
                                       ------------    ------------

                                                440             292
                                       ------------    ------------
            State:
                Current                         124              78
                Deferred                         (8)             (9)
                                       ------------    ------------

                                                116              69
                                       ------------    ------------

                                       $        556    $        361
                                       ============    ============

A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended September 30, 2004 and 2003 is as follows:

                                                                2004                      2003
                                                       -----------------------   -----------------------
                                                                       % of                      % of
                                                                      Pretax                    Pretax
                                                         Amount       Income       Amount       Income
                                                       ----------   ----------   ----------   ----------
                                                                     (Dollars in Thousands)
         Federal income tax at statutory rate          $      481         34.0%  $      324         34.0%
         State tax, net of federal benefit                     77          5.4           46          4.8
         Other                                                 (2)        (0.1)          (9)        (1.0)
                                                       ----------   ----------   ----------   ----------

                                                       $      556         39.3%  $      361         37.8%
                                                       ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax liability included in other liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                      2004          2003
                                                   ----------    ----------
                                                        (In Thousands)

    Deferred tax assets:
        Allowance for loan losses                  $      294    $      257
        Deferred compensation                             148            95
        Other                                              42            57
                                                   ----------    ----------

          Total Deferred Tax Assets                       484           409
                                                   ----------    ----------

    Deferred tax liabilities:
        Net unrealized gains on securities                301           324
        Premises and equipment                             35            40
        Net deferred loan costs                           273           195
        Other                                              15            58
                                                   ----------    ----------

          Total Deferred Tax Liabilities                  624           617
                                                   ----------    ----------

          Net Deferred Tax Liability               $     (140)   $     (208)
                                                   ==========    ==========

Retained earnings include $1,274,000 at September 30, 2004 and 2003, for which no provision for federal income tax has been made. These amounts represent deductions for bad debt reserves for tax purposes which were only allowed to savings institutions which met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Company itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from "applicable excess reserve" defined as the total amount of reserve over the base year reserve. The Company's total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.


NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At September 30, 2004 and 2003, such loans amounted to $321,000 and $316,000, respectively. During 2004, new loans to such related parties totaled $60,000 and repayments aggregated $55,000.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - REGULATORY MATTERS

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 2004, that the Company and the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2004, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                         To be Well
                                                                                                         Capitalized
                                                                                                         under Prompt
                                                                                  For Capital            Corrective
                                                             Actual            Adequacy Purposes      Action Provisions
                                                       ------------------      -----------------      -----------------
                                                       Amount      Ratio       Amount     Ratio       Amount     Ratio
                                                       -------    -------      -------   -------      -------   -------
                                                                            (Dollars in Thousands)
As of September 30, 2004:

    Total risk-based capital                           $18,274       31.0%     $>4,713      >8.0%     $>5,892     >10.0%
                                                                                -           -          -          -
    Core capital (to risk-weighted assets)              17,262       29.3       >2,357      >4.0       >3,535     > 6.0
                                                                                -           -          -          -
    Core capital (to adjusted total assets)             17,262       16.6       >3,114      >3.0       >5,191     > 5.0
                                                                                -           -          -          -
    Tangible capital (to adjusted total
        assets)                                         17,262       16.6       >1,557      >1.5          N/A       N/A
                                                                                -           -
As of September 30, 2003:

    Total risk-based capital                           $17,488       36.4%     $>3,839      >8.0%     $>4,799     >10.0%
                                                                                -           -          -          -
    Core capital (to risk-weighted assets)              16,887       35.2       >1,920      >4.0       >2,879     > 6.0
                                                                                -           -          -          -
    Core capital (to adjusted total assets)             16,887       18.9       >2,680      >3.0       >4,466     > 5.0
                                                                                -           -          -          -
    Tangible capital (to adjusted total
        assets)                                         16,887       18.9       >1,340      >1.5          N/A       N/A
                                                                                -           -

The Company's ratios do not differ significantly from the Bank's ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at September 30, 2004 and 2003 was approximately $321,000 and $285,000, respectively.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - STOCK OPTION AND MANAGEMENT RECOGNITION PLANS

The Stock Option Plan provides for awards in the form of stock options, representing a right to purchase up to 107,281 shares of common stock. All options have a ten-year term and vest ratably over a five-year period.

A summary of the Company's stock option activity and related information for the years ended September 30 follows:

                                                     2004                      2003
                                            -----------------------   -----------------------
                                                         Weighted                  Weighted
                                                          Average                    Average
                                                          Exercise                   Exercise
                                              Options      Price        Options       Price
                                            ----------   ----------   ----------   ----------
       Outstanding, beginning of year           62,625   $     5.48       68,250   $     5.42
           Forfeited                                --           --       (4,500)        4.75
           Exercised                            (5,225)        5.19       (1,125)        4.75
                                            ----------   ----------   ----------   ----------

       Outstanding, end of year                 57,400   $     5.50       62,625   $     5.48
                                            ==========   ==========   ==========   ==========

       Exercisable, at end of year              40,650   $     5.14
                                            ==========   ==========

Exercise prices for options outstanding as of September 30, 2004 ranged from $4.75 to $9.30 per share. The weighted average remaining contractual life is 5.5 years. Options available for grant at September 30, 2004 were 43,531. No options were granted in the years ended September 30, 2004 and 2003.

The Company did not award any shares of stock under the MRP during the years ended September 30, 2004 and 2003. Compensation expense for MRP shares granted in prior years was $28,000 and $20,000 for the years ended September 30, 2004 and 2003, respectively.


NOTE 13 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and purchase loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and purchase loans is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED)

A summary of the Bank's financial instrument commitments is as follows:

                                                           September 30,
                                                     -----------------------
                                                        2004         2003
                                                     ----------   ----------
                                                          (In Thousands)

   Commitments to grant loans                        $    6,516   $    5,367
   Commitments to purchase loans                             --        1,034
   Unfunded commitments under lines of credit             2,751        2,029
                                                     ----------   ----------

                                                     $    9,267   $    8,430
                                                     ==========   ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer and generally consists of real estate.


NOTE 14 - RETAINED EARNINGS

Cambray Mutual Holding Company (Cambray) waived receipt of its March and September 2003 dividends in the amount of $341,000 from the Company. The total dividends waived by Cambray were $747,000 as of September 30, 2004. The dividends waived by Cambray are considered as a restriction on the retained earnings of the Company.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 2004 and 2003:

     o For cash and due from banks and interest-bearing deposits with banks, the carrying amount is a reasonable estimate of fair value.

     o For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     o The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     o    The fair value of the investment in FHLB stock is the carrying amount.

     o The fair value of accrued interest receivable and accrued interest payable is the carrying amount.

     o The fair value of demand deposits, savings accounts, NOW and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     o The fair value of securities sold under agreements to repurchase and advances from the Federal Home Loan Bank are estimated using discounted cash flow analyses based upon rates currently available to the Bank for similar types of borrowing arrangements.

     o The fair value of off-balance sheet financial instruments is estimated using the fees currently charged to enter into similar agreements.


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Bank's financial instruments are as follows:

                                                      September 30, 2004        September 30, 2003
                                                   -----------------------   -----------------------
                                                    Carrying      Fair        Carrying      Fair
                                                     Amount       Value        Amount       Value
                                                   ----------   ----------   ----------   ----------
                                                                    (In Thousands)
Financial assets:
    Cash and due from banks and interest-bearing
        deposits with banks                        $    2,715   $    2,715   $    4,288   $    4,288
    Securities                                         14,048       14,045       17,872       17,875
    Loans receivable, net                              80,159       81,802       64,738       67,449
    Investment in FHLB stock                            1,150        1,150          610          610
    Accrued interest receivable                           458          458          399          399

Financial liabilities:
    Deposits                                           61,598       61,689       58,423       58,653
    Borrowed funds                                     23,000       23,649       12,200       13,262
    Accrued interest payable                              113          113           98           98

Off-balance sheet financial instruments                    --           --           --           --

NOTE 16 - GOUVERNEUR BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                          September 30,
                                                    -----------------------
                                                       2004         2003
                                                    ----------   ----------
                                                         (In Thousands)

                                     ASSETS

     Cash                                           $      102   $       77
     Investment in bank subsidiary                      17,713       17,374
     Other assets                                          135          106
                                                    ----------   ----------

                                                    $   17,950   $   17,557
                                                    ==========   ==========

                              SHAREHOLDERS' EQUITY

     Shareholders' equity                           $   17,950   $   17,557
                                                    ==========   ==========


--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - GOUVERNEUR BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF INCOME

                                                                                  Years Ended
                                                                                 September 30,
                                                                           ------------------------
                                                                              2004          2003
                                                                           ----------    ----------
                                                                                (In Thousands)
         Income:
             Dividends from subsidiary                                     $      600    $       64
             Interest                                                              25            31
         Other expenses                                                           (74)          (92)
                                                                           ----------    ----------

               Income before Equity in Undistributed Earnings of                  551             3
                  Subsidiary

         Equity in undistributed earnings of subsidiary                           309           589
                                                                           ----------    ----------

               Net Income                                                  $      860    $      592
                                                                           ==========    ==========

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  Years Ended
                                                                                 September 30,
                                                                           ------------------------
                                                                              2004          2003
                                                                           ----------    ----------
                                                                                (In Thousands)

         CASH FLOWS FROM OPERATING ACTIVITIES
             Net income                                                    $      860    $      592
             Adjustments to reconcile net income to net cash provided by operating activities:
                 Equity in undistributed earnings of bank subsidiary             (309)         (589)
                 Other, net                                                         2            11
                                                                           ----------    ----------

               Net Cash Provided by Operating Activities                          553            14
                                                                           ----------    ----------

         CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
             Principal collected on ESOP note receivable                           39            37
                                                                           ----------    ----------

         CASH FLOWS FROM FINANCING ACTIVITIES
             Exercise of stock options                                             26             6
             Purchase of stock for MRP                                             --           (65)
             Cash dividends paid                                                 (593)         (252)
                                                                           ----------    ----------

               Net Cash Used in Financing Activities                             (567)         (311)
                                                                           ----------    ----------

               Increase (Decrease) in Cash and Cash Equivalents                    25          (260)

         CASH AND CASH EQUIVALENTS - BEGINNING                                     77           337
                                                                           ----------    ----------

         CASH AND CASH EQUIVALENTS - ENDING                                $      102    $       77
                                                                           ==========    ==========

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

                                                           Three Months Ended
                                      ------------------------------------------------------------
2004                                  December 31       March 31        June 30       September 30
-----------------------------------   ------------    ------------    ------------    ------------
Interest income                       $      1,329    $      1,339    $      1,336    $      1,399
Interest expense                               405             403             405             435
                                      ------------    ------------    ------------    ------------

      Net Interest Income                      924             936             931             964

Provision for loan losses                      (25)            (25)            (35)            (50)
Other expenses, net of other income           (558)           (558)           (512)           (576)
                                      ------------    ------------    ------------    ------------

      Income before Income Taxes               341             353             384             338

Income tax expense                             134             130             145             147
                                      ------------    ------------    ------------    ------------

      Net Income                      $        207    $        223    $        239    $        191
                                      ============    ============    ============    ============

Earnings per share:
    Basic                             $       0.09    $       0.10    $       0.11    $       0.09
                                      ============    ============    ============    ============

    Diluted                           $       0.09    $       0.10    $       0.11    $       0.08
                                      ============    ============    ============    ============


                                                           Three Months Ended
                                      ------------------------------------------------------------
2003                                  December 31       March 31        June 30       September 30
-----------------------------------   ------------    ------------    ------------    ------------

Interest income                       $      1,321    $      1,343    $      1,275    $      1,284
Interest expense                               525             493             449             439
                                      ------------    ------------    ------------    ------------

      Net Interest Income                      796             850             826             845

Provision for loan losses                      (40)            (10)            (25)            (20)
Other expenses, net of other income           (599)           (562)           (543)           (565)
                                      ------------    ------------    ------------    ------------

      Income before Income Taxes               157             278             258             260

Income tax expense                              59             108              97              97
                                      ------------    ------------    ------------    ------------

      Net Income                      $         98    $        170    $        161    $        163
                                      ============    ============    ============    ============

Earnings per share:
    Basic                             $        .04    $        .08    $        .07    $        .08
                                      ============    ============    ============    ============

    Diluted                           $        .04    $        .08    $        .07    $        .07
                                      ============    ============    ============    ============

--------------------------------------------------------------------------------
                                       27