Form 10KSB, Exhibit 13
period 2005-09-30
GOUVERNEUR BANCORP INC
filed 2005-12-19
CIK 1063942

Exhibit 13

                               President's Message





To Our Stockholders:

     On behalf of the Board of Directors, officers and employees of Gouverneur Bancorp, Inc and its subsidiary, Gouverneur Savings and Loan Association, I am pleased to present to you our 2005 annual report.

     Our Bank continued to grow and improve its profits in fiscal 2005. Total assets grew by $18.0 million, or 17.27%, as compared with fiscal 2004, primarily through growth in our residential and commercial loan portfolios. Our branch office in Alexandria Bay and our lending office in Clayton, as well as our main office, all contributed to this success. Stockholders equity increased from $18.0 million to $18.7 million, a 4.04% increase over fiscal 2004, and book value increased from $7.86 per common share at year end in 2004 to $8.17 per common share at September 30, 2005.

     We increased our net income by 20%, to $1,032,000, and this in turn improved the Bank's return on average assets from 0.89% to 0.91%. The net income gain also boosted diluted earnings per share from $0.38 in fiscal 2004 to $0.46 in fiscal 2005, and enabled us to increase our dividend per share from $0.26 to $0.28, while adding $760,000 to our retained earnings. I am pleased to report that we have achieved these results while maintaining very high asset quality, as evidenced by the Bank's ratio of non-performing loans to total loans

     In fiscal 2006, we plan to continue our commercial lending business, which yields higher rates than residential lending and can drive profitability. This is consistent with our strategic plan to prudently deploy and leverage our capital to enhance stockholder return. As always, your Board of Directors and management are alert to other opportunities as they arise, including additional branching, new lines of products and services, business combinations and other transactions to strengthen our franchise and better serve our customers.

     I extend my sincere appreciation to you, our stockholders, for your continued support of our endeavors, and I especially want to thank the Board of Directors and staff who have worked diligently with me to achieve our success. We look forward to our continued success.



                                       /s/ RICHARD F. BENNETT

                                       Richard F. Bennett
                                       President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Condition Data:

                                                       At September 30,
                                     ----------------------------------------------------
                                       2005       2004       2003       2002       2001
                                     --------   --------   --------   --------   --------
                                                    (Dollars in thousands)
     Total Assets                    $122,226   $104,169   $ 89,956   $ 85,058   $ 82,863
     Loans (1)                         97,609     80,914     65,393     55,016     56,434
     Allowance for loan losses            869        755        655        671        655
     Securities available-for-sale     10,992     13,797     17,473     22,964     19,017
     Securities held-to-maturity          109        251        399      1,341      2,651
     Foreclosed real estate                --         53         92         25        182
     Deposits                          63,964     61,598     58,423     52,761     47,683
     Borrowings                        36,750     23,000     12,200     13,400     16,400
     Total shareholders' equity      $ 18,675   $ 17,950   $ 17,557   $ 17,228   $ 16,656

Selected Operations Data:
                                                For the year ended September 30,
                                     ----------------------------------------------------
                                                     (Dollars in thousands)
     Interest income                 $  6,441   $  5,403   $  5,223   $  5,612   $  5,955
     Interest expense                   2,197      1,648      1,906      2,281      2,951
                                     --------   --------   --------   --------   --------
       Net interest income              4,244      3,755      3,317      3,331      3,004
     Provision for loan losses            140        135         95         85         80
                                     --------   --------   --------   --------   --------
       Net interest income after
         Provision for loan losses      4,104      3,620      3,222      3,246      2,924
     Non-interest income                  558        463        350        293        329
     Non-interest expense               3,125      2,667      2,619      2,240      2,020
                                     --------   --------   --------   --------   --------
     Income before income taxes         1,537      1,416        953      1,299      1,233
     Income tax expense                   505        556        361        524        467
                                     --------   --------   --------   --------   --------
     Net income                      $  1,032   $    860   $    592   $    775   $    766
                                     ========   ========   ========   ========   ========

Per Common Share:

     Net Income
        Basic                     $   0.46    $   0.39    $   0.27    $   0.35    $   0.35
        Diluted                       0.46        0.38        0.26        0.35        0.35
        Book value                    8.17        7.86        7.71        7.57        7.32
        Cash dividends declared       0.28        0.26        0.26        0.22        0.16
        Dividend payout ratio *      60.87%      66.67%      96.30%      62.86%      45.71%

*Cambray Mutual Holding Company waived its right to dividends declared in 2005, 2003, 2002, and 2001 amounting to $367,000, $341,000, $288,000 and $118,000, respectively. The dividend payout ratio, excluding waived dividends, was 26.40% in 2005, 42.57% in 2003, 27.42% in 2002 and 32.11% in 2001.


Notes appear on the following page.

                                                        At or for the Year Ended September 30,
                                             --------------------------------------------------------
                                               2005        2004        2003        2002        2001
                                             --------    --------    --------    --------    --------
Performance Ratios:

  Return on average assets (net
   income to average total assets)               0.91%       0.89%       0.68%       0.93%       0.96%
  Return on average equity (net
   income to average equity)                     5.62%       4.82%       3.40%       4.56%       4.69%
  Average interest-earning assets to
   average interest-bearing liabilities        114.73%     117.39%     122.00%     123.40%     125.08%
  Net interest rate spread (3)                   3.76%       3.89%       3.51%       3.53%       2.97%
  Net interest margin (4)                        4.07%       4.21%       4.01%       4.21%       3.93%
  Net interest income after provision
   for loan losses to total other expenses      1.31x       1.36x       1.23x       1.45x       1.45x


Capital and Asset Quality Ratios (2)

  Average equity to average total assets        16.24%      18.47%      19.88%      20.41%      20.55%
  Total equity to assets end of period          15.28%      17.23%      19.52%      20.25%      20.10%
  Non-performing assets to total assets          0.33%       0.42%       0.92%       0.88%       0.79%
  Non-performing loans to total loans            0.39%       0.47%       1.08%       1.23%       0.78%
  Allowance for loan losses to total loans       0.87%       0.94%       1.01%       1.21%       1.17%
  Allowance for loan losses to
    non-performing loans                       221.12%     198.68%      93.17%      98.68%     149.89%


Other Data:

  Number of real estate loans outstanding       1,674       1,605       1,467       1,393       1,456
  Number of deposit accounts                    6,938       7,409       7,639       7,216       6,989
  Full service offices                              2           2           2           2           1

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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         During 2005, our subsidiary, Gouverneur Savings and Loan Association (the "Bank"), increased its assets by $18.1 million, through mortgage portfolio growth, while remaining well capitalized, with strong asset quality.

         The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses those deposits, together with other funds, to make loans and other investments. Most of the loans are mortgages secured by one-to-four family residences (including home equity lines of credit). The Bank also makes consumer, commercial and multi-family real estate and other loans. Most of the loans are in the Bank's primary market area, southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") insures the Bank's deposit accounts, and the FDIC and the Office of Thrift Supervision ("OTS") both regulate the Bank.

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

         Loans are our highest yielding asset category. We are faced with increasing competition from other financial institutions, loan brokers, mortgage bankers, insurance companies, brokerage firms and other companies that are competing for a limited number of loan opportunities. Three years ago, in order to meet the challenge of competition and increase our earning assets, we:

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

         This year, we have increased loans at the Alexandria Bay office by $8.9 million, or 30.7%, from $29.6 million on September 30, 2004 to $38.5 million, on September 30, 2005. The Clayton lending office has increased its loan portfolio $4.9 million, or 52.7%, from $9.3 million to $14.2 million, while the Gouverneur office contributed growth of $5.8 million, or 15.1%, from $38.3 million to $44.1million over the same period. These gains, combined with a reduction of $3.0 million in purchased government guaranteed loans, resulted in an overall increase of $16.6 million in the Bank's net loans, from $80.2 million at the end of the 2004 fiscal year to $96.8 million at the end of the 2005 fiscal year.

         During fiscal year 2005, our deposits increased by $2.4 million, or 3.9%. Deposits decreased $0.9 million in savings and club accounts, but this decrease was offset by increases of $1.3 million in NOW and money market accounts, $0.7 million in demand deposits and $1.3 million in time certificates. Deposits at the Alexandria Bay branch office grew by $2.4 million, or 35.8%, from $6.7 million on September 30, 2004 to $9.1 million on September 30, 2005. The growth in deposits in Alexandria Bay benefited from new commercial loan production and the establishment of deposit relationships with those accounts. We expect that office will continue to provide additional deposit growth opportunities for the Bank. Our borrowings from the Federal Home Loan Bank of New York ("FHLB"), consisting of advances and securities repurchase obligations, were $36.8 million on September 30, 2005 compared to $23.0 million on September 30, 2004. The increase of $13.8 million, or 60.0%, is consistent with management's strategy to fund loans when our deposit base is not sufficient. However, the balance of our borrowings may reach a level where management will no longer use borrowings to fund loan growth. In that case, it will be necessary to reduce the growth of the loan portfolio or increase deposits to a level that will support the loan growth. Competition for deposits remains strong among local financial institutions, many of which have greater financial and marketing resources, making it difficult to increase market share. We are investigating brokered deposits as a possible source of additional funds.

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

         As permitted by SFAS No. 123, the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No.
25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense as recognized, based on the estimated fair value of the options on the date of grant, is disclosed in note 2 to the consolidated financial statements. The Company intends to continue to account for stock-based compensation in this manner until the Company is required to comply with FAS 123(R) in the first quarter of its fiscal year ending September 30, 2007, which will require compensation expense to be recognized in the income statement on any unvested stock options and new grants.

Analysis of Net Interest Income

         Net interest income, our primary income source, depends principally upon: (i) the amount of interest earning assets that we can maintain based upon our funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans adversely affect net interest income because they are funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when we designate an asset as non-performing, all interest that we have already accrued but not actually received is deducted from current period income, further reducing net interest income.

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

                                                                        For the Year Ended September 30,
                                            ---------------------------------------------------------------------------------------
                                                       2005                          2004                          2003
                                            ---------------------------   ---------------------------   ---------------------------
                                                                               ($ in thousands)

                                            Average              Yield/   Average              Yield/   Average              Yield/
                                            Balance  Interest   Cost(6)   Balance  Interest   Cost(6)   Balance  Interest   Cost(6)
                                           --------   -------   -------   -------   -------   -------   -------   -------   -------
Loans, net (1)                             $ 89,832   $ 5,901      6.57%  $72,142   $ 4,836      6.70%  $57,312   $ 4,413      7.70%
Securities (2)                               13,277       508      3.83%   15,245       551      3.61%   23,194       788      3.40%
Other short-term investments                  1,293        32      2.47%    1,773        16      0.90%    2,188        22      1.01%
                                           --------   -------             -------   -------             -------   -------
   Total interest-earning assets            104,402     6,441      6.17%   89,160     5,403      6.06%   82,694     5,223      6.32%
                                                      -------                       -------                       -------
Non-interest-earning assets                   8,660                         7,389                         4,869
                                           --------                       -------                       -------
   Total assets                            $113,062                       $96,549                       $87,563
                                           ========                       =======                       =======

Savings and club accounts (3)              $ 20,071   $   206      1.03%  $20,023   $   206      1.03%  $17,968   $   321      1.79%
Time certificates                            29,640       808      2.73%   28,741       740      2.57%   28,749       907      3.15%
NOW and money market accounts                11,790       111      0.94%    9,904        62      0.63%    8,296        73      0.88%
Borrowings                                   29,498     1,072      3.63%   17,282       640      3.70%   12,766       605      4.74%
                                           --------   -------             -------   -------             -------   -------
   Total interest-bearing liabilities        90,999     2,197      2.41%   75,950     1,648      2.17%   67,779     1,906      2.81%
                                                      -------                       -------                       -------
Non-interest-bearing liabilities              3,706                         2,765                         2,378
                                           --------                       -------                       -------
   Total liabilities                         94,705                        78,715                        70,157
Shareholders' equity                         18,357                        17,834                        17,406
                                           --------                       -------                       -------
   Total liabilities and
     shareholders' equity                  $113,062                       $96,549                       $87,563
                                           ========                       =======                       =======

Net interest income/spread (4)                        $ 4,244      3.76%            $ 3,755      3.89%            $ 3,317      3.51%
                                                      =======   =======             =======   =======             =======   =======

Net earning assets/net interest
   margin (5)                              $ 13,403                4.07%  $13,210                4.21%  $14,915                4.01%
                                           ========             =======   =======             =======   =======             =======
Ratio of average interest-earning assets
   To average interest-bearing liabilities     1.15x                         1.17x                         1.22x
                                           ========                       =======                       =======

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

                                                                    Year Ended September 30,
                                        --------------------------------------------------------------------------------
                                                   2005 vs. 2004                               2004 vs. 2003
                                        --------------------------------------    --------------------------------------
                                             Increase (Decrease) Due To:               Increase (Decrease) Due To:
                                        --------------------------------------    --------------------------------------
                                          Volume         Rate         Total         Volume        Rate          Total
                                        ----------    ----------    ----------    ----------    ----------    ----------
                                                                      (Dollars in thousands)
Interest-earning assets:
 Loans                                  $    1,160    $      (95)   $    1,065    $    1,044    $     (621)   $      423
 Securities                                    (75)           32           (43)         (283)           46          (237)
 Other short-term investments                   (5)           21            16            (4)           (2)           (6)
                                        ----------    ----------    ----------    ----------    ----------    ----------
   Total interest-earning assets             1,080           (42)        1,038           757          (577)          180
                                        ----------    ----------    ----------    ----------    ----------    ----------

Interest-bearing liabilities:

 Savings and club accounts                      --            --            --            34          (149)         (115)
 Time certificates                              23            45            68            --          (167)         (167)
 NOW and money market accounts                  14            35            49            12           (23)          (11)
 Borrowings                                    444           (12)          432           185          (150)           35
                                        ----------    ----------    ----------    ----------    ----------    ----------
   Total interest-bearing liabilities          481            68           549           231          (489)         (258)
                                        ----------    ----------    ----------    ----------    ----------    ----------

 Net change in net interest income      $      599    $     (110)   $      489    $      526    $      (88)   $      438
                                        ==========    ==========    ==========    ==========    ==========    ==========

The following discussion of our financial condition and results of operations shows the effect of our efforts in fiscal 2005.

         Comparison of Financial Condition at September 30, 2005 and 2004

         The Company's total assets amounted to $122.2 million at September 30, 2005, which was $18.0 million, or 17.27%, higher than our total assets of $104.2 million one year earlier. The increase was funded mostly by an increase of $13.8 million in advances with FHLB and growth in deposits of $2.4 million.

         Cash and due from banks, interest bearing deposits and investment securities decreased by $3.0 million, or 17.86%, to a total of $13.8 million at September 30, 2005 compared to $16.8 million at September 30, 2004. Available-for-sale securities decreased during the year by $2.8 million. The decrease in the balances of the available-for-sale portfolio was mainly due to not replacing the maturing bond and scheduled principal repayments in the portfolio.

         Net loans were $96.8 million at September 30, 2005, an increase of $16.6 million, or 20.70%, compared to $80.2 million one year ago. This increase was the result of refinancing activity due to historically low interest rates combined with an active real estate market in the Thousands Islands region affecting both Alexandria Bay and Clayton. The increase was also the result of offering competitive adjustable rate mortgage products. At September 30, 2005 $3.4 million of commercial loans were classified as held for sale.

         Total deposits increased by $2.4 million, or 3.90%, from $61.6 million at September 30, 2004 to $64.0 million at September 30, 2005. We experienced a decrease in saving and club account deposits of $0.9 million, but NOW and money market deposits, demand deposits and time deposits increased by $1.3 million, $0.7 million and $1.3 million, respectively. Based on the movement of funds from saving accounts to time deposits, it appears deposits are becoming more rate sensitive as interest rates rise in response to actions by the Federal Reserve Bank ("FRB") discussed below. Deposits grew by $2.4 million, or 35.8%, at the Alexandria Bay office from $6.7 million on September 30, 2004 to $9.1 million on September 30, 2005. Of the deposit growth in Alexandria Bay, $1.8 million is attributed to deposit relationships, both money market and business checking accounts, established in relation to commercial loan growth in that office. We expect that office will continue to provide additional deposit growth opportunities for the Bank.

         Borrowed funds increased by $13.8 million, from $23.0 million at September 30, 2004 to $36.8 million at September 30, 2005 as discussed earlier.

         Shareholders' equity totaled $18.7 million at September 30, 2005, an increase of $0.7 million, or 3.9%, over the balance of $18.0 million at September 30, 2004. The increase primarily resulted from net income of $1,032,000 and increases due to the allocation of Employee Stock Ownership Plan ("ESOP") shares and the amortization of Management Recognition Plan ("MRP") shares totaling $137,000, offset by $272,000 paid in dividends on common stock and a $179,000 decrease in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects.

         Comparison of Operating Results for the Years Ended September 30, 2005 and 2004

         Net Income. Net income for the year ended September 30, 2005 was $1,032,000 compared to net income of $860,000 the previous year. The $172,000 increase in net income represents a 20.0% increase from fiscal 2004. Income before income taxes increased by $121,000, or 8.6%, as a result of increases of $489,000 in net interest income and $95,000 in other income more than offsetting increases of $458,000 in non-interest expenses and a $5,000 increase in the provision for loan losses. Income taxes decreased $51,000, in part due to increased tax-exempt income on bank owned life insurance and municipal investments resulting in an increase in net income by $172,000.

         Interest Income. Interest rates have remained low, but increased throughout the fiscal year and since September 30, 2005. The average yield on interest earning assets increased, although average yield on the loan portfolio fell. During 2005, the FRB continued to tighten interest rates at a measured pace. Seven increases of 0.25% each since December 2004 have raised the fed funds rate, the interest rate at which banks lend to each other overnight from 2.25% to 4.00% on November 1, 2005. Some experts believe that there will be at least two more such increases before the FRB reaches a "neutral position" and pauses from making increases. It is uncertain whether the economy is growing fast enough to support any further rate increases, but the Federal Reserve sees inflationary pressures and has decided to raise interest rates to fight the problem.

         The increases have affected short-term rates, while long-term rates have edged lower in some cases. The yield curve has flattened as short-term interest rates have been increased. On December 3, 2005, the spread between the 2-year treasury at 4.424%, and the 10-year treasury at 4.515%, was only 0.091%, or 91 basis points. Our deposit and FHLB borrowing costs continue to increase as maturities re-price, while mortgage rates, our primary source of lending, are not adjusting upward. The rate volume analysis shows that interest rate spread decreased by 13 basis points from 2004 to 2005. We expect the contraction of interest spread will continue during the coming year as interest rates rise more quickly on deposits and borrowings than on loans and investments.

         A summary of the information shown previously in the Average Balances, Interest Rates and Yields table and in the Interest-earning assets section of the Rate Volume Analysis of Net Interest Income table follows:

         1. Results for the 2005 fiscal year show that interest income increased by $1,038,000 from $5,403,000 last year to $6,441,000.
              Interest income increased $1,080,000 due to an increase in the average balance of interest-earning assets, from $89.2 million to $104.4 million, while interest income fell $42,000 due to changes in the average rate earned on interest-earning assets, from 6.06% to 6.17%.

         2. Growth of the loan portfolio fueled an increase in interest income on loans of $1,065,000 as the average balance of loans increased by $17.7 million, resulting in a $1,160,000 increase in interest income, while the decrease in the average rate on loans from 6.70% to 6.57% resulted in a $95,000 decrease in interest income.

         3. Interest income on securities and other short-term investments fell by $27,000 as a reduction in the average balances of securities and other short-term investments by $2.4 million from $17.0 million in fiscal 2004 to $14.6 million in fiscal 2005. Interest income decreased by $80,000 due to the lower average balance, but increased by $53,000 as a result of the higher average rate earned on securities and other short-term investments. Interest rates averaged 3.33% for the year ended September 30, 2004, as compared to 3.71% for the year ended September 30, 2005.

         Interest Expense. A summary of the information shown previously in the Average Balances, Interest Rates and Yields table and in the Interest-bearing liabilities section of the Rate Volume Analysis of Net Interest Income table follows:

         1. Interest expense increased by $549,000 from $1,648,000 for fiscal 2004 to $2,197,000 for fiscal 2005. The increase in the average balance of interest-bearing liabilities from $76.0 million in fiscal 2004 to $91.0 million in fiscal 2005 resulted in an increase of $481,000 in interest expense, while an increase in the average interest rate from 2.17% for fiscal 2004 to 2.41% for fiscal 2005 resulted in a $68,000 increase in interest expense.

         2. Increases in the average balances of time certificates from $28.7 million to $29.6 million, money market and NOW accounts from $9.9 million to $11.8 million, and borrowings from FHLB from $17.3 million to $29.5 million increased interest expense by $23,000, $14,000 and $444,000 respectively. Increases in the average interest rate paid on time certificates from 2.57% to 2.73% and on NOW and money market accounts from 0.63% to 0.94% resulted in increases to interest expense of $45,000 and $35,000 respectively. A decrease on the cost of borrowings from FHLB from 3.70% to 3.63% decreased interest expense by $12,000.

         Net Interest Income. Net interest income increased by $489,000 in fiscal 2005. The increase was attributable to a $1,038,000 increase in interest income combined with an increase of $549,000 in interest expense as explained above. The increase in interest rates resulted in a 13 basis point decrease in our spread, the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, from 3.89% to 3.76%.

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

         We increased our provision for loan losses from $135,000 in 2004 to $140,000 in 2005. At September 30, 2005, the ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing loans were 0.87% and 221.12% respectively, as compared to 0.94% and 198.68% at September 30, 2004. The allowance at the beginning of the year was $755,000 and we determined at the end of the year that the appropriate level for the allowance was $869,000. We had charge-offs during the year of $79,000 and recoveries of $53,000, so a $140,000 provision was necessary to reach the desired level for the allowance.

         Non-interest income. Non-interest income increased $95,000 from $463,000 in fiscal year 2004 to $558,000 in fiscal 2005. Service charge income increased $23,000 from $182,000 last year to $205,000 this year and other non-interest income items increased by $103,000 (including increases of $53,000 from earnings on bank owned life insurance ("BOLI") and $16,000 in gains on the sales on securities). Service charge income increased consistent with the growth in deposits and new accounts, while the increase in BOLI income resulted form holding the investment for a full twelve months in this fiscal year. A loss of $31,000 on the sales of loans reduced other income.

         Non-interest expenses. Non-interest expenses increased $458,000 from $2,667,000 in fiscal 2004 to $3,125,000 in fiscal 2005. Non-interest expenses include most categories of expense other than interest we pay on deposits and borrowed funds and income tax expense. The largest category of non-interest expenses is salaries and employee benefits, followed by other expense, building, occupancy and equipment and professional fees.

         The increase was principally due to increased costs of $271,000 in salaries and employee benefits expense, $55,000 in building, occupancy and equipment, $39,000 in other expenses, $49,000 in directors fees and $44,000 in professional fees. The additional salaries and employee benefits expense resulted from performance increases to our employees, having both a commercial loan officer and an assistant treasurer for a full year and the additional costs of health care benefits. Building, occupancy and equipment expenses increased as a result of increases in equipment maintenance contracts, building maintenance contracts, insurance costs and real estate taxes. Other expense increases included contributions, officers expense and meal expense, ATM card expenses, subscriptions and publications, armored car and cash letter courier services and Federal Reserve Bank service charges. Directors fees increased as a result of increases in meeting fees and an increase in the number of loan committee meetings.

         Income Tax Expense. Our income tax expense decreased from $556,000 in fiscal 2004 to $505,000 in fiscal 2005, or 9.2%. The effective income tax rate was 32.9% in 2005 and 39.3% in 2004. The decrease was principally the result of increased tax-exempt income from both the investment in bank owned life insurance and municipal bonds.

         Liquidity and Capital Resources

         Our primary sources of funds are deposits, borrowings from FHLB and proceeds from the principal and interest payments on loans and securities. Maturities and scheduled principal payments on loans and securities are predictable sources of funds. However, general economic conditions and interest rate conditions can cause increases or decreases in deposit outflows and loan pre-payments thereby affecting the level of funds we have available for investment. Our level of borrowed funds is generally at our own discretion, based upon our need for funds and the cost of deposits as an alternative source of funds.

         In general, we manage our liquidity by maintaining a sufficient level of short-term investments so that funds are normally available for investment in loans when needed. During the year ended September 30, 2005, we decreased our cash and cash equivalents by $49,000. The decrease was the net result of the combination of all our sources and uses of funds. We originated $42.2 million of new loans and sold $1.7 million in USDA and SBA guaranteed loans during fiscal 2005, as compared to originations of $32.2 million and purchases of $0.6 million in USDA and SBA guaranteed loans in fiscal 2004. However, loans, net, after payments, charge-offs and transfers to foreclosed assets, increased by $20.0 million this year after increasing by $15.7 million last year.

         Deposits increased by $2.4 million during fiscal 2005. We believe the increase is attributable to competitive rates we paid on deposits and the growth in commercial deposits in conjunction with local commercial loans. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by factors outside our control, such as the level of general market interest rates, the availability of alternate investment opportunities and general economic conditions.

         We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short-term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the FHLB, the Bank can arrange to borrow in excess of $49.2 million, of which $36.8 million was outstanding at September 30, 2005, but to do so it must provide appropriate collateral and satisfy other requirements for FHLB borrowings. We have not needed to use borrowings to fund unanticipated deposits outflows. However, as per management's strategy, we are using borrowings to help us fund our loan growth. In addition to borrowings, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer.

         During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits, loan repayments and prepayments and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities as a percentage of total assets, borrowing funds, or the use of wholesale or brokered deposits. At September 30, 2005, we have $17.9 million of time certificates scheduled to mature within in one year. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our capital.

         Plans are being finalized for the construction of a new bank building in Gouverneur, adjacent to the current location. This building will house Bank customer contact personnel, including teller operations and both deposit and lending personnel. An improved drive-up facility is included with the plans. In addition, minor remodeling will be done to the current facility to accommodate executive, accounting, loan servicing and credit personnel. The current executive offices will be vacated and possibly be leased as office space. The total project is expected to cost between $1.5 million and $2.0 million.

         The OTS has minimum capital ratio requirements, which apply to the Bank, but there are no comparable minimum capital requirements that apply to us as a savings and loan holding company. At September 30, 2005, the Bank substantially exceeded all regulatory capital requirements of the OTS applicable to it, and the OTS minimum capital requirements had no material adverse affect on the Bank. The Bank was classified as "well capitalized" at September 30, 2005 under OTS regulations.

         We measure liquidity on a monthly basis and want to maintain a liquidity ratio between 5% and 15%. At September 30, 2005 the ratio is 6.5%.

         Off Balance Sheet Arrangements

         The Company's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans.

         We had $4.3 million in outstanding commitments to make loans at September 30, 2005, along with $3.7 million of unused home equity, commercial and overdraft lines of credit. We anticipate that we have enough liquid funds to meet our current loan commitments, purchase commitments and to fund draws on lines of credit through the normal turnover of our loan and securities portfolios.



         Forward-Looking Statements

         When we use words or phrases like "will probably result" "we expect," "will continue," "we anticipate," "estimate," "project," "should cause," or similar expressions in this annual report or in any press releases, public announcements, filings with the Securities and Exchange Commission or other disclosures, we are making "forward-looking statements" as described in the Private Securities Litigation Reform Act of 1995. In addition, certain information we provide, such as analysis of the adequacy of our allowance for loan losses or an analysis of the interest rate sensitivity of our assets and liabilities, is always based on predictions of the future. From time to time, we may also publish other forward-looking statements about anticipated financial performance, business prospects, transactions, and similar matters.

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We want you to know that a variety of future events could cause or actual results and experience to differ materially from what we anticipate when we make our forward-looking statements. Some of the risks and uncertainties that may affect our operations, performance, development and results, the interest rate sensitivity of our assets and liabilities, and the adequacy of our allowance for loan losses, include without limitation: (i) local, regional, national or global economic conditions which could cause an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting us; (iv) changes in competition, and (v) changes in consumer preferences.

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

SHAREHOLDER INFORMATION
-----------------------

Corporate Offices
-----------------
Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, New York 13642
(315) 287-2600

Annual Meeting of Shareholders
------------------------------
The annual meeting of Gouverneur Bancorp, Inc. will be held February 13, 2006 at 10:00 am at the Executive Offices of Gouverneur Savings & Loan Association, 26 John Street, Gouverneur, New York 13642.

Annual Report on Form 10-KSB
----------------------------
For the 2005 fiscal year, Gouverneur Bancorp, Inc. has filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission. The Form 10-KSB is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov.
------------
Shareholders may also obtain a copy free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642, Attention:
Corporate Secretary.

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

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Counsel
-------
Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604

Independent Auditors
--------------------
Beard Miller Company LLP
320W Market Street
Harrisburg, Pennsylvania 17108

Market Information for Common Stock
-----------------------------------
The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV". At December 12, 2005, there were approximately 318 shareholders of record, not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period for the past two fiscal years.

                                                          Cash
                                                         Dividend
Quarter Ended                       High        Low      Declared
-------------                      -------    -------    --------

Fiscal 2005
-----------
September 30, 2005                 $ 13.60    $ 12.35    $  0.14
June 30, 2005                      $ 13.90    $ 13.40    $  0.00
March 31, 2005                     $ 15.15    $ 13.75    $  0.14
December 31, 2004                  $ 16.50    $ 13.88    $  0.00

Fiscal 2004
-----------
September 30, 2004                 $ 14.00    $ 11.50    $  0.13
June 30, 2004                      $ 14.00    $ 11.88    $  0.00
March 31, 2004                     $ 13.90    $ 11.59    $  0.13
December 31, 2003                  $ 12.95    $ 11.10    $  0.00


DIRECTORS AND OFFICERS
Gouverneur Bancorp, Inc.

Board of Directors
Frank Langevin: Chairman of the Board, retired contractor
Richard F. Bennett: President & Chief Executive Officer, Gouverneur Bancorp,
Inc.
Richard E. Jones: Retired feed & farm store owner
Robert J. Leader: Principal, Case & Leader LLP, Attorneys at Law
Timothy J. Monroe: Veterinarian, President, Northland Veterinarian Hospital
F. Toby Morrow:  Retired Certified Public Accountant
Joseph C. Pistolesi: Owner, Clearview Motel
Larry Straw: Project Manager, Cives Steel Co., Northern Division, steel fabricator

Directors of Gouverneur Bancorp, Inc. also serve as Directors of Gouverneur Savings & Loan Association

Officers
Richard F. Bennett: President & Chief Executive Officer
Charles VanVleet: Sr. Vice President & Secretary
Robert Twyman: Vice President & Chief Financial Officer
Kathleen McIntosh: Treasurer

                            GOUVERNEUR BANCORP, INC.

                          CONSOLIDATED FINANCIAL REPORT


                               SEPTEMBER 30, 2005

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
Gouverneur Bancorp, Inc.
Gouverneur, New York


         We have audited the accompanying consolidated statements of financial condition of Gouverneur Bancorp, Inc. and its subsidiary as of September 30, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and its subsidiary as of September 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ BEARD MILLER COMPANY LLP



Harrisburg, Pennsylvania
November 4, 2005

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                               September 30,
                                                                                         ------------------------
                                                                                            2005          2004
                                                                                         ----------    ----------
                                                                                          (Dollars In Thousands,
                                                                                         Except Per Share Amounts)
                                     ASSETS
   Cash and due from banks                                                               $    2,210    $    1,817
   Interest bearing deposits with banks                                                         456           898
                                                                                         ----------    ----------

       Cash and Cash Equivalents                                                              2,666         2,715

   Securities available for sale                                                             10,992        13,797
   Securities held to maturity, fair value 2005 $110; 2004 $248                                 109           251
   Loans held for sale                                                                        3,436            --
   Loans receivable, net of allowance for loan losses 2005 $869; 2004 $755                   96,740        80,159
   Investment in FHLB stock, at cost                                                          1,838         1,150
   Investment in life insurance                                                               3,717         3,582
   Bank premises and equipment, net                                                           1,547         1,493
   Accrued interest receivable and other assets                                               1,181         1,022
                                                                                         ----------    ----------

       Total Assets                                                                      $  122,226    $  104,169
                                                                                         ==========    ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing demand                                                        $    2,043    $    1,327
      NOW and money market                                                                   11,956        10,710
      Savings                                                                                19,101        20,038
      Time                                                                                   30,864        29,523
                                                                                         ----------    ----------

       Total Deposits                                                                        63,964        61,598

   Advances from Federal Home Loan Bank                                                      36,750        23,000
   Accrued interest payable and other liabilities                                             2,837         1,621
                                                                                         ----------    ----------

       Total Liabilities                                                                    103,551        86,219
                                                                                         ----------    ----------

SHAREHOLDERS' EQUITY

   Preferred stock, par value $.01 per share; authorized 1,000,000 shares; none issued           --            --
   Common stock, par value $.01 per share; authorized 9,000,000 shares;
      issued 2,384,040 shares                                                                    24            24
   Paid-in capital                                                                            4,739         4,642
   Retained earnings                                                                         14,392        13,632
   Treasury stock, at cost, 2005 98,606 shares; 2004 100,931 shares                            (499)         (511)
   Accumulated other comprehensive income                                                       272           451
   Unearned common stock held by management recognition plan                                    (67)          (57)
   Unallocated common stock held by employee stock ownership plan                              (186)         (231)
                                                                                         ----------    ----------

       Total Shareholders' Equity                                                            18,675        17,950
                                                                                         ----------    ----------

       Total Liabilities and Shareholders' Equity                                        $  122,226    $  104,169
                                                                                         ==========    ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

                                                             Years Ended September 30,
                                                             ------------------------
                                                                2005          2004
                                                             ----------    ----------
                                                        (In Thousands, Except Per Share Data)
INTEREST INCOME
   Loans receivable, including fees                          $    5,901    $    4,836
   Securities:
      Taxable                                                       460           513
      Tax-exempt                                                     48            38
   Other                                                             32            16
                                                             ----------    ----------

       Total Interest Income                                      6,441         5,403
                                                             ----------    ----------

INTEREST EXPENSE
   Deposits                                                       1,125         1,008
   Borrowings:
      Short term                                                    383            60
      Long term                                                     689           580
                                                             ----------    ----------

       Total Interest Expense                                     2,197         1,648
                                                             ----------    ----------

       Net Interest Income                                        4,244         3,755

PROVISION FOR LOAN LOSSES                                           140           135
                                                             ----------    ----------

       Net Interest Income after Provision for Loan Losses        4,104         3,620
                                                             ----------    ----------

OTHER INCOME
   Service charges and fees                                         205           182
   Net realized gains on sales of securities                         96            80
   Net realized losses on sales of loans                            (31)           --
   Earnings on investment in life insurance                         135            82
   Other                                                            153           119
                                                             ----------    ----------

       Total Other Income                                           558           463
                                                             ----------    ----------

OTHER EXPENSES
   Salaries and employee benefits                                 1,686         1,415
   Directors' fees                                                  141            92
   Occupancy and equipment                                          402           347
   Data processing                                                  137           135
   Postage and supplies                                             106            98
   Professional fees                                                202           158
   Other                                                            451           422
                                                             ----------    ----------

       Total Other Expenses                                       3,125         2,667
                                                             ----------    ----------

       Income before Income Taxes                                 1,537         1,416

INCOME TAX EXPENSE                                                  505           556
                                                             ----------    ----------

       Net Income                                            $    1,032    $      860
                                                             ==========    ==========

EARNINGS PER SHARE
   Basic                                                     $     0.46    $     0.39
                                                             ==========    ==========

   Diluted                                                   $     0.46    $     0.38
                                                             ==========    ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended September 30, 2005 and 2004

                                                                                   Accumulated    Unearned
                                                                                      Other        Common    Unallocated
                                       Common    Paid-in    Retained    Treasury  Comprehensive  Stock Held  Common Stock
                                       Stock     Capital    Earnings     Stock        Income       by MRP    Held by ESOP   Total
                                      --------   --------   --------    --------     --------     --------     --------    --------
                                                                        (In Thousands)
BALANCE - SEPTEMBER 30, 2003          $     24   $  4,577   $ 13,365    $   (537)    $    487     $    (85)    $   (274)   $ 17,557
                                                                                                                           --------
Comprehensive income:
   Net income                               --         --        860          --           --           --           --         860
   Change in unrealized gains
      on securities available for
      sale, net of reclassification
      adjustment and tax effects            --         --         --          --          (36)          --           --         (36)
                                                                                                                           --------

   Total Comprehensive Income                                                                                                   824
                                                                                                                           --------

   Cash dividends declared, $0.26
      per share                             --         --       (593)         --           --           --           --        (593)
   Allocation of ESOP shares,
      8,396 shares                          --         65         --          --           --           --           43         108
   Amortization of MRP                      --         --         --          --           --           28           --          28
   Exercise of stock options,
      5,225 shares                          --         --         --          26           --           --           --          26
                                      --------   --------   --------    --------     --------     --------     --------    --------

BALANCE - SEPTEMBER 30, 2004                24      4,642     13,632        (511)         451          (57)        (231)     17,950
                                                                                                                           --------
Comprehensive income:
   Net income                               --         --      1,032          --           --           --           --       1,032
   Change in unrealized gains
      on securities available for
      sale, net of reclassification
      adjustment and tax effects            --         --         --          --         (179)          --           --        (179)
                                                                                                                           --------

   Total Comprehensive Income                                                                                                   853
                                                                                                                           --------

   Cash dividends declared, $0.28
      per share                             --         --       (272)         --           --           --           --        (272)
   Allocation of ESOP shares,
      9,046 shares                          --         81         --          --           --           --           45         126
   Amortization of MRP                      --         14         --          --           --           (4)          --          10
   Transfer from treasury to MRP,
      1,200 shares                          --         --         --           6           --           (6)          --          --
   Exercise of stock options,
      1,125 shares                          --          2         --           6           --           --           --           8
                                      --------   --------   --------    --------     --------     --------     --------    --------

BALANCE - SEPTEMBER 30, 2005          $     24   $  4,739   $ 14,392    $   (499)    $    272     $    (67)    $   (186)   $ 18,675
                                      ========   ========   ========    ========     ========     ========     ========    ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Years Ended September 30,
                                                                                       ----------------------------
                                                                                           2005            2004
                                                                                       ------------    ------------
                                                                                              (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                          $      1,032    $        860
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                 140             135
      Depreciation                                                                              126             125
      Deferred income taxes                                                                     (56)            (45)
      Net amortization of securities premiums and discounts                                      22              64
      Net realized gains on sales of securities                                                 (96)            (80)
      Net realized losses on sales of loans                                                      31              --
      Earnings on investment in life insurance                                                 (135)            (82)
      Allocated and earned shares of ESOP and MRP                                               136             136
      Net realized gains on sale of foreclosed assets                                           (16)             --
      (Increase) decrease in accrued interest receivable and other assets                       (64)             98
      Increase (decrease) in accrued interest payable and other liabilities                   1,391             (86)
                                                                                       ------------    ------------

         Net Cash Provided by Operating Activities                                            2,511           1,125
                                                                                       ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Proceeds from sales                                                                       211           7,080
      Proceeds from maturities and principal reductions                                       2,464           5,526
      Purchases                                                                                 (94)         (8,974)
   Securities held to maturity, proceeds from maturities                                        142             147
   Increase in investment in FHLB stock                                                        (688)           (540)
   Loans purchased                                                                               --            (609)
   Proceeds from sales of loans                                                               1,631              --
   Net increase in loans                                                                    (21,898)        (15,102)
   Purchase of investment in life insurance                                                      --          (3,500)
   Purchase of bank premises and equipment                                                     (180)           (134)
                                                                                       ------------    ------------

         Net Cash Used in Investing Activities                                              (18,412)        (16,106)
                                                                                       ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                                   2,366           3,175
   Proceeds from borrowings                                                                  20,750          12,500
   Repayment of borrowings                                                                   (7,000)         (1,700)
   Exercise of stock options                                                                      8              26
   Cash dividends paid                                                                         (272)           (593)
                                                                                       ------------    ------------

         Net Cash Provided by Financing Activities                                           15,852          13,408
                                                                                       ------------    ------------

         Net Decrease in Cash and Cash Equivalents                                              (49)         (1,573)

CASH AND CASH EQUIVALENTS - BEGINNING                                                         2,715           4,288
                                                                                       ------------    ------------

CASH AND CASH EQUIVALENTS - ENDING                                                     $      2,666    $      2,715
                                                                                       ============    ============

SUPPLEMENTAL CASH FLOWS INFORMATION
   Interest paid                                                                       $      2,105    $      1,633
                                                                                       ============    ============

   Income taxes paid                                                                   $        535    $        629
                                                                                       ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
   Additions to foreclosed assets                                                      $         79    $        155
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

Cambray Mutual Holding Company, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 57.4% of the outstanding common stock of the Company as of September 30, 2005.

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

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

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

Advertising Costs

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $53,000 and $54,000 in 2005 and 2004, respectively.

Earnings per Common Share

     Basic earnings per common share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Unallocated shares held by the Company's ESOP and MRP are not included in the weighted average number of shares outstanding. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Earnings per Common Share (Continued)

     The following table sets forth the computations of basic and diluted earnings per common share:

                                                                     Years Ended September 30,
                                                                    ---------------------------
                                                                        2005           2004
                                                                    ------------   ------------
                                                                (In Thousands, Except Per Share Data)
            Numerator, net income                                   $      1,032   $        860
                                                                    ============   ============

            Denominator:
                 Denominator for basic earnings per common share,
                     weighted average shares                               2,229          2,214
                 Effect of dilutive options                                   34             32
                                                                    ------------   ------------

            Denominator for diluted earnings per common share,
                 adjusted weighted average shares                          2,263          2,246
                                                                    ============   ============

            Basic earnings per common share                         $       0.46   $       0.39
                                                                    ============   ============

            Diluted earnings per common share                       $       0.46   $       0.38
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

                                                                                       Years Ended
                                                                                      September 30,
                                                                              ----------------------------
                                                                                  2005            2004
                                                                              ------------    ------------
                                                                          (In Thousands, Except Per Share Data)
            Net income, as reported                                           $      1,032    $        860
                 Total stock-based employee compensation expense
                     determined under fair value based method for all
                     awards, net of related taxes                                      (13)            (40)
                 Compensation expense recorded in statements of income, net
                     of related taxes                                                    6              16
                                                                              ------------    ------------

            Pro forma net income                                              $      1,025    $        836
                                                                              ============    ============

            Basic earnings per common share:
                 As reported                                                  $       0.46    $       0.39
                 Pro forma                                                    $       0.46    $       0.38

            Diluted earnings per common share:
                 As reported                                                  $       0.46    $       0.38
                 Pro forma                                                    $       0.45    $       0.37

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

     The components of other comprehensive income and related tax effects are as follows:

                                                                                          Years Ended
                                                                                         September 30,
                                                                                 ----------------------------
                                                                                     2005            2004
                                                                                 ------------    ------------
                                                                                        (In Thousands)
            Unrealized holding gains (losses) on available for sale securities   $       (202)   $         21
            Reclassification adjustment for gains realized in income                      (96)            (80)
                                                                                 ------------    ------------

                   Net Unrealized Losses                                                 (298)            (59)

            Income tax                                                                    119              23
                                                                                 ------------    ------------

                     Net of Tax Amount                                           $       (179)   $        (36)
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

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

     EITF 03-1

     In January 2003, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investors" ("EITF 03-1"), and in March 2004, the EITF issued an update. EITF 03-1 addresses the meaning of other-than-temporary impairment and its application to certain debt and equity securities. EITF 03-1 aids in the determination of impairment of an investment and gives guidance as to the measurement of impairment loss and the recognition and disclosures of other-than-temporary investments. EITF 03-1 also provides a model to determine other-than-temporary impairment using evidence-based judgment about the recovery of the fair value up to the cost of the investment by considering the severity and duration of the impairment in relation to the forecasted recovery of the fair value. In July 2005, the FASB adopted the recommendation of its staff to nullify the guidance on the determination of whether an investment is impaired as set forth in paragraphs 10-18 of Issue 03-1 and not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the staff recommends entities recognize other-than-temporary impairments by applying existing accounting literature such as paragraph 16 of SFAS No.
     115. The implementation of this guidance had no impact on the Company's financial statements.

     FASB Exposure Draft  - Interpretation of FAS 109

     In July 2005, the FASB issued a proposed interpretation of SFAS No. 109, "Accounting for Income Taxes", to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. If adopted as proposed, the interpretation would be effective in the fourth quarter of 2005, which would be the first quarter of fiscal year 2006 for the Company, and any adjustments required to be recorded as a result of adopting the interpretation would be reflected as a cumulative effect from a change in accounting principle. The Company is in the process of determining the impact of adoption of the interpretation as proposed on its financial position and results of operations.

     FAS 123(R)

     In December 2004, the FASB issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

     On April 14, 2005, the Securities and Exchange Commission ("SEC") adopted a new rule that amends the compliance dates for Statement No. 123(R). Under the new rule, the Company is required to adopt SFAS No. 123(R) in the first annual period beginning after December 15, 2005. The Company has not yet determined the method of adoption or the effect of adopting SFAS No. 123(R), and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS No. 123.

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SECURITIES

The amortized cost and fair value of securities were as follows:

                                                      September 30, 2005
                                  -----------------------------------------------------------
                                                                    Gross           Gross
                                   Amortized      Unrealized      Unrealized        Fair
                                      Cost          Gains           Losses          Value
                                  ------------   ------------    ------------    ------------
                                                       (In Thousands)
AVAILABLE FOR SALE
     U.S. Government agencies     $      4,990   $         29    $        (51)   $      4,968
     Mortgage-backed securities          4,145             22             (44)          4,123
     Municipal securities                1,272             12              (8)          1,276
                                  ------------   ------------    ------------    ------------
                                        10,407             63            (103)         10,367

     Equity securities                       9            494              --             503
     Mutual funds                          122             --              --             122
                                  ------------   ------------    ------------    ------------

                                  $     10,538   $        557    $       (103)   $     10,992
                                  ============   ============    ============    ============

HELD TO MATURITY
     Mortgage-backed securities   $        109   $          1    $         --    $        110
                                  ============   ============    ============    ============


                                                      September 30, 2004
                                  -----------------------------------------------------------

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
                                  ============   ============    ============    ============

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of September 30, 2005 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                             Available for Sale              Held to Maturity
                                         ---------------------------   ---------------------------
                                          Amortized        Fair         Amortized        Fair
                                            Cost           Value          Cost           Value
                                         ------------   ------------   ------------   ------------
                                                              (In Thousands)
Due after one year through five years    $      1,520   $      1,540   $         --   $         --
Due after five years through ten years          1,237          1,246             --             --
Due after ten years                             3,505          3,458             --             --
                                         ------------   ------------   ------------   ------------
                                                6,262          6,244             --             --

Mortgage-backed securities                      4,145          4,123            109            110
Mutual funds                                      122            122             --             --
Equity securities                                   9            503             --             --
                                         ------------   ------------   ------------   ------------

                                         $     10,538   $     10,992   $        109   $        110
                                         ============   ============   ============   ============

Gross realized gains on sales of securities available for sale were $96,000 in 2005 and $90,000 in 2004. Gross realized losses on sales of securities available for sale were $-0- in 2005 and $10,000 in 2004. The income tax provision includes $38,000 and $32,000 for the years ended September 30, 2005 and 2004, respectively, of income tax expense on net realized securities gains and losses.

Information pertaining to securities with gross unrealized losses at September 30, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                  Less than Twelve Months          Over Twelve Months                 Total
                                ---------------------------   ---------------------------   ---------------------------
                                   Gross                         Gross                         Gross
                                 Unrealized       Fair         Unrealized       Fair         Unrealized       Fair
                                   Losses         Value          Losses         Value          Losses         Value
                                ------------   ------------   ------------   ------------   ------------   ------------
                                                                     (In Thousands)
Securities Available for Sale
     U.S. Government agencies   $         31   $      2,470   $         20   $      1,488   $         51   $      3,958
     Mortgage-backed                      15          1,433             29            749             44          2,182
     Municipal                            --             --              8            444              8            444
                                ------------   ------------   ------------   ------------   ------------   ------------

                                $         46   $      3,903   $         57   $      2,681   $        103   $      6,584
                                ============   ============   ============   ============   ============   ============

In management's opinion, the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. At September 30, 2005, the Company had 13 securities in an unrealized loss position. None of the losses exceeds 5% of the amortized cost of the related security. The Company has the intent and the ability to hold such securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of the securities.

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The components of loans receivable at September 30 were as follows:

                                              2005            2004
                                          ------------    ------------
                                                 (In Thousands)

            Real estate:
                 Residential              $     66,911    $     55,488
                 Commercial                      6,472           4,108
                 Construction                    4,330           2,414
            Commercial and agricultural          1,188           3,618
            Automobile                           7,062           6,042
            Home equity                          7,375           5,678
            Passbook                               451             408
            Other                                2,976           2,459
                                          ------------    ------------

                                                96,765          80,215
            Deferred fees and costs                844             699
            Allowance for loan losses             (869)           (755)
                                          ------------    ------------

                                          $     96,740    $     80,159
                                          ============    ============

The following presents changes in the allowance for loan losses:

                                                     Years Ended
                                                    September 30,
                                             ----------------------------
                                                 2005            2004
                                             ------------    ------------
                                                    (In Thousands)

            Balance, beginning               $        755    $        655
                 Provision for loan losses            140             135
                 Recoveries                            53              86
                 Loans charged off                    (79)           (121)
                                             ------------    ------------

            Balance, ending                  $        869    $        755
                                             ============    ============

The recorded investment in impaired loans requiring an allowance for loan losses was $258,000 and $607,000 at September 30, 2005 and 2004, respectively. The related allowance for loan losses associated with these loans was $52,000 and $55,000 at September 30, 2005 and 2004, respectively. For the years ended September 30, 2005 and 2004, the average recorded investment in these impaired loans was $263,000 and $661,000, respectively. The interest income recognized on these impaired loans was not significant for the years ended September 30, 2005 and 2004.

Loans on which the accrual of interest has been discontinued amounted to $393,000 and $252,000 at September 30, 2005 and 2004, respectively. The interest income foregone on nonaccruing loans was approximately $15,000 and $10,000 during the years ended September 30, 2005 and 2004, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $-0- at September 30, 2005 and 2004.

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - PREMISES AND EQUIPMENT

Components of premises and equipment at September 30 are as follows:

                                             2005            2004
                                         ------------    ------------
                                                (In Thousands)

            Land                         $        561    $        422
            Buildings and improvements          1,269           1,262
            Furniture and equipment               801             767
                                         ------------    ------------

                                                2,631           2,451
            Accumulated depreciation           (1,084)           (958)
                                         ------------    ------------

                                         $      1,547    $      1,493
                                         ============    ============

Depreciation expense for the years ended September 30, 2005 and 2004 amounted to $126,000 and $125,000, respectively.


NOTE 6 - DEPOSITS

Aggregate time deposits in denominations of $100,000 or more were $5,910,000 and $5,228,000 at September 30, 2005 and 2004, respectively.

At September 30, 2005, the scheduled maturities of time deposits are as follows (in thousands):

            2006                                     $  17,930
            2007                                         9,360
            2008                                         2,446
            2009                                         1,128
                                                     ---------

                                                     $  30,864
                                                     =========

A summary of interest expense is as follows:

                                           Years Ended
                                          September 30,
                                   ---------------------------
                                       2005           2004
                                   ------------   ------------
                                         (In Thousands)

            Savings                $        206   $        206
            Time                            808            740
            NOW and money market            111             62
                                   ------------   ------------

                                   $      1,125   $      1,008
                                   ============   ============

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - BORROWED FUNDS

Borrowed funds from the Federal Home Loan Bank of New York at September 30 are summarized as follows:

                                                             2005                            2004
                                                 ----------------------------    ----------------------------
                                                                   Weighted                        Weighted
                                                                   Average                         Average
                                                                   Interest                        Interest
                                                    Amount           Rate           Amount           Rate
                                                 ------------    ------------    ------------    ------------
                                                                      (Dollars in Thousands)
Securities sold under agreements to repurchase   $      6,000            4.19%   $      6,000            4.19%
Fixed term advances                                    30,750            3.93%         17,000            3.24%
                                                 ------------                    ------------

                                                 $     36,750            3.97%   $     23,000            3.49%
                                                 ============                    ============

Future contractual maturities of the securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of New York (FHLBNY) are as follows (in thousands):

         Years ending September 30:
                  2006                                $  19,250
                  2007                                    3,500
                  2008                                    3,000
                  2009                                    1,000
                  2011                                   10,000
                                                      ---------

                                                      $  36,750
                                                      =========

The securities sold under agreements to repurchase are secured by mortgage-backed securities and agency securities. The collateral underlying the securities sold under agreements to repurchase had a carrying value of $6,514,000 and a fair value of $6,514,000 at September 30, 2005 and a carrying value of $6,372,000 and a fair value of $6,370,000 at September 30, 2004. The securities sold under agreements to repurchase have fixed interest rates.

The Company utilizes advance programs offered by the FHLBNY including a line of credit agreement with an available limit of $12,484,000 at September 30, 2005. Under terms of a blanket collateral agreement with the FHLBNY, outstanding advances are secured by certain qualifying assets not otherwise pledged. The advances from the FHLBNY have fixed interest rates.


NOTE 8 - EMPLOYEE BENEFIT PLANS

401(k) Plan

     The Company has a defined contribution 401(k) Retirement Plan (Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Plan, subject to certain limitations. The Company contributes 3% of each eligible employee's salary. Additional Company contributions to the Plan are determined annually by the Board of Directors. For the years ended September 30, 2005 and 2004, expense for the Plan amounted to $42,000 and $28,000, respectively.

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - EMPLOYEE BENEFIT PLANS (CONTINUED)

Deferred Compensation Plan

     The Company has a nonqualified deferred compensation plan for directors, under which directors may elect to defer all or part of their director fees, and a nonqualified deferred compensation plan for the President. At September 30, 2005 and 2004, deferred compensation included in other liabilities aggregated approximately $388,000 and $310,000, respectively. Deferred compensation expense for the years ended September 30, 2005 and 2004 amounted to $53,000 and $38,000, respectively.

Supplemental Retirement Plans

     In 2004, the Company adopted supplemental retirement and life insurance plans for the benefit of certain officers and directors. At September 30, 2005 and 2004, other liabilities include approximately $162,000 and $67,000 accrued under these plans, respectively. The expense was $95,000 and $67,000 relating to the supplemental retirement plans for 2005 and 2004, respectively.

     To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At September 30, 2005 and 2004, the cash value of the policies were $3,717,000 and $3,582,000, respectively.

Employee Stock Ownership Plan

     The Company sponsors a non-contributory Employee Stock Ownership Plan
     (ESOP) covering substantially all employees. In connection with establishing the Employee Stock Ownership Plan (ESOP) in 1999, the ESOP borrowed $429,000 from the Company to purchase 85,825 common shares of the Company's stock. The loan is being repaid in ten equal annual installments through 2009. The loan bears interest at 7.75%. Compensation expense for the ESOP was $126,000 and $108,000 for the years ended September 30, 2005 and 2004, respectively.

The status of the ESOP shares at September 30 is as follows:

                                                  2005           2004
                                              ------------   ------------

            Shares released for allocation          48,555         39,509
            Unreleased shares                       37,270         46,316
                                              ------------   ------------

                   Total ESOP Shares                85,825         85,825
                                              ============   ============

            Fair value of unreleased shares   $    460,000   $    648,000
                                              ============   ============

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES

The components of the provision for income taxes are as follows:

                                            Years Ended
                                           September 30,
                                   ----------------------------
                                       2005            2004
                                   ------------    ------------
                                          (In Thousands)

            Federal:
                 Current           $        454    $        477
                 Deferred                   (45)            (37)
                                   ------------    ------------

                                            409             440
                                   ------------    ------------
            State:
                 Current                    107             124
                 Deferred                   (11)             (8)
                                   ------------    ------------

                                             96             116
                                   ------------    ------------

                                   $        505    $        556
                                   ============    ============

A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended September 30, 2005 and 2004 is as follows:

                                                                   2005                             2004
                                                       ----------------------------    -----------------------------
                                                                           % of                             % of
                                                                          Pretax                           Pretax
                                                          Amount          Income          Amount           Income
                                                       ------------    ------------    ------------     ------------
                                                                             (Dollars in Thousands)
            Federal income tax at statutory rate       $        522            34.0%   $        481             34.0%
            State tax, net of federal benefit                    63             4.1              77              5.4
            Earnings on investment in life insurance            (46)           (3.0)            (28)            (2.0)
            Tax-exempt interest income                          (15)           (1.0)            (12)            (0.8)
            Other                                               (19)           (1.2)             38              2.7
                                                       ------------    ------------    ------------     ------------

                                                       $        505            32.9%   $        556             39.3%
                                                       ============    ============    ============     ============

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset (liability) included in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                            2005           2004
                                                        ------------   ------------
                                                              (In Thousands)
            Deferred tax assets:
                 Allowance for loan losses              $        338   $        294
                 Deferred compensation                           222            148
                 Other                                            38             42
                                                        ------------   ------------

                   Total Deferred Tax Assets                     598            484
                                                        ------------   ------------

            Deferred tax liabilities:
                 Net unrealized gains on securities              182            301
                 Premises and equipment                           24             35
                 Net deferred loan costs                         329            273
                 Other                                            27             15
                                                        ------------   ------------

                   Total Deferred Tax Liabilities                562            624
                                                        ------------   ------------

                   Net Deferred Tax Asset (Liability)   $         36   $       (140)
                                                        ============   ============

Retained earnings include $1,274,000 at September 30, 2005 and 2004, for which no provision for federal income tax has been made. These amounts represent deductions for bad debt reserves for tax purposes which were only allowed to savings institutions which met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Company itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from "applicable excess reserve" defined as the total amount of reserve over the base year reserve. The Company's total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.


NOTE 10 - TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At September 30, 2005 and 2004, such loans amounted to $494,000 and $321,000, respectively. During 2005, new loans to such related parties totaled $268,000 and repayments aggregated $95,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 2005, that the Company and the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2005, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                       To be Well
                                                                                                    Capitalized under
                                                                         For Capital Adequacy       Prompt Corrective
                                                      Actual                  Purposes              Action Provisions
                                               --------------------      -------------------       --------------------
                                               Amount        Ratio        Amount      Ratio         Amount       Ratio
                                               -------      -------      --------    -------       --------     -------
                                                                        (Dollars in Thousands)
As of September 30, 2005:
     Total risk-based capital                  $19,042         26.7%     $=>5,695      =>8.0%      $=>7,119      =>10.0%
     Core capital (to risk-weighted
     assets)                                    18,183         25.5       =>2,848      =>4.0        =>4,271      => 6.0
     Core capital (to adjusted total
     assets)                                    18,183         14.9       =>3,662      =>3.0        =>6,103      => 5.0
     Tangible capital (to adjusted total
         assets)                                18,183         14.9       =>1,831      =>1.5            N/A       N/A

As of September 30, 2004:
     Total risk-based capital                  $18,274         31.0%     $=>4,713      =>8.0%      $=>5,892      =>10.0%
     Core capital (to risk-weighted
     assets)                                    17,262         29.3       =>2,357      =>4.0        =>3,535      => 6.0
     Core capital (to adjusted total
     assets)                                    17,262         16.6       =>3,114      =>3.0        =>5,191      => 5.0
     Tangible capital (to adjusted total
         assets)                                17,262         16.6       =>1,557      =>1.5            N/A       N/A

The Company's ratios do not differ significantly from the Bank's ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at September 30, 2005 and 2004 was approximately $331,000 and $321,000, respectively.

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

A summary of the Company's stock option activity and related information for the years ended September 30 follows:

                                                         2005                           2004
                                             ----------------------------   ----------------------------
                                                               Weighted                       Weighted
                                                               Average                        Average
                                                               Exercise                       Exercise
                                               Options          Price         Options          Price
                                             ------------    ------------   ------------    ------------
            Outstanding, beginning of year         57,400    $       5.50         62,625    $       5.48
                 Exercised                         (1,125)           4.75         (5,225)           5.19
                                             ------------    ------------   ------------    ------------

            Outstanding, end of year               56,275    $       5.52         57,400    $       5.50
                                             ============    ============   ============    ============

            Exercisable, at end of year            52,275    $       5.23
                                             ============    ============

Exercise prices for options outstanding as of September 30, 2005 ranged from $4.75 to $9.30 per share. The weighted average remaining contractual life is 4.5 years. Options available for grant at September 30, 2005 were 43,531. No options were granted in the years ended September 30, 2005 and 2004.

The Company awarded 13,100 shares of stock under the MRP during the year ended September 30, 2005. The Company did not award any shares of stock under the MRP during the year ended September 30, 2004. Compensation expense for MRP shares granted in this year and prior years was $10,000 and $28,000 for the years ended September 30, 2005 and 2004, respectively.


NOTE 13 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and to sell loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED)

A summary of the Bank's financial instrument commitments is as follows:

                                                              September 30,
                                                         -----------------------
                                                            2005         2004
                                                         ----------   ----------
                                                               (In Thousands)

            Commitments to grant loans                   $    4,277   $    6,516
            Unfunded commitments under lines of credit        3,704        2,751
            Commitments to sell loans                         3,346           --

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


NOTE 14 - RETAINED EARNINGS

Cambray Mutual Holding Company (Cambray) waived receipt of its March and September 2005 dividends in the amount of $367,000 from the Company. The total dividends waived by Cambray were $1,114,000 as of September 30, 2005. The dividends waived by Cambray are considered as a restriction on the retained earnings of the Company.

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 2005 and 2004:

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

     o The fair value of demand deposits, savings accounts, NOW and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

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

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Company's financial instruments are as follows:

                                                        September 30, 2005             September 30, 2004
                                                    ---------------------------   ---------------------------
                                                      Carrying        Fair          Carrying        Fair
                                                       Amount         Value          Amount         Value
                                                    ------------   ------------   ------------   ------------
                                                                          (In Thousands)
Financial assets:
     Cash and due from banks and interest-bearing
         deposits with banks                        $      2,666   $      2,666   $      2,715   $      2,715
     Securities                                           11,101         11,102         14,048         14,045
     Loans receivable, net                                96,740         97,313         80,159         81,802
     Investment in FHLB stock                              1,838          1,838          1,150          1,150
     Accrued interest receivable                             504            504            458            458

Financial liabilities:
     Deposits                                             63,964         63,810         61,598         61,689
     Borrowed funds                                       36,750         37,038         23,000         23,649
     Accrued interest payable                                205            205            113            113

Off-balance sheet financial instruments                       --             --             --             --


NOTE 16 - GOUVERNEUR BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                              September 30,
                                                       ---------------------------
                                                           2005           2004
                                                       ------------   ------------
                                                             (In Thousands)

                                     ASSETS
            Cash                                       $         66   $        102
            Investment in bank subsidiary                    18,456         17,713
            Other assets                                        153            135
                                                       ------------   ------------

                                                       $     18,675   $     17,950
                                                       ============   ============

                              SHAREHOLDERS' EQUITY

            Shareholders' equity                       $     18,675   $     17,950
                                                       ============   ============

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - GOUVERNEUR BANCORP, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF INCOME

                                                                                           Years Ended
                                                                                          September 30,
                                                                                  ----------------------------
                                                                                      2005            2004
                                                                                  ------------    ------------
                                                                                         (In Thousands)
            Income:
                 Dividends from subsidiary                                        $        280    $        600
                 Interest                                                                   22              25
            Other expenses                                                                (109)            (74)
                                                                                  ------------    ------------

                   Income before Equity in Undistributed Earnings of Subsidiary            193             551

            Equity in undistributed earnings of subsidiary                                 839             309
                                                                                  ------------    ------------

                   Net Income                                                     $      1,032    $        860
                                                                                  ============    ============

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                        Years Ended
                                                                                       September 30,
                                                                               ----------------------------
                                                                                   2005            2004
                                                                               ------------    ------------
                                                                                      (In Thousands)
            CASH FLOWS FROM OPERATING ACTIVITIES
                 Net income                                                    $      1,032    $        860
                 Adjustments to reconcile net income to net cash provided by operating activities:
                     Equity in undistributed earnings of bank subsidiary               (839)           (309)
                     Other, net                                                          (8)              2
                                                                               ------------    ------------

                   Net Cash Provided by Operating Activities                            185             553
                                                                               ------------    ------------

            CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
                 Principal collected on ESOP note receivable                             43              39
                                                                               ------------    ------------

            CASH FLOWS FROM FINANCING ACTIVITIES
                 Exercise of stock options                                                8              26
                 Cash dividends paid                                                   (272)           (593)
                                                                               ------------    ------------

                   Net Cash Used in Financing Activities                               (264)           (567)
                                                                               ------------    ------------

                   Increase (Decrease) in Cash and Cash Equivalents                     (36)             25

            CASH AND CASH EQUIVALENTS - BEGINNING                                       102              77
                                                                               ------------    ------------

            CASH AND CASH EQUIVALENTS - ENDING                                 $         66    $        102
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

--------------------------------------------------------------------------------

GOUVERNEUR BANCORP, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

                                                          Three Months Ended
                                      ------------------------------------------------------------
2005                                  December 31       March 31        June 30       September 30
----------------------------------    ------------    ------------    ------------    ------------
Interest income                       $      1,500    $      1,562    $      1,640    $      1,739
Interest expense                               483             513             559             642
                                      ------------    ------------    ------------    ------------

       Net Interest Income                   1,017           1,049           1,081           1,097

Provision for loan losses                      (40)            (30)            (30)            (40)
Other expenses, net of other income           (638)           (587)           (661)           (681)
                                      ------------    ------------    ------------    ------------

       Income before Income Taxes              339             432             390             376

Income tax expense                             120             161             144              80
                                      ------------    ------------    ------------    ------------

       Net Income                     $        219    $        271    $        246    $        296
                                      ============    ============    ============    ============

Earnings per share:
     Basic                            $       0.11    $       0.12    $       0.11    $       0.12
                                      ============    ============    ============    ============

     Diluted                          $       0.11    $       0.12    $       0.11    $       0.12
                                      ============    ============    ============    ============


                                                          Three Months Ended
                                      ------------------------------------------------------------
2004                                  December 31       March 31        June 30       September 30
----------------------------------    ------------    ------------    ------------    ------------

Interest income                       $      1,329    $      1,339    $      1,336    $      1,399
Interest expense                               405             403             405             435
                                      ------------    ------------    ------------    ------------

       Net Interest Income                     924             936             931             964

Provision for loan losses                      (25)            (25)            (35)            (50)
Other expenses, net of other income           (558)           (558)           (512)           (576)
                                      ------------    ------------    ------------    ------------

       Income before Income Taxes              341             353             384             338

Income tax expense                             134             130             145             147
                                      ------------    ------------    ------------    ------------

       Net Income                     $        207    $        223    $        239    $        191
                                      ============    ============    ============    ============

Earnings per share:
     Basic                            $       0.09    $       0.10    $       0.11    $       0.09
                                      ============    ============    ============    ============

     Diluted                          $       0.09    $       0.10    $       0.11    $       0.08
                                      ============    ============    ============    ============

--------------------------------------------------------------------------------
                                       28