Form 10KSB, Exhibit 13
period 2006-09-30
GOUVERNEUR BANCORP INC
filed 2006-12-19
CIK 1063942

EXHIBIT 13

                               President's Message

To Our Shareholders:

         On behalf of the Board of Directors, officers and employees of Gouverneur Bancorp, Inc and its subsidiary, Gouverneur Savings and Loan Association, I am pleased to present to you our 2006 annual report.

         Our Company continued to grow and improve its profits in fiscal 2006. Total assets grew by $7.6 million, or 6.20%, as compared with fiscal 2005, primarily through growth in our residential and commercial loan portfolios. Our branch office in Alexandria Bay and our lending office in Clayton, as well as our main office, all contributed to this success. Shareholders' equity increased from $18.7 million to $19.9 million, a 6.42% increase over fiscal 2005, and book value increased from $8.17 per common share at year-end in 2005 to $8.66 per common share at September 30, 2006.

         Through a life insurance death benefit of $275,000 following the passing of one of our directors, we increased our net income by 26%, to $1,300,000, and this in turn improved our return on average assets from 0.91% to 1.04%. The net income gain also boosted diluted earnings per share from $0.46 in fiscal 2005 to $0.57 in fiscal 2006, and enabled us to increase our dividend per share from $0.28 to $0.30, while adding $1,006,000 to our retained earnings. Without the life insurance death benefit, our earnings would have been similar to last year. I am pleased to report that we have achieved these results while maintaining very high asset quality, as evidenced by the Bank's ratio of non-performing loans to total loans.

         As always, your Board of Directors and management are alert to new opportunities as they arise, including additional branching, new lines of products and services, business combinations and other transactions to strengthen our franchise and better serve our customers.

         I extend my sincere appreciation to you, our shareholders, for your continued support of our endeavors, and I especially want to thank the Board of Directors and staff who have worked diligently with me to achieve our success. We look forward to our continued success.


                                       /s/ RICHARD F. BENNETT
                                       -----------------------------------------
                                       Richard F. Bennett
                                       President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Condition Data:
                                                                     At September 30,
                                       ----------------------------------------------------------------------------
                                           2006            2005            2004            2003            2002
                                       ------------    ------------    ------------    ------------    ------------
                                                                  (Dollars in thousands)

   Total Assets                        $    130,075    $    122,524    $    104,169    $     89,956    $     85,058
   Loans (1)                                106,590          97,609          80,914          65,393          55,016
   Allowance for loan losses                    948             869             755             655             671
   Securities available-for-sale              9,845          10,992          13,797          17,473          22,964
   Securities held-to-maturity                   92             109             251             399           1,341
   Deposits                                  72,463          63,964          61,598          58,423          52,761
   Borrowings                                35,250          36,750          23,000          12,200          13,400
   Total shareholders' equity          $     19,855    $     18,675    $     17,950    $     17,557    $     17,228

Selected Operations Data:
                                                              For the year ended September 30,
                                       ----------------------------------------------------------------------------
                                                                  (Dollars in thousands)

   Interest income                     $      7,474    $      6,441    $      5,403    $      5,223    $      5,612
   Interest expense                           3,207           2,197           1,648           1,906           2,281
                                       ------------    ------------    ------------    ------------    ------------
     Net interest income                      4,267           4,244           3,755           3,317           3,331
   Provision for loan losses                    100             140             135              95              85
                                       ------------    ------------    ------------    ------------    ------------
     Net interest income after
       Provision for loan losses              4,167           4,104           3,620           3,222           3,246
   Non-interest income                          974             596             463             350             293
   Non-interest expense                       3,241           3,163           2,667           2,619           2,240
                                       ------------    ------------    ------------    ------------    ------------
   Income before income taxes                 1,900           1,537           1,416             953           1,299
   Income tax expense                           600             505             556             361             524
                                       ------------    ------------    ------------    ------------    ------------
   Net income                          $      1,300    $      1,032    $        860    $        592    $        775
                                       ============    ============    ============    ============    ============

Per Common Share:

   Net Income
      Basic                            $       0.58    $       0.46    $       0.39    $       0.27    $       0.35
      Diluted                                  0.57            0.46            0.38            0.26            0.35
      Book value                               8.66            8.17            7.86            7.71            7.57
      Cash dividends declared                  0.30            0.28            0.26            0.26            0.22
      Dividend payout ratio *                 51.72%          60.87%          66.67%          96.30%          62.86%

     *Dividend payout ratio is calculated by dividing cash dividends declared (per share) by basic net income per share.

Cambray Mutual Holding Company waived its right to dividends declared in 2006, 2005, 2003, and 2002 amounting to $393,000, $367,000, $341,000, and $288,000, respectively. The dividend payout ratio, excluding waived dividends, was 22.64% in 2006, 26.40% in 2005, 42.57% in 2003 and 27.42% in 2002.

Notes appear on the following page.


                                                             At or for the Year Ended September 30,
                                                 --------------------------------------------------------------
                                                    2006         2005         2004         2003         2002
                                                 ----------   ----------   ----------   ----------   ----------
Performance Ratios:

Return on average assets (net
 income to average total assets)                       1.04%        0.91%        0.89%        0.68%        0.93%
Return on average equity (net
 income to average equity)                             6.76%        5.62%        4.82%        3.40%        4.56%
Average interest-earning assets to
 average interest-bearing liabilities                114.61%      114.73%      117.39%      122.00%      123.40%
Net interest rate spread (3)                           3.28%        3.76%        3.89%        3.51%        3.53%
Net interest margin (4)                                3.68%        4.07%        4.21%        4.01%        4.21%
Net interest income after provision
 for loan losses to total other expenses               1.29x        1.30x        1.36x        1.23x        1.45x


Capital and Asset Quality Ratios (2)

Average equity to average total assets                15.37%       16.24%       18.47%       19.88%       20.41%
Total equity to assets end of period                  15.26%       15.24%       17.23%       19.52%       20.25%
Non-performing assets to total assets                  0.53%        0.33%        0.42%        0.92%        0.88%
Non-performing loans to total loans (5)                0.64%        0.39%        0.47%        1.08%        1.23%
Allowance for loan losses to total loans (5)           0.90%        0.90%        0.94%        1.01%        1.21%
Allowance for loan losses to
  non-performing loans                               139.41%      221.12%      198.68%       93.17%       98.68%


Other Data:

Number of real estate loans outstanding               1,820        1,674        1,605        1,467        1,393
Number of deposit accounts                            7,517        6,938        7,409        7,639        7,216
Full service offices                                      2            2            2            2            2

(1)  Represents total loans net of deferred fees and costs.
(2) Capital and asset quality ratios are at end of period. All other ratios are based on average daily balances.
(3) The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.
(5)  Total loans excludes loans held for sale

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         During fiscal 2006, primarily through our subsidiary, Gouverneur Savings and Loan Association (the "Bank"), we increased assets by $7.6 million through mortgage portfolio growth while remaining well capitalized and maintaining strong asset quality.

         The Bank has been and continues to be a community oriented financial institution offering a variety of financial services. The Bank attracts deposits from the general public and uses those deposits, together with other funds, to make loans and other investments. Most of the loans are mortgages secured by one-to-four family residences (including home equity lines of credit). The Bank also makes consumer, commercial and multi-family real estate and other loans. Most of the loans are in the Bank's primary market area, southern St. Lawrence and northern Jefferson and Lewis counties in New York State. The Deposit Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") insures the Bank's deposit accounts, and the FDIC and the Office of Thrift Supervision ("OTS") both regulate the Bank.

         Our net interest income, which is the difference between the interest we receive on our interest earning assets, such as loans and investments, and the interest we pay on interest bearing liabilities, primarily deposits and borrowings, is the primary driver of our profitability. Other categories of expenses generally include the provision for loan losses, salaries and employee benefit costs, occupancy and equipment expenses and various other categories of operational expenses. External factors, such as general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities, can have a substantial effect on profitability.

         Loans are our highest yielding asset category. We are faced with increasing competition from other financial institutions, loan brokers, mortgage bankers, insurance companies, brokerage firms and other companies that are competing for a limited number of loan opportunities. Four years ago, in order to meet the challenge of competition and increase our earning assets, we:

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

         This year, we increased loans at the Alexandria Bay office by $6.6 million, or 17.1%, from $38.5 million on September 30, 2005 to $45.1 million on September 30, 2006. Commercial loans accounted for $2.8 million of the growth in Alexandria Bay. The Clayton lending office has increased its loan portfolio by $1.7 million, or 12.0%, from $14.2 million to $15.9 million, while the Gouverneur office contributed growth of $0.5 million, or 1.1%, from $44.1 million to $44.6 million over the same period. These gains combined for an overall increase of $8.8 million in the Bank's net loans, from $96.8 million at the end of the 2005 fiscal year to $105.6 million at the end of the 2006 fiscal year.

         During fiscal year 2006, our deposits increased by $8.5 million, or 13.3%. NOW and money market accounts were $12.0 million at the end of each fiscal year, but we had increases of $0.2 million in savings and club accounts, $1.5 million in non-interest bearing demand deposits and $6.8 million in time certificates from September 30, 2005 to September 30, 2006. The increase in time certificates includes $4.0 million in brokered deposits. Our borrowings from the Federal Home Loan Bank of New York ("FHLB"), consisting of advances and securities repurchase obligations, were $35.3 million on September 30, 2006 compared to $36.8 million on September 30, 2005. The decrease of $1.5 million, or 4.1%, resulted from adding brokered deposits as a funding source. Consistent with management's strategy, we use brokered deposits for liquidity and to fund loans when our deposit base is not sufficient. We have set a limit of 10% of assets for brokered deposits. However, before that limit is reached, it may be necessary to reduce the growth of the loan portfolio. The balance of our borrowings has reached a level where management is less likely to use borrowings to fund loan growth. Instead, we will save most of the available borrowing capacity for liquidity purposes, should it be needed.

         Competition for deposits remains strong among local financial institutions, many of which have greater financial and marketing resources, making it difficult to increase market share. Additional competition is being felt from local credit unions and internet banking sites paying above-market rates to attract deposits.

Introduction to Financial Information and Comparisons

         Our current financial statements combine the assets, liabilities, income and expenses of Gouverneur Bancorp, Inc., with those of Gouverneur Savings and Loan Association.

Critical Accounting Policies

         Note 2 to Gouverneur Bancorp, Inc.'s consolidated financial statements lists significant accounting policies used in the development and presentation of its consolidated financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of Gouverneur Bancorp, Inc. and its results of operations.

         The reporting of the financial condition and results of operations is impacted by the application of accounting policies by management. Certain accounting policies are particularly sensitive and require significant judgments, estimates and assumptions to be made by management in matters that are inherently uncertain.

         The provision for loan losses and the level of the allowance for loan losses involve significant estimates by management in evaluating the adequacy of the allowance for loan losses. Management's evaluation is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic and local market conditions and other relevant factors. While management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making the evaluation.

         As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, the Company through September 30, 2006, accounted for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No.
25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense as recognized, based on the estimated fair value of the options on the date of grant, is disclosed in note 2 to the consolidated financial statements. The Company, effective October 1, 2006, adopted SFAS No. 123(R), which requires compensation expense to be recognized in the income statement on any unvested stock options outstanding at September 30, 2006, and new grants thereafter. Since we have only 2,000 options awarded left to vest (all will vest on April 23, 2007), and no plans to issue additional options at this point in time, we feel the cost impact of this change will be minimal and similar to the current pro forma disclosures.

Analysis of Net Interest Income

         Net interest income, our primary income source, depends principally upon: (i) the amount of interest earning assets that we can maintain based upon our funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-accrual loans adversely affect net interest income because they are funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when we designate an asset as non-accrual, all interest that we have already accrued but not actually received is deducted from current period income, further reducing net interest income.

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


                                                                    For the Year Ended September 30,
                                   ----------------------------------------------------------------------------------------------
                                                 2006                            2005                             2004
                                   ------------------------------    ----------------------------    ----------------------------
                                                                           ($ in thousands)
                                                                           ----------------

                                   Average                 Yield/     Average              Yield/    Average               Yield/
                                   Balance     Interest    Cost (6)   Balance   Interest   Cost (6)  Balance    Interest   Cost (6)
                                   --------   ----------   ------    --------   --------   ------    --------   --------   ------
Loans, net (1)                     $103,300   $    6,916     6.70%   $ 89,832   $  5,901     6.57%   $ 72,142   $  4,836     6.70%
Securities (2)                       11,730          519     4.42%     13,277        508     3.83%     15,245        551     3.61%
Other short-term investments            775           39     5.03%      1,293         32     2.47%      1,773         16     0.90%
                                   --------   ----------             --------   --------             --------   --------
   Total interest-earning assets    115,805        7,474     6.45%    104,402      6,441     6.17%     89,160      5,403     6.06%
                                              ----------                        --------                        --------
Non-interest-earning assets           9,230                             8,660                           7,389
                                   --------                          --------                        --------
   Total assets                    $125,035                          $113,062                        $ 96,549
                                   ========                          ========                        ========

Savings and club accounts (3)      $ 19,888   $      203     1.02%   $ 20,071   $    206     1.03%   $ 20,023   $    206     1.03%
Time certificates                    34,512        1,324     3.84%     29,640        808     2.73%     28,741        740     2.57%
NOW and money market accounts        11,828          139     1.18%     11,790        111     0.94%      9,904         62     0.63%
Borrowings                           34,813        1,541     4.43%     29,498      1,072     3.63%     17,282        640     3.70%
                                   --------   ----------             --------   --------             --------   --------
   Total interest-bearing
      liabilities                   101,041        3,207     3.17%     90,999      2,197     2.41%     75,950      1,648     2.17%
                                              ----------                        --------                        --------
Non-interest-bearing liabilities      4,775                             3,706                           2,765
                                   --------                          --------                        --------
   Total liabilities                105,816                            94,705                          78,715
Shareholders' equity                 19,219                            18,357                          17,834
                                   --------                          --------                        --------
   Total liabilities and
      shareholders' equity         $125,035                          $113,062                        $ 96,549
                                   ========                          ========                        ========
Net interest income/spread (4)                $    4,267     3.28%              $  4,244     3.76%              $  3,755     3.89%
                                              ==========   ======               ========   ======               ========   ======
Net earning assets/
   net interest margin (5)         $ 14,764                  3.68%   $ 13,403                4.07%   $ 13,210                4.21%
                                   ========                ======    ========              ======    ========              ======

Ratio of average
   interest-earning assets
   to average interest-bearing
   liabilities                         1.15x                             1.15x                           1.17x
                                   ========                          ========                        ========

Notes appear on following page

(1) Shown net of the allowance for loan losses. Average loan balances include non-accrual loans and loans held for sale. Interest is recognized on non-accrual loans only as and when received.
(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available for sale included as a component of non-earning assets. Securities include FHLB stock.
(3) Include advance payments by borrowers for taxes and insurance (mortgage escrow deposits).
(4) The spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.
(6)  Yields are not computed on a tax equivalent basis.

Rate Volume Analysis of Net Interest Income

         One method of analyzing net interest income is to consider how changes in average balances and average rates from one period to the next affect net interest income. The following table shows changes in the dollar amount of interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances ("volume") or changes in interest rates ("rate"). The effect of a change in volume is measured by multiplying the average rate during the first period by the volume change between the two periods. The effect of a change in interest rates is calculated by multiplying the change in rate between the two periods by the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                    Year Ended September 30,
                                            ---------------------------------------------------------------------------
                                                       2006 vs. 2005                         2005 vs. 2004
                                            ------------------------------------   ------------------------------------
                                                 Increase (Decrease) Due To:         Increase (Decrease) Due To:
                                            ------------------------------------   ------------------------------------
                                              Volume        Rate         Total      Volume         Rate         Total
                                            ----------   ----------   ----------   ----------   ----------   ----------
                                                                      (Dollars in thousands)
Interest-earning assets:

 Loans                                      $      896   $      119   $    1,015   $    1,160   $      (95)  $    1,065
 Securities                                        (63)          74           11          (75)          32          (43)
 Other short-term investments                      (17)          24            7           (5)          21           16
                                            ----------   ----------   ----------   ----------   ----------   ----------
   Total interest-earning assets                   816          217        1,033        1,080          (42)       1,038
                                            ----------   ----------   ----------   ----------   ----------   ----------

Interest-bearing liabilities:

 Savings and club accounts                          (1)          (2)          (3)          --           --           --
 Time certificates                                 149          367          516           23           45           68
 NOW and money market accounts                      --           28           28           14           35           49
 Borrowings                                        211          258          469          444          (12)         432
                                            ----------   ----------   ----------   ----------   ----------   ----------
   Total interest-bearing liabilities              359          651        1,010          481           68          549
                                            ----------   ----------   ----------   ----------   ----------   ----------

 Net change in net interest income          $      457   $     (434)  $       23   $      599   $     (110)  $      489
                                            ==========   ==========   ==========   ==========   ==========   ==========

The following discussion of our financial condition and results of operations shows the effect of our efforts in fiscal 2006.

         Comparison of Financial Condition at September 30, 2006 and 2005

         The Company's total assets amounted to $130.1 million at September 30, 2006, which was $7.6 million, or 6.20%, higher than our total assets of $122.5 million one year earlier. The increase was funded by an $8.5 million growth in deposits and a decrease in cash and due from banks, interest bearing deposits and investment securities of $1.4 million.

         Cash and due from banks, interest bearing deposits and securities on a combined basis decreased by $1.4 million, or 10.1%, to a total of $12.4 million at September 30, 2006 compared to $13.8 million at September 30, 2005. Available-for-sale securities decreased during the year by $1.2 million. The decrease in the balances of the available-for-sale portfolio occurred because we did not replace the scheduled principal repayments from the portfolio.

         Net loans (excluding loans held for sale) were $105.6 million at September 30, 2006, an increase of $8.8 million, or 9.1%, compared to $96.8 million one year ago. This increase was mainly the result of an active real estate market in the Thousands Islands region affecting both Alexandria Bay and Clayton. The increase was also the result of offering competitive adjustable rate mortgage products. At September 30, 2006, $2.2 million of commercial loans were classified as held for sale as compared to $3.4 million at September 30, 2005.

         Total deposits increased by $8.5 million, or 13.3%, from $64.0 million at September 30, 2005 to $72.5 million at September 30, 2006. NOW and money market deposits remained at $12.0 million, but demand deposits, saving and club account deposits and time deposits increased by $1.5 million, $0.2 million and $6.8 million, respectively. We continue to see funds move from saving accounts to time deposits, indicating deposits continue to be rate sensitive as interest rates rise in response to actions by the Federal Reserve Board ("FRB") discussed below. Deposits grew by $2.2 million, or 24.2%, at the Alexandria Bay office from $9.1 million on September 30, 2005 to $11.3 million on September 30, 2006 and by $2.3 million, or 4.2% at the Gouverneur office from $54.9 million to $57.7 million over the same period. Purchases of brokered deposits accounted for $4.0 million of the increase in time deposits.

         Borrowed funds decreased by $1.5 million, from $36.8 million at September 30, 2005 to $35.3 million at September 30, 2006 as discussed earlier.

         Shareholders' equity totaled $19.9 million at September 30, 2006, an increase of $1.2 million, or 6.4%, over the balance of $18.7 million at September 30, 2005. The increase resulted from net income of $1,300,000, Employee Stock Ownership Plan ("ESOP") shares earned of $123,000, amortization of Management Recognition Plan ("MRP") shares totaling $58,000, and proceeds of $31,000 due to the exercise of stock options, offset by $294,000 in cash dividends declared on common stock and a $38,000 decrease in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects.

         Comparison of Operating Results for the Years Ended September 30, 2006 and 2005

         Net Income. Net income for the year ended September 30, 2006 was $1,300,000 compared to net income of $1,032,000 the previous year. The $268,000 increase in net income, attributable to the $275,000 tax-free life insurance death benefit received following the passing of one of our directors, represents a 26.0% increase from fiscal 2005. Income before income taxes increased by $363,000, or 23.6%, as a result of increases of $23,000 in net interest income and $378,000 in other income, which, combined with a decrease of $40,000 in the provision for loan losses, more than offset an increase of $78,000 in non-interest expenses. Income taxes increased $95,000, or 18.8%, resulting from an increase in income before income taxes of $363,000.

         Interest Income. Interest rates have remained low, but increased throughout the current fiscal year since September 30, 2005. The average yield on interest earning assets increased by 28 basis points from 6.17% in fiscal 2005 to 6.45% in fiscal 2006. During 2006, the FRB continued to tighten interest rates at a measured pace. Five increases of 0.25% each since November 1, 2005, have raised the fed funds rate, the interest rate at which banks lend to each other overnight, from 4.00% to 5.25% on June 29, 2006. The FRB has paused at the last two meetings and left interest rates unchanged. It is uncertain whether inflation is in check at this time, or whether the FRB will decide to increase rates further.

         The Treasury yield curve has inverted as short-term interest rates are higher than longer-term rates. As an example, on November 7, 2006, the yield on the 3-month and 6-month Treasury Bills was 5.07% and 5.15%, respectively, while the 2-year, 5-year and 10-year Treasury Notes were 4.76%, 4.68% and 4.64%, respectively. The 30-year Treasury yield was 4.73%. Deposit and FHLB borrowing costs continue to increase as maturities re-price, while mortgage rates, our primary source of lending, are adjusting upward more slowly. The Rate Volume Analysis of Net Interest Income shows that, as a result of the current interest rate environment, interest rate spread decreased by 48 basis points from 2005 to 2006. We expect the contraction of interest spread will continue during the coming year as interest rates adjust up more quickly on deposits and borrowings than on loans and investments.

         An analysis of the information shown previously in the Average Balances, Interest Rates and Yields table and in the Interest-earning assets section of the Rate Volume Analysis of Net Interest Income table follows:

         1. Results for the 2006 fiscal year show that interest income increased by $1,033,000 from $6,441,000 last year to $7,474,000. Interest income increased $816,000 due to an increase in the average balance of interest-earning assets, from $104.4 million to $115.8 million, while interest income increased $217,000 due to an increase in the average rate earned on interest-earning assets from 6.17% to 6.45%.

         2. Growth of the loan portfolio resulted in an increase in interest income on loans of $896,000 as the average balance of loans increased by $13.5 million, while the increase in the average rate on loans from 6.57% to 6.70% resulted in a $119,000 increase in interest income.

         3. Interest income on securities and other short-term investments increased by $18,000 despite a reduction in the average balances of securities and other short-term investments by $2.1 million from $14.6 million in fiscal 2005 to $12.5 million in fiscal 2006. The decrease of $80,000 due to the lower average balance was offset by a $98,000 increase resulting from the higher average rate earned on securities and other short-term investments. Interest rates averaged 4.46% for the year ended September 30, 2006, as compared to 3.71% for the year ended September 30, 2005.

         Interest Expense. A summary of the information shown previously in the Average Balances, Interest Rates and Yields table and in the Interest-bearing liabilities section of the Rate Volume Analysis of Net Interest Income table follows:

         1. Interest expense increased by $1,010,000, from $2,197,000 for fiscal 2005 to $3,207,000 for fiscal 2006. The increase in the average balance of interest-bearing liabilities from $91.0 million in fiscal 2005 to $101.0 million in fiscal 2006 resulted in an increase of $359,000 in interest expense, while an increase in the average interest rate from 2.41% for fiscal 2005 to 3.17% for fiscal 2006 resulted in a $651,000 increase in interest expense.

         2. An increase in the average balances of time certificates from $29.6 million to $34.5 million and on borrowings from FHLB from $29.5 million to $34.8 million, increased interest expense by $149,000 and $211,000, respectively. NOW and Money market account average balances remained at $11.8 million resulting in no increase in interest expense. A decrease of $0.2 million in the average balances of savings and club accounts from $20.1 million to $19.9 million resulted in a decrease of $1,000 in interest expense. Increases in the average interest rate paid on time certificates from 2.73% to 3.84%, on NOW and money market accounts from 0.94% to 1.18% and on borrowings from 3.63% to 4.43% resulted in increases to interest expense of $367,000, $28,000 and $258,000 respectively. A decrease on the average cost of savings and club accounts, from 1.03% to 1.02%, decreased interest expense by $2,000.

         Net Interest Income. Net interest income increased by $23,000 in fiscal 2006. The increase was attributable to a $1,033,000 increase in interest income, offset by an increase of $1,010,000 in interest expense as explained above. The increase in interest rates resulted in a 48 basis point decrease in our spread, the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, from 3.76% to 3.28%.

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

         We decreased our provision for loan losses from $140,000 in 2005 to $100,000 in 2006. At September 30, 2006, the ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing loans were 0.90% and 139.41% respectively, as compared to 0.90% and 221.12% at September 30, 2005. The allowance at the beginning of the year was $869,000 and we determined at the end of the year that the appropriate level for the allowance was $948,000 based upon the growth of the loan portfolio. We had charge-offs during the year of $51,000 and recoveries of $30,000, so a $100,000 provision was necessary to reach the desired level for the allowance.

         Non-interest income. Non-interest income increased $378,000 from $596,000 in fiscal year 2005 to $974,000 in fiscal 2006. The Bank recognized life insurance death benefit income of $275,000, due to the death of one of our directors, in 2006 as compared to none last year. Service charge income increased $20,000 from $205,000 last year to $225,000 this year, while gain on sale of loans and income on foreclosed assets, net each increased by $38,000.

         In the second quarter of this fiscal year, we recognized $62,000 of income as our estimate of the death benefit proceeds that we would receive in excess of the surrender values of life insurance policies. Our estimate proved to be low as we received $275,000 in death benefit income in October 2006. An adjustment was made in the fiscal fourth quarter to recognize the additional $213,000 receivable in non-interest income.

         Non-interest expenses. Non-interest expenses increased $78,000 from $3,163,000 in fiscal 2005 to $3,241,000 in fiscal 2006. Non-interest expenses include most categories of expense other than interest we pay on deposits and borrowed funds and income tax expense. The largest category of non-interest expenses is salaries and employee benefits, followed by other expense, occupancy and equipment and professional fees.

         The increase was principally due to increased costs of $45,000 in salaries and employee benefits expense and $28,000 in occupancy and equipment expense. The additional salaries and employee benefits expense resulted from performance increases to our employees. Occupancy and equipment expenses increased as a result of increases in equipment maintenance contracts, building maintenance contracts, insurance costs and automobile expenses.

         Income Tax Expense. Our income tax expense increased from $505,000 in fiscal 2005 to $600,000 in fiscal 2006, or 18.8%. The effective income tax rate was 31.5% in 2006 and 32.9% in 2005. The decrease in effective tax rate was principally the result of increased tax-exempt income from the life insurance death benefit.

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

         In general, we manage our liquidity by maintaining a sufficient level of short-term investments so that funds are normally available for investment in loans when needed. During the year ended September 30, 2006, we decreased our cash and cash equivalents by $196,000. The decrease was the net result of the combination of all our sources and uses of funds. We originated $33.2 million of new loans and sold $1.2 million in United States Department of Agriculture, or USDA, and the Small Business Administration, or SBA, guaranteed loans held for sale in fiscal 2006, as compared to originations of $42.2 million and sales of $1.7 million in USDA and SBA guaranteed loans in fiscal 2005. The lower level of originations was the primary reason that loans, net, after payments, charge-offs and transfers to foreclosed assets, increased by $8.9 million this year after increasing by $20.0 million last year.

         Deposits increased by $8.5 million during fiscal 2006, including $4.0 million in brokered deposits we began purchasing this year. The balance of the increase we believe is attributable to competitive rates we paid on deposits and the growth in commercial deposits in conjunction with local commercial loans. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by factors outside our control, such as the level of general market interest rates, the availability of alternate investment opportunities and general economic conditions.

         We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short-term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the FHLB, the Bank can arrange to borrow in excess of $51.3 million, of which $35.3 million was outstanding at September 30, 2006, but to do so we must provide appropriate collateral and satisfy other requirements for FHLB borrowings. We have not needed to use borrowings to fund unanticipated deposits outflows. However, as per management's strategy, we are using borrowings, as well as brokered deposits to help us fund our loan growth. Most of our remaining borrowing capacity will be reserved as a source of liquidity should the need arise. In addition to borrowings and brokered deposits, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer.

         During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits, loan repayments and prepayments and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities as a percentage of total assets, borrowing funds, or purchasing brokered deposits. At September 30, 2006, we had $31.3 million of time certificates scheduled to mature within in one year, including $4.0 million in brokered deposits. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our capital.

         The OTS has minimum capital ratio requirements, which apply to the Bank, but there are no comparable minimum capital requirements that apply to us as a savings and loan holding company. At September 30, 2006, the Bank substantially exceeded all regulatory capital requirements of the OTS applicable to it, and the OTS minimum capital requirements had no material adverse affect on the Bank. The Bank was classified as "well capitalized" at September 30, 2006 under OTS regulations.

         We measure liquidity on a monthly basis and want to maintain a liquidity ratio between 5% and 15%. At September 30, 2006, the ratio was 5.3%.

         Off Balance Sheet Arrangements

         The Company's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans.

         We had $4.2 million in outstanding commitments to make loans at September 30, 2006, along with $4.3 million of unused home equity, commercial and overdraft lines of credit. We anticipate that we have enough liquid funds to meet our current loan commitments, purchase commitments and to fund draws on lines of credit through the normal turnover of our loan and securities portfolios.

         Forward-Looking Statements

         When we use words or phrases like "will probably result," "we expect," "will continue," "we anticipate," "estimate," "project," "should cause," or similar expressions in this annual report or in any press releases, public announcements, filings with the Securities and Exchange Commission or other disclosures, we are making "forward-looking statements" as described in the Private Securities Litigation Reform Act of 1995. In addition, certain information we provide, such as analysis of the adequacy of our allowance for loan losses or an analysis of the interest rate sensitivity of our assets and liabilities, is always based on predictions of the future. From time to time, we may also publish other forward-looking statements about anticipated financial performance, business prospects, transactions, and similar matters.

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

SHAREHOLDER INFORMATION
-----------------------

Corporate Offices
-----------------
Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, New York 13642
(315) 287-2600

Annual Meeting of Shareholders
------------------------------
The annual meeting of Gouverneur Bancorp, Inc. will be held February 12, 2007 at 10:00 am at the Executive Offices of Gouverneur Savings & Loan Association, 26 John Street, Gouverneur, New York 13642.

Annual Report on Form 10-KSB
----------------------------
For the 2006 fiscal year, Gouverneur Bancorp, Inc. has filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission. The Form 10-KSB is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov. Shareholders may also obtain a copy free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642,
Attention: Corporate Secretary.

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

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Counsel
-------
Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604

Independent Auditors
--------------------
Beard Miller Company LLP
55 US Highway 46
Pine Brook, New Jersey 07058

Market Information for Common Stock
-----------------------------------
The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV". At December 12, 2006, there were approximately 318 shareholders of record, not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period for the past two fiscal years.

                                                           Cash
                                                          Dividend
Quarter Ended                   High          Low         Declared
-------------                ----------    ----------    ----------
Fiscal 2006
-----------
September 30, 2006           $    14.00    $    12.65    $     0.15
June 30, 2006                $    14.00    $    12.50    $     0.00
March 31, 2006               $    12.75    $    11.25    $     0.15
December 31, 2005            $    12.69    $    10.85    $     0.00

Fiscal 2005
-----------
September 30, 2005           $    13.60    $    12.35    $     0.14
June 30, 2005                $    13.90    $    13.40    $     0.00
March 31, 2005               $    15.15    $    13.75    $     0.14
December 31, 2004            $    16.50    $    13.88    $     0.00

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

[GRAPHIC OMITTED]
      bmc
   Moving your
 vision forward.





                            Gouverneur Bancorp, Inc.

                          Consolidated Financial Report


                               September 30, 2006

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Table of Contents


                                                                            Page
                                                                            ----

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

[GRAPHIC OMITTED]
      bmc

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Shareholders
Gouverneur Bancorp, Inc.
Gouverneur, New York


         We have audited the accompanying consolidated statements of financial condition of Gouverneur Bancorp, Inc. and its subsidiary (collectively the "Company") as of September 30, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and its subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ BEARD MILLER COMPANY LLP


Beard Miller Company LLP
Pine Brook, New Jersey
October 27, 2006


Gouverneur Bancorp, Inc.
------------------------------------------------------------------------------------------------------
Consolidated Statements of Financial Condition

                                                                                 September 30,
                                                                          ----------------------------
                                                                              2006            2005
                                                                          ------------    ------------
                                                                           (In Thousands, Except Share
                                                                              and Per Share Amounts)
                                     Assets

   Cash and due from banks                                                $      2,308    $      2,210
   Interest bearing deposits with banks                                            162             456
                                                                          ------------    ------------

      Cash and Cash Equivalents                                                  2,470           2,666

   Securities available for sale                                                 9,845          10,992
   Securities held to maturity, fair value 2006 $93; 2005 $110                      92             109
   Loans held for sale                                                           2,160           3,436
   Loans receivable, net of allowance for loan losses 2006 $948;
     2005 $869                                                                 105,642          96,740
   Investment in FHLB stock, at cost                                             1,773           1,838
   Investment in life insurance                                                  3,631           3,717
   Bank premises and equipment, net                                              2,225           1,547
   Accrued interest receivable and other assets                                  2,237           1,479
                                                                          ------------    ------------

      Total Assets                                                        $    130,075    $    122,524
                                                                          ============    ============

                      Liabilities and Shareholders' Equity
Liabilities

   Deposits:
     Non-interest bearing demand                                          $      3,493    $      2,043
     NOW and money market                                                       11,966          11,956
     Savings                                                                    19,342          19,101
     Time                                                                       37,662          30,864
                                                                          ------------    ------------

      Total Deposits                                                            72,463          63,964

   Borrowed money                                                               35,250          36,750
   Accrued interest payable and other liabilities                                2,507           3,135
                                                                          ------------    ------------

      Total Liabilities                                                        110,220         103,849
                                                                          ------------    ------------
Shareholders' Equity

   Preferred stock, par value $.01 per share; authorized 1,000,000                  --              --
     shares; none issued
   Common stock, par value $.01 per share; authorized 9,000,000
     shares; issued 2,384,040 shares                                                24              24
   Paid-in capital                                                               4,847           4,739
   Retained earnings                                                            15,398          14,392
   Treasury stock, at cost, 2006 91,956 shares; 2005 98,606 shares                (466)           (499)
   Accumulated other comprehensive income                                          234             272
   Unearned common stock held by management recognition plan                       (44)            (67)
   Unearned common stock held by employee stock ownership plan                    (138)           (186)
                                                                          ------------    ------------

      Total Shareholders' Equity                                                19,855          18,675
                                                                          ------------    ------------

      Total Liabilities and Shareholders' Equity                          $    130,075    $    122,524
                                                                          ============    ============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------


Gouverneur Bancorp, Inc.
------------------------------------------------------------------------------------------------------
Consolidated Statements of Income

                                                                           Years Ended September 30,
                                                                          ----------------------------
                                                                              2006            2005
                                                                          ------------    ------------
                                                                            (In Thousands, Except Per
                                                                                  Share Amounts)
Interest Income
   Loans receivable, including fees                                       $      6,916    $      5,901
   Securities:
     Taxable                                                                       472             460
     Tax-exempt                                                                     47              48
   Other                                                                            39              32
                                                                          ------------    ------------

      Total Interest Income                                                      7,474           6,441
                                                                          ------------    ------------
Interest Expense
   Deposits                                                                      1,666           1,125
   Borrowings:
     Short term                                                                    590             383
     Long term                                                                     951             689
                                                                          ------------    ------------

      Total Interest Expense                                                     3,207           2,197
                                                                          ------------    ------------

      Net Interest Income                                                        4,267           4,244

Provision for Loan Losses                                                          100             140
                                                                          ------------    ------------

      Net Interest Income after Provision for Loan Losses                        4,167           4,104
                                                                          ------------    ------------

Other Income
   Service charges and fees                                                        225             205
   Net realized gains on sales of securities                                        98              96
   Net realized gains (losses) on sales of loans                                     7             (31)
   Earnings on investment in life insurance                                        132             135
   Life insurance death benefit                                                    275              --
   Income on foreclosed assets, net                                                 47               9
   Other                                                                           190             182
                                                                          ------------    ------------

      Total Other Income                                                           974             596
                                                                          ------------    ------------
Other Expenses
   Salaries and employee benefits                                                1,731           1,686
   Directors' fees                                                                 179             170
   Occupancy and equipment                                                         430             402
   Data processing                                                                 125             137
   Postage and supplies                                                            123             106
   Professional fees                                                               207             202
   Other                                                                           446             460
                                                                          ------------    ------------

      Total Other Expenses                                                       3,241           3,163
                                                                          ------------    ------------

      Income before Income Taxes                                                 1,900           1,537

Income Tax Expense                                                                 600             505
                                                                          ------------    ------------

      Net Income                                                          $      1,300    $      1,032
                                                                          ============    ============
Earnings per Share
   Basic                                                                  $       0.58    $       0.46
                                                                          ============    ============

   Diluted                                                                $       0.57    $       0.46
                                                                          ============    ============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------


Gouverneur Bancorp, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity
Years Ended September 30, 2006 and 2005


                                                                                                 Unearned
                                                                                   Accumulated    Common     Unearned
                                                                                      Other       Stock      Common
                                       Common     Paid-in    Retained    Treasury  Comprehensive  Held     Stock Held
                                       Stock      Capital    Earnings      Stock      Income      by MRP     by ESOP      Total
                                      --------   --------    --------    --------    --------    --------    --------    --------
                                                                          (In Thousands)
Balance - September 30, 2004          $     24   $  4,642    $ 13,632    $   (511)   $    451    $    (57)   $   (231)   $ 17,950
                                                                                                                         --------
Comprehensive income:
  Net income                                --         --       1,032          --          --          --          --       1,032
  Change in unrealized gains on
     securities available for sale,
     net of reclassification
     adjustment and tax effects             --         --          --          --        (179)         --          --        (179)
                                                                                                                         --------

  Total Comprehensive Income                                                                                                  853
                                                                                                                         --------

  Cash dividends declared,
     $0.28 per share                        --         --        (272)         --          --          --          --        (272)
  Allocation of ESOP shares,
     9,046 shares                           --         81          --          --          --          --          45         126
  Amortization of MRP                       --         14          --          --          --          (4)         --          10
  Transfer from treasury to MRP,
     1,200 shares                           --         --          --           6          --          (6)         --          --
  Exercise of stock options,
     1,125 shares                           --          2          --           6          --          --          --           8
                                      --------   --------    --------    --------    --------    --------    --------    --------

Balance - September 30, 2005                24      4,739      14,392        (499)        272         (67)       (186)     18,675
                                                                                                                         --------
Comprehensive income:
  Net income                                --         --       1,300          --          --          --          --       1,300
  Change in unrealized gains on
     securities available for sale,
     net of reclassification
     adjustment and tax effects             --         --          --          --         (38)         --          --         (38)
                                                                                                                         --------

  Total Comprehensive Income                                                                                                1,262
                                                                                                                         --------
  Cash dividends declared,
     $0.30 per share                        --         --        (294)         --          --          --          --        (294)
  Allocation of ESOP shares,
     9,748 shares                           --         75          --          --          --          --          48         123
  Amortization of MRP                       --         35          --          --          --          23          --          58
  Exercise of stock options,
     6,650 shares                           --         (2)         --          33          --          --          --          31
                                      --------   --------    --------    --------    --------    --------    --------    --------

Balance - September 30, 2006          $     24   $  4,847    $ 15,398    $   (466)   $    234    $    (44)   $   (138)   $ 19,855
                                      ========   ========    ========    ========    ========    ========    ========    ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------


Gouverneur Bancorp, Inc.
------------------------------------------------------------------------------------------------------
Consolidated Statements of Cash Flows

                                                                            Years Ended September 30,
                                                                          ----------------------------
                                                                              2006            2005
                                                                          ------------    ------------
                                                                                (In Thousands)
Cash Flows from Operating Activities
   Net income                                                             $      1,300    $      1,032
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                     100             140
     Net amortization of deferred fees on loans                                    161             126
     Net amortization of securities premiums and discounts                           7              22
     Depreciation                                                                  118             126
     Deferred income taxes                                                        (119)            (56)
     Net realized gains on sales of securities available for sale                  (98)            (96)
     Net realized (gains) losses on sales of loans                                  (7)             31
     Loans originated for sale                                                      --          (3,436)
     Proceeds from the sale of loans held for sale                               1,232              --
     Life insurance death benefit accrued                                         (275)             --
     Earnings on investment in life insurance                                     (132)           (135)
     Earned shares of ESOP and MRP                                                 181             136
     Net realized gains on sale of foreclosed assets                               (53)            (16)
     (Increase) in accrued interest receivable and other assets                     (3)            (64)
     Increase (decrease) in accrued interest payable and other
     liabilities                                                                  (628)          1,391
                                                                          ------------    ------------

        Net Cash Provided by (Used in) Operating Activities                      1,784            (799)
                                                                          ------------    ------------
Cash Flows from Investing Activities
   Securities available for sale:
     Proceeds from sales                                                           192             211
     Proceeds from maturities and principal reductions                           1,507           2,464
     Purchases                                                                    (525)            (94)
   Securities held to maturity - proceeds from maturities                           17             142
   (Increase) decrease in investment in FHLB stock                                  65            (688)
   Proceeds from sales of loans                                                     --           1,631
   Net increase in loans                                                        (9,176)        (18,588)
   Purchase of bank premises and equipment                                        (796)           (180)
                                                                          ------------    ------------

        Net Cash Used in Investing Activities                                   (8,716)        (15,102)
                                                                          ------------    ------------
Cash Flows from Financing Activities
   Net increase in deposits                                                      8,499           2,366
   Proceeds from borrowings                                                     27,750          20,750
   Repayment of borrowings                                                     (29,250)         (7,000)
   Exercise of stock options                                                        31               8
   Cash dividends paid                                                            (294)           (272)
                                                                          ------------    ------------

        Net Cash Provided by Financing Activities                                6,736          15,852
                                                                          ------------    ------------

        Net Decrease in Cash and Cash Equivalents                                 (196)            (49)

Cash and Cash Equivalents - Beginning                                            2,666           2,715
                                                                          ------------    ------------

Cash and Cash Equivalents - Ending                                        $      2,470    $      2,666
                                                                          ============    ============
Supplemental Cash Flows Information
   Interest paid                                                          $      3,182    $      2,105
                                                                          ============    ============

   Income taxes paid                                                      $        611    $        535
                                                                          ============    ============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements


Note 1 - Nature of Operations

Gouverneur Bancorp, Inc. (the "Company") is a savings and loan holding company. Its only subsidiary is Gouverneur Savings and Loan Association (the "Bank"). On March 23, 1999, the Bank reorganized into the mutual holding company form of organization as a wholly-owned subsidiary of the Company, a mid-tier stock holding company that became the majority-owned subsidiary of Cambray Mutual Holding Company.

Cambray Mutual Holding Company, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 57.2% of the outstanding common stock of the Company as of September 30, 2006.

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

Securities

     Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred income tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the securities.

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

Loans Held for Sale

     Loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Any net unrealized losses are recognized through a valuation allowance by changes to income. The Company does not retain servicing on loans sold.

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

Allowance for Loan Losses (Continued)

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

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the following estimated useful lives of the related assets:

                                                       Years
                                                      --------
                  Buildings and improvements          5 - 39.5

                  Furniture and equipment              3 - 7

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 2 - Summary of Accounting Policies (Continued)

Foreclosed Real Estate

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. At September 30, 2006 and 2005, the Company had no foreclosed real estate.

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

Advertising Costs

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $53,000 in both 2006 and 2005.

Earnings per Common Share

     Basic earnings per common share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Unearned ESOP and unallocated MRP shares are not included in the weighted average number of shares outstanding. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to unallocated MRP shares and outstanding stock options and are determined using the treasury stock method.

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 2 - Summary of Accounting Policies (Continued)

Earnings per Common Share (Continued)

     The following table sets forth the computations of basic and diluted earnings per common share:

                                                                            Years Ended September 30,
                                                                          ----------------------------
                                                                              2006            2005
                                                                          ------------    ------------
                                                                           (In Thousands, Except Per
                                                                                   Share Data)
              Numerator, net income                                       $      1,300    $      1,032
                                                                          ============    ============
              Denominator:
                  Denominator for basic earnings per common share,
                      weighted average shares                                    2,245           2,229
                  Effect of dilutive options and MRP shares                         33              34
                                                                          ------------    ------------
              Denominator for diluted earnings per common share,
                  adjusted weighted average shares                               2,278           2,263
                                                                          ============    ============

              Basic earnings per common share                             $       0.58    $       0.46
                                                                          ============    ============

              Diluted earnings per common share                           $       0.57    $       0.46
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

Employee Stock Ownership Plan

     The Company sponsors a non-contributory Employee Stock Ownership Plan
     (ESOP) covering substantially all employees. Employer contributions are discretionary and there is no guarantee that a contribution will be made during any particular year. However, the Company plans to make annual contributions sufficient to cover principal and interest due under the contractual terms of the ESOP loan agreement. Contributions will be in the form of cash or Gouverneur Bancorp, Inc. securities. The number of shares allocable to Plan participants is based on employee compensation levels. Accordingly, as shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends paid on allocated shares are credited to participants' accounts.

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 2 - Summary of Accounting Policies (Continued)

Stock Compensation Plans

     The Company has a Stock Option Plan (SOP) and a Management Recognition Plan
     (MRP) for directors, officers and key employees. The Company accounts for stock options granted under the SOP and for shares awarded under the MRP in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the SOP, no stock-based employee compensation cost is reflected in net income, as all options granted under the plan had exercise prices equal to the market value of the underlying common stock on the date of grant. The Company provides pro forma net income and pro forma earnings per share disclosures for employee stock options grants as if the fair value based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," had been applied. The fair value of the shares awarded under the MRP, measured as of the grant date, is recognized as unearned compensation (a component of shareholders' equity) and amortized to compensation expense over the vesting period.

     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to the stock option grants.

                                                                                   Years Ended
                                                                                  September 30,
                                                                          ----------------------------
                                                                              2006            2005
                                                                          ------------    ------------
                                                                             (In Thousands, Except
                                                                                 Per Share Data)
              Net income, as reported                                     $      1,300    $      1,032
                  Total stock-based employee compensation expense
                      determined under fair value based method for all
                      awards, net of related taxes                                 (41)            (13)
                  Compensation expense recorded in statements of
                      income, net of related taxes                                  34               6
                                                                          ------------    ------------

              Pro forma net income                                        $      1,293    $      1,025
                                                                          ============    ============
              Basic earnings per common share:
                  As reported                                             $       0.58    $       0.46
                  Pro forma                                               $       0.58    $       0.46

              Diluted earnings per common share:
                  As reported                                             $       0.57    $       0.46
                  Pro forma                                               $       0.57    $       0.45

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 2 - Summary of Accounting Policies (Continued)

Comprehensive Income

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated statement of financial condition, such items, along with net income, are components of comprehensive income.

     The components of other comprehensive income and related tax effects are as follows:

                                                                                  Years Ended
                                                                                  September 30,
                                                                          ----------------------------
                                                                              2006            2005
                                                                          ------------    ------------
                                                                                 (In Thousands)

              Unrealized holding gains (losses) on available for sale
                  securities                                              $         34    $       (202)
              Reclassification adjustment for gains realized in income             (98)            (96)
                                                                          ------------    ------------

                    Net Unrealized Losses                                          (64)           (298)

              Deferred income tax                                                   26             119
                                                                          ------------    ------------

                      Net of Tax Amount                                   $        (38)   $       (179)
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


Reclassifications

     Certain amounts in the 2005 financial statements have been reclassified to conform with the 2006 presentation format. Those reclassifications had no effect on net income.

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 2 - Summary of Accounting Policies (Continued)

New Accounting Standards

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment." SFAS No, 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' notes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method. The Company is required to adopt SFAS No. 123R in the first annual period beginning after December 15, 2005.

     We adopted SFAS 123(R) on October 1, 2006, using the modified prospective method with no restatement. Based upon the fair value of the 2,000 unvested options outstanding as of September 30, 2006, all of which will vest within a year, the aggregate expense to be recorded during the year ending September 30, 2007, is not expected to be material. See Note 2 for SFAS No. 123 pro forma disclosure related to stock-based compensation during the years ended September 30, 2006 and 2005. Any additional impact that the adoption of SFAS No. 123 will have on our consolidated financial position and results of operations will be determined by share-based payments granted in future periods and the assumptions on which the value of those share-based payments are based.

     In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements," which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

     On September 29, 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," which amends SFAS Nos. 87 and 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS Nos. 87 and 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date - the date at which the benefit obligation and plan assets are measured - is required to be the Company's fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company is currently analyzing the effects of SFAS 158 but does not expect its implementation will have a significant impact on the Company's consolidated financial conditions or results of operations.

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 2 - Summary of Accounting Policies (Continued)

New Accounting Standards (Continued)

     In September 2006, the FASB issued FASB Staff Position AUG AIR-l, "Accounting for Planned Major Maintenance Activities," which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. We do not expect this pronouncement to have a significant impact on the determination or reporting of our financial results.

     On September 13, 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulleting ("SAB") No. 108. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the Company's consolidated financial conditions or results of operations.

     In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 3 - Securities

The amortized cost and fair value of securities were as follows:

                                                             September 30, 2006
                                       ------------------------------------------------------------
                                                           Gross           Gross
                                         Amortized       Unrealized      Unrealized        Fair
                                           Cost            Gains           Losses          Value
                                       ------------    ------------    ------------    ------------
                                                             (In Thousands)
Available for Sale
    U.S. Government agencies           $      4,830    $          9    $        (58)   $      4,781
    Mortgage-backed securities                3,287               8             (54)          3,241
    Municipal securities                      1,268               9              (9)          1,268
                                       ------------    ------------    ------------    ------------

                                              9,385              26            (121)          9,290
    Equity securities                             7             485              --             492
    Mutual funds                                 63              --              --              63
                                       ------------    ------------    ------------    ------------

                                       $      9,455    $        511    $       (121)   $      9,845
                                       ============    ============    ============    ============

Held to Maturity
    Mortgage-backed securities         $         92    $          1    $         --    $         93
                                       ============    ============    ============    ============


                                                             September 30, 2005
                                       ------------------------------------------------------------
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
                                       ============    ============    ============    ============


--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 3 - Securities (Continued)

The amortized cost and fair value of securities as of September 30, 2006 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                                               Available for Sale             Held to Maturity
                                                                         ----------------------------   ---------------------------
                                                                           Amortized         Fair         Amortized        Fair
                                                                             Cost            Value          Cost           Value
                                                                         ------------    ------------   ------------   ------------
                                                                                               (In Thousands)
Due after one year through five years                                    $      1,515    $      1,513   $         --   $         --
Due after five years through ten years                                          1,739           1,729             --             --
Due after ten years                                                             2,844           2,807             --             --
                                                                         ------------    ------------   ------------   ------------

                                                                                6,098           6,049             --             --
Mortgage-backed securities                                                      3,287           3,241             92             93
Mutual funds                                                                       63              63             --             --
Equity securities                                                                   7             492             --             --
                                                                         ------------    ------------   ------------   ------------

                                                                         $      9,455    $      9,845   $         92   $         93
                                                                         ============    ============   ============   ============

Gross realized gains on sales of securities available for sale were $98,000 in 2006 and $96,000 in 2005. Gross realized losses on sales of securities available for sale were $-0- in 2006 and $-0- in 2005. The income tax provision includes $39,000 and $38,000 for the years ended September 30, 2006 and 2005, respectively, of income tax expense on net realized securities gains.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                                                            September 30, 2006
                                          ------------------------------------------------------------------------------------------
                                             Less than Twelve Months         Over Twelve Months                   Total
                                          ----------------------------   ---------------------------    ----------------------------
                                             Gross                          Gross                         Gross
                                           Unrealized        Fair         Unrealized       Fair         Unrealized         Fair
                                             Losses          Value          Losses         Value          Losses           Value
                                          ------------    ------------   ------------   ------------    ------------    ------------
                                                                               (In Thousands)
Securities Available for
    Sale
    U.S. Government
       agencies                           $         --    $        484   $         58   $      3,295    $         58    $      3,779
    Mortgage-backed                                  5             649             49          1,862              54           2,511
    Municipal                                        1             253              8            443               9             696
                                          ------------    ------------   ------------   ------------    ------------    ------------

                                          $          6    $      1,386   $        115   $      5,600    $        121    $      6,986
                                          ============    ============   ============   ============    ============    ============

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 3 - Securities (Continued)

                                                                            September 30, 2005
                                          ------------------------------------------------------------------------------------------
                                             Less than Twelve Months         Over Twelve Months                    Total
                                          ----------------------------   ---------------------------    ----------------------------
                                             Gross                          Gross                          Gross
                                           Unrealized        Fair         Unrealized       Fair          Unrealized        Fair
                                             Losses          Value          Losses         Value           Losses          Value
                                          ------------    ------------   ------------   ------------    ------------    ------------
                                                                               (In Thousands)
Securities Available for
    Sale
    U.S. Government
       agencies                           $         31    $      2,470   $         20   $      1,488    $         51    $      3,958
    Mortgage-backed                                 15           1,433             29            749              44           2,182
    Municipal                                       --              --              8            444               8             444
                                          ------------    ------------   ------------   ------------    ------------    ------------

                                          $         46    $      3,903   $         57   $      2,681    $        103    $      6,584
                                          ============    ============   ============   ============    ============    ============

In management's opinion, the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. At September 30, 2006 and 2005, the Company had 18 and 13 securities, respectively, in an unrealized loss position. The Company has the intent and the ability to hold such securities until maturity or market price recovery. Management believes that the unrealized losses do not represent other-than-temporary impairment of the securities.


Note 4 - Loans Receivable and Allowance for Loan Losses

The components of loans receivable at September 30 were as follows:

                                                                             2006           2005
                                                                         ------------   ------------
                                                                              (In Thousands)
                        Real estate:
                            Residential                                  $     76,107   $     66,911
                            Commercial                                          7,512          6,472
                            Construction                                        3,457          4,330
                        Commercial and agricultural                             1,382          1,188
                        Automobile                                              6,826          7,062
                        Home equity                                             6,852          7,375
                        Passbook                                                  494            451
                        Other                                                   3,049          2,976
                                                                         ------------   ------------

                                                                              105,679         96,765
                        Deferred fees and costs                                   911            844
                        Allowance for loan losses                                (948)          (869)
                                                                         ------------   ------------

                                                                         $    105,642   $     96,740
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

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 4 - Loans Receivable and Allowance for Loan Losses (Continued)

The following presents changes in the allowance for loan losses:

                                                          Years Ended
                                                         September 30,
                                                 ----------------------------
                                                     2006            2005
                                                 ------------    ------------
                                                        (In Thousands)

         Balance, beginning                      $        869    $        755
             Provision for loan losses                    100             140
             Recoveries                                    30              53
             Loans charged off                            (51)            (79)
                                                 ------------    ------------

         Balance, ending                         $        948    $        869
                                                 ============    ============

The recorded investment in impaired loans requiring an allowance for loan losses was $248,000 and $258,000 at September 30, 2006 and 2005, respectively. The related allowance for loan losses associated with these loans was $50,000 and $52,000 at September 30, 2006 and 2005, respectively. For the years ended September 30, 2006 and 2005, the average recorded investment in these impaired loans was $254,000 and $263,000, respectively. The interest income recognized on these impaired loans was not significant for the years ended September 30, 2006 and 2005.

Loans on which the accrual of interest has been discontinued amounted to $452,000 and $393,000 at September 30, 2006 and 2005, respectively. The interest income foregone on nonaccruing loans was approximately $28,000 and $15,000 during the years ended September 30, 2006 and 2005, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $228,000 and $-0- at September 30, 2006 and 2005, respectively.


Note 5 - Premises and Equipment

Components of premises and equipment at September 30 are as follows:

                                                     2006            2005
                                                 ------------    ------------
                                                        (In Thousands)

         Land                                    $        580    $        561
         Buildings and improvements                     1,262           1,262
         Furniture and equipment                          820             801
         Construction in progress                         734               7
                                                 ------------    ------------

                                                        3,396           2,631
         Accumulated depreciation                      (1,171)         (1,084)
                                                 ------------    ------------

                                                 $      2,225    $      1,547
                                                 ============    ============

Depreciation expense for the years ended September 30, 2006 and 2005 amounted to $118,000 and $126,000, respectively.

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 5 - Premises and Equipment (Continued)

Prior to October 1, 2005, the Company purchased two buildings located next to the Gouverneur branch to expand the Company's facilities at the Gouverneur branch and to improve drive-up services and recorded the cost of purchase as land. We demolished these two buildings and recorded the costs to do so in land. Also, in the current year, we entered into a contract for the construction of a new Gouverneur branch with a total commitment of approximately $1,650,000, which includes anticipated costs to furnish the branch. The costs incurred to date are reflected as construction in progress. Anticipated completion of the construction is January 2007.


Note 6 - Deposits

Aggregate time deposits in denominations of $100,000 or more were $6,818,000 and $5,910,000 at September 30, 2006 and 2005, respectively.

At September 30, 2006, the scheduled maturities of time deposits are as follows (in thousands):

         2007                                                      $     31,294
         2008                                                             3,936
         2008                                                             1,337
         2010                                                             1,017
         2011                                                                78
                                                                   ------------

                                                                   $     37,662
                                                                   ============

A summary of interest expense is as follows:

                                                            Years Ended
                                                           September 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
                                                           (In Thousands)

         Savings                                   $        203    $        206
         Time                                             1,324             808
         NOW and money market                               139             111
                                                   ------------    ------------

                                                   $      1,666    $      1,125
                                                   ============    ============


--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 7 - Borrowed Money

Borrowed funds from the Federal Home Loan Bank of New York at September 30 are summarized as follows:

                                  2006                      2005
                        -----------------------   -----------------------
                                      Weighted                   Weighted
                                      Average                    Average
                                      Interest                   Interest
                          Amount        Rate        Amount         Rate
                        ----------   ----------   ----------   ----------
                                     (Dollars in Thousands)
Securities sold under
    agreements
    to repurchase       $    6,000         4.36%  $    6,000         4.19%
Fixed term advances         29,250         4.86%      30,750         3.93%
                        ----------                ----------

                        $   35,250         4.78%  $   36,750         3.97%
                        ==========                ==========

Future contractual maturities of the securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of New York (FHLBNY) are as follows (in thousands):

      Years ending September 30:
                 2007                                          $   13,950
                 2008                                               4,800
                 2009                                               6,500
                 2010                                               2,000
                 2011                                               2,000
                 2016                                               6,000
                                                               ----------

                                                               $   35,250
                                                               ==========

The securities sold under agreements to repurchase are secured by mortgage-backed securities and agency securities. The collateral underlying the securities sold under agreements to repurchase had a carrying value of $6,790,000 and a fair value of $6,791,000 at September 30, 2006 and a carrying value of $6,514,000 and a fair value of $6,514,000 at September 30, 2005. The securities sold under agreements to repurchase have fixed interest rates.

The Company utilizes advance programs offered by the FHLBNY including a line of credit agreement with an available limit of $15,684,000 at September 30, 2006. Under terms of a blanket collateral agreement with the FHLBNY, outstanding advances are secured by certain qualifying assets not otherwise pledged. The advances from the FHLBNY have fixed interest rates.

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 8 - Employee Benefit Plans

401(k) Plan

     The Company has a defined contribution 401(k) Retirement Plan (Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Plan, subject to certain limitations. The Company contributes 3% of each eligible employee's salary. Additional Company contributions to the Plan are determined annually by the Board of Directors. For the years ended September 30, 2006 and 2005, expense for the Plan amounted to $50,000 and $42,000, respectively.

Deferred Compensation Plan

     The Company has a nonqualified deferred compensation plan for directors, under which directors may elect to defer all or part of their director fees, and a nonqualified deferred compensation plan for the President. At September 30, 2006 and 2005, deferred compensation included in other liabilities aggregated approximately $485,000 and $388,000, respectively. Deferred compensation expense for the years ended September 30, 2006 and 2005 amounted to $65,000 and $53,000, respectively.

Supplemental Retirement Plans

     In 2004, the Company adopted supplemental retirement and life insurance plans for the benefit of certain officers and directors. At September 30, 2006 and 2005, other liabilities include approximately $277,000 and $162,000 accrued under these plans, respectively. The expense was $115,000 and $95,000 relating to the supplemental retirement plans for 2006 and 2005, respectively.

     To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At September 30, 2006 and 2005, the cash value of the policies were $3,631,000 and $3,717,000, respectively.

Employee Stock Ownership Plan

     The Company sponsors a non-contributory Employee Stock Ownership Plan
     (ESOP) covering substantially all employees. In connection with establishing the Employee Stock Ownership Plan (ESOP) in 1999, the ESOP borrowed $429,000 from the Company to purchase 85,825 common shares of the Company's stock. The loan is being repaid in ten equal annual installments through 2009. The loan bears interest at 7.75%. Compensation expense for the ESOP was $123,000 and $126,000 for the years ended September 30, 2006 and 2005, respectively.

The status of the ESOP shares at September 30 is as follows:

                                                     2006            2005
                                                 ------------    ------------
         Shares released for allocation                58,303          48,555
         Unreleased shares                             27,522          37,270
                                                 ------------    ------------

               Total ESOP Shares                       85,825          85,825
                                                 ============    ============

         Fair value of unreleased shares         $    387,000    $    460,000
                                                 ============    ============

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 9 - Income Taxes

The components of the provision for income taxes are as follows:

                                                                                               Years Ended
                                                                                              September 30,
                                                                                      ----------------------------
                                                                                          2006            2005
                                                                                      ------------    ------------
                                                                                             (In Thousands)
         Federal:
             Current                                                                  $        583    $        454
             Deferred                                                                          (97)            (45)
                                                                                      ------------    ------------
                                                                                               486             409
                                                                                      ------------    ------------
         State:
             Current                                                                           136             107
             Deferred                                                                          (22)            (11)
                                                                                      ------------    ------------

                                                                                               114              96
                                                                                      ------------    ------------

                                                                                      $        600    $        505
                                                                                      ============    ============

A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended September 30, 2006 and 2005 is as follows:

                                                                  2006                            2005
                                                      ----------------------------    ----------------------------
                                                                        % of                              % of
                                                                       Pretax                            Pretax
                                                         Amount        Income            Amount          Income
                                                      ------------    ------------    ------------    ------------
                                                                        (Dollars in Thousands)
         Federal income tax at statutory rate         $        646            34.0%   $        522            34.0%
         State tax, net of federal benefit                      75             3.9              63             4.1
         Earnings on investment in life insurance              (45)           (2.4)            (46)           (3.0)
         Tax-exempt interest income                            (14)           (0.7)            (15)           (1.0)
         Life insurance death benefits                         (93)           (4.9)             --              --
         Other                                                  31             1.7             (19)           (1.2)
                                                      ------------    ------------    ------------    ------------

                                                      $        600            31.6%   $        505            32.9%
                                                      ============    ============    ============    ============

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 9 - Income Taxes (Continued)

The net deferred tax asset included in the accompanying consolidated statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                          2006            2005
                                                      ------------    ------------
                                                             (In Thousands)
         Deferred tax assets:
             Allowance for loan losses                $        369    $        338
             Deferred compensation                             305             222
             Other                                              40              38
                                                      ------------    ------------

               Total Deferred Tax Assets                       714             598
                                                      ------------    ------------
         Deferred tax liabilities:
             Net unrealized gains on securities                156             182
             Premises and equipment                             22              24
             Net deferred loan costs                           355             329
             Other                                              --              27
                                                      ------------    ------------

               Total Deferred Tax Liabilities                  533             562
                                                      ------------    ------------

               Net Deferred Tax Asset                 $        181    $         36
                                                      ============    ============

Retained earnings include $1,274,000 at September 30, 2006 and 2005, for which no provision for federal income tax has been made. These amounts represent deductions for bad debt reserves for tax purposes which were only allowed to savings institutions which met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Company itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from "applicable excess reserve" defined as the total amount of reserve over the base year reserve. The Company's total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.


Note 10 - Transactions with Executive Officers and Directors

Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At September 30, 2006 and 2005, such loans amounted to $398,000 and $494,000, respectively. During 2006, new loans to such related parties totaled $59,000 and repayments aggregated $155,000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 (Core) capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to adjusted total assets. Management believes, as of September 30, 2006, that the Company and the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2006, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                               To be Well
                                                                                                               Capitalized
                                                                                                               under Prompt
                                                                                For Capital                     Corrective
                                                   Actual                    Adequacy Purposes              Action Provisions
                                       ----------------------------    ---------------------------    ----------------------------
                                          Amount           Ratio          Amount         Ratio           Amount           Ratio
                                       ------------    ------------    -----------    ------------    ------------    ------------
                                                                          (Dollars in Thousands)
As of September 30, 2006:
    Total capital (to
        risk-weighted assets)          $     20,290            26.7%      $=>6,083           =>8.0%       $=>7,604          =>10.0%
    Core capital (to
        risk-weighted assets)                19,343            25.4        =>3,042           =>4.0         =>4,563          => 6.0
    Core capital (to adjusted
        total assets)                        19,343            14.9        =>3,886           =>3.0         =>6,476          => 5.0
    Tangible capital (to adjusted
        total assets)                        19,343            14.9        =>1,943           =>1.5             N/A             N/A

As of September 30, 2005:
    Total capital (to
        risk-weighted assets)          $     19,042            26.7%      $=>5,695           =>8.0%       $=>7,119          =>10.0%
    Core capital (to
        risk-weighted assets)                18,183            25.5        =>2,848           =>4.0         =>4,271          => 6.0
    Core capital (to adjusted
        total assets)                        18,183            14.9        =>3,662           =>3.0         =>6,103          => 5.0
    Tangible capital (to adjusted
        total assets)                        18,183            14.9        =>1,831           =>1.5             N/A             N/A

The Company's ratios do not differ significantly from the Bank's ratios presented above.

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at September 30, 2006 and 2005 was approximately $342,000 and $331,000, respectively.

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

A summary of the Company's stock option activity and related information for the years ended September 30 follows:

                                                              2006                      2005
                                                              Weighted                        Weighted
                                                              Average                         Average
                                                              Exercise                        Exercise
                                               Options        Price            Options        Price
                                            ------------    ------------    ------------    ------------
         Outstanding, beginning of year           56,275            5.52          57,400    $       5.50
             Exercised                            (6,650)           4.75          (1,125)           4.75
                                            ------------    ------------    ------------    ------------

         Outstanding, end of year                 49,625            5.62          56,275    $       5.52
                                            ============    ============    ============    ============

         Exercisable, at end of year              47,625            5.47
                                            ============    ============

Exercise prices for options outstanding as of September 30, 2006 ranged from $4.75 to $9.30 per share. The weighted average remaining contractual life is 3.6 years. Options available for grant at September 30, 2006 were 43,531. No options were granted during the years ended September 30, 2006 and 2005.

The Company did not award any shares of stock under the MRP during the year ended September 30, 2006 and awarded 13,100 shares of stock during the year ended September 30, 2005. Compensation expense for MRP shares granted totaled $58,000 and $10,000 for the years ended September 30, 2006 and 2005, respectively.


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

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 13 - Off-Balance Sheet Financial Instruments (Continued)

A summary of financial instrument commitments is as follows:

                                                                        September 30,
                                                                ----------------------------
                                                                    2006            2005
                                                                ------------    ------------
                                                                       (In Thousands)
         Commitments to grant loans                             $      4,202    $      4,277
         Unfunded commitments under lines and letters of
             credit                                                    4,277           3,704
         Commitments to sell loans                                     2,160           3,346

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


Note 14 - Retained Earnings

Cambray Mutual Holding Company (Cambray) waived receipt of the March and September 2006 dividends by the Company. The total dividends waived by Cambray were $393,000 during the year ended September 30, 2006, and $1,508,000 cumulatively as of September 30, 2006. The dividends waived by Cambray are considered a restriction on the retained earnings of the Company.


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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 2006 and 2005:

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

     o The fair value of loans held for sale are estimated based upon quoted market prices of similar loans.

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

     o The fair value of borrowed money is estimated using discounted cash flow analyses based upon rates currently available to the Bank for similar types of borrowing arrangements.

     o The fair value of off-balance sheet financial instruments is estimated using the fees currently charged to enter into similar agreements. As of September 30, 2006 and 2005, the fair value of off-balance sheet financial instruments is not significant.

The estimated fair values of the Company's financial instruments are as follows:

                                                           September 30, 2006             September 30, 2005
                                                      ----------------------------    ----------------------------
                                                       Carrying          Fair          Carrying         Fair
                                                         Amount          Value           Amount         Value
                                                      ------------    ------------    ------------    ------------
                                                                            (In Thousands)
Financial assets:
    Cash and due from banks and interest-bearing
        deposits with banks                           $      2,470    $      2,470    $      2,666    $      2,666
    Securities available for sale                            9,845           9,845          10,992          10,992
    Securities held to maturity                                 92              93             109             110
    Loans held for sale                                      2,160           2,160           3,436           3,436
    Loans receivable, net                                  105,642         104,599          96,740          97,313
    Investment in FHLB stock                                 1,773           1,773           1,838           1,838
    Accrued interest receivable                                590             590             504             504

Financial liabilities:
    Deposits                                                72,463          72,271          63,964          63,810
    Borrowed money                                          35,250          35,233          36,750          37,038
    Accrued interest payable                                   230             230             205             205


--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 16 - Gouverneur Bancorp, Inc. (Parent Company Only) Financial Information

Condensed Statements of Financial Condition

                                                                        September 30,
                                                                ----------------------------
                                                                    2006            2005
                                                                ------------    ------------
                                                                       (In Thousands)
                                     Assets
     Cash                                                       $         74    $         66
     Investment in bank subsidiary                                    19,576          18,456
     Other assets                                                        205             153
                                                                ------------    ------------

                                                                $     19,855    $     18,675
                                                                ============    ============
                              Shareholders' Equity

     Shareholders' equity                                       $     19,855    $     18,675
                                                                ============    ============

Condensed Statements of Income


                                                                         Years Ended
                                                                        September 30,
                                                                ----------------------------
                                                                    2006            2005
                                                                ------------    ------------
                                                                       (In Thousands)
     Income:
         Dividends from bank subsidiary                         $        294    $        280
         Interest                                                         18              22
     Other expenses                                                      (97)           (109)
                                                                ------------    ------------
           Income before Equity in Undistributed Earnings of
              Subsidiary                                                 215             193

     Equity in undistributed earnings of bank subsidiary               1,085             839
                                                                ------------    ------------

           Net Income                                           $      1,300    $      1,032
                                                                ============    ============


--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 16 - Gouverneur Bancorp, Inc. (Parent Company Only) Financial Information (Continued)

Condensed Statements of Cash Flows

                                                                              Years Ended
                                                                             September 30,
                                                                     ----------------------------
                                                                         2006            2005
                                                                     ------------    ------------
                                                                            (In Thousands)
Cash Flows from Operating Activities
    Net income                                                       $      1,300    $      1,032
    Adjustments to reconcile net income to net cash provided by operating activities:
        Equity in undistributed earnings of bank subsidiary                (1,085)           (839)
        Other, net                                                             10              (8)
                                                                     ------------    ------------

      Net Cash Provided by Operating Activities                               225             185
                                                                     ------------    ------------
Cash Flows Provided by Investing Activities
    Principal collected on ESOP note receivable                                46              43
                                                                     ------------    ------------
Cash Flows from Financing Activities
    Exercise of stock options                                                  31               8
    Cash dividends paid                                                      (294)           (272)
                                                                     ------------    ------------

      Net Cash Used in Financing Activities                                  (263)           (264)
                                                                     ------------    ------------

      Increase (Decrease) in Cash and Cash Equivalents                          8             (36)

Cash and Cash Equivalents - Beginning                                          66             102
                                                                     ------------    ------------

Cash and Cash Equivalents - Ending                                   $         74    $         66
                                                                     ============    ============

--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 17 - Quarterly Consolidated Financial Data (Unaudited)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation (in thousands, except per share data):

                                                           Three Months Ended
                                       ------------------------------------------------------------
Year Ended September 30, 2006           December 31      March 31         June 30      September 30
                                       ------------    ------------    ------------    ------------
Interest income                        $      1,823    $      1,828    $      1,877    $      1,946
Interest expense                                727             760             830             890
                                       ------------    ------------    ------------    ------------

      Net Interest Income                     1,096           1,068           1,047           1,056

Provision for loan losses                       (25)            (25)            (15)            (35)
Other income                                    145             301             124             404
Other expense                                  (759)           (779)           (841)           (862)
                                       ------------    ------------    ------------    ------------

      Income before Income Taxes                457             565             315             563

Income tax expense                              162             179             106             153
                                       ------------    ------------    ------------    ------------

      Net Income                       $        295    $        386    $        209    $        410
                                       ============    ============    ============    ============

Earnings per share:
    Basic                              $       0.13    $       0.17    $       0.09    $       0.18
                                       ============    ============    ============    ============

    Diluted                            $       0.13    $       0.17    $       0.09    $       0.18
                                       ============    ============    ============    ============


                                                           Three Months Ended
                                       ------------------------------------------------------------
Year Ended September 30, 2005           December 31      March 31         June 30      September 30
                                       ------------    ------------    ------------    ------------
Interest income                        $      1,500    $      1,562    $      1,640    $      1,739
Interest expense                                483             513             559             642
                                       ------------    ------------    ------------    ------------

      Net Interest Income                     1,017           1,049           1,081           1,097

Provision for loan losses                       (40)            (30)            (30)            (40)
Other income                                    123             187             114             172
Other expense                                  (761)           (774)           (775)           (853)
                                       ------------    ------------    ------------    ------------

      Income before Income Taxes                339             432             390             376

Income tax expense                              120             161             144              80
                                       ------------    ------------    ------------    ------------

      Net Income                       $        219    $        271    $        246    $        296
                                       ============    ============    ============    ============

Earnings per share:
    Basic                              $       0.11    $       0.12    $       0.11    $       0.12
                                       ============    ============    ============    ============

    Diluted                            $       0.11    $       0.12    $       0.11    $       0.12
                                       ============    ============    ============    ============

--------------------------------------------------------------------------------