Form 10KSB, Exhibit 13
period 2007-09-30
GOUVERNEUR BANCORP INC
filed 2007-12-19
CIK 1063942

EXHIBIT 13

                               President's Message


To Our Shareholders:

         On behalf of the Board of Directors, officers and employees of Gouverneur Bancorp, Inc. and its subsidiary, Gouverneur Savings and Loan Association, I am pleased to present to you our 2007 annual report.

         Fiscal 2007 was a year of transition as we slowed our loan growth in response to shrinking margins. We decided not to use additional loan arbitrage, in which we borrow to fund our lending, until margins improve. Total assets grew by $2.5 million, or 1.92%, as compared with $7.6 million and 6.20% in fiscal 2006. Local deposits, excluding brokered deposits, increased $4.0 million, or 5.84%, as we reduced brokered deposits by $0.3 million and borrowed funds by $2.1 million. Shareholders' equity increased from $19.9 million to $20.4 million, a 2.51% increase over fiscal 2006, and book value increased from $8.66 per common share at year-end in 2006 to $8.88 per common share at September 30, 2007.

         Net income decreased from $1,300,000 last year to $942,000 this year, or 27.54%. Last year's income was aided by a life insurance death benefit of $275,000 following the passing of one of our directors. Excluding the death benefit in fiscal 2006, net income was reduced by only 8.10%. Return on average assets decreased from 1.04% to 0.71%, while diluted earnings per share fell from $0.57 in fiscal 2006 to $0.41 in fiscal 2007.

         These results largely reflected the interest rate environment that continued to prevail during fiscal 2007 and generally affected the earnings of community banks nationwide. I am pleased to report that in this challenging period, we have maintained very high asset quality, as evidenced by the Bank's ratio of non-performing loans to total loans. We have also continued to build our capital base while returning profits to our shareholders through the payment of dividends.

         There has been much public discussion about sub-prime lending and the losses that are resulting from that practice. The Company and the Bank have not directly, or indirectly through investments, engaged in any form of sub-prime lending and we have not experienced any losses to date that would indicate that a problem might exist.

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



                                       /s/ Richard F. Bennett

                                       Richard F. Bennett
                                       President and Chief Executive Officer


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Condition Data:
                                                                      At September 30,
                                        ----------------------------------------------------------------------------
                                            2007            2006            2005            2004            2003
                                        ------------    ------------    ------------    ------------    ------------
                                                                   (Dollars in thousands)
   Total Assets                         $    132,589    $    130,075    $    122,524    $    104,169    $     89,956
   Loans (1)                                 107,042         106,590          97,609          80,914          65,393
   Allowance for loan losses                     911             948             869             755             655
   Securities available-for-sale               9,784           9,845          10,992          13,797          17,473
   Securities held-to-maturity                    81              92             109             251             399
   Deposits                                   76,229          72,463          63,964          61,598          58,423
   Borrowings                                 33,150          35,250          36,750          23,000          12,200
   Total shareholders' equity           $     20,430    $     19,855    $     18,675    $     17,950    $     17,557



Selected Operations Data:
                                                              For the year ended September 30,
                                        ----------------------------------------------------------------------------
                                                                   (Dollars in thousands)

   Interest income                      $      8,080    $      7,474    $      6,441    $      5,403    $      5,223
   Interest expense                            3,872           3,207           2,197           1,648           1,906
                                        ------------    ------------    ------------    ------------    ------------
     Net interest income                       4,208           4,267           4,244           3,755           3,317
   Provision for loan losses                      15             100             140             135              95
                                        ------------    ------------    ------------    ------------    ------------
     Net interest income after
       provision for loan losses               4,193           4,167           4,104           3,620           3,222
   Non-interest income                           746             974             596             463             350
   Non-interest expense                        3,478           3,241           3,163           2,667           2,619
                                        ------------    ------------    ------------    ------------    ------------
   Income before income taxes                  1,461           1,900           1,537           1,416             953
   Income tax expense                            519             600             505             556             361
                                        ------------    ------------    ------------    ------------    ------------
   Net income                           $        942    $      1,300    $      1,032    $        860    $        592
                                        ============    ============    ============    ============    ============
Per Common Share:

   Net Income - Basic                   $       0.42    $       0.58    $       0.46    $       0.39    $       0.27
              - Diluted                         0.41            0.57            0.46            0.38            0.26
   Book value                                   8.88            8.66            8.17            7.86            7.71
   Cash dividends declared                      0.32            0.30            0.28            0.26            0.26
   Dividend payout ratio *                     76.19%          51.72%          60.87%          66.67%          96.30%

* Dividend payout ratio is calculated by dividing cash dividends declared (per share) by basic net income per share.

Cambray Mutual Holding Company waived its right to dividends declared in 2007, 2006, 2005 and 2003, amounting to $419,000, $393,000, $367,000 and $341,000, respectively. The dividend payout ratio, excluding waived dividends, was 33.65% in 2007, 22.64% in 2006, 26.40% in 2005 and 42.57% in 2003.


Notes appear on the following page.

                                                                         At or for the Year Ended September 30,
                                                      ----------------------------------------------------------------------------
                                                          2007            2006            2005            2004            2003
                                                      ------------    ------------    ------------    ------------    ------------
Performance Ratios:

 Return on average assets (net
  income to average total assets)                             0.71%           1.04%           0.91%           0.89%           0.68%
 Return on average equity (net
  income to average equity)                                   4.65%           6.76%           5.62%           4.82%           3.40%
 Average interest-earning assets to
  average interest-bearing liabilities                      115.28%         114.61%         114.73%         117.39%         122.00%
 Net interest rate spread (3)                                 2.97%           3.28%           3.76%           3.89%           3.51%
 Net interest margin (4)                                      3.46%           3.68%           4.07%           4.21%           4.01%
 Net interest income after provision
  for loan losses to total other expenses                     1.21x           1.29x           1.30x           1.36x           1.23x


Capital and Asset Quality Ratios (2)

 Average equity to average total assets                      15.33%          15.37%          16.24%          18.47%          19.88%
 Total equity to assets end of period                        15.41%          15.26%          15.24%          17.23%          19.52%
 Non-performing assets to total assets                        0.57%           0.53%           0.33%           0.42%           0.92%
 Non-performing loans to total loans (5)                      0.63%           0.64%           0.39%           0.47%           1.08%
 Allowance for loan losses to total loans (5)                 0.86%           0.90%           0.90%           0.94%           1.01%
 Allowance for loan losses to
  non-performing loans                                      135.16%         139.41%         221.12%         198.68%          93.17%


Other Data:

 Number of real estate loans outstanding                     1,740           1,820           1,674           1,605           1,467
 Number of deposit accounts                                  7,489           7,517           6,938           7,409           7,639
 Full service offices                                            2               2               2               2               2



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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         During fiscal 2007, primarily through our subsidiary, Gouverneur Savings and Loan Association (the "Bank"), we increased assets by $2.5 million while remaining well capitalized and maintaining strong asset quality.

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

         In June 2007, we closed the Clayton lending office and merged its operation into the Alexandria Bay branch office. There were three reasons for this move; first, we decided to reduce loan production while the margin between loan rates and borrowing rates remained low; second, in order to grow the loan portfolio at a lending office we have to borrow funds or use brokered deposits for funding since we cannot accept deposits at the location; and third, closing the office reduces operating expenses. Since we have established contacts with the real estate brokers in the Clayton area, we feel that we can cover the Clayton market from our Alexandria Bay branch office. The combined loan portfolio for the merged offices increased by $0.4 million, or 0.7%, from $61.0 million on September 30, 2006 to $61.4 million on September 30, 2007. The Gouverneur office grew $0.1 million, or 0.2%, from $44.6 million to $44.7 million over the same period. These gains combined for an overall increase of $0.5 million in the Bank's net loans, from $105.6 million at the end of the 2006 fiscal year to $106.1 million at the end of the 2007 fiscal year.

         During fiscal year 2007, our deposits increased by $3.7 million, or 5.1%. Savings and club accounts decreased by $1.7 million, to $17.6 million at the end of the fiscal 2007 year, while we had increases of $1.2 million in NOW and money market accounts, $2.2 million in non-interest bearing demand deposits and $2.0 million in time certificates from September 30, 2006 to September 30, 2007. The increase in time certificates includes a $0.3 million decrease in brokered deposits. Our borrowings from the Federal Home Loan Bank of New York ("FHLB"), consisting of advances and securities repurchase obligations, were $33.2 million on September 30, 2007 compared to $35.3 million on September 30, 2006.

         We were able to reduce brokered deposits and borrowings by $2.4 million due to the increase in customer deposits. Consistent with management's strategy, we use brokered deposits and borrowings for liquidity and to fund loans when our deposit base is not sufficient. We have set a limit of 10% of assets for brokered deposits, and therefore can add approximately $9.5 million to the current $3.7 million we hold. We have approximately $19 million of capacity to borrow. When we re-activate our growth strategy we will save a portion of the available borrowing capacity for liquidity purposes.

         Competition for deposits remains strong among local financial institutions, many of which have greater financial and marketing resources than the Company, making it difficult to increase market share. Additional competition is being felt from local credit unions and internet banking sites paying above-market rates to attract deposits.

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

         As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, the Company, through September 30, 2006, accounted for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No.
25. Under APB No. 25, no compensation expense was recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share if the associated compensation expense had been recognized, based on the estimated fair value of the options on the date of grant, is disclosed in note 12 to the consolidated financial statements. The Company, effective October 1, 2006, adopted SFAS No. 123(R), which requires compensation expense to be recognized in the income statement on any unvested stock options outstanding at September 30, 2006, and new grants thereafter. The effect of adopting SFAS No. 123(R) was $3,000 in additional compensation expense for the year ended September 30, 2007. The Company has no unvested stock options outstanding at September 30, 2007 and granted no stock options during the year ended September 30, 2007.

Analysis of Net Interest Income

         Net interest income, our primary income source, depends principally upon: (i) the amount of interest earning assets that we can maintain based upon our funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-accrual loans adversely affect net interest income because they are funded by interest-bearing liabilities, and, generally, do not provide interest income. Furthermore, when we designate an asset as non-accrual, unpaid interest credited to the current period income is reversed, further reducing net interest income.

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


                                                               For the Year Ended September 30,
                         ----------------------------------------------------------------------------------------------------------
                                       2007                                  2006                                 2005
                         --------------------------------     ---------------------------------     -------------------------------
                                                                        ($ in thousands)

                         Average                  Yield/      Average                  Yield/       Average                  Yield/
                         Balance     Interest    Cost (6)     Balance      Interest    Cost (6)     Balance      Interest   Cost (6)
                         --------    --------    --------     --------     --------    --------     --------     --------  --------
Loans, net (1)           $108,696    $  7,434        6.84%    $103,300     $  6,896        6.68%    $ 89,832     $  5,881      6.55%
Securities (2)             11,309         564        4.99%      11,730          539        4.60%      13,277          528      3.98%
Other short-term
 investments                1,639          82        5.00%         775           39        5.03%       1,293           32      2.47%
                         --------    --------                 --------     --------                 --------     --------
   Total interest-
      earning assets      121,644       8,080        6.64%     115,805        7,474        6.45%     104,402        6,441      6.17%
                                     --------                              --------                              --------
Non-interest-
 earning assets            10,604                                9,230                                 8,660
                         --------                             --------                              --------
   Total assets          $132,248                             $125,035                              $113,062
                         ========                             ========                              ========

Savings and club
 accounts (3)            $ 18,858    $    191        1.01%    $ 19,888     $    203        1.02%    $ 20,071     $    206      1.03%
Time certificates          38,992       1,818        4.66%      34,512        1,324        3.84%      29,640          808      2.73%
NOW and money
 market accounts           12,525         155        1.24%      11,828          139        1.18%      11,790          111      0.94%
Borrowings                 35,141       1,708        4.86%      34,813        1,541        4.43%      29,498        1,072      3.63%
                         --------    --------                 --------     --------                 --------     --------
   Total interest-
      bearing
      liabilities         105,516       3,872        3.67%     101,041        3,207        3.17%      90,999        2,197      2.41%
                                     --------                              --------                              --------
Non-interest-bearing
 liabilities                6,476                                4,775                                 3,706
                         --------                             --------                              --------
   Total liabilities      111,992                              105,816                                94,705
Shareholders' equity       20,256                               19,219                                18,357
                         --------                             --------                              --------
   Total liabilities
      and
      shareholders'
      equity             $132,248                             $125,035                              $113,062
                         ========                             ========                              ========


Net interest
 income/spread (4)                   $  4,208        2.97%                 $  4,267        3.28%                 $  4,244      3.76%
                                     ========    ========                   ========   ========                  ========  ========

Net earning assets/
 net interest
 margin (5)              $ 16,128                    3.46%    $ 14,764                     3.68%    $ 13,403                   4.07%
                         ========                ========     ========                 ========     ========               ========

Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities                 1.15x                                1.15x                                 1.15x
                         ========                             ========                              ========


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

                                                                        Year Ended September 30,
                                       --------------------------------------------------------------------------------------------
                                                       2007 vs. 2006                                  2006 vs. 2005
                                                 Increase (Decrease) Due To:                    Increase (Decrease) Due To:
                                       --------------------------------------------    --------------------------------------------
                                         Volume            Rate            Total         Volume            Rate           Total
                                       ------------    ------------    ------------    ------------    ------------    ------------
                                                                          (Dollars in thousands)
Interest-earning assets:

 Loans                                 $        368    $        170    $        538    $        896    $        119    $      1,015
 Securities                                     (20)             45              25             (66)             77              11
 Other short-term investments                    43              --              43             (17)             24               7
                                       ------------    ------------    ------------    ------------    ------------    ------------
   Total interest-earning assets                391             215             606             813             220           1,033
                                       ------------    ------------    ------------    ------------    ------------    ------------

Interest-bearing liabilities:

 Savings and club accounts                      (10)             (2)            (12)             (1)             (2)             (3)
 Time certificates                              187             307             494             149             367             516
 NOW and money market accounts                    9               7              16              --              28              28
 Borrowings                                      15             152             167             211             258             469
                                       ------------    ------------    ------------    ------------    ------------    ------------
   Total interest-bearing liabilities           201             464             665             359             651           1,010
                                       ------------    ------------    ------------    ------------    ------------    ------------

 Net change in net interest income     $        190    $       (249)   $        (59)   $        454    $       (431)   $         23
                                       ============    ============    ============    ============    ============    ============

The following discussion of our financial condition and results of operations shows the effect of our efforts in fiscal 2007.

         Comparison of Financial Condition at September 30, 2007 and 2006

         The Company's total assets amounted to $132.6 million at September 30, 2007, which was $2.5 million, or 1.92%, higher than our total assets of $130.1 million one year earlier. The increase was funded by an increase of $4.0 million in local deposits.

         The total of cash and due from banks, interest bearing deposits and securities increased by $1.3 million, or 10.5%, to a total of $13.7 million at September 30, 2007 compared to $12.4 million at September 30, 2006. Total securities decreased $0.1 million, or 1.01%, from $9.9 million to $9.8 million.

         Net loans (excluding loans held for sale) were $106.1 million at September 30, 2007, an increase of $0.5 million, or 0.5%, compared to $105.6 million one year ago. At September 30, 2007, $2.1 million of commercial loans were classified as held for sale as compared to $2.2 million at September 30, 2006.

         Premises and equipment increased by $974,000 as the construction of the new branch office in Gouverneur was completed and the office opened in February 2007. After depreciation expense of $140,000 for fiscal 2007, net premises and equipment increased by $834,000.

         Total deposits increased by $3.7 million, or 5.1%, from $72.5 million at September 30, 2006 to $76.2 million at September 30, 2007. Saving and club account deposits decreased by $1.7 million, or 8.8% from $19.3 million at September 30, 2006 to $17.6 million at September 30, 2007, but demand deposits, NOW and money market deposits and time deposits increased by $2.2 million, $1.2 million and $2.0 million, respectively. We continue to see funds move from saving accounts to time deposits, indicating deposits continue to be rate sensitive. Deposits grew by $2.2 million, or 24.2%, at the Alexandria Bay office from $9.1 million on September 30, 2006 to $11.3 million on September 30, 2007 and by $2.3 million, or 4.2% at the Gouverneur office from $54.9 million to $57.7 million over the same period. Purchases of brokered deposits decreased from $4.0 million at September 30, 2006 to $3.7 million at September 30, 2007 reflecting slower loan growth and decreased outside funding needs.

         Borrowed funds decreased by $2.1 million, from $35.3 million at September 30, 2006 to $33.2 million at September 30, 2007.

         Shareholders' equity totaled $20.4 million at September 30, 2007, an increase of $0.5 million, or 2.5%, over the balance of $19.9 million at September 30, 2006. The increase resulted from net income of $942,000, Employee Stock Ownership Plan ("ESOP") shares earned of $124,000, amortization of Management Recognition Plan ("MRP") shares and Stock Option Plan ("SOP") shares totaling $38,000, and proceeds of $39,000 due to the exercise of stock options, offset by $316,000 in cash dividends declared on common stock, a $199,000 decrease due to the adoption of SFAS No. 158 and a $53,000 decrease in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects.

         Comparison of Operating Results for the Years Ended September 30, 2007 and 2006

         Net Income. Net income for the year ended September 30, 2007 was $942,000 compared to net income of $1,300,000 the previous year. The $358,000 decrease in net income, partly attributable to a $275,000 tax-free life insurance death benefit received following the passing of one of our directors in last year's income, represents a 27.5% decrease from fiscal 2006. Income before income taxes decreased by $439,000, or 23.1%, as a decrease of $85,000 in the provision for loan losses was not enough to offset decreases of $59,000 in net interest income and $228,000 in other income, combined with an increase of $237,000 in non-interest expenses. Income taxes decreased $81,000, or 13.5%, resulting from the decrease in income before income taxes of $439,000.

         Interest Income. Interest rates increased throughout the 2007 fiscal year. The average yield on interest earning assets increased by 19 basis points from 6.45% in fiscal 2006 to 6.64% in fiscal 2007. During 2007, the FRB made no changes in interest rates until reducing rates by 50 basis points in September and an additional 25 basis points in October. It is uncertain whether inflation is in check at this time, or whether the FRB will decide to decrease rates further.

         The Treasury yield curve is now positively sloped as longer-term interest rates are higher than short-term rates. FHLB borrowing costs are decreasing as maturities re-price, however, deposit rates will take some time to adjust downward as the local market adjusts to lower rates. The Rate Volume Analysis of Net Interest Income shows that, as a result of the current interest rate environment, our interest rate spread decreased by 31 basis points from 3.28% in fiscal 2006 to 2.97% in fiscal 2007. We expect the contraction of interest spread will reverse during the coming year as interest rates adjust down more quickly on deposits and borrowings than on loans and investments.

         An analysis of the information shown in the Average Balances, Interest Rates and Yields table and in the Interest-earning assets section of the Rate Volume Analysis of Net Interest Income table follows:

         1. Results for the 2007 fiscal year show that interest income increased by $606,000, or 8.11%, from $7,474,000 last year to $8,080,000. Interest income increased $391,000 due to an increase in the average balance of interest-earning assets, from $115.8 million to $121.6 million, while interest income increased $215,000 due to an increase in the average rate earned on interest-earning assets from 6.45% to 6.64%.

         2. Growth of the loan portfolio resulted in an increase in interest income on loans of $368,000 as the average balance of loans increased by $5.4 million from $103.3 million for fiscal 2006 to $108.7 million for fiscal 2007, while the increase in the average rate on loans over the same period from 6.68% to 6.84% resulted in a $170,000 increase in interest income.

         3. Interest income on securities and other short-term investments increased by $23,000 as a result of an increase in the average balances of securities and other short-term investments by $0.4 million from $12.5 million in fiscal 2006 to $12.9 million in fiscal 2007, while a $45,000 increase resulted from an increase in the average rate earned on securities and other short-term investments from 4.62% for the year ended September 30, 2006 to 4.99% for the year ended September 30, 2007.

         Interest Expense. A summary of the information shown previously in the Average Balances, Interest Rates and Yields table and in the Interest-bearing liabilities section of the Rate Volume Analysis of Net Interest Income table follows:

         1. Interest expense increased by $665,000, from $3,207,000 for fiscal 2006 to $3,872,000 for fiscal 2007. The increase in the average balance of interest-bearing liabilities from $101.0 million in fiscal 2006 to $105.5 million in fiscal 2007 resulted in an increase of $201,000 in interest expense, while an increase in the average interest rate from 3.17% for fiscal 2006 to 3.67% for fiscal 2007 resulted in a $464,000 increase in interest expense.

         2. Increases from fiscal 2006 to fiscal 2007 in the average balances of time certificates from $34.5 million to $39.0 million, NOW and money market accounts from $11.8 million to $12.5 million and borrowings from FHLB from $34.8 million to $35.1 million, increased interest expense by $187,000, $9,000 and $15,000, respectively. Over the same period a decrease of $1.0 million in the average balances of savings and club accounts from $19.9 million to $18.9 million resulted in a decrease of $10,000 in interest expense. Increases in the average interest rate paid on time certificates from 3.84% to 4.66%, on NOW and money market accounts from 1.18% to 1.24% and on borrowings from 4.43% to 4.86% resulted in increases to interest expense of $307,000, $7,000 and $152,000 respectively. A decrease on the average cost of savings and club accounts, from 1.02% to 1.01%, decreased interest expense by $2,000.

         Net Interest Income. Net interest income decreased by $59,000 in fiscal 2007. The decrease resulted from a $606,000 increase in interest income, offset by an increase of $665,000 in interest expense as explained above. The increase in interest rates resulted in a 31 basis point decrease in our spread, the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, from 3.28% to 2.97%.

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

         We decreased our provision for loan losses from $100,000 in 2006 to $15,000 in 2007. At September 30, 2007, the ratios of the allowance for loan losses to total loans and the allowance for loan losses to non-performing loans were 0.86% and 135.16% respectively, as compared to 0.90% and 139.41% at September 30, 2006. The allowance at the beginning of the year was $948,000 and we determined at the end of the year that the appropriate level for the allowance was $911,000 based upon the size and quality of the loan portfolio. We had charge-offs during the year of $75,000 and recoveries of $23,000, so a $15,000 provision was necessary to reach the desired level for the allowance.

         Non-interest income. Non-interest income was $228,000 lower for this fiscal year as non-interest income decreased from $974,000 in fiscal year 2006 to $746,000 in fiscal 2007. The reason for the decrease from last year was a $275,000 life insurance death benefit, due to the death of one of our directors, recognized in income last year. Increases of $22,000 in income on the deferred directors fees plan, $15,000 on investment in life insurance and $23,000 in service charge income more than offset decreases of $7,000 in gains on sales of loans and $26,000 in income on foreclosed assets.

         Non-interest expenses. Non-interest expenses increased $237,000 from $3,241,000 in fiscal 2006 to $3,478,000 in fiscal 2007. Non-interest expenses include most categories of expense other than interest we pay on deposits and borrowed funds. It also excludes income tax expense. The largest category of non-interest expenses is salaries and employee benefits, followed by other expense, occupancy and equipment and professional fees.

         The increase in non-interest expenses was principally due to increased costs of $64,000 in salaries and employee benefits expense, $26,000 in directors' fees, $29,000 in occupancy and equipment expense, $24,000 in postage and supplies, $50,000 in professional fees and $41,000 in other expenses. Last year's salaries and benefits expense were reduced by a $40,000 adjustment to health insurance costs due to a reversal of accrued expense resulting from a change from a self-insurance plan. Also, deferred costs of loan originations, which reduce salaries and employee benefits expense in the current period by deferring expense to future periods, was $28,000 less in fiscal 2007 than in fiscal 2006. This increased salaries and employee benefits expense by $28,000 in fiscal 2007 as compared to fiscal 2006. The increase in directors' fees represents the offsetting expense to the gain in income on the deferred fees plan mentioned under non-interest income due to the increased liability to the participants of the plan. The increase in professional fees is mainly due to $44,000 related to expenses incurred for compliance with the Sarbanes-Oxley Act of 2002, Section 404, requiring management of public companies to assess and report on the effectiveness of their internal controls over financial reporting. As a small business filer, we are required to comply with Section 404 by September 30, 2008. Occupancy and equipment expenses increased as a result of increases in depreciation expense related to the addition of the new Gouverneur office, equipment maintenance contracts, building maintenance contracts, utilities expense and automobile expenses, partially offset by a decrease in insurance costs. Other expense increases were mainly in contributions due to a $25,000 contribution to a local hospital and an increase in advertising expense related to the grand opening of the new branch office in Gouverneur.

         Income Tax Expense. Our income tax expense decreased from $600,000 in fiscal 2006 to $519,000 in fiscal 2007, or 13.5%. The effective income tax rate was 35.5% in 2007 and 31.6% in 2006. Last year's lower effective tax rate was principally the result of increased tax-exempt income from the $275,000 life insurance death benefit discussed in non-interest income.

         Liquidity and Capital Resources

         Our primary sources of funds are deposits, borrowings from FHLB and proceeds from the principal and interest payments on loans and securities. Maturities and scheduled principal payments on loans and securities are predictable sources of funds. However, general economic conditions and interest rate conditions can cause increases or decreases in deposit outflows and loan pre-payments, thereby affecting the level of funds we have available for investment. Our level of borrowed funds is generally at our own discretion, based upon our need for funds and the cost of deposits as an alternative source of funds.

         In general, we manage our liquidity by maintaining a sufficient level of short-term investments so that funds are normally available for investment in loans when needed. During the year ended September 30, 2007, we increased our cash and cash equivalents by $1.4 million. The increase was the net result of the combination of all our sources and uses of funds. We originated $21.2 million of new loans as compared to originations of $33.2 million in fiscal 2006. In fiscal 2006, we sold $1.2 million in United States Department of Agriculture ("USDA") and Small Business Administration, ("SBA") guaranteed loans. The lower level of originations was the primary reason that loans, net, after payments, charge-offs and transfers to foreclosed assets, increased by $0.5 million this year after increasing by $8.9 million last year.

         Deposits increased by $3.7 million during fiscal 2007, including a decrease of $0.3 million in brokered deposits. The increase we believe is attributable to competitive rates we paid on deposits and the growth in commercial deposits in conjunction with local commercial loans. In addition to factors within our control, such as our deposit pricing strategies and our marketing efforts, deposit flows are affected by factors outside our control, such as the level of general market interest rates, the availability of alternate investment opportunities and general economic conditions.

         We monitor our liquidity regularly. Excess liquidity is invested in overnight federal funds sold and other short-term investments. If we need additional funds, we can borrow those funds, although the cost of borrowing money is normally higher than the average cost of deposits. As a member of the FHLB, the Bank can arrange to borrow in excess of $52.4 million, of which $33.2 million was outstanding at September 30, 2007, but to do so we must provide appropriate collateral and satisfy other requirements for FHLB borrowings. We have not needed to use borrowings to fund unanticipated deposit outflows. However, as per management's strategy, we are using borrowings, as well as brokered deposits, to help us fund our loan growth. Some of our remaining borrowing capacity will be reserved as a source of liquidity should the need arise. In addition to borrowings and brokered deposits, we believe that, if we need to do so, we can attract additional deposits by increasing the rates we offer.

         During the upcoming year, we anticipate that loan originations may exceed the amount of cash available from the net increase, if any, in deposits, loan repayments and prepayments and the proceeds from the maturity, payment or disposition of securities. If that occurs, we may obtain additional funds to increase our loan portfolio through a variety of strategies, including reducing securities as a percentage of total assets, borrowing funds, or purchasing brokered deposits. At September 30, 2007, we had $32.3 million of time certificates scheduled to mature within one year, including $3.6 million in brokered deposits. We anticipate that we can retain substantially all of those deposits if we need to do so to fund loans and other investments as part of our efforts to grow and leverage our capital.

         The OTS has minimum capital ratio requirements, which apply to the Bank, but there are no comparable minimum capital requirements that apply to us as a savings and loan holding company. At September 30, 2007, the Bank substantially exceeded all regulatory capital requirements of the OTS applicable to it, and the OTS minimum capital requirements had no material adverse affect on the Bank. The Bank was classified as "well capitalized" at September 30, 2007 under OTS regulations.

         We measure liquidity on a monthly basis and strive to maintain a liquidity ratio between 5% and 15%. At September 30, 2007, the ratio was 7.3%.

         Off Balance Sheet Arrangements

         The Company's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans.

         We had $1.8 million in outstanding commitments to make loans at September 30, 2007, along with $5.1 million of unused home equity, commercial and overdraft lines of credit. We anticipate that we have enough liquid funds to meet our current loan commitments, purchase commitments and to fund draws on lines of credit through the normal turnover of our loan and securities portfolios.

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

SHAREHOLDER INFORMATION
-----------------------

Corporate Offices
-----------------
Gouverneur Bancorp, Inc.
42 Church Street
Gouverneur, New York 13642
(315) 287-2600

Annual Meeting of Shareholders
------------------------------

The annual meeting of Gouverneur Bancorp, Inc. will be held February 11, 2008 at 10:00 am at the Boardroom of Gouverneur Savings & Loan Association, 20 John Street, Gouverneur, New York 13642.

Annual Report on Form 10-KSB
----------------------------
For the 2007 fiscal year, Gouverneur Bancorp, Inc. has filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission. The Form 10-KSB is available on the World Wide Web as part of the SEC EDGAR database at www.sec.gov. Shareholders may also obtain a copy free of charge by writing to Gouverneur Bancorp, Inc., 42 Church Street, Gouverneur, New York 13642,
Attention: Corporate Secretary.

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

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948

Counsel
-------
Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604

Independent Auditors
--------------------
Beard Miller Company LLP
115 Solar Street, Suite 100
Syracuse, New York 13204

Market Information for Common Stock
-----------------------------------
The Common Stock of Gouverneur Bancorp, Inc. trades on the American Stock Exchange under the symbol "GOV". At December 12, 2007, there were approximately 318 shareholders of record, not including the number of persons or entities holding stock in nominee or street names through various brokers and banks.

Gouverneur Bancorp, Inc. common stock was issued at $5.00 per share in connection with the Company's initial public offering completed on March 23, 1999. The following table shows the range of high and low sale prices for each full quarterly period for the past two fiscal years.

                                                       Cash
                                                      Dividend
Quarter Ended                   High        Low       Declared
-------------                  -------    -------     -------
Fiscal 2007
-----------
September 30, 2007             $ 11.35    $ 10.80      $ 0.16
June 30, 2007                  $ 12.03    $ 10.60      $ 0.00
March 31, 2007                 $ 12.75    $ 11.45      $ 0.16
December 31, 2006              $ 14.20    $ 11.20      $ 0.00

Fiscal 2006
-----------
September 30, 2006             $ 14.00    $ 12.65      $ 0.15
June 30, 2006                  $ 14.00    $ 12.50      $ 0.00
March 31, 2006                 $ 12.75    $ 11.25      $ 0.15
December 31, 2005              $ 12.29    $ 10.85      $ 0.00

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

                            Gouverneur Bancorp, Inc.

                          Consolidated Financial Report

                               September 30, 2007

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Table of Contents
                                                                           Page
                                                                           ----

Consolidated Financial Statements

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

[GRAPHIC LOGO OMITTED]
         bmc


             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Gouverneur Bancorp, Inc.
Gouverneur, New York

      We have audited the accompanying consolidated statements of financial condition of Gouverneur Bancorp, Inc. and its subsidiary (collectively the "Company") as of September 30, 2007 and 2006, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gouverneur Bancorp, Inc. and its subsidiary as of September 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for its supplemental retirement plans in the fiscal year ending September 30, 2007.

                                                   /s/ Beard Miller Company LLP

Beard Miller Company LLP
Syracuse, New York
November 27, 2007

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Consolidated Statements of Financial Condition
September 30, 2007 and 2006

                                                                                               2007              2006
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands,
                                                                                         Except Share and Per Share Amounts)
                                 Assets

   Cash and due from banks                                                               $         2,381    $         2,308
   Interest bearing deposits with banks                                                            1,499                162
                                                                                         ---------------    ---------------

         Cash and Cash Equivalents                                                                 3,880              2,470

   Securities available for sale                                                                   9,784              9,845
   Securities held to maturity, fair value 2007 $81; 2006 $93                                         81                 92
   Loans held for sale                                                                             2,105              2,160
   Loans receivable, net of allowance for loan losses 2007 $911; 2006 $948                       106,131            105,642
   Investment in FHLB stock, at cost                                                               1,694              1,773
   Investment in life insurance                                                                    3,778              3,631
   Premises and equipment, net                                                                     3,059              2,225
   Accrued interest receivable and other assets                                                    2,077              2,237
                                                                                         ---------------    ---------------

         Total Assets                                                                    $       132,589    $       130,075
                                                                                         ===============    ===============

                     Liabilities and Shareholders' Equity

Liabilities

   Deposits:
      Non-interest bearing demand                                                        $         5,708    $         3,493
      NOW and money market                                                                        13,162             11,966
      Savings                                                                                     17,617             19,342
      Time                                                                                        39,742             37,662
                                                                                         ---------------    ---------------

         Total Deposits                                                                           76,229             72,463

   Borrowed money                                                                                 33,150             35,250
   Accrued interest payable and other liabilities                                                  2,780              2,507
                                                                                         ---------------    ---------------

         Total Liabilities                                                                       112,159            110,220
                                                                                         ---------------    ---------------

Shareholders' Equity

   Preferred stock, par value $.01 per share; authorized 1,000,000 shares; none issued                 -                  -
   Common stock, par value $.01 per share; authorized 9,000,000 shares;
      issued 2,384,040 shares                                                                         24                 24
   Paid-in capital                                                                                 4,910              4,847
   Retained earnings                                                                              16,024             15,398
   Treasury stock, at cost, 2007 83,981 shares; 2006 91,956 shares                                  (425)              (466)
   Accumulated other comprehensive income (loss)                                                     (18)               234
   Unearned common stock held by management recognition plan                                           -                (44)
   Unearned common stock held by employee stock ownership plan                                       (85)              (138)
                                                                                         ---------------    ---------------

         Total Shareholders' Equity                                                               20,430             19,855
                                                                                         ---------------    ---------------

         Total Liabilities and Shareholders' Equity                                      $       132,589    $       130,075
                                                                                         ===============    ===============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                        2

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Consolidated Statements of Income
Years Ended September 30, 2007 and 2006

                                                                                               2007              2006
                                                                                         ---------------    ---------------
                                                                                      (In Thousands, Except Per Share Amounts)
Interest Income

   Loans receivable, including fees                                                      $         7,434    $         6,896
   Securities:
      Taxable                                                                                        498                492
      Tax-exempt                                                                                      66                 47
   Other                                                                                              82                 39
                                                                                         ---------------    ---------------

         Total Interest Income                                                                     8,080              7,474
                                                                                         ---------------    ---------------

Interest Expense
   Deposits                                                                                        2,164              1,666
   Borrowings:
      Short term                                                                                     524                590
      Long term                                                                                    1,184                951
                                                                                         ---------------    ---------------

         Total Interest Expense                                                                    3,872              3,207
                                                                                         ---------------    ---------------

         Net Interest Income                                                                       4,208              4,267

Provision for Loan Losses                                                                             15                100
                                                                                         ---------------    ---------------

         Net Interest Income after Provision for Loan Losses                                       4,193              4,167
                                                                                         ---------------    ---------------

Other Income

   Service charges and fees                                                                          248                225
   Net realized gains on sales of securities                                                          96                 98
   Net realized gains on sales of loans                                                                -                  7
   Earnings on investment in life insurance                                                          147                132
   Life insurance death benefit                                                                        -                275
   Income on foreclosed assets, net                                                                   21                 47
   Other                                                                                             234                190
                                                                                         ---------------    ---------------

         Total Other Income                                                                          746                974
                                                                                         ---------------    ---------------

Other Expenses

   Salaries and employee benefits                                                                  1,795              1,731
   Directors' fees                                                                                   205                179
   Occupancy and equipment                                                                           499                470
   Data processing                                                                                   128                125
   Postage and supplies                                                                              147                123
   Professional fees                                                                                 257                207
   Other                                                                                             447                406
                                                                                         ---------------    ---------------

         Total Other Expenses                                                                      3,478              3,241
                                                                                         ---------------    ---------------

         Income before Income Taxes                                                                1,461              1,900

Income Tax Expense                                                                                   519                600
                                                                                         ---------------    ---------------

         Net Income                                                                      $           942    $         1,300
                                                                                         ===============    ===============

Earnings per Share

   Basic                                                                                 $          0.42    $          0.58
                                                                                         ===============    ===============

   Diluted                                                                               $          0.41    $          0.57
                                                                                         ===============    ===============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                        3

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity
Years Ended September 30, 2007 and 2006

                                                                              Accumulated    Unearned
                                                                                 Other        Common        Unearned
                           Common       Paid-in      Retained     Treasury   Comprehensive   Stock Held   Common Stock
                            Stock       Capital      Earnings      Stock     Income (Loss)     by MRP     Held by ESOP     Total
                         -----------  -----------  -----------  -----------  -------------  ------------  ------------  -----------
                                                            (In Thousands, Except per Share Amounts)
Balance - September
  30, 2005               $        24  $     4,739  $    14,392  $      (499) $         272  $        (67) $       (186) $    18,675
                                                                                                                        -----------
  Comprehensive income:
    Net income                     -            -        1,300            -              -             -             -        1,300
    Change in
      unrealized gains
      on securities
      available for
      sale, net of
      reclassification
      adjustment and
      tax effects                  -            -            -            -            (38)            -             -          (38)
                                                                                                                        -----------

   Total Comprehensive
      Income                                                                                                                  1,262
                                                                                                                        -----------
  Cash dividends
    declared, $0.30 per
    share                          -            -         (294)           -              -             -             -         (294)
  Allocation of ESOP
    shares, 9,748
    shares                         -           75            -            -              -             -            48          123
  Amortization of MRP              -           35            -            -              -            23             -           58
  Exercise of stock
    options, 6,650
    shares                         -           (2)           -           33              -             -             -           31
                         -----------  -----------  -----------  -----------  -------------  ------------  ------------  -----------

Balance - September
  30, 2006                        24        4,847       15,398         (466)           234           (44)         (138)      19,855
                                                                                                                        -----------
  Comprehensive income:
    Net income                     -            -          942            -              -             -             -          942
    Change in
      unrealized gains
      on securities
      available for
      sale, net of
      reclassification
      adjustment and
      tax effects                  -            -            -            -            (53)            -             -          (53)
                                                                                                                        -----------

   Total Comprehensive
      Income                                                                                                                    889
                                                                                                                        -----------
  Cash dividends
    declared, $0.32 per
    share                          -            -         (316)           -              -             -             -         (316)
  Allocation of ESOP
    shares, 10,503
    shares                         -           71            -            -              -             -            53          124
  Adoption of SFAS
    123(R)                         -          (44)           -            -              -            44             -            -
  Adjustment to
    initially
    apply SFAS No. 158,
    net of tax benefit
    of $133                        -            -            -            -           (199)            -             -         (199)
  Amortization of MRP              -           35            -            -              -             -             -           35
  Amortization of stock
    option grants                  -            3            -            -              -             -             -            3
  Exercise of stock
    options, 7,975
       shares                      -           (2)           -           41              -             -             -           39
                         -----------  -----------  -----------  -----------  -------------  ------------  ------------  -----------

Balance - September
   30, 2007              $        24  $     4,910  $    16,024  $      (425) $         (18) $          -  $        (85) $    20,430
                         ===========  ===========  ===========  ===========  =============  ============  ============  ===========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
Years Ended September 30, 2007 and 2006

                                                                                               2007              2006
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
Cash Flows from Operating Activities

   Net income                                                                            $           942    $         1,300
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                       15                100
      Net amortization of deferred fees on loans                                                     139                161
      Net amortization of securities premiums and discounts                                            1                  7
      Depreciation                                                                                   140                118
      Deferred income taxes                                                                          (70)              (119)
      Net realized gains on sales of securities available for sale                                   (96)               (98)
      Net realized gains on sales of loans                                                             -                 (7)
      Proceeds from the sale of loans held for sale                                                    -              1,232
      Life insurance death benefit accrued                                                             -               (275)
      Earnings on investment in life insurance                                                      (147)              (132)
      Compensation expense of stock options, ESOP and MRP                                            162                181
      Net realized gains on sale of foreclosed assets                                                (34)               (53)
      (Increase) decrease in accrued interest receivable and other assets                            447                 (3)
      Decrease in accrued interest payable and other liabilities                                     (24)              (628)
                                                                                         ---------------    ---------------

         Net Cash Provided by Operating Activities                                                 1,475              1,784
                                                                                         ---------------    ---------------

Cash Flows from Investing Activities

   Securities available for sale:
      Proceeds from sales                                                                             98                192
      Proceeds from maturities and principal reductions                                            2,208              1,507
      Purchases                                                                                   (2,238)              (525)
   Securities held to maturity - proceeds from maturities                                             11                 17
   Decrease in investment in FHLB stock                                                               79                 65
   Net increase in loans                                                                            (878)            (9,176)
   Purchase of bank premises and equipment                                                          (974)              (796)
   Proceeds from the sale of foreclosed assets                                                       240                  -
                                                                                         ---------------    ---------------

         Net Cash Used in Investing Activities                                                    (1,454)            (8,716)
                                                                                         ---------------    ---------------

Cash Flows from Financing Activities

   Net increase in deposits                                                                        3,766              8,499
   Proceeds from borrowings                                                                       12,850             27,750
   Repayment of borrowings                                                                       (14,950)           (29,250)
   Exercise of stock options                                                                          39                 31
   Cash dividends paid                                                                              (316)              (294)
                                                                                         ---------------    ---------------

         Net Cash Provided by Financing Activities                                                 1,389              6,736
                                                                                         ---------------    ---------------

         Net Increase (Decrease) in Cash and Cash Equivalents                                      1,410               (196)

Cash and Cash Equivalents - Beginning                                                              2,470              2,666
                                                                                         ---------------    ---------------

Cash and Cash Equivalents - Ending                                                       $         3,880    $         2,470
                                                                                         ===============    ===============

Supplemental Cash Flows Information

   Interest paid                                                                         $         3,872    $         3,182
                                                                                         ===============    ===============

   Income taxes paid                                                                     $           540    $           611
                                                                                         ===============    ===============

   Transfer of loans to other real estate owned                                          $           290    $            64
                                                                                         ===============    ===============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                        5

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

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

Cambray Mutual Holding Company, a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns 57.0% of the outstanding common stock of the Company as of September 30, 2007.

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

Securities

      Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred income tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the securities.

--------------------------------------------------------------------------------
                                       6

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

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

--------------------------------------------------------------------------------
                                       7

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

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

      The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

--------------------------------------------------------------------------------
                                       8

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 2 - Summary of Accounting Policies (Continued)

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

Foreclosed Real Estate

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. At September 30, 2007 and 2006, the Company had $85,000 and $-0-, respectively, in foreclosed real estate.

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

Advertising Costs

      The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $66,000 and $53,000 in 2007 and 2006, respectively.

--------------------------------------------------------------------------------
                                       9

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 2 - Summary of Accounting Policies (Continued)

Earnings per Common Share

      Basic earnings per common share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Unearned ESOP and unallocated MRP shares are not included in the weighted average number of shares outstanding. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to unallocated MRP shares and outstanding stock options and are determined using the treasury stock method.

      The following table sets forth the computations of basic and diluted earnings per common share for the years ended September 30:

                                                                                  2007                     2006
                                                                              ------------             ------------
                                                                              (In Thousands, Except Per Share Data)
                   Numerator, net income                                      $        942             $      1,300
                                                                              ============             ============

                   Denominator:
                        Denominator for basic earnings per common share,
                            weighted average shares                                  2,268                    2,245
                        Effect of dilutive options and MRP shares                       26                       33
                                                                              ------------             ------------

                   Denominator for diluted earnings per common share,
                        adjusted weighted average shares                             2,294                    2,278
                                                                              ============             ============

                   Basic earnings per common share                            $       0.42             $       0.58
                                                                              ============             ============

                   Diluted earnings per common share                          $       0.41             $       0.57
                                                                              ============             ============

Cash Flow Information

      For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits with banks.

Off-Balance Sheet Financial Instruments

      In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the statements of financial condition when they are funded.

--------------------------------------------------------------------------------
                                       10

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 2 - Summary of Accounting Policies (Continued)

Employee Stock Ownership Plan

      The Company sponsors a non-contributory Employee Stock Ownership Plan
      (ESOP) covering substantially all employees. Employer contributions are discretionary and there is no guarantee that a contribution will be made during any particular year. However, the Company plans to make annual contributions sufficient to cover principal and interest due under the contractual terms of the ESOP loan agreement. Contributions will be in the form of cash or Company stock. The number of shares allocable to Plan participants is based on employee compensation levels. Accordingly, as shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. Dividends paid on allocated shares are credited to participants' accounts.

Stock Compensation Plans

      The Company has a Stock Option Plan ("SOP") and a Management Recognition Plan ("MRP") for directors, officers and key employees. Through September 30, 2006, the Company accounted for its SOP using the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related interpretations. Under APB No. 25, generally, when the exercise price of the Company's stock options equaled the market price of the underlying stock on the date of the grant, no compensation expense was recognized. The Company adopted SFAS No. 123(R) "Share-Based Payment," using the modified-prospective transition method, beginning on October 1, 2006 and, therefore, began to expense the fair value of all options over their remaining vested periods to the extent the options were not fully vested as of the adoption date and will expense the fair value of all stock options granted subsequent to September 30, 2006, over their vesting periods.

      SFAS 123(R) also requires the benefits of realized tax deductions in excess of previously recognized tax benefits on stock-based compensation expense to be reported as a financing cash flow (none for the twelve month period ended September 30, 2007) rather than an operating cash flow, as previously required. In accordance with Staff Accounting Bulletin ("SAB") No. 107, the Company classified share-based compensation within non-interest expenses to correspond with the same line item as the cash compensation paid to employees and directors.

      Both employee and non-employee director options generally vest over a five-year service period. Compensation expense recognized for all option grants is net of estimated forfeitures and is recognized over the awards' respective vesting periods. The fair values of all option grants were estimated using the Black-Scholes option pricing model. The Company recognizes compensation expense for the fair values of these awards, which have graded vesting, on a straight-line basis over the vesting period of the awards. The Company had 2,000 unvested stock options outstanding at September 30, 2006. No options were granted in the twelve-month period ending September 30, 2007. At September 30, 2007, all options granted previously have fully vested and no further expense will be recognized. Any additional impact that the adoption of SFAS No. 123(R) will have on the Company's consolidated financial position and results of operations will be determined by stock options granted in future periods and the assumptions on which the value of those share-based payments are based.

      The Company awarded 1,700 shares of stock under the MRP to one director during the twelve month period ended September 30, 2007. The aggregate expense for these shares, which have a five-year vesting period, is expected to be approximately $13,000 and will be expensed ratably over the vesting period.

--------------------------------------------------------------------------------
                                       11

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 2 - Summary of Accounting Policies (Continued)

Stock Compensation Plans (Continued)

      During the twelve months ended September 30, 2007, the Company recorded $38,000 of share-based compensation expense, which was comprised of $3,000 for stock option expense and $35,000 for MRP expense.

      The following table illustrates the impact of share-based compensation on net income and earnings per share for the year ended September 30, 2007:

                                                                    Impact of
                                                                   Share-Based
                                                                   Compensation
                                                     As Reported     Expense
                                                    ------------   -------------
                                                          (In Thousands,
                                                      Except Per Share Data)

             Net income                             $        942   $        23

             Earnings per share:
                  Basic                             $       0.42   $      0.01
                  Diluted                           $       0.41   $      0.01

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

      The components of other comprehensive income and related tax effects for the years ended September 30 are as follows:

                                                        2007           2006
                                                    ------------   ------------
                                                          (In Thousands)

             Unrealized holding gains on available
                for sale securities                 $          8   $         34
             Reclassification adjustment for gains
                realized in income                           (96)           (98)
                                                    ------------   ------------

                    Net Unrealized Losses                    (88)           (64)

             Deferred income tax                              35             26
                                                    ------------   ------------

                      Net of Tax Amount             $        (53)  $        (38)
                                                    ============   ============

--------------------------------------------------------------------------------
                                       12

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 2 - Summary of Accounting Policies (Continued)

Comprehensive Income (Continued)

      At September 30, 2007, the components of accumulated other comprehensive loss are as follows (in thousands):

             Supplemental executive retirement plan, net of taxes of $74                  $ (111)
             Directors' Retirement Plan, net of taxes of $59                                 (88)
             Unrealized holding gains on available for sale securities, net of taxes
                of $121                                                                      181
                                                                                          ------

                                                                                          $  (18)
                                                                                          ======

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

Reclassifications

      Certain amounts in the 2006 financial statements have been reclassified to conform with the 2007 presentation format. Those reclassifications had no effect on net income.

New Accounting Standards

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

--------------------------------------------------------------------------------
                                       13

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 2 - Summary of Accounting Policies (Continued)

New Accounting Standards (Continued)

      In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," which amends SFAS Nos. 87 and 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date, the date at which the benefit obligation and plan assets are measured, is required to be the Company's fiscal year-end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company has adopted SFAS 158, and the following table summarizes the impact of the initial adoption of SFAS No. 158 for pension, postretirement and supplemental benefits (not tax effected, dollars in thousands).

                                                September 30,                    September 30,
                                                2007 Prior to                      2007 Post
                                                SFAS No. 158                     SFAS No. 158
                                                 Adjustments      Adjustments     Adjustments
                                                -------------   --------------   -------------
                                                            (Dollars in Thousands)
      Other liabilities                         $       2,448   $          332   $       2,780
      Accumulated other comprehensive
           income (loss)                                  181             (332)           (151)

      In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." This statement permits entities to choose to measure many financial instruments and certain other items at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is effective as of the beginning of an entity's first fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No.
      157. The Company is continuing to evaluate the impact of this statement.

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

--------------------------------------------------------------------------------
                                       14

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 2 - Summary of Accounting Policies (Continued)

New Accounting Standards (Continued)

      In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for public companies for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

Note 3 - Securities

The amortized cost and fair value of securities at September 30 were as follows:

                                                                        Gross        Gross
                                                         Amortized    Unrealized   Unrealized      Fair
                                                           Cost         Gains        Losses        Value
                                                       -----------   -----------   ----------   ----------
                                                                           (In Thousands)
September 30, 2007:
      Available for Sale
         U.S. Government agencies                      $     4,459   $        22   $      (13)  $    4,468
         Mortgage-backed securities                          2,451             2          (41)       2,412
         Municipal securities                                2,386            10          (20)       2,376
                                                       -----------   -----------   ----------   ----------

                                                             9,296            34          (74)       9,256
         Equity securities                                       6           343            -          349
         Mutual funds                                          180             -           (1)         179
                                                       -----------   -----------   ----------   ----------

                                                       $     9,482   $       377   $      (75)  $    9,784
                                                       ===========   ===========   ==========   ==========
      Held to Maturity
         Mortgage-backed securities                    $        81   $         -   $        -   $       81
                                                       ===========   ===========   ==========   ==========

--------------------------------------------------------------------------------
                                       15

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 3 - Securities (Continued)

                                                                        Gross        Gross
                                                         Amortized   Unrealized    Unrealized      Fair
                                                           Cost         Gains        Losses        Value
                                                       -----------   -----------   ----------   ----------
                                                                         (In Thousands)
September 30, 2006:
    Available for Sale
       U.S. Government agencies                        $     4,830   $         9   $     (58)   $    4,781
       Mortgage-backed securities                            3,287             8         (54)        3,241
       Municipal securities                                  1,268             9          (9)        1,268
                                                       -----------   -----------   ----------   ----------

                                                             9,385            26        (121)        9,290
       Equity securities                                         7           485            -          492
       Mutual funds                                             63             -            -           63
                                                       -----------   -----------   ----------   ----------

                                                       $     9,455   $       511   $    (121)   $    9,845
                                                       ===========   ===========   =========    ==========
    Held to Maturity
       Mortgage-backed securities                      $        92   $         1   $        -   $       93
                                                       ===========   ===========   =========    ==========

The amortized cost and fair value of securities as of September 30, 2007, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                           Available for Sale          Held to Maturity
                                                       -------------------------   -----------------------
                                                        Amortized       Fair       Amortized       Fair
                                                           Cost         Value         Cost         Value
                                                       -----------   -----------   ----------   ----------
                                                                           (In Thousands)
Due within one year                                    $       500   $       502   $        -   $        -
Due after one year through five years                        1,514         1,522            -            -
Due after five years through ten years                       2,247         2,250            -            -
Due after ten years                                          2,584         2,570            -            -
                                                       -----------   -----------   ----------   ----------

                                                             6,845         6,844            -            -
Mortgage-backed securities                                   2,451         2,412           81           81
Mutual funds                                                   180           179            -            -
Equity securities                                                6           349            -            -
                                                       -----------   -----------   ----------   ----------

                                                       $     9,482   $     9,784   $       81   $       81
                                                       ===========   ===========   ==========   ==========

Gross realized gains on sales of securities available for sale were $96,000 in 2007 and $98,000 in 2006. Gross realized losses on sales of securities available for sale were $-0- in 2007 and $-0- in 2006. The income tax provision includes $38,000 and $39,000 for the years ended September 30, 2007 and 2006, respectively, of income tax expense on net realized securities gains.

--------------------------------------------------------------------------------
                                       16

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 3 - Securities (Continued)

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                        Less than Twelve Months       Over Twelve Months                   Total
                                      --------------------------   ---------------------------   ------------------------
                                          Gross                        Gross                        Gross
                                        Unrealized      Fair        Unrealized       Fair         Unrealized      Fair
                                         Losses         Value          Losses        Value          Losses        Value
                                      ------------   -----------   -------------   -----------   -----------    ---------
                                                                        (In Thousands)
September 30, 2007:
   Securities Available
      for Sale
      U.S. Government
        agencies                      $          -   $         -   $          13   $     1,968   $        13    $   1,968
      Mortgage-backed                            1            87              40         1,972            41        2,059
      Municipal                                 11           605               9           694            20        1,299
      Mutual funds                               1           179               -             -             1          179
                                      ------------   -----------   -------------   -----------   -----------    ---------

                                      $         13   $       871   $          62   $     4,634   $        75    $   5,505
                                      ============   ===========   =============   ===========   ===========    =========
September 30, 2006:
   Securities Available
      for Sale
      U.S. Government
        agencies                      $          -   $       484   $          58   $     3,295   $        58    $   3,779
      Mortgage-backed                            5           649              49         1,862            54        2,511
      Municipal                                  1           253               8           443             9          696
                                      ------------   -----------   -------------   -----------   -----------    ---------

                                      $          6   $     1,386   $         115   $     5,600   $       121    $   6,986
                                      ============   ===========   =============   ===========   ===========    =========

In management's opinion, the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. At September 30, 2007 and 2006, the Company had 19 and 18 securities, respectively, in an unrealized loss position. The Company has the intent and the ability to hold such securities until maturity or market price recovery. Management believes that the unrealized losses do not represent other-than-temporary impairment of the securities.

--------------------------------------------------------------------------------
                                       17

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 4 - Loans Receivable and Allowance for Loan Losses

The components of loans receivable at September 30 were as follows:

                                                                                         2007             2006
                                                                                    --------------   ----------------
                                                                                              (In Thousands)
      Real estate:
         Residential                                                                $       81,235   $         76,107
         Commercial                                                                          7,406              7,512
         Construction                                                                        2,137              3,457
      Commercial and agricultural                                                            1,570              1,382
      Automobile                                                                             5,655              6,826
      Home equity                                                                            5,300              6,852
      Passbook                                                                                 362                494
      Other                                                                                  2,489              3,049
                                                                                    --------------   ----------------

                                                                                           106,154            105,679
      Deferred fees and costs                                                                  888                911
      Allowance for loan losses                                                               (911)              (948)
                                                                                    --------------   ----------------

                                                                                    $      106,131   $        105,642
                                                                                    ==============   ================

The following presents changes in the allowance for loan losses for the years ended September 30:

                                                                                         2007             2006
                                                                                    --------------   ----------------
                                                                                               (In Thousands)
     Balance, beginning                                                             $          948   $            869
         Provision for loan losses                                                              15                100
         Recoveries                                                                             23                 30
         Loans charged off                                                                     (75)               (51)
                                                                                    --------------   ----------------

     Balance, ending                                                                $          911   $            948
                                                                                    ==============   ================

There were no recorded investments in impaired loans requiring an allowance for loan losses at September 30, 2007. The recorded investment in impaired loans requiring an allowance for loan losses was $248,000 at September 30, 2006 with a related allowance for loan losses of $50,000. The recorded investment in impaired loans not requiring an allowance for loan losses at September 30, 2007 and 2006 was $249,000 and $-0-, respectively. For the years ended September 30, 2007 and 2006, the average recorded investment in these impaired loans was $249,000 and $254,000, respectively. The interest income recognized on these impaired loans was not significant for the years ended September 30, 2007 and 2006.

Loans on which the accrual of interest has been discontinued amounted to $377,000 and $452,000 at September 30, 2007 and 2006, respectively. The interest income foregone on nonaccruing loans was approximately $44,000 and $28,000 during the years ended September 30, 2007 and 2006, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $297,000 and $228,000 at September 30, 2007 and 2006, respectively.

--------------------------------------------------------------------------------
                                       18

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 5 - Premises and Equipment

Components of premises and equipment at September 30 are as follows:

                                                                                         2007             2006
                                                                                    --------------   ----------------
                                                                                            (In Thousands)
      Land                                                                          $          671   $            580
      Buildings and improvements                                                             2,616              1,262
      Furniture and equipment                                                                1,082                820
      Construction in progress                                                                   1                734
                                                                                    --------------   ----------------

                                                                                             4,370              3,396
      Accumulated depreciation                                                              (1,311)            (1,171)
                                                                                    --------------   ----------------

                                                                                    $        3,059   $          2,225
                                                                                    ==============   ================

Depreciation expense for the years ended September 30, 2007 and 2006 amounted to $140,000 and $118,000, respectively.

Construction in progress at September 30, 2006 represents costs incurred for the construction of a new branch which opened on February 20, 2007.

Note 6 - Deposits

Aggregate time deposits in denominations of $100,000 or more were $7,586,000 and $6,818,000 at September 30, 2007 and 2006, respectively.

At September 30, 2007, the scheduled maturities of time deposits are as follows (in thousands):

      2008                                                                          $       32,262
      2009                                                                                   3,458
      2010                                                                                   1,105
      2011                                                                                   2,917
                                                                                    --------------

                                                                                    $       39,742
                                                                                    ==============

A summary of interest expense for the years ended September 30 is as follows:

                                                                                         2007             2006
                                                                                    --------------   ----------------
                                                                                             (In Thousands)
      Savings                                                                       $          191   $            203
      Time                                                                                   1,818              1,324
      NOW and money market                                                                     155                139
                                                                                    --------------   ----------------

                                                                                    $        2,164   $          1,666
                                                                                    ==============   ================

--------------------------------------------------------------------------------
                                       19

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 7 - Borrowed Money

Borrowed funds from the Federal Home Loan Bank of New York at September 30 are summarized as follows:

                                                                  2007                       2006
                                                     --------------------------   -----------------------------
                                                                       Weighted                       Weighted
                                                                        Average                        Average
                                                                       Interest                       Interest
                                                         Amount          Rate         Amount            Rate
                                                     -----------   ------------   -------------   -------------
                                                                          (Dollars in Thousands)
Securities sold under agreements to
   repurchase                                        $     6,000        4.78%     $       6,000         4.36%
Fixed term advances                                       27,150        4.78%            29,250         4.86%
                                                     -----------                  -------------

                                                     $    33,150        4.78%     $      35,250         4.78%
                                                     ===========                  =============

Future contractual maturities of the securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of New York (FHLBNY) are as follows (in thousands):

       Years ending September 30:
            2008                                                   $   14,150
            2009                                                        7,000
            2010                                                        4,000
            2011                                                        2,000
            2016                                                        6,000
                                                                   ----------

                                                                   $   33,150
                                                                   ==========

The securities sold under agreements to repurchase are secured by mortgage-backed securities and agency securities. The collateral underlying the securities sold under agreements to repurchase had a carrying value of $6,408,000 and a fair value of $6,408,000 at September 30, 2007 and a carrying value of $6,790,000 and a fair value of $6,791,000 at September 30, 2006. The securities sold under agreements to repurchase have fixed interest rates.

The Company utilizes advance programs offered by the FHLBNY including a line of credit agreement with an available limit of $19,210,000 at September 30, 2007. Under terms of a blanket collateral agreement with the FHLBNY, outstanding advances are secured by certain qualifying assets not otherwise pledged. The advances from the FHLBNY have fixed interest rates.

--------------------------------------------------------------------------------
                                       20

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 8 - Employee Benefit Plans

401(k) Plan

      The Company has a defined contribution 401(k) Retirement Plan (Plan) for all eligible salaried employees. Employees are permitted to contribute up to 15% of base pay to the Plan, subject to certain limitations. The Company contributes 3% of each eligible employee's salary. Additional Company contributions to the Plan are determined annually by the Board of Directors. For the years ended September 30, 2007 and 2006, expense for the Plan amounted to $51,000 and $50,000, respectively.

Deferred Compensation Plan

      The Company has a nonqualified deferred compensation plan for directors, under which directors may elect to defer all or part of their director fees, and a nonqualified deferred compensation plan for the President. At September 30, 2007 and 2006, deferred compensation included in other liabilities aggregated approximately $560,000 and $485,000, respectively. Deferred compensation expense for the years ended September 30, 2007 and 2006 amounted to $54,000 and $65,000, respectively.

Supplemental Retirement Plans

      The Company has supplemental retirement and life insurance plans for the benefit of certain officers and directors. At September 30, 2007 and 2006, other liabilities include accruals of approximately $736,000 and $277,000, respectively, under these plans. Expenses for the plans were $127,000 and $115,000 for 2007 and 2006, respectively. In addition to the current year expense of $127,000, the increase in accrued benefits from October 1, 2006 to September 30, 2007 includes the effects of adopting SFAS No. 158 in the amount of $332,000.

      To fund the benefits under these plans, the Company is the owner of single premium life insurance policies on participants in the non-qualified retirement plans. At September 30, 2007 and 2006, the cash value of the policies was $3,778,000 and $3,631,000, respectively.

Employee Stock Ownership Plan

      The Company sponsors a non-contributory Employee Stock Ownership Plan
      (ESOP) covering substantially all employees. In connection with establishing the Employee Stock Ownership Plan (ESOP) in 1999, the ESOP borrowed $429,000 from the Company to purchase 85,825 common shares of the Company's stock. The loan is being repaid in ten equal annual installments through 2009. The loan bears interest at 7.75%. Compensation expense for the ESOP was $123,000 for the years ended September 30, 2007 and 2006.

      The status of the ESOP shares at September 30 is as follows:

                                                           2007         2006
                                                        ----------   ----------

          Shares released for allocation                    68,806       58,303
          Unreleased shares                                 17,019       27,522
                                                        ----------   ----------

               Total ESOP Shares                            85,825       85,825
                                                        ==========   ==========

          Fair value of unreleased shares               $  191,000   $  387,000
                                                        ==========   ==========

--------------------------------------------------------------------------------
                                       21

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 9 - Income Taxes

The components of the provision for income taxes for the years ended September 30 are as follows:

                                                           2007          2006
                                                        ----------   ----------
                                                             (In Thousands)
       Federal:
          Current                                       $      472   $      583
          Deferred                                             (57)         (97)
                                                        ----------   ----------

                                                               415          486
                                                        ----------   ----------
       State:
          Current                                              117          136
          Deferred                                             (13)         (22)
                                                        ----------   ----------

                                                               104          114
                                                        ----------   ----------

                                                        $      519   $      600
                                                        ==========   ==========

A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended September 30, 2007 and 2006 is as follows:

                                                                        2007                       2006
                                                              ------------------------   -----------------------
                                                                              % of                        % of
                                                                              Pretax                     Pretax
                                                                 Amount       Income        Amount       Income
                                                              -----------   ----------   -----------   ----------
                                                                             (Dollars in Thousands)
     Federal income tax at statutory rate                     $       497         34.0%  $       646        34.0%
     State tax, net of federal benefit                                 69          4.7            75         3.9
     Earnings on investment in life insurance                         (47)        (3.2)          (45)       (2.4)
     Tax-exempt interest income                                       (19)        (1.3)          (14)       (0.7)
     Life insurance death benefits                                     --           --           (93)       (4.9)
     Other                                                             19          1.3            31         1.7
                                                              -----------   ----------   -----------   ---------

                                                              $       519         35.5%  $       600        31.6%
                                                              ===========   ==========   ===========   =========

--------------------------------------------------------------------------------
                                       22

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 9 - Income Taxes (Continued)

The net deferred tax asset included in the accompanying consolidated statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                          2007          2006
                                                       -----------   ----------
                                                              (In Thousands)

    Deferred tax assets:
       Allowance for loan losses                       $       354   $      369
       Retirement benefits                                     133           --
       Deferred compensation                                   383          305
       Other                                                    36           40
                                                       -----------   ----------

         Total Deferred Tax Assets                             906          714
                                                       -----------   ----------
    Deferred tax liabilities:
       Net unrealized gains on securities                      121          156
       Premises and equipment                                   20           22
       Net deferred loan costs                                 346          355
                                                       -----------   ----------

         Total Deferred Tax Liabilities                        487          533
                                                       -----------   ----------

         Net Deferred Tax Asset                        $       419   $      181
                                                       ===========   ==========

Retained earnings include $1,274,000 at September 30, 2007 and 2006, for which no provision for federal income tax has been made. These amounts represent deductions for bad debt reserves for tax purposes which were only allowed to savings institutions which met certain definitional tests prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Company itself pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from "applicable excess reserve" defined as the total amount of reserve over the base year reserve. The Company's total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.

Note 10 - Transactions with Executive Officers and Directors

Certain directors and executive officers of the Company, their families and their affiliates are customers of the Bank. Any transactions with such parties, including loans and commitments, were in the ordinary course of business at normal terms, including interest rates and collateralization, prevailing at the time and did not represent more than normal risks. At September 30, 2007 and 2006, such loans amounted to $254,000 and $398,000, respectively. During 2007 and 2006, new loans to such related parties totaled $45,000 and $59,000, respectively, and repayments aggregated $189,000 and $155,000, respectively.

--------------------------------------------------------------------------------
                                       23

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 11 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 (Core) capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to adjusted total assets. Management believes, as of September 30, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2007, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

There are no comparable minimum capital requirements that apply to the Company as a savings and loan holding company.

The Bank's actual capital amounts and ratios are presented in the table:

                                                                                                            To be Well Capitalized
                                                                                                                 under Prompt
                                                                                   For Capital Adequacy        Corrective Action
                                                                Actual                   Purposes                  Provisions
                                                      -------------------------   ----------------------   -------------------------
                                                         Amount         Ratio        Amount       Ratio      Amount        Ratio
                                                      ------------   ----------   -----------   --------   ----------   ------------
                                                                                  (Dollars in Thousands)
As of September 30, 2007:
   Total capital (to risk-weighted assets)            $     21,072         27.6%     $ >6,114       >8.0%     $>7,642         >10.0%
                                                                                       -            -          -              -
   Core capital (to risk-weighted assets)                   20,161         26.4        >3,057       >4.0       >4,585         > 6.0
                                                                                       -            -          -              -
   Core capital (to adjusted total assets)                  20,161         15.3        >3,966       >3.0       >6,610         > 5.0
                                                                                       -            -          -              -
   Tangible capital (to adjusted total
     assets)                                                20,161         15.3        >1,983       >1.5        N/A             N/A
                                                                                       -            -
As of September 30, 2006:
   Total capital (to risk-weighted assets)            $     20,290         26.7%     $ >6,083       >8.0%     $>7,604         >10.0%
                                                                                       -            -          -              -
   Core capital (to risk-weighted assets)                   19,343         25.4        >3,042       >4.0       >4,563         > 6.0
                                                                                       -            -          -              -
   Core capital (to adjusted total assets)                  19,343         14.9        >3,886       >3.0       >6,476         > 5.0
                                                                                       -            -          -              -
   Tangible capital (to adjusted total
     assets)                                                19,343         14.9        >1,943       >1.5        N/A             N/A
                                                                                       -            -

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at September 30, 2007 and 2006 was approximately $403,000 and $342,000, respectively.

--------------------------------------------------------------------------------
                                       24

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 12 - Stock Option and Management Recognition Plans

The Stock Option Plan provides for awards in the form of stock options, representing a right to purchase up to 107,281 shares of common stock. There were 43,531 options available for grant at September 30, 2007. All options have a ten-year term and vest ratably over a five-year period.

A summary of the Company's stock option activity and related information for the years ended September 30, 2007 and 2006 are as follows:

                                                       Weighted     Weighted
                                                       Average       Average     Aggregate
                                                       Exercise     Remaining    Intrinsic
                                           Options      Price         Life         Value
                                         ----------   ----------   ----------   ----------
      Outstanding, September 30, 2005        56,275         5.52
         Exercised                           (6,650)        4.75
                                         ----------   ----------

      Outstanding, September 30, 2006        49,625         5.62
         Exercised                           (7,975)        4.78
                                         ----------   ----------

      Outstanding, September 30, 2007        41,650         5.78    2.6 years   $      241
                                         ==========   ==========   ==========   ==========

      Exercisable, September 30, 2007        41,650         5.78    2.6 years   $      241
                                         ==========   ==========   ==========   ==========

Exercise prices for options outstanding as of September 30, 2007 ranged from $4.75 to $9.30 per share. At September 30, 2006, there were 2,000 non-vested options having a weighted average fair value of $3.36 per option. These options vested on April 23, 2007 and, as a result, there are no unvested options at September 30, 2007. There will be no future expenses for these options as they have been fully expensed. No options were granted during the years ended September 30, 2007 and 2006.

A summary of the status of the Company's MRP shares as of September 30, 2007 and changes during the twelve months ended September 30, 2007 is presented below:

                                                                                 Weighted
                                                                                 Average
                                                                   Restricted   Grant Date
                                                                     Shares     Fair Value
                                                                   ----------  -----------
      Non-vested at September 30, 2006                                  9,920   $    12.33
         Granted                                                        1,700        12.50
         Vested                                                        (3,080)       11.74
                                                                   ----------  -----------

      Non-vested at September 30, 2007                                  8,540   $    12.58
                                                                   ==========  ===========

Expected future compensation expense relating to the non-vested MRP shares at September 30, 2007 is $102,000 and will be expensed over a weighted average period of 3.2 years.

--------------------------------------------------------------------------------
                                       25

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 12 - Stock Option and Management Recognition Plans (Continued)

For purposes of pro forma disclosures, the estimated fair value of the stock options and MRP shares were amortized to expense over their assumed vesting periods. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all stock-related compensation for the year ended September 30, 2006 (in thousands, except per share data):

      Net income, as reported                                                     $  1,300

      Total stock-based compensation expense determined under fair
         value method for all awards, net of taxes                                     (41)
      Amounts included in determination of net income, net of taxes                     34
                                                                                  --------

      Pro forma net income                                                        $  1,293
                                                                                  ========

      Earnings per share:
         Basic, as reported                                                       $   0.58
         Basic, pro forma                                                         $   0.58
         Diluted, as reported                                                     $   0.57
         Diluted, pro forma                                                       $   0.57

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

A summary of financial instrument commitments at September 30 is as follows:

                                                                         2007       2006
                                                                       --------   --------
                                                                          (In Thousands)
      Commitments to grant loans                                       $  1,815   $  4,202
      Unfunded commitments under lines and letters of credit              5,129      4,277
      Commitments to sell loans                                           2,105      2,160

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

--------------------------------------------------------------------------------
                                       26

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 14 - Retained Earnings

Cambray Mutual Holding Company (Cambray) waived receipt of the March and September 2007 dividends by the Company. The total dividends waived by Cambray were $419,000 during the year ended September 30, 2007, and $1,927,000 cumulatively as of September 30, 2007. The dividends waived by Cambray are considered a restriction on the retained earnings of the Company.

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

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at September 30, 2007 and 2006:

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

   o The fair value of off-balance sheet financial instruments is estimated using the fees currently charged to enter into similar agreements. As of September 30, 2007 and 2006, the fair value of off-balance sheet financial instruments is not significant.

--------------------------------------------------------------------------------
                                       27

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 15 - Disclosures about Fair Value of Financial Instruments (Continued)

The estimated fair values of the Company's financial instruments at September 30 are as follows:

                                                                   2007                  2006
                                                           -------------------   -------------------
                                                           Carrying     Fair     Carrying     Fair
                                                            Amount      Value     Amount      Value
                                                           --------   --------   --------   --------
                                                                         (In Thousands)
Financial assets:
   Cash and due from banks and interest-bearing
      deposits with banks                                  $  3,880   $  3,880   $  2,470   $  2,470
   Securities available for sale                              9,784      9,784      9,845      9,845
   Securities held to maturity                                   81         81         92         93
   Loans held for sale                                        2,105      2,105      2,160      2,160
   Loans receivable, net                                    106,131    103,906    105,642    104,599
   Investment in FHLB stock                                   1,694      1,694      1,773      1,773
   Accrued interest receivable                                  541        541        590        590

Financial liabilities:
   Deposits                                                  76,229     76,002     72,463     72,271
   Borrowed money                                            33,150     33,010     35,250     35,233
   Accrued interest payable                                     230        230        230        230

Note 16 - Gouverneur Bancorp, Inc. (Parent Company Only) Financial Information

Condensed Statements of Financial Condition

                                                                                   2007       2006
                                                                                 --------   --------
                                                                                    (In Thousands)
                                           Assets
      Cash                                                                       $    141   $     74
      Investment in bank subsidiary                                                20,144     19,576
      Other assets                                                                    145        205
                                                                                 --------   --------

                                                                                 $ 20,430   $ 19,855
                                                                                 ========   ========

                                       Shareholders' Equity
      Shareholders' equity                                                       $ 20,430   $ 19,855
                                                                                 ========   ========

--------------------------------------------------------------------------------
                                       28

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 16 - Gouverneur Bancorp, Inc. (Parent Company Only) Financial Information (Continued)

Condensed Statements of Income

                                                                                   2007       2006
                                                                                 --------   --------
                                                                                    (In Thousands)
      Income:
         Dividends from bank subsidiary                                          $    317   $    294
         Interest                                                                      15         18
         Other income                                                                   6          -
      Other expenses                                                                 (144)       (97)
                                                                                 --------   --------

           Income before Equity in Undistributed Earnings of Subsidiary               194        215

      Equity in undistributed earnings of bank subsidiary                             748      1,085
                                                                                 --------   --------

           Net Income                                                            $    942   $  1,300
                                                                                 ========   ========

Condensed Statements of Cash Flows

                                                                                   2007       2006
                                                                                 --------   --------
                                                                                    (In Thousands)
      Cash Flows from Operating Activities
         Net income                                                              $    942   $  1,300
         Adjustments to reconcile net income to net cash provided by operating activities:
            Equity in undistributed earnings of bank subsidiary                      (748)    (1,085)
            Other, net                                                                100         10
                                                                                 --------   --------

           Net Cash Provided by Operating Activities                                  294        225
                                                                                 --------   --------

      Cash Flows Provided by Investing Activities
         Principal collected on ESOP note receivable                                   50         46
                                                                                 --------   --------

      Cash Flows from Financing Activities
         Exercise of stock options                                                     39         31
         Cash dividends paid                                                         (316)      (294)
                                                                                 --------   --------

           Net Cash Used in Financing Activities                                     (277)      (263)
                                                                                 --------   --------

           Increase in Cash and Cash Equivalents                                       67          8

      Cash and Cash Equivalents - Beginning                                            74         66
                                                                                 --------   --------

      Cash and Cash Equivalents - Ending                                         $    141   $     74
                                                                                 ========   ========

--------------------------------------------------------------------------------
                                       29

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 17 - Quarterly Consolidated Financial Data (Unaudited)

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments necessary for a fair presentation for the years ended September 30, 2007 and 2006 (in thousands, except per share data):

                                                                            Three Months Ended
                                                        ---------------------------------------------------------
2007:                                                    December 31     March 31        June 30     September 30
-----------------------------------------------------   ------------   ------------   ------------   ------------
Interest income                                         $      1,994   $      2,020   $      2,020   $      2,046
Interest expense                                                 947            961            986            978
                                                        ------------   ------------   ------------   ------------

      Net Interest Income                                      1,047          1,059          1,034          1,068

Provision for loan losses                                        (15)             -              -              -
Other income                                                     149            160            267            170
Other expense                                                   (851)          (943)          (880)          (804)
                                                        ------------   ------------   ------------   ------------

      Income before Income Taxes                                 330            276            421            434

Income tax expense                                               114             93            153            159
                                                        ------------   ------------   ------------   ------------

      Net Income                                        $        216   $        183   $        268   $        275
                                                        ============   ============   ============   ============
Earnings per share:
   Basic                                                $       0.10   $       0.08   $       0.12   $       0.12
                                                        ============   ============   ============   ============

   Diluted                                              $       0.09   $       0.08   $       0.12   $       0.12
                                                        ============   ============   ============   ============

--------------------------------------------------------------------------------
                                       30

Gouverneur Bancorp, Inc.
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
September 30, 2007 and 2006

Note 17 - Quarterly Consolidated Financial Data (Unaudited)

                                                                            Three Months Ended
                                                        ---------------------------------------------------------
2006:                                                    December 31     March 31        June 30     September 30
-----------------------------------------------------   ------------   ------------   ------------   ------------
Interest income                                         $      1,823   $      1,828   $      1,877   $      1,946
Interest expense                                                 727            760            830            890
                                                        ------------   ------------   ------------   ------------

      Net Interest Income                                      1,096          1,068          1,047          1,056

Provision for loan losses                                        (25)           (25)           (15)           (35)
Other income                                                     145            301            124            404
Other expense                                                   (759)          (779)          (841)          (862)
                                                        ------------   ------------   ------------   ------------

      Income before Income Taxes                                 457            565            315            563

Income tax expense                                               162            179            106            153
                                                        ------------   ------------   ------------   ------------

      Net Income                                        $        295   $        386   $        209   $        410
                                                        ============   ============   ============   ============

Earnings per share:
   Basic                                                $       0.13   $       0.17   $       0.09   $       0.18
                                                        ============   ============   ============   ============

   Diluted                                              $       0.13   $       0.17   $       0.09   $       0.18
                                                        ============   ============   ============   ============


--------------------------------------------------------------------------------
                                       31